Filed Pursuant to Rule 424(b)(4)
Registration No. 333-187082

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 3, 2013)

5,400,368 Shares

Triple-S Management Corporation

Class B Common Stock

The selling shareholders identified in this prospectus supplement are offering 5,400,368 shares of our Class B common stock (the “Shares”), par value $1.00 per share. We will not receive any of the proceeds from the sale of the Shares by the selling shareholders.

We will purchase 1,000,000 Shares in this offering at a price of $18.25 per share, which is the price to the public.

Our Class B common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “GTS.” The last reported sale price of our Class B common stock on May 16, 2013 was $19.11 per share.

Investing in the Shares involves certain risks, including those described under the heading “Risk Factors” beginning on page S-12 of this prospectus supplement and in any documents incorporated herein by reference.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Selling Shareholders
Per Share	$18.250	$0.919	$17.331
Total	$98,556,716	$4,962,938	$93,593,778

The selling shareholders have granted the underwriters the right to purchase, within a period of 30 days beginning on the date of this prospectus supplement, up to 810,055 additional Shares, solely to cover over-allotments.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Shares will be made on or about May 22, 2013

Joint Bookrunning Managers

Credit Suisse	Wells Fargo Securities

Co-Manager

Stifel

The date of this prospectus supplement is May 16, 2013

Prospectus Supplement

Prospectus

We, the selling stockholders and the underwriters have not authorized any person to provide you with any information other than the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we provide to you that is required to be filed with the SEC. We, the selling stockholders and the underwriters take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give to you. We, the selling stockholders and the underwriters are not making an offer to sell the Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of the date of the document in which such information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of Shares, identifies the selling shareholders and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under “Where You Can Find More Information.”

The terms “Triple-S,” “TSM,” the “Company,” the “Corporation,” “we,” “us” and “our” each refer to Triple-S Management Corporation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information that we have filed, or that we may file in the future with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, on or after the date of this prospectus supplement and prior to the closing of this offering (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Annual Report on Form 10-K for the year ended December 31, 2012;

(b)	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 15, 2013 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2012);

(c)	Quarterly Report on Form 10-Q for the period ended March 31, 2013;

(d)	Current Reports on Form 8-K filed on March 7, 2013 and May 1, 2013 (with respect to Item 5.07); and

(e)	the description of our shares of Class B common stock set forth in our registration statement on Form 8-A (File No. 001-33865) filed on December 3, 2007 including any amendment for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning the office of Triple-S Management Corporation, Office of the Secretary, P.O. Box 363628, San Juan, Puerto Rico 00936-3628, (787) 749-4949.

Any statement contained in a document incorporated by reference in this prospectus supplement and the accompanying prospectus is modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus supplement and the accompanying prospectus.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Statements that use the terms “believe,” “expect,” “plan,” “intend,” “estimate,” “anticipate,” “project,” “may,” “will,” “shall,” “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein reflect, when made, our current views about future events and are based on assumptions and subject to risks and uncertainties. Although we believe our forward-looking statements are reasonable, actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed under the caption “Risk Factors” herein, in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our Quarterly Reports on Form 10-Q.

In addition, we operate in a highly competitive, constantly changing environment that is significantly influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors and regulatory oversight. The following is a summary of factors that either individually or in combination, if markedly different from our planning assumptions, could cause our results to differ materially from those expressed in any forward-looking statements contained in this prospectus and the documents incorporated by reference herein:

•	trends in health care costs and utilization rates;

•	ability to secure sufficient premium rate increases;

•	competitor pricing below market trends of increasing costs;

•	re-estimates of our policy and contract liabilities;

•	changes in federal or Puerto Rico government regulation of managed care, life insurance or property and casualty insurance;

•	significant acquisitions or divestitures by major competitors;

•	introduction and use of new prescription drugs and technologies;

•	a downgrade in our financial strength ratings;

•	litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies;

•	ability to contract with providers and government agencies consistent with past practice;

•	ability to successfully implement our disease management and utilization management programs;

•	volatility in the securities markets and investment losses and defaults;

•	general economic downturns, major disasters and epidemics; and

•	the other factors described under “Risk Factors” in this prospectus supplement.

The foregoing list should not be construed to be exhaustive. We believe the forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are reasonable; however, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our expectations at the time such statements are made. Further, forward-looking statements speak only as of the date they are made, and, other than as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any of them in light of new information or future events.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus, but it may not contain all of the information that you should consider before deciding to invest in the Shares. You should carefully review this summary together with the more detailed information, financial statements and notes thereto contained elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to which we refer you for a more complete understanding of this offering.

Our Company

We are one of the most significant players in the managed care industry in Puerto Rico, serving approximately 1,675,000 members across all regions as of March 31, 2013, with an estimated 28% market share in terms of premiums written in Puerto Rico for the year ended December 31, 2012. We have the exclusive right to use the Blue Cross and Blue Shield (“BCBS”) names and marks throughout Puerto Rico and the U.S. Virgin Islands and over 50 years of experience in the managed care industry. We offer a broad portfolio of managed care and related products in the commercial and Medicare markets. We market our managed care products through an extensive network of independent agents and brokers located throughout Puerto Rico as well as an internal salaried sales force. Until September 30, 2010 we provided managed care services to the Puerto Rico Health Insurance Plan (similar to Medicaid) (“HIP” or “Medicaid”), and beginning on November 1, 2011 we resumed our participation in this sector as an Administrative Service Only (“ASO”) provider for miSalud. miSalud is a government of Puerto Rico-funded managed care program for the medically indigent that is similar to the Medicaid program in the U.S.

We also offer complementary products and services, including life insurance, accident and disability insurance and property and casualty insurance. We are one of the leading providers of life insurance policies in Puerto Rico.

Substantially all premiums generated by our insurance subsidiaries are from customers within Puerto Rico. In addition, all of our long-lived assets, other than financial instruments, including deferred policy acquisition costs and value of business acquired, goodwill and other intangibles and the deferred tax assets are located within Puerto Rico.

In the year ended December 31, 2012, we generated total operating revenues of approximately $2.4 billion, of which approximately 90% was derived from our managed care businesses and 10% from our life insurance and property and casualty insurance businesses. In the three months ended March 31, 2013, we generated total operating revenues of approximately $589.6 million, of which approximately 89% was derived from our managed care businesses and 11% from our life insurance and property and casualty insurance businesses.

Products and Services

Managed Care

Through our subsidiaries, Triple-S Salud, Inc. (“TSS”) and American Health, Inc. (“AH” or “American Health”), we offer a broad range of managed care products, including Health Maintenance Organization (“HMO”) plans, Preferred Provider Organization (“PPO”) plans, Medicare Supplement, Medicare Advantage, Medicare Part D and Medicaid plans. Managed care products represented approximately 90% of our consolidated premiums earned, net for each of the years ended December 31, 2012, 2011 and 2010. We design our products to meet the needs and objectives of a wide range of customers, including employers, professional and trade associations, individuals and government entities. Our customers either contract with us to assume underwriting risk or they self-fund underwriting risk and rely on us for provider network access, medical cost management, claim processing, stop-loss insurance and other administrative services. Our products vary with respect to the level of benefits provided, the costs paid by employers and members, including deductibles and co-payments, and the extent to which our members’ access to providers is subject to referral or preauthorization requirements.

Managed care generally refers to a method of integrating the financing and delivery of health care within a system that manages the cost, accessibility and quality of care. Managed care products can be further differentiated by the types of provider networks offered, the ability to use providers outside such networks and the scope of the medical management and quality assurance programs. Our members receive medical care from our networks of providers in exchange for premiums paid by the individuals or their employers, including governmental entities, and, in some instances, a cost-sharing payment between the employer and the member. We reimburse network providers according to pre-established fee arrangements and other contractual agreements.

We currently offer the following managed care plans:

•

HMO: We offer HMO plans that provide members with health care coverage for a fixed monthly premium in addition to applicable member co-payments. Health care services can include emergency care, inpatient hospital and physician care, outpatient medical services and supplemental services such as dental, vision, behavioral and prescription drugs, among others. Members must select a primary care physician within the network to provide and assist in managing care, including referrals to specialists.

•

PPO: We offer PPO managed care plans that provide our members and their dependent family members with health care coverage in exchange for a fixed monthly premium. In addition, we provide our PPO members with access to a larger network of providers than our HMO. In contrast to our HMO product, we do not require our PPO members to select a primary care physician or to obtain a referral to utilize in-network specialists. We also provide coverage for PPO members who access providers outside of the network. Out-of-network benefits are generally subject to a higher deductible and coinsurance. We also offer national in-network coverage to our PPO members through the BlueCard program.

•

BlueCard: For our members who purchase our PPO and selected members under ASO arrangements through our subsidiary TSS, we offer the BlueCard program. The BlueCard program offers these members in-network benefits through the networks of the other BCBS plans in the United States and certain U.S. territories. In addition, the BlueCard worldwide program provides our PPO members with coverage for medical assistance worldwide. We believe that the national and international coverage provided through this program allows us to compete effectively with large national insurers.

•

Medicare Supplement: We offer Medicare Supplement products, which provide supplemental coverage for many of the medical expenses that the Medicare Parts A and B programs do not cover, such as deductibles, coinsurance and specified losses that exceed these programs’ maximum benefits.

•

Prescription Drug Benefit Plans: Every Medicare beneficiary must be given the opportunity to select a prescription drug plan through Medicare Part D, largely funded by the federal government. We are required to offer a Medicare Part D prescription drug plan to our enrollees in every area in which we operate. We offer prescription drug benefits under Medicare Part D in our Medicare Advantage plans as well as on a stand-alone basis. We also offer a Drug Discount Card for local government employees and individuals. The Drug Discount Card program is not insurance, but rather provides access to discounts from contracted pharmacies. As of December 31, 2012, we had enrolled approximately 25,224 members in the Drug Discount Card program. We plan to continue extending the program to members in group plans without drug coverage during 2013.

•

Administrative Services Only: In addition to our fully insured plans, we also offer our PPO products on a self-funded or ASO basis, under which we provide claims processing and other administrative services to employers and miSalud. Employers choosing to purchase our products on an ASO basis fund their own claims, but their employees are able to access our provider network at our negotiated discounted rates. We administer the payment of claims to the providers but we do not bear any insurance risk in connection with claims costs because we are reimbursed in full by the employer, thus we are only subject to credit risk in this business. For certain self-funded plans, we provide stop loss insurance pursuant to which we assume some of the medical risk for a premium. The administrative fee charged to self-funded groups is generally based on the size of the group and the scope of services provided.

Life Insurance

We offer a wide variety of life, accident, disability and health and annuity products in Puerto Rico through our subsidiary Triple-S Vida, Inc. (“TSV”). Life insurance premiums represented approximately 6% of our consolidated premiums earned, net for each of the years ended December 31, 2012, 2011 and 2010. TSV markets in-home service life and supplemental health products through a network of company-employed agents. Ordinary life, cancer and dreaded diseases (“Cancer” line of business), and pre-need life products are marketed through independent agents. TSV is the leading distributor of life products in Puerto Rico. We are the only home service company in Puerto Rico and offer guaranteed issue, funeral and cancer policies to the lower and middle income market segments directly to people in their homes. We also market our group life and disability coverage through our independent producers.

Property and Casualty Insurance

We offer a wide range of property and casualty (“P&C”) insurance products through our subsidiary Triple-S Propiedad, Inc. (“TSP”). Property and casualty insurance premiums represented approximately 4% of our consolidated premiums earned, net for each of the years ended December 31, 2012, 2011 and 2010. Our predominant lines of business are commercial multi-peril, commercial property mono-line, auto physical damage, auto liability and dwelling policies. This segment’s commercial lines target small to medium size accounts.

Due to our geographical location, property and casualty insurance operations in Puerto Rico are subject to natural catastrophic activity, in particular hurricanes, tropical storms and earthquakes. As a result, local insurers, including ourselves, rely on the international reinsurance market. The property and casualty insurance market is affected by the cost of reinsurance, which varies with the catastrophic experience.

We maintain a comprehensive reinsurance program as a means of protecting our surplus in the event of a catastrophe. Our policy is to enter into reinsurance agreements with reinsurers considered to be financially sound. Nearly all our reinsurers have an A.M. Best rating of “A-” or better, or an equivalent rating from other rating agencies. During the year ended December 31, 2012, approximately 39% of the premiums written in the property and casualty insurance segment were ceded to reinsurers. Although these reinsurance arrangements do not relieve us of our direct obligations to our insured, we believe that the risk of our reinsurers not paying balances due to us is low.

Our Competitive Strengths

Strong Brand Recognition and Reputation in Puerto Rico. We believe that the strength of the Triple-S brand, which we have built throughout our 50+ year operating history in Puerto Rico, and our exclusive license to use the BCBS marks, gives us a significant competitive advantage. As the largest managed care company in Puerto Rico, we serve approximately 45% of the total population and we have the broadest provider network, including over 8,000 physicians. In addition to having one of the most recognized brands in Puerto Rico, we believe we enjoy a competitive advantage as a result of our participation in the BlueCard program, which provides our members with coverage for medical attention throughout the United States, the primary travel destination of Puerto Rico residents.

Attractive Puerto Rico Market. The Puerto Rico economy is largely driven by the manufacturing and services sectors, and is supported by the presence of major global corporations, with 55 of the Fortune 100 companies having operations on the island. The aging demographics in Puerto Rico make it an attractive region for growth in Medicare, as Puerto Rico’s Medicare beneficiary population is approximately 19% of its population, nearly 300 basis points higher than the overall U.S. Furthermore, this segment of the population is growing 30 basis points faster in Puerto Rico than in the overall U.S. We also believe that the high population density on the island facilitates efficiencies in our marketing and outreach efforts.

Leading Managed Care Platforms. We are the leading managed care player in Puerto Rico in both the commercial and miSalud markets, and we are the #3 Medicare Advantage player on the island following our acquisition of American Health in February 2011. We offer a broad array of both risk and non-risk based managed care solutions and serve multiple customer segments, including corporate customers, individuals, federal government employees, and Medicare eligibles. Our strong provider network and commitment to customer service have helped us to achieve a 97%+ retention rate in 2012 among our major corporate customers.

Strong Complementary Businesses. To enhance our relationships with managed care customers, we offer life, disability and P&C insurance products designed to complement the sale of our managed care products and services. Together, our life, disability and P&C businesses account for approximately one-third of our annual operating profit, and we believe that the broad range of our managed care and complementary products provides us with significant opportunities to develop additional points of distribution, particularly among the insurance agencies of Puerto Rico-based financial institutions. In addition, approximately 33% of our sales agents are licensed to sell both life insurance and managed care products.

Proven and Experienced Management Team. We have been a market leader in managed care in Puerto Rico for over 50 years and believe that the extensive experience of our management team provides us with a unique competitive advantage. Our President and Chief Executive Officer, Ramón Ruiz-Comas, has been a member of Triple-S’s management team for the past 23 years. Mr. Ruiz is also a member of the Board of Directors of the Blue Cross Blue Shield Association (“BCBSA”) and serves as the Chairman of its Audit Committee. Pablo Almodóvar-Scalley, the President of our managed care segment, has also been a member of our management team for the past 23 years. Susan Rawlings, President of our Medicare Advantage unit, has over 20 years of experience in the managed care sector.

Our Strategy

Expand Operating Margins and Improve Clinical Outcomes. As we continue to expand and grow our managed care platform, we are also focusing on a number of initiatives to improve clinical outcomes while also lowering our medical costs. For example, we recently signed a new pharmacy benefits management (“PBM”) contract to help us better manage our drug expenditures. In addition, we have introduced new clinical management programs to reduce unnecessary procedures through the application of electronic medical records. We also remain focused on reducing our operating expenses through the consolidation of our financial and human resources IT systems and the centralization of certain of our corporate functions.

Implement New Cost Containment Initiatives. As we continue to build scale and diversify our managed care business, we remain focused on pursuing new strategies aimed at improving efficiencies, reducing costs and improving clinical outcomes. For example, we are improving alignment among our patients and physicians by refining our plan designs based on narrower physician networks. Similarly, in 2012, we acquired a majority stake in a Puerto Rico health clinic. We believe we are a pioneer in the delivery of integrated care solutions. As we continue to explore partnership opportunities to strengthen our integrated care model, our goal is to drive better clinical outcomes and reduce overall costs by improving coordination with and among our providers, including physicians.

Grow Medicare Advantage Business. We intend to leverage our American Health platform and our BCBS affiliation to expand our share of the Medicare Advantage market in Puerto Rico. We entered the Medicare Advantage market in 2005 and, as of March 31, 2013, we were the #3 player in that market with a market share of approximately 23%. Puerto Rico represents an attractive growth opportunity for Medicare, as the population over the age of 65 is expected to grow approximately 2% per annum until 2025. Given our leadership in serving multiple segments of the managed care population, we are also making proactive efforts to capture the high incidence of dual-eligibles in Puerto Rico and increase our STAR ratings in order to enhance our participation in CMS’ quality bonus program.

Pursue Cross-Selling and Related Opportunities. To expand our relationships with our managed care customers, we intend to capitalize on cross-selling opportunities by taking advantage of our leading brand name and using our internal and external sales forces to sell both managed care and complementary products such as life, disability, and P&C insurance. We have established relationships with leading financial institutions in Puerto Rico, which we believe will allow us to further develop business opportunities in P&C and life insurance products through these institutions’ agency operations.

Enhance Shareholder Value through Disciplined Capital Deployment. We believe that profitable growth, both organic and through acquisitions, is an important part of our business. Since our initial public offering, we have acquired two leading managed care businesses, La Cruz Azul de Puerto Rico and American Health, both of which expanded our customer base and improved our growth profile. We remain focused on acquiring managed care plans and complementary services that expand our product offerings or our geographic footprint, and we continue to explore future opportunities to expand our business outside Puerto Rico into adjacent markets, with a particular focus on Latin America and Hispanic communities in the mainland United States. In addition to any future strategic investments, we remain committed to delivering value to shareholders through opportunistic share repurchase activity.

The Conversion

Immediately prior to the closing of this offering, we will convert 6,660,423 shares of our Class A common stock into Class B common stock. We refer to this conversion herein as the “Conversion.” 5,400,368 (or 6,210,423 if the underwriters exercise their over-allotment option in full) of such converted shares will be the Shares sold in this offering. The remaining 1,260,055 shares (or 450,000 shares if the underwriters exercise their over-allotment option in full) converted as part of the Conversion but not sold in the offering, will be subject to a contractual 180-day lock-up period. See “Underwriting.” On a pro forma basis after giving effect to the Conversion, there were 2,382,386 shares of Class A common stock outstanding as of March 31, 2013.

THE OFFERING

Issuer	Triple-S Management Corporation

Class B common stock offered by the selling stockholders	5,400,368 Shares (or 6,210,423 Shares if the underwriters exercise their over-allotment option in full)

Class B common stock outstanding after this offering(1)	25,059,262 shares

Purchase by Issuer	We will purchase 1,000,000 Shares in this offering at a price of $18.25 per Share, which is the price to the public.

Over-allotment option	The selling shareholders have granted the underwriters an option to purchase up to 810,055 additional Shares to cover over-allotments, if any, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement

Voting rights	One vote per Share

Use of proceeds	Triple-S will not receive any proceeds from this offering

Risk factors	See “Risk Factors” beginning on page S-12 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in the Shares

U.S. federal income tax consequences	For the U.S. federal income tax consequences of the holding and disposition of shares of our Class B common stock, see “Material United States Federal Income Tax Considerations”

NYSE symbol	Our Class B common stock is listed on the NYSE under the symbol “GTS”

(1)	Based on the number of shares that were issued and outstanding as of March 31, 2013, and after giving effect to the Conversion and the purchase and retirement by us of 1,000,000 Shares in this offering. See “—Purchase by Issuer” above. Unless we specifically state otherwise, the information in this prospectus supplement as to the number of shares outstanding does not reflect awards of our Class B common stock available for issuance under our 2007 Incentive Plan. Certain shares of our Class B common stock outstanding after this offering, including those converted as part of the Conversion but not sold in the offering and those owned by our directors and executive officers and the selling shareholders, will be subject to a contractual 180-day lock-up period. See “Shares Eligible for Future Sale” and “Underwriting.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The table below provides a summary of our historical consolidated financial data for each of the three years in the period ended December 31, 2012 and for the three-month periods ended March 31, 2013 and 2012. We derived the statement of earnings data for the three months ended March 31, 2013 and 2012, and the balance sheet data as of March 31, 2013 and 2012, from our unaudited consolidated financial statements included elsewhere in this prospectus supplement. We derived the statement of earnings data for the three years in the period ended December 31, 2012, and the balance sheet data as of December 31, 2012, 2011 and 2010 from our audited consolidated financial statements included elsewhere in this prospectus supplement.

Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of this data in all material respects. The results for any interim period are not necessarily indicative of the results that may be expected for a full year or any other period.

You should read this summary consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus supplement.

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(in millions, except per share data)
Statement of Earnings Data
Revenues:
Premiums earned, net	$550.0	$547.3	$2,253.4	$2,054.5	$1,901.1
Administrative service fees	27.1	27.5	110.1	38.5	39.6
Net investment income	11.3	11.2	46.8	48.2	49.1
Other operating revenues	1.2	1.0	4.3	—	—

Total operating revenues	589.6	587.0	2,414.6	2,141.2	1,989.8
Net realized investment gains	1.9	1.7	5.2	18.6	2.5
Net unrealized investment gain (loss) on trading securities	—	—	—	(7.3)	5.4
Other income, net	0.5	1.1	2.2	0.7	0.9

Total revenues	592.0	589.8	2,422.0	2,153.2	1,998.6

Benefits and expenses:
Claims incurred	452.0	475.6	1,919.8	1,716.3	1,596.8
Operating expenses	114.9	102.5	425.2	347.6	305.0

Total operating costs	566.9	578.1	2,345.0	2,063.9	1,901.8
Interest expense	2.4	2.6	10.6	10.8	12.6

Total benefits and expenses	569.3	580.7	2,355.6	2,074.7	1,914.4
Income before taxes	22.7	9.1	66.4	78.5	84.2

Income tax expense	5.5	1.6	12.5	20.5	17.4

Net income	17.2	7.5	53.9	58.0	66.8
Net loss attributable to non-controlling interest	0.0	0.0	(0.1)	—	—

Net income attributable to Triple-S Management Corporation	$17.2	$7.5	$54.0	58.0	66.8
Basic net income per share(1)	$0.61	$0.27	$1.91	2.02	2.30
Diluted net income per share	$0.61	$0.26	$1.90	2.01	2.28

	As of March 31,		As of December 31,
	2013	2012	2012	2011	2010
	(in millions)
Balance Sheet Data
Cash and cash equivalents	$62.6	$135.6	$89.6	$71.8	$45.0
Total assets	2,088.3	2,029.6	2,059.3	1,880.6	1,759.4
Long-term borrowings	100.8	127.7	101.3	114.4	166.0
Total stockholders’ equity	787.8	700.7	762.1	677.0	617.3

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010
Additional Managed Care Data(2)
Medical loss ratio(3)	85.7%	90.5%	88.8%	87.2%	88.1%
Operating expense ratio	15.8%	13.8%	14.5%	12.9%	11.6%
Medical membership (period-end)	1,674,696	1,704,005	1,721,114	1,683,696	788,881

(1)	Further details of the calculation of basic earnings per share are set forth in notes 2 and 22 of the audited consolidated financial statements for the years ended December 31, 2012, 2011 and 2010, included herein.
(2)	Does not reflect inter-segment eliminations.
(3)	Calculated by dividing managed care claims incurred by managed care premiums earned, net.

RISK FACTORS

Investing in the Shares involves a high degree of risk. You should carefully consider the following risks and all other information contained or incorporated by reference in this prospectus supplement and accompanying prospectus before investing in the Shares. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. The occurrence of any of the following risks could materially affect our business, financial condition, operating results, and cash flows.

Risks Related to our Capital Stock

Certain of our current and former providers may bring materially dilutive claims against us.

Beginning with our founding in 1959 and until 1994, we encouraged, and at times required, the doctors and dentists that comprised our provider network to acquire our shares. Between approximately 1985 and 1994, our predecessor managed care subsidiary, Seguros de Servicios de Salud de Puerto Rico, Inc. (“SSS”), generally entered into an agreement with each new physician or dentist who joined our provider network to sell such new provider shares of SSS at a future date (each agreement, a “share acquisition agreement”). These share acquisition agreements were necessary because there were not enough authorized shares of SSS available during this period and afterwards for issuance to all new providers. Each share acquisition agreement committed SSS to sell, and each new provider to purchase, five $40-par-value shares of SSS at $40 per share after SSS had increased its authorized share capital in compliance with the Puerto Rico Insurance Code (the “Insurance Code”) and was in a position to issue new shares. Despite repeated efforts in the 1990s, SSS was not successful in obtaining shareholder approval to increase its share capital, other than in connection with the Corporation’s reorganization in 1999, when SSS was merged into a newly-formed entity having authorized capital of 25,000 $40-par-value shares, twice the number of authorized shares of SSS. SSS’s shareholders did not, however, authorize the issuance of the newly formed entity’s shares to providers or any other third party. In addition, subsequent to the reorganization, our shareholders did not approve attempts to increase our share capital in 2002 and 2003.

Notwithstanding the fact that TSS and its predecessor, SSS, were never in a position to issue new shares to providers as contemplated by the share acquisition agreements because shareholder approval for such issuance was never obtained, and the fact that SSS on several occasions in the 1990s offered providers the opportunity to purchase shares of its treasury stock and such offers were accepted by very few providers, providers who entered into share acquisition agreements may claim that the share acquisition agreements entitled them to acquire our or TSS’s shares at a subscription price equivalent to that provided for in the share acquisition agreements. SSS entered into share acquisition agreements with approximately 3,000 providers, the substantial majority of whom never came to own shares of SSS. Such share acquisition agreements provide for the purchase and sale of approximately 15,000 shares of SSS. If we or TSS were required to issue a significant number of shares in respect of these agreements, the interest of our existing shareholders would be substantially diluted. As of the date of this prospectus supplement, only one judicial claim to enforce any of these agreements has been commenced. We have reached an agreement in open court to settle this claim, and are currently negotiating a written settlement agreement and general release. See note 13 to our unaudited consolidated financial statements included elsewhere in this prospectus supplement. Additionally, we have received inquiries with respect to fewer than 700 shares under share acquisition agreements. The share numbers set forth in this paragraph reflect the number of SSS shares provided for in the share acquisition agreements. Those agreements do not include anti-dilution protections and we do not believe that the amounts of any claims under the agreements with SSS should be multiplied to reflect our 3,000-for-one stock split. We cannot provide assurances, however, that claimants will not successfully seek to increase the size of their claims by reference to the stock split.

We have been advised by our counsel that, on the basis of a reasoned analysis, while the matter is not free from doubt and there are no applicable controlling precedents, we should prevail in any litigation of these claims because, among other defenses, the condition precedent to SSS’s obligations under the share acquisition agreements never occurred, and any obligation that SSS may, or that we may be deemed to, have had under the share acquisition agreements should be understood to have expired prior to our corporate reorganization, which took effect in 1999, although the share acquisition agreements do not expressly provide for any such expiration.

We believe that we should prevail in any litigation with respect to these matters; however, we cannot predict the outcome of any such litigation, including the magnitude of any claims that may be asserted by any plaintiff, and the interests of our shareholders could be materially diluted to the extent that claims under the share acquisition agreements are successful.

Heirs of certain of our former shareholders may bring materially dilutive claims against us.

For much of our history, we and our predecessor entity have restricted the ownership and transferability of our shares, including by reserving to us or our predecessor a right of first refusal with respect to share transfers and by limiting ownership of such shares to physicians and dentists. In addition, we and our predecessor, consistent with the requirements of our and our predecessor’s bylaws, have sought to repurchase shares of deceased shareholders at the amount originally paid for such shares by those shareholders. Nonetheless, former shareholders’ heirs who were not eligible to own or be transferred shares because they were not physicians or dentists at the time of their purported inheritance (“non-medical heirs”), may claim an entitlement to our shares or to damages with respect to the repurchased shares notwithstanding applicable transfer and ownership restrictions. Our records indicate that there may be as many as approximately 450 former shareholders whose non-medical heirs may claim to have inherited up to 10,500,000 shares after giving effect to the 3,000-for-one stock split. As of the date of this prospectus supplement, we are defending six judicial claims by non-medical heirs of former shareholders whose shares were repurchased upon their death seeking the return of or compensation for a total of 69 shares (prior to giving effect to the 3,000-for-one stock split). See note 13 to our unaudited consolidated financial statements included elsewhere in this prospectus supplement. In addition, we have received inquiries from non-medical heirs with respect to fewer than 700 shares (or 2,100,000 shares after giving effect to the 3,000-for-one stock split).

We believe that we should prevail in litigation with respect to these matters; however, we cannot predict the outcome of any such litigation. The interests of our existing shareholders could be materially diluted to the extent that any such claims are successful.

The dual-class structure may not successfully protect against significant dilution of your shares of Class B common stock.

We designed our dual-class capital stock structure to offset the potential impact on the value of our Class B common stock attributable to any issuance of shares of common stock for less than market value as a result of a successful claim against us under any share acquisition agreement or by a non-medical heir. See “—Certain of our current and former providers may bring materially dilutive claims against us” and “—Heirs of certain of our former shareholders may bring materially dilutive claims against us.” We cannot provide any assurances that this mechanism will be effective under all circumstances, particularly as the number of outstanding Class A shares is decreased by the Conversion.

While we expect to prevail against any such claims brought against us and, to the extent that we do not prevail, would expect to issue Class A common stock in respect of any such claim, there can be no assurance that the claimants in any such lawsuit will not seek to acquire Class B common stock. The issuance of a significant number of shares of Class B common stock, if followed by a material further issuance of shares of common stock to separate claimants, could impair the effectiveness of the anti-dilution protections of the Class B common stock. In addition, we cannot provide any assurances that the anti-dilution protections afforded to our Class B common stock will not be challenged by providers party to share acquisition agreements and/or non-medical heir claimants to the extent that these protections limit the percentage ownership of us that may be acquired by such claimants. We believe that such a challenge should not prevail, but cannot provide any assurances of the outcome.

In the event that claimants acquire shares of TSS at less than fair value, we will not be able to prevent dilution of the value of the Class B shareholders’ ownership interest in us to the extent that the net value received by such claimants exceeds the value of our outstanding shares of Class A common stock. Finally, the anti-dilution protection afforded by the dual class structure may cease to be of further effect at any time because all remaining shares of Class A common stock may, at the sole discretion of our board of directors and after considering relevant factors, including market conditions at the time, be converted into shares of Class B common stock even if we have not resolved all claims against us by such time. Pursuant to the Conversion we will convert 6,660,423 of the approximately 9 million outstanding Class A shares into Class B shares. See “Summary—The Conversion.”

Future sales of our Class B common stock, or the perception that such future sales may occur, may have an adverse impact on its market price.

Sales of a substantial number of shares of our common stock in the public market, or the perception that large sales could occur, could cause the market price of our Class B common stock to decline. Either of these limits our future ability to raise capital through an offering of equity securities. On a pro forma basis, after giving effect to the Conversion but without giving effect to any purchase of Shares by us in this offering, there were 26,059,262 shares of Class B common stock and 2,382,386 shares of Class A common stock outstanding as of March 31, 2013. Following this offering, 2,866,621 of our shares of Class B common stock (2,056,566 shares if the underwriters’ exercise their over-allotment option in full), representing shares converted as part of the Conversion and not sold in the offering and other Class B shares owned by our directors and executive officers and the selling shareholders, will be subject to a 180-day contractual lock-up period. See “Shares Eligible for Future Sale” and “Underwriting.” Our Class A common stock is no longer subject to contractual lockup; thus, such shares are freely tradable without restriction or further registration under the Securities Act of 1933 (the “Securities Act”) by persons other than our “affiliates” within the meaning of Rule 144 under the Securities Act, although such shares will continue not to be listed on the NYSE and will not be fungible with our listed shares of Class B common stock. In addition, all or any portion of our shares of Class A common stock may at the sole discretion of our board of directors and after considering relevant factors, including market conditions at the time, be converted to shares of Class B common stock. See “Shares Eligible for Future Sale.”

The price of our Class B common stock may be volatile and may be affected by market conditions beyond our control.

Our share price is likely to fluctuate in the future because of the volatility of the stock market in general and a variety of factors, including those discussed under “Risk Factors” herein, many of which are beyond our control. Market fluctuations could result in volatility in the price of shares of our Class B common stock, which could lead to a decline in the value of your investment. In addition, if our operating results fail to meet the expectations of stock analysts or investors, or if we are perceived by the market to suffer material business or reputational damage, we may experience a significant decline in the trading price of our Class B common stock.

Risks Related to Our Business

Our inability to contain managed care costs may adversely affect our business and profitability.

Substantially all of our managed care revenue is generated by premiums consisting of monthly payments per member that are established by contracts with our commercial customers or CMS (as defined below) (for our Medicare Advantage and PDP plans), all of which are typically renewable on an annual basis. If our medical expenses exceed our estimates, except in very limited circumstances or as a result of risk score adjustments for member acuity in the case of the Medicare Advantage products, we will be unable to increase the premiums we receive under these contracts during the then-current terms. As a result, our profitability in any year depends, to a significant degree, on our ability to adequately predict and effectively manage our medical expenses related to the provision of managed care services through underwriting criteria, medical management, product design and negotiation of favorable provider contracts with hospitals, physicians and other health care providers. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare reimbursement have also caused the private sector to bear a greater share of increasing health care costs. Also, we have in the past and may in the future enter into new lines of business in which it may be difficult to estimate anticipated costs. Numerous factors affecting the cost of managed care, including changes in health care practices, inflation, new technologies such as genetic laboratory screening for diseases including breast cancer, electronic recordkeeping, the cost of prescription drugs, clusters of high cost cases, changes in the regulatory environment including the implementation of HIPAA (as defined below) amendments under the Stimulus (as defined below), as well as others, such as implementation of ACA (as defined below), may adversely affect our ability to predict and manage managed care costs, as well as our business, financial condition and results of operations.

Our inability to implement increases in premium rates on a timely basis may adversely affect our business and profitability.

In addition to the challenge of managing managed care costs, we face pressure to contain premium rates. Our customers may move to a competitor at policy renewal to obtain more favorable premiums. Also, the Commissioner of Insurance of the Commonwealth of Puerto Rico (“Commissioner of Insurance”) may disapprove proposed rate increases in the individual and small business markets. Future Medicare premium rate levels may be affected by continuing government efforts to contain medical expense or other budgetary constraints. Changes in the Medicare Advantage program, including with respect to funding, may lead to reductions in the amount of reimbursement, elimination of coverage for certain benefits, or reductions in the number of persons enrolled in or eligible for Medicare. A limitation on our ability to increase or maintain our premium levels could adversely affect our business, financial condition and results of operations.

The property and casualty insurance industry is under soft market conditions for commercial lines and consequently is highly competitive, and we believe that it will remain highly competitive for the foreseeable future. Competitors may offer products at prices and on terms that are not consistent with economic standards in an effort to maintain or increase their business. The property and casualty insurance industry has historically been cyclical, with periods characterized by intense price competition and less restrictive underwriting standards followed by periods of higher premium rates and more selective underwriting standards. The competitive environment in which we operate is also impacted by current general economic conditions, which could reduce the volume of business available to us, as well as to our competitors.

Our profitability may be adversely affected if we are unable to maintain our current provider agreements and to enter into other appropriate agreements.

Our profitability is dependent upon our ability to contract on favorable terms with hospitals, physicians and other managed care providers. We face heavy competition from other managed care plans to enter into contracts with hospitals, physicians and other providers in our provider networks. Consolidation in our industry, both on the provider side and on the managed care side, only exacerbates this competition. Currently certain providers are pressing for legislation that would allow them to collectively negotiate service fees through cooperatives. The failure to maintain or to secure new cost-effective managed care provider contracts may result in a loss in membership or higher medical costs. In addition, our inability to contract with providers could adversely affect our business.

A reduction in the enrollment in our managed care programs could have an adverse effect on our business and profitability.

A reduction in the number of enrollees in our managed care programs could adversely affect our business, financial condition and results of operations. Factors that could contribute to a reduction in enrollment include: failure to obtain new customers or retain existing customers; premium increases and benefit changes; our exit from a specific market; reductions in workforce by existing customers; negative publicity and news coverage; failure to maintain the BCBS license; and any general economic downturn that results in business failures.

We are dependent on a small number of government contracts to generate a significant amount of the revenues of our managed care business.

Our managed care business participates in government contracts that generate a significant amount of our consolidated operating revenues, as follows:

Medicare

We provide services through our Medicare Advantage products pursuant to a limited number of contracts with the Centers for Medicare and Medicaid Services (“CMS”). These contracts generally have terms of one year and must be renewed each year. Each of our contracts with CMS is cancellable for cause if we breach a material provision of the contract or violate relevant laws or regulations. If we are unable to renew, or to successfully re-bid or compete for any of these contracts, or if the process for bidding materially changes or if any of these contracts are terminated, our business could be materially impaired. During each of the years ended December 31, 2012, 2011 and 2010, contracts with CMS represented 47.6%, 43.6% and 24.6% of our consolidated premiums earned, net, respectively, and 5.0%, 12.5% and 45.2% of our consolidated operating income, respectively.

Commercial

Our managed care subsidiary is a qualified contractor to provide managed care coverage to federal government employees within Puerto Rico. Such coverage is provided pursuant to a contract with the Office of Personnel Management (“OPM”) that is subject to termination in the event of noncompliance not corrected to the satisfaction of the OPM. During each of the years ended December 31, 2012, 2011 and 2010 premiums generated under this contract represented 6.4%, 6.7% and 6.9% of our consolidated premiums earned, net, respectively. The operating income generated under this contract represented 1.6%, 1.3% and 1.0% of our consolidated operating income during the years ended December 31, 2012, 2011 and 2010, respectively.

Medicaid

We participate in miSalud to provide health coverage to medically indigent citizens in Puerto Rico. Since we obtained our first contract in 1995, we were the sole provider for two to three regions each year, until September 30, 2010 when our contracts with the government of Puerto Rico expired by their own terms. On October 17, 2011, TSS entered into a new contract with the government of Puerto Rico to resume the administration of the physical health component of this program in five designated service regions in Puerto Rico, effective November 1, 2011. TSS receives a monthly per-member, per-month administrative fee for its services and does not bear the insurance risk of the program. Under the terms of the contract, TSS is a third party administrator responsible for the provision of administrative services to subscribers in the following designated regions: West, North, Metro North, San Juan, Northeast and Virtual (the Virtual region covers services provided throughout Puerto Rico to children in foster care and certain victims of domestic violence) (collectively, the “Service Regions”). This program currently services approximately 895,000 members in these regions. The administrative services to be provided in the Service Regions include case, disease and utilization management, network management and credentialing, enrollment and enrollee services and claims administration, among others. TSS, however, is not financially responsible or otherwise at risk for the provision of services to subscribers in the Service Regions. The contract expires on June 30, 2013. Upon the expiration of the contract, the government of Puerto Rico usually commences an open bidding process. We intend to continue to participate in this program, but we may not be able to retain the right to service a particular geographical area in which we currently operate after the expiration of our current or any future contracts. The contract is subject to termination in the event of any non-compliance by TSS that is not corrected or cured to the satisfaction of the government entity overseeing this program, or on 90 days’ prior written notice in the event that the government determines that there is an insufficiency of funds to finance the program. For the years ended December 31, 2012 and 2011, operating income generated under this contract represented 46.0% and 7.4% of our consolidated operating income, respectively.

If any of these contracts is terminated for any reason, including by reason of any noncompliance by us, or not renewed or replaced by a comparable contract, our consolidated premiums earned would be materially adversely affected.

The new local government administration is currently evaluating the implementation of some new initiatives through a regional pilot program in an effort to increase access to healthcare through the addition of new beneficiaries to the miSalud program, and the creation of a standard basic coverage aimed to promote the use of preventive health services and organ transplant benefits.

This basic coverage is expected to be extensive to all the inhabitants of Puerto Rico. These new initiatives may impact utilization of health care services and the medical loss ratio (“MLR”). As of the date of this prospectus supplement, there is uncertainty on how these initiatives will be implemented and their likelihood of success.

A change in our managed care commercial product mix may impact our profitability.

Our managed care products that involve greater potential risk, such as fully insured arrangements, generally tend to be more profitable than ASO products and those managed care products where employer groups retain the risk, such as self-funded financial arrangements. There has been a trend in recent years among our Commercial customers of moving from fully-insured plans to ASO, or self-funded arrangements. As of December 31, 2012, 68.4% of our managed care commercial customers had fully insured arrangements and 31.6% had ASO arrangements, as compared to approximately 67.9% and 32.1%, respectively, as of December 31, 2011. Unfavorable changes in the relative profitability or customer participation among our various products could have a material adverse effect on our business, financial condition, and results of operations.

Our failure to accurately estimate incurred but not reported claims would affect our reported financial results.

A portion of the claim liabilities recorded by our insurance segments represents an estimate of amounts needed to pay and adjust anticipated claims with respect to insured events that have occurred, including events that have not yet been reported to us. These amounts are based on estimates of the ultimate expected cost of claims and on actuarial estimation techniques. Judgment is required in actuarial estimation to ascertain the relevance of historical payment and claim settlement patterns under each segment’s current facts and circumstances. Accordingly, the ultimate liability may be in excess of or less than the amount provided. We regularly compare prior period liabilities to re-estimate claim liabilities based on subsequent claims development; any difference between these amounts is adjusted in the operations of the period determined. For additional information on how each reportable segment determines its claim liabilities, and the variables considered in the development of this amount, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates.” Actual experience will likely differ from assumed experience, and to the extent the actual claims experience is less favorable than estimated based on our underlying assumptions, our incurred losses would increase and future earnings could be adversely affected.

The termination or modification of our license agreements to use the BCBS names and marks could have a material adverse effect on our business, financial condition and results of operations.

We are a party to license agreements with the BCBSA that entitle us to the exclusive use of the BCBS names and marks in Puerto Rico and the U.S. Virgin Islands. We believe that the BCBS names and marks are valuable identifiers of our products and services in the marketplace. The termination of these license agreements or changes in their terms and conditions could adversely affect our business, financial condition and results of operations.

Our license agreements with the BCBSA contain certain requirements and restrictions regarding our operations and our use of the BCBS names and marks. Failure to comply with any of these requirements and restrictions could result in the termination of a license agreement. The standards under a license agreement may be modified in certain instances by the BCBSA. From time to time there have been proposals considered by the BCBSA to modify the terms of a license agreement to restrict various potential business activities of licensees. To the extent that such amendments to a license agreement are adopted in the future, they could have a material adverse effect on our future expansion plans or results of operations.

Upon any event causing termination of the license agreements, we would no longer have the right to use the BCBS names and marks in Puerto Rico and the U.S. Virgin Islands. Furthermore, the BCBSA would be free to issue a license to use the BCBS names and marks in Puerto Rico and the U.S. Virgin Islands to another entity. Events that could cause the termination of a license agreement with the BCBSA include failure to comply with minimum capital requirements imposed by the BCBSA, a change of control or violation of the BCBSA ownership limitations on our capital stock, impending financial insolvency and the appointment of a trustee or receiver or the commencement of any action against a licensee seeking its dissolution. Accordingly, termination of a license agreement could have a material adverse effect on our business, financial condition and results of operations.

In addition, the BCBSA requires us to comply with certain specified levels of risk based capital (“RBC”). RBC is designed to identify weakly capitalized companies by comparing each company’s adjusted surplus to its required surplus (the “RBC ratio”). Although we are currently in compliance with these requirements, we may be unable to continue to comply in the future. Failure to comply with these requirements could result in the revocation or loss of our BCBS licenses.

Upon termination of a license agreement, the BCBSA would impose a “Re-establishment Fee” upon us, which would allow the BCBSA to “re-establish” a BCBS presence in the vacated service area with another managed care company. The fee is currently $98.33 per licensed enrollee. If the re-establishment fee were applied to our total BCBS enrollees as of December 31, 2012, we would be assessed approximately $164.2 million by the BCBSA. See “Business—Blue Cross and Blue Shield License.”

Our ability to manage our exposure to underwriting risks in our life insurance and property and casualty insurance businesses depends on the availability and cost of reinsurance coverage.

Reinsurance is the practice of transferring part of an insurance company’s liability and premium under an insurance policy to another insurance company. We use reinsurance arrangements to limit and manage the amount of risk we retain, to stabilize our underwriting results and to increase our underwriting capacity. In the year ended December 31, 2012, 39.0%, or $63.5 million, of the premiums written in the property and casualty insurance segment and 6.0%, or $8.0 million, of the premiums written in the life insurance segment were ceded to reinsurers. In the year ended December 31, 2011, 41.2%, or $63.0 million, of the premiums written in the property and casualty insurance segment and 4.9%, or $5.8 million, of the premiums written in the life insurance segment were ceded to reinsurers. The premiums ceded and the availability and cost of reinsurance is subject to changing market conditions and may vary significantly over time. Any decrease in the amount of our reinsurance coverage will increase our risk of loss. We may be unable to maintain our desired reinsurance coverage or obtain other reinsurance coverage in adequate amounts and at favorable rates. If we are unable to renew our expiring coverage or obtain new coverage, it will be difficult for us to manage our underwriting risks and operate our business profitably.

It is also possible that the losses we experience on insured risks for which we have obtained reinsurance will exceed the coverage limits of the reinsurance. See “—Large-scale natural disasters may have a material adverse effect on our business, financial condition and results of operations.” If the amount of our reinsurance coverage is insufficient, our insurance losses could increase substantially.

If our reinsurers do not pay our claims or do not pay them in a timely manner, we may incur losses.

We are subject to loss and credit risk with respect to the reinsurers with whom we deal. In accordance with general industry practices, our property and casualty and life insurance subsidiaries annually purchase reinsurance to lessen the impact of large unforeseen losses and mitigate sudden and unpredictable changes in our net income and shareholders’ equity. Reinsurance contracts do not relieve us from our obligations to policyholders. In the event that all or any of the reinsurance companies are unable to meet their obligations under existing reinsurance agreements or pay on a timely basis, we will continue to be liable to our policyholders notwithstanding such defaults or delays. If our reinsurers are not capable of fulfilling their financial obligations to us, our insurance losses would increase, which would negatively affect our financial condition and results of operations.

A downgrade in our A.M. Best rating or our inability to increase our A.M. Best rating could affect our ability to write new business or renew our existing business in our property and casualty segment.

Ratings assigned by A.M. Best are an important factor influencing the competitive position of the property and casualty insurance companies in Puerto Rico. In 2012, A.M. Best maintained our property and casualty insurance subsidiary’s rating of “A-” (the fourth highest of A.M. Best’s 16 financial strength ratings) with a stable outlook. A.M. Best ratings represent independent opinions of financial strength and ability to meet obligations to policyholders and are not directed toward the protection of investors. Financial strength ratings are used by brokers and customers as a means of assessing the financial strength and quality of insurers. A.M. Best reviews its ratings periodically and we may not be able to maintain our current ratings in the future. A downgrade of our property and casualty subsidiary’s rating could severely limit or prevent us from writing desirable property business or from renewing our existing business. The lines of business that property and casualty subsidiary writes and the market in which it operates are particularly sensitive to changes in A.M. Best financial strength ratings.

Significant competition could negatively affect our ability to maintain or increase our profitability.

Managed Care

The managed care industry in Puerto Rico is very competitive. If we are unable to compete effectively while appropriately pricing the business subscribed, our business and financial condition could be materially affected. Competition in the insurance industry is based on many factors, including premiums charged, services provided, speed of claim payments and reputation. This competitive environment has produced and will likely continue to produce significant pressures on the profitability of our managed care company. In addition, the managed care market in Puerto Rico is mature. According to the U.S. Census Bureau, Puerto Rico’s population decreased by 2.2% between 2000 and 2010, however the U.S. population rate grew 9.7% during the same period. According to the U.S. Census Bureau, the older population is an important and growing segment of the United States population. In fact, more people were 65 years and older in 2010 than in any previous census. Between 2000 and 2010, the population 65 years and older increased at a faster rate (15.1%) than the total U.S. population. In Puerto Rico, for the same period, the population 65 years and older increased by 27.5%. As a result, in order to increase our profitability we must increase our membership in the Medicare Advantage program, increase market share in the commercial sector, improve our operating profit margins, make acquisitions or expand geographically. In Puerto Rico, several managed care plans and other entities were awarded contracts for Medicare Advantage or stand-alone Medicare prescription drug plans. These other plans entered that market in 2006 and 2007. We anticipate that they can aggressively market their benefits to our current and our prospective members. Although we believe that we market an attractive offering, there are no assurances that we will be able to compete successfully with these other plans for new members, or that our current members will not choose to terminate their relationship with us and enroll in these other plans. Concentration in our industry also has created an increasingly competitive environment, both for customers and for potential acquisition targets, which may make it difficult for us to grow our business. The parent companies of some of our competitors are larger and have greater financial and other resources than we do. We may have difficulty competing with larger managed care companies, which can create downward price pressures on premium rates. We may not be able to compete successfully against current and future competitors. Competitive pressures faced by us may adversely affect our business, financial condition and results of operations.

Future legislation at the federal and local levels also may result in increased competition in our market. While we do not anticipate that any of the current legislative proposals of which we are aware would increase the competition we face, future legislative proposals, if enacted, might do so.

Complementary Products

The property and casualty insurance market in Puerto Rico is extremely competitive. Due to Puerto Rico’s stagnant economy, there are few new sources of business in this segment. As a result, property and casualty insurance companies compete for the same accounts through pricing, policy terms and quality of services. We also face heavy competition in the life and disability insurance market.

We believe these trends will continue. There can be no assurance that these competitive pressures will not adversely affect our business, financial condition and results of operations.

As a holding company, we are largely dependent on rental payments, dividends and other payments from our subsidiaries, although the ability of our regulated subsidiaries to pay dividends or make other payments to us is subject to the regulations of the Commissioner of Insurance, including maintenance of minimum levels of capital, as well as covenant restrictions in their indebtedness.

We are a holding company whose assets include, among other things, all of the outstanding shares of common stock of our subsidiaries, including our regulated insurance subsidiaries. We principally rely on rental income and dividends from our subsidiaries to fund our debt service, dividend payments and operating expenses, although our subsidiaries do not declare dividends every year. We also benefit to a lesser extent from income on our investment portfolio.

Our insurance subsidiaries are subject to the regulations of the Commissioner of Insurance. See “—Our insurance subsidiaries are subject to minimum capital requirements. Our failure to meet these standards could subject us to regulatory actions.” These regulations, among other things, require insurance companies to maintain certain levels of capital, thereby restricting the amount of earnings that can be distributed. Our subsidiaries’ ability to make any payments to us will also depend on their earnings, the terms of their indebtedness, if any, and other business and legal restrictions. Furthermore, our subsidiaries are not obligated to make funds available to us, and creditors of our subsidiaries have a superior claim to such subsidiaries’ assets. Our subsidiaries may not be able to pay dividends or otherwise contribute or distribute funds to us in an amount sufficient for us to meet our financial obligations. In addition, from time to time, we may find it necessary to provide financial assistance, either through subordinated loans or capital infusions to our subsidiaries.

In addition, we are subject to RBC requirements by the BCBSA. See “—The termination or modification of our license agreements to use the BCBS names and marks could have a material adverse effect on our business, financial conditions and results of operations.”

Our results may fluctuate as a result of many factors, including cyclical changes in the insurance industry.

Results of companies in the insurance industry, and particularly the property and casualty insurance industry, historically have been subject to significant fluctuations and uncertainties. The industry’s profitability can be affected significantly by:

•	rising levels of actual costs that are not known by companies at the time they price their products;

•	volatile and unpredictable developments, including man-made and natural catastrophes;

•	changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers’ liability develop; and

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital.

Historically, the financial performance of the insurance industry has fluctuated in cyclical periods of low premium rates and excess underwriting capacity resulting from increased competition, followed by periods of high premium rates and a shortage of underwriting capacity resulting from decreased competition. Fluctuations in underwriting capacity, demand and competition, and the impact on us of the other factors identified above, could have a negative impact on our results of operations and financial condition. We believe that underwriting capacity and price competition in the current market is increasing. This additional underwriting capacity may result in increased competition from other insurers seeking to expand the kinds or amounts of business they write or cause some insurers to seek to maintain market share at the expense of underwriting discipline. We may not be able to retain or attract customers in the future at prices we consider adequate.

If we do not effectively manage the growth of our operations, we may not be able to achieve our profitability targets.

Our growth strategy includes enhancing our market share in Puerto Rico, entering new geographic markets, introducing new insurance products and programs, further developing our relationships with independent agencies or brokers and pursuing acquisition opportunities. Our strategy is subject to various risks, including risks associated with our ability to:

•	identify profitable new geographic markets to enter;

•	operate in new geographic areas, as we have very limited experience operating outside Puerto Rico;

•	obtain licenses in new geographic areas in which we wish to market and sell our products;

•	successfully implement our underwriting, pricing, claims management and product strategies over a larger operating region;

•	properly design and price new and existing products and programs and reinsurance facilities for markets in which we have no direct experience;

•	identify, train and retain qualified employees;

•	identify, recruit and integrate new independent agencies and brokers and expand the range of Triple-S products carried by our existing agents and brokers;

•	develop a network of physicians, hospitals and other managed care providers that meets our requirements and those of applicable regulators; and

•	augment our internal monitoring and control systems as we expand our business.

Any such risks or difficulties could limit our ability to implement our growth strategies or result in diversion of senior management time and adversely affect our financial results.

We face intense competition to attract and retain employees and independent agents and brokers.

We are dependent on retaining existing employees, attracting and retaining additional qualified employees to meet current and future needs and achieving productivity gains. Our life insurance subsidiary, TSV, has historically experienced a very high level of turnover in its home service agents, through which it places a majority of its premiums, and we expect this trend to continue. Our inability to retain existing employees or attract additional employees could have a material adverse effect on our business, financial condition and results of operations.

In addition, in order to market our products effectively, we must continue to recruit, retain and establish relationships with qualified independent agents and brokers. We may not be able to recruit, retain and establish relationships with agents and brokers. Independent agents and brokers are typically not exclusively dedicated to us and may frequently also market our competitors’ managed care products. We face intense competition for the services and allegiance of independent agents and brokers. If such agents and brokers do not help us to maintain our current customer accounts or establish new accounts, our business and profitability could be adversely affected.

Our investment portfolios are subject to varying economic and market conditions.

We have exposure to market risk and credit risk in our investment activities. The fair values of our investments vary from time to time depending on economic and market conditions. Fixed maturity securities expose us to interest rate risk as well as credit risk. Equity securities expose us to equity price risk. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. These and other factors also affect the equity securities owned by us. The outlook of our investment portfolio depends on the future direction of interest rates, fluctuations in the equity securities market and the amount of cash flows available for investment. Our investment portfolios may lose money in future periods, which could have a material adverse effect on our financial condition.

In addition, our insurance subsidiaries are subject to local laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain riskier investment categories, such as below-investment-grade fixed income securities, mortgage loans, and real estate and equity investments, among others, which could generate higher returns on our investments. If we fail to comply with these laws and regulations, any investments exceeding regulatory limitations would be treated as non-admitted assets for purposes of measuring statutory surplus and risk-based capital.

The securities and credit markets recently have been experiencing extreme volatility and disruption.

Adverse conditions in the U.S. and global capital markets can significantly and adversely affect the value of our investments in debt and equity securities, other investments, our profitability and our financial position, and we do not expect these conditions to improve in the near future.

As an insurer, we have a substantial investment portfolio that is comprised particularly of debt securities of issuers located in the U.S. As a result, the income we earn from our investment portfolio is largely driven by the level of interest rates in the U.S. financial markets, and volatility, uncertainty and/or disruptions in the global capital markets, particularly the U.S. credit markets, and governments’ monetary policy, can significantly and adversely affect the value of our investment portfolio, our profitability and/or our financial position by:

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significantly reducing the value of the debt securities we hold in our investment portfolio, and creating net realized capital losses that reduce our operating results and/or net unrealized capital losses that reduce our shareholders’ equity;

•	lowering interest rates on high quality short-term debt securities and thereby materially reducing our net investment income and operating results;

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making it more difficult to value certain of our investment securities, for example if trading becomes less frequent, which could lead to significant period-to-period changes in our estimates of the fair values of those securities and cause period-to-period volatility in our operating results and shareholders’ equity; and

•	reducing our ability to issue other securities.

We evaluate our investment securities for other-than-temporary impairment on a quarterly basis. This review is subjective and requires a high degree of judgment. It also requires us to make certain assessments about the potential recovery of the assets we hold. For the purpose of determining gross realized gains and losses, the cost of investment securities is based upon specific identification. During the three months ended March 31, 2013 and 2012 there were no realized losses associated with other-than-temporary impairments. During the year ended December 31, 2012, there were no realized losses associated with other-than-temporary impairments, as compared to the $0.3 million in 2011. The gross unrealized losses of our available-for-sale and held-to-maturity securities were $0.3 million, $0.4 million and $3.1 million at March 31, 2013, December 31, 2012 and 2011, respectively. The gross unrealized gains of our available-for-sale and held-to-maturity securities were $128.9 million, $121.3 million and $85.3 million at March 31, 2013, December 31, 2012 and 2011, respectively. Given current market conditions, there is a continuing risk that declines in fair value may occur and material realized losses from sales or other-than-temporary impairments may be recorded in future periods.

We believe our cash balances, investment securities, operating cash flows, and funds available under credit agreement, taken together, provide adequate resources to fund ongoing operating and regulatory requirements. However, continuing adverse securities and credit market conditions could significantly affect the availability of credit.

The geographic concentration of our business in Puerto Rico may subject us to economic downturns in the region.

Substantially all of our business activity is with corporate customers and individuals located throughout Puerto Rico, and as such, we are subject to the risks associated with the Puerto Rico economy. The major factors affecting the economy are, among others, oil prices, the economic activity in the United States, and the continuing economic uncertainty generated by the budgetary deficiency affecting the government of Puerto Rico.

The Puerto Rico Government continues to face a deficit between recurring government revenues and expenses. The Government has implemented and is currently implementing initiatives geared towards achieving a balanced budget, which are likely to include tax increases. These measures could have the effect of intensifying the current recessionary cycle.

Also, the Employees Retirement System of the government of Puerto Rico (“Employees Retirement System”) anticipates that based on the current contributions and benefit structure, its future cash flow needs for disbursement of benefits to participants, administrative expenses and debt service are likely to continue to exceed the sum of the employer and employee contributions received and its investment and other recurring income. Despite a recent pension reform, the Employees Retirement System may still not have sufficient funds to meet its future cash flow needs.

If economic conditions in Puerto Rico continue to deteriorate, we may experience a reduction in existing and new business, which could have a material adverse effect on our business, financial condition and results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Puerto Rico’s Economy.”

We may not be able to retain our executive officers and significant employees, and the loss of any one or more of these officers and their expertise could adversely affect our business.

Our operations are highly dependent on the efforts of our senior executives, each of whom has been instrumental in developing our business strategy and forging our business relationships. While we believe that we could find replacements, the loss of the leadership, knowledge and experience of our executive officers could adversely affect our business. Replacing many of our executive officers might be difficult or take an extended period of time because a limited number of individuals in the industries in which we operate have the breadth and depth of skills and experience necessary to successfully operate and expand a business such as ours. We do not currently maintain key-man life insurance on any of our executive officers. We only have non-competition agreements in place with four executive officers, including our chief executive officer and chief financial officer.

The success of our business depends on developing and maintaining effective information systems.

Our business and operations may be affected if we do not maintain and upgrade our information systems and the integrity of our proprietary information. We are materially dependent on our information systems, including Internet-enabled products and information, for all aspects of our business operations. Monitoring utilization and other factors, supporting our managed care management techniques, processing provider claims and providing data to our regulators, and our ability to compete depends on adopting technology on a timely and cost-effective basis. Malfunctions in our information systems, fraud, error, communication and energy disruptions, security breaches or the failure to maintain effective and up-to-date information systems could disrupt our business operations, alienate customers, contribute to customer and provider disputes, result in regulatory violations and possible liability, increase administrative expenses or lead to other adverse consequences. The use of member data by all of our businesses is regulated at federal and local levels. These laws and rules change frequently and developments require adjustments or modifications to our technology infrastructure.

Our information systems and applications require an ongoing commitment of significant resources to maintain, upgrade and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, compliance with legal requirements (such as a new set of standardized diagnostic codes, known as ICD-10), and changing operational needs. In addition, we may from time to time obtain significant portions of our systems-related or other services or facilities from independent third parties, which may make our operations vulnerable to such third parties’ failure to perform adequately. If we are unable to maintain effective and efficient information systems, or our failure to efficiently and effectively consolidate our information systems to eliminate redundant or obsolete applications, could have a material adverse effect on our business, financial condition and results of operations. If the information we rely upon to run our business were found to be inaccurate or unreliable or if we fail to maintain our information systems and data integrity effectively we could suffer from, among other things, operational disruptions, such as the inability to pay claims or to make claims payments on a timely basis, have problems in determining medical cost estimates and establishing appropriate pricing and reserves, loss of members, and difficulty in attracting new members, regulatory problems, increases in operating expenses or suffer other adverse consequences.

In addition, federal regulations require that we begin using ICD-10 by October 2014, which will require significant information technology investment. If we fail to adequately implement ICD-10, we may incur losses with respect to the resources invested and have other material adverse effects on our business and results of operations. In order to become ICD-10 compliant, we need to upgrade the version of TSS’s core business application, which we completed implementing in the third quarter of 2012. TSS is coordinating ICD-10 implementation efforts with BCBS, service providers, clearing houses, local and federal government stakeholders in order to insure a timely compliance.

Our business requires the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of our security system and patient data stored in our information systems. Anyone who circumvents our security measures could misappropriate our confidential information or cause interruptions in services or operations. The internet is a public network and data is sent over this network from many sources. In the past, computer viruses or software programs that disable or impair computers have been distributed and have rapidly spread over the internet. Computer viruses could be introduced into our systems, or those of our providers or regulators, which could disrupt our operations, or make our systems inaccessible to our providers or regulators.

We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Because of the confidential health information we store and transmit, security breaches could expose us to a risk of regulatory action, litigation, possible liability and loss. We are taking all needed security measures to prevent security breaches, and ensure our business operations won’t be adversely affected by potential security breaches.

In September 2010, we learned of a breach and other unauthorized access to a specific internet database managed by Triple-C, Inc. (“TCI”). See note 13 to our unaudited consolidated financial statements included elsewhere in this prospectus supplement. We have completed our investigation and determined that the intrusions were the result of the unauthorized use of one of more active user IDs and passwords and not the result of a breach to our security system.

We face risks related to litigation.

In addition to the litigation risks discussed above in “—Risks Related to Our Capital Stock,” we are, or may be in the future, a party to a variety of legal actions that affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims and intellectual property-related litigation. In addition, because of the nature of our business, we may be subject to a variety of legal actions relating to our business operations, including the design, management and offering of our products and services. These could include:

•	claims relating to the denial of managed care benefits;

•	medical malpractice actions;

•	allegations of anti-competitive and unfair business activities;

•	provider disputes over compensation and termination of provider contracts;

•	disputes related to self-funded business;

•	disputes over co-payment calculations;

•	claims related to the failure to disclose certain business practices;

•	claims relating to customer audits and contract performance; and

•	claims by regulatory agencies or whistleblowers for regulatory non-compliance, including but not limited to fraud and health information privacy (including HIPAA).

We are a defendant in various lawsuits, some of which involve claims for substantial and/or indeterminate amounts and the outcome of which is unpredictable. While we are defending these suits vigorously, we will incur expenses in the defense of these suits. Any adverse judgment against us resulting in damage awards could have an adverse effect on our cash flows, results of operations and financial condition. See “Item 3. Legal Proceedings” on page 52 of our Annual Report on Form 10-K for the year ended December 31, 2012 incorporated by reference herein and note 13 to our unaudited consolidated financial statements included elsewhere in this prospectus supplement.

Large-scale natural disasters may have a material adverse effect on our business, financial condition and results of operations.

Puerto Rico has historically been at a relatively high risk of natural disasters such as hurricanes and earthquakes. If Puerto Rico were to experience a large-scale natural disaster, claims incurred by our managed care, property and casualty and life insurance segments would likely increase and our properties may incur substantial damage, which could have a material adverse effect on our business, financial condition and results of operations.

Non-financial covenants in our secured term loans and note purchase agreements may restrict our operations.

We are a party to secured loans with two commercial banks for an aggregate amount of $30.7 million, for which we have outstanding balances of $17.3 and $13.4 million as of March 31, 2013, respectively. Also, we have an aggregate principal amount of $45.0 million of senior unsecured notes outstanding, consisting of a $35.0 million aggregate principal amount of 6.60% notes due 2020 and a $10.0 million aggregate principal amount of 6.70% notes due 2021 (collectively, the notes). The secured term loans and the note purchase agreements governing the notes contain non-financial covenants that restrict, among other things, the granting of certain liens, limitations on acquisitions and limitations on changes in control. These non-financial covenants could restrict our operations. In addition, if we fail to make any required payment under our secured term loans or note purchase agreements governing the notes or to comply with any of the non-financial covenants included therein, we would be in default and the lenders or holders of our debt, as the case may be, could cause all of our outstanding debt obligations under our secured term loans or note purchase agreements to become immediately due and payable, together with accrued and unpaid interest and, in the case of the secured term loans, cease to make further extensions of credit. If the indebtedness under our secured term loans or note purchase agreements is accelerated, we may be unable to repay or re-finance the amounts due and our business may be materially adversely affected.

We may incur additional indebtedness in the future. Covenants related to such indebtedness could also adversely affect our ability to pursue desirable business opportunities.

We may incur additional indebtedness in the future. Our debt service obligations may require us to use a portion of our cash flow to pay interest and principal on debt instead of for other corporate purposes, including funding future expansion. If our cash flow and capital resources are insufficient to service our debt obligations, we may be forced to seek extraordinary dividends from our subsidiaries, sell assets, seek additional equity or debt capital or restructure our debt. However, these measures might be prohibited by applicable regulatory requirements or unsuccessful or inadequate in permitting us to meet scheduled debt service obligations.

We may also incur future debt obligations that might subject us to restrictive covenants that could affect our financial and operational flexibility. Our breach or failure to comply with any of these covenants could result in a default under our secured term loan and note purchase agreements and the acceleration of amounts due thereunder. Indebtedness could also limit our ability to pursue desirable business opportunities, and may affect our ability to maintain an investment grade rating for our indebtedness.

We may pursue acquisitions in the future.

We may acquire additional companies or assets if consistent with our strategic plan for growth. The following are some of the potential risks associated with acquisitions that could have a material adverse effect on our business, financial condition and results of operations:

•	disruption of on-going business operations, distraction of management, diversion of resources and difficulty in maintaining current business standards, controls and procedures;

•	difficulty in integrating information technology of an acquired entity and unanticipated expenses related to such integration;

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difficulty in the integration of an acquired entity’s accounting, financial reporting, management, information, human resources and other administrative systems and the lack of control if such integration is delayed or not implemented;

•	difficulty in the implementation of controls, procedures and policies appropriate for filers with the SEC at companies that prior to acquisition lacked such controls, policies and procedures;

•	potential unknown or under-estimated liabilities associated with the acquired company;

•	failure of acquired businesses to achieve anticipated revenues, earnings or cash flow;

•	dilutive issuances of equity securities and incurrence of additional debt to finance acquisitions;

•	establish goodwill or other intangible assets as a result of a future business combination, which may be incorrectly valued or become non-recoverable;

•	other acquisition-related expenses, including amortization of intangible assets and write-offs; and

•	competition with other firms, some of which may have greater financial and other resources, to acquire attractive companies.

In addition, we may not successfully realize the intended benefits of any acquisition or investment.

If our goodwill or intangible assets become impaired, it may adversely affect our financial condition and future results of operations.

As of December 31, 2012 we had approximately $27.8 million and $26.9 million of goodwill and intangible assets recorded on our balance sheet, primarily related to the AH acquisition, that represent 2.7% of our total consolidated assets and 7.2% of our consolidated stockholders’ equity. If we make additional acquisitions it is likely that we will record additional goodwill and intangible assets on our consolidated balance sheet.

In accordance with applicable accounting standards, we periodically evaluate our goodwill and other intangible assets to determine the recoverability of their carrying values. Goodwill and other intangible assets with indefinite lives are tested for impairment at least annually. Impairment testing requires us to make assumptions and judgments regarding the estimated fair value of our reporting units, including goodwill and other intangible assets (with indefinite lives). Estimated fair values developed based on our assumptions and judgments might be significantly different if other reasonable assumptions and estimates were to be used. If estimated fair values are less than the carrying values of the equity and other intangible assets with indefinite lives in future impairment tests, or if significant impairment indicators are noted relative to other intangible assets subject to amortization, we may be required to record significant impairment losses against future income. Factors that may be considered a change in circumstances, indicating that the carrying value of the goodwill or amortizable intangible assets may not be recoverable, include reduced future cash flow estimates and slower growth rates in the industry.

Any future evaluations requiring an impairment of our goodwill and other intangible assets could adversely affect our results of operations and stockholders’ equity in the period in which the impairment occurs. A material decrease in stockholders’ equity could, in turn, negatively impact our debt ratings or potentially impact our compliance with existing debt covenants

In addition, the estimated value of our reporting units may be impacted as a result of the implementation of various health care reform regulations. Such regulations could have significant effects on our future operations, which in turn could unfavorably affect our ability to support the carrying value of certain goodwill and other intangible assets and result in significant impairment charges in future periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Goodwill and Other Intangible Assets.”

Risks Related to Taxation

If we are considered to be a controlled foreign corporation under the related person insurance income rules for U.S. federal income tax purposes, U.S. persons that own our shares of Class B common stock could be subject to adverse tax consequences.

We do not expect that we will be considered a controlled foreign corporation under the related person insurance income rules (a “RPII CFC”) for U.S. federal income tax purposes. However, because RPII CFC status depends in part upon the correlation between an insurance company’s shareholders and such company’s insurance customers and the extent of such company’s insurance business outside its country of incorporation, there can be no assurance that we will not be a RPII CFC in any taxable year. We do not intend to monitor whether we generate RPII or become a RPII CFC. If we were a RPII CFC in any taxable year, certain adverse tax consequences could apply to U.S. persons that own our shares of Class B common stock. See “Material United States Federal Income Tax Considerations—Related Person Insurance Income Rules.”

If we are considered to be a passive foreign investment company for U.S. federal income tax purposes, U.S. persons that own the Company’s shares of Class B common stock could be subject to adverse tax consequences.

Based on our current business assets and operations, we do not expect that we will be considered a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes. However, because PFIC status depends upon the composition of our income and assets and the market value of our assets (including, among others, less than 25 percent owned equity investments) in each year, which may be uncertain and may vary substantially over time, there can be no assurance that we will not be considered a PFIC for any taxable year. Our belief that we are not a PFIC is based, in part, on the fact that the PFIC rules include provisions intended to provide an exception for bona fide insurance companies predominately engaged in an insurance business. However, the scope of this exception is not entirely clear and there are no administrative pronouncements, judicial decisions or Treasury regulations that provide guidance as to the application of the PFIC rules to insurance companies. If we were treated as a PFIC for any taxable year, certain adverse consequences could apply to certain U.S. persons that own our shares of Class B common stock. See “Material United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

Risks Related to the Regulation of Our Industry

Changes in governmental regulations, or the application thereof, may adversely affect our business, financial condition and results of operations.

Our business is subject to substantial federal and local regulation and frequent changes to the applicable legislative and regulatory schemes, including general business regulations and laws relating to taxation, privacy, data protection, pricing, insurance, Medicare and health care fraud and abuse laws. See “Business—Regulation.” Changes in these laws, enactment of new laws or regulations, changes in interpretation of these laws or changes in enforcement of these laws and regulations may materially impact our business. Such changes include without limitation:

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initiatives to provide greater access to coverage for uninsured and under-insured populations without adequate funding to health plan or to be funded through taxes or other negative financial levy on health plans;

•	payments to health plans that are tied to achievement of certain quality performance measures;

•	other efforts or specific legislative changes to the Medicare or Medicaid programs, including changes in the bidding process or other means of materially reducing premiums;

•	local government regulatory changes;

•	increased government enforcement, or changes in interpretation or application, of fraud and abuse laws; and

•	regulations that increase the operational burden on health plans that increase a health plan’s exposure to liabilities, including efforts to expand the tort liability of health plans.

Regulations imposed by the Commissioner of Insurance, among other things, influence how our insurance subsidiaries conduct business and solicit subscriptions for shares of capital stock, and place limitations on investments and dividends. Possible penalties for violations of such regulations include fines, orders to cease or change practices or behavior and possible suspension or termination of licenses. The regulatory powers of the Commissioner of Insurance are designed to protect policyholders, not shareholders. While we cannot predict the terms of future regulation, the enactment of new legislation could affect the cost or demand of insurance policies, limit our ability to obtain rate increases in those cases where rates are regulated, otherwise restrict our operations, limit the expansion of our business, expose us to expanded liability or impose additional compliance requirements. In addition, we may incur additional operating expenses in order to comply with new legislation and may be required to revise the ways in which we conduct our business.

Future regulatory actions by the Commissioner of Insurance or other governmental agencies, including federal regulations, could have a material adverse effect on the profitability or marketability of our business, financial condition and results of operations, which in turn could impact the value of our business model and result in potential impairments of our goodwill and other intangible assets.

The health care reform law and the implementation of that law could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, on March 30, 2010 (collectively, the “ACA”) provides comprehensive changes to the U.S. health care system, which are being phased in at various stages through 2018. The legislation imposes an annual insurance industry assessment of $8 billion starting in 2014, with increasing annual amounts thereafter. Such assessment may not be deductible for income tax purposes. If this federal premium tax is imposed as enacted, and if the cost of the federal premium tax is not included in the calculation of our rates, or if we are unable to otherwise adjust our business model to address this new tax, our results of operations, financial position and liquidity may be materially adversely affected.

There are numerous outstanding steps required to implement the legislation, including the promulgation of a substantial number of new and potentially more onerous federal regulations. Further, various health insurance reform proposals are also emerging at the state level. Because of the unsettled nature of these reforms and numerous steps required to implement them, we cannot predict what additional health insurance requirements will be implemented at the federal or state level, or the effect that any future legislation or regulation will have on our business or our growth opportunities.

Although we believe the legislation may provide us with significant opportunities to grow our business, the enacted reforms, as well as future regulations and legislative changes, may in fact have a material adverse effect on our results of operations, financial position or liquidity. If we fail to effectively implement our operational and strategic initiatives with respect to the implementation of health care reform, or do not do so as effectively as our competitors, our business may be materially adversely affected.

As a Medicare Advantage program participant, we are subject to complex regulations. If we fail to comply with these regulations, we may be exposed to criminal sanctions and significant civil penalties, and our Medicare Advantage contracts may be terminated or our operations may be required to change in a manner that has a material impact on our business.

The laws and regulations governing Medicare Advantage program participants are complex, subject to interpretation and can expose us to penalties for non-compliance. If we fail to comply with these laws and regulations, we could be subject to criminal fines, civil penalties or other sanctions, including the termination of our Medicare Advantage contracts.

Under recently promulgated CMS regulations to implement certain ACA requirements that became effective on June 1, 2012, CMS has the authority not to renew our contracts at the beginning of 2015 based solely on our Star Ratings if our ratings do not improve to three or more stars for at least one of the three contract years starting in 2013 and ending in 2015. See “Business—Regulation—Federal Regulations.” In addition, CMS has the existing authority to terminate any of our Medicare Advantage contracts or our Part D contract before 2014 if it determines that any of these plans has failed to substantially carry out the contract or is carrying out the contract in a manner that is inconsistent with the efficient or effective administration of the Medicare Advantage or Part D program. Any termination or non-renewal of our Medicare Advantage or Part D plans would have a material adverse effect on our business and financial results.

Beginning in 2012, Medicare Advantage plans with an overall Star Rating of three or more stars (out of five) are eligible for a quality bonus in their basic premium rates. Initially, quality bonuses were limited to the few plans that achieved 4 or more stars as their overall Star Rating, but CMS is using demonstration authority to expand the quality bonus to 3 star plans for a three year period through 2014. Also beginning in 2012, Medicare Advantage Star Ratings affect the rebate percentage available for plans to provide additional member benefits (plans with quality ratings of 3.5 stars or above will have their rebate percentage increased from a base rate of 50% to 65% or 70%). In all cases, these rebates percentages are lower than the previous percentage of 75%. Furthermore, CMS has informed plan sponsors nationwide of its intention to implement a series of initiatives beginning in 2012 to encourage beneficiaries to receive care through plans that receive Star Ratings of 3 stars or higher. These initiatives include: (i) permitting beneficiaries upon request to change during the 2012 contract year to a plan with a 3 Star Rating or higher rating if one is available in the beneficiary’s area; (ii) notifying beneficiaries in low rated plans of their plan’s low rating and advising them of their ability to elect another plan with a Star Rating of 3 or higher in 2013; (iii) limiting a low rated plan’s ability to accept enrollments online through the Medicare Plan Finder; and (iv) limiting the scope and detail of information about low rated plans set forth in the CMS Medicare & You handbook.

TSS has a contract with CMS with regards to three Medicare Advantage plans and one stand-alone Part D plan. AH has a single plan covering both Part C and Part D services. TSS’s HMO plan (which covers approximately 11,000 members) was rated in 2011 by CMS at 2 stars, and the other four plans (which cover approximately 109,000 members) were rated by CMS at 2.5 stars, out of a possible five stars. Two of the plans—the TSS HMO plan and the AH plan—have received Star Ratings of less than 3 stars for three or more consecutive years. As a consequence, CMS requested that we submit corrective action plans (“CAPs”) for these two plans by June 29, 2012 that set forth an achievable framework to improve the Star Ratings to 3 stars or higher. We timely submitted the required action plans. CMS recently issued its Star Ratings for 2013. One of our plans, the AH plan, increased their ratings to 3 stars. Our other four plans received Star Ratings of 2.5 stars, and three of these plans have received a Star Rating lower than three stars for each of the past three years. As a result, CMS informed TSS in October 2012 that it was going to issue notices to enrollees concerning these three plans alerting them of the plans’ low rating, encouraging them to explore higher rated plan options, and offering them the opportunity to move into higher quality plans during a special enrollment period in 2013.

Due to our plans’ 2012 Star Ratings, we are not eligible for full level quality bonuses or increased rebates in 2012 or 2013. The AH plan’s 3 star rating for 2013 will qualify that plan for the quality bonus corresponding to that rating and rebate adjustment in 2014. The remaining plans will not be eligible for such bonuses or rebates in 2014. This situation could adversely affect the broadness of the benefits such plans can offer, and reduce their membership and profit margins.

From April 30, 2012 through May 4, 2012, the Medicare Advantage programs of TSS and AH were audited by CMS. This full performance audit review focused on our organization performance in Part D formulary and benefit administration, Part D coverage determinations, appeals and grievances, Part C organizational determinations, appeals and grievances, and dismissals, agent/broker oversight, Part C access to care, Part C and Part D enrollment, disenrollment, late enrollment penalty and compliance program effectiveness. On May 10, 2012, as part of these audits, CMS notified TSS that it was noncompliant with multiple CMS drug formulary administration requirements and beneficiary coverage determination, appeals and grievances requirements. On October 9, 2012, CMS imposed a $350,000 civil monetary penalty on TSS for the formulary and benefit administration violations discovered during the audit, as well as for noncompliance with CMS disenrollment requirements. The AH plan was not subject to any sanctions.

CMS conducted several validation studies to determine whether the immediate CAPs were effective in remedying the deficiencies discovered at TSS during the audit. On October 17, 2012 CMS notified TSS that it passed the second validation study for the CAP related to Part D coverage determinations, appeals and grievances. CMS validation of the formulary administration is ongoing. Also on October 17, 2012, CMS issued a draft report of its TSS and AH plan audits. The report contained various findings in all five plans. Our response to the report was issued on January 30, 2013.

We made significant changes in our operations to ensure compliance with all applicable CMS requirements for our Medicare Advantage and Part D plans, including the engagement of additional pharmacy benefit management support, and the consolidation of all our plans under a single management team. We are devoting the resources and management attention we believe necessary to improve our Star ratings, but cannot warrant that we will be completely successful in increasing TSS to 3 stars or higher. Our failure to achieve Star Ratings of 3 or higher, or to otherwise improve our administration of these plans, would jeopardize our ability to attract and retain members in our Medicare Advantage and Part D plan, as well as our ability to continue to participate in these federal programs and to successfully bid for future CMS contracts in these programs.

In the course of a compliance assessment conducted in January 2013, our Medicare Advantage compliance department reviewed the files of twenty network providers in TSS’s Medicare Advantage plan network and found that these files did not comply with TSS’s policy for documenting the verification of provider credentials nor with the credentialing or re-credentialing documentation requirements mandated by CMS for Medicare Advantage plans. Upon learning of this issue, we voluntarily disclosed it to CMS and prepared a CAP to validate that the credentials of all of TSS’s Medicare Advantage network providers have been verified and documented in compliance with CMS requirements.

CMS informed the Administration for Health Insurance of the government of Puerto Rico (“ASES”) of this credentialing issue and on February 25, 2013, ASES issued a notice of breach to TSS pursuant to our miSalud contract, requesting that we submit a written CAP for its approval and advising us that failure to comply with its request could result in the imposition of sanctions. On March 4, 2013, we timely submitted a CAP to ASES for its approval and, at ASES request, supplemented it on April 5, 2013. If we fail to implement an adequate CAP, ASES may impose sanctions, which could include liquidated damages or contract termination. Any penalty that ASES ultimately imposes could materially adversely affect our business, financial condition, operating results and cash flows.

We are currently implementing both our CAPs by reviewing the credentialing files of all of TSS’s Medicare Advantage and miSalud medical providers. As part of this review, we have confirmed that the credentialing and re-credentialing procedures in place for American Health’s Medicare Advantage plan substantially comply with CMS requirements. Because approximately 5,600, or 56%, of the providers in TSS’s Medicare Advantage plan are also credentialed under American Health’s Medicare Advantage plan, CMS has agreed to treat the credentialing and re-credentialing by American Health as satisfying such requirements for TSS’s MA network as well. We expect to complete our CAPs by October 2013.

Although we believe this validation process is adequate, we can give no assurances as to how many of TSS’s current Medicare Advantage or miSalud providers may have incomplete credentialing files and, in this event, whether we will be able to obtain sufficient information to satisfy CMS or ASES requirements with respect to each provider. However, we have confirmed that all providers of TSS’s miSalud and MA network are duly licensed under Puerto Rico law and are not on the exclusion list of the Office of Inspector General (“OIG”). Therefore, we believe this credentialing issue does not pose a material risk to the health of our beneficiaries.

We are still in preliminary discussions with CMS regarding this issue, and understand they are considering several actions to take in response to TSS’s credentialing shortfall. We believe these actions could range from a monetary fine, to a ban on certain marketing by TSS to a termination of TSS’s Medicare Advantage contract with CMS. Although we believe our self-reporting of this issue and our initiative in correcting this problem may result in limitation of the penalty, any penalty that CMS ultimately imposes could materially adversely affect our business, financial condition, operating results and cash flows.

Beginning January 1, 2013, all of our Medicare Advantage plans are being managed by AH, so that all are internally managed under the same administrative oversight and infrastructure.

We may be subject to government audits, regulatory proceedings or investigative actions, which may find that our policies, procedures, practices or contracts are not compliant with, or are in violation of, applicable healthcare regulations.

Federal and Puerto Rico government authorities, including but not limited to the Commissioner of Insurance, ASES, CMS, the OIG, the Office of the Civil Rights (“OCR”) of the U.S. Department of Health and Human Services (“HHS”), the U.S. Department of Justice (“DOJ”), the U.S. Department of Labor (“DOL”), and the OPM, regularly make inquiries and conduct audits concerning our compliance with applicable insurance and other laws and regulations. We may also become the subject of non-routine regulatory or other investigations or proceedings brought by these or other authorities, and our compliance with and interpretation of applicable laws and regulations may be challenged. In addition, our regulatory compliance may also be challenged by private citizens under the “whistleblower provisions” of applicable laws. The defense of any such challenge could result in substantial cost, diversion of resources, and a possible material adverse effect on our business.

An adverse action could result in one or more of the following:

•	recoupment of amounts we have been paid pursuant to our government contracts;

•	mandated changes in our business practices;

•	imposition of significant civil or criminal penalties, fines or other sanctions on us and/or our key employees;

•	loss of our right to participate in Medicare or other federal or local programs; damage to our reputation;

•	increased difficulty in marketing our products and services;

•	inability to obtain approval for future services or geographic expansions; and

•	loss of one or more of our licenses to act as an insurance company, preferred provider or managed care organization or other licensed entity or to otherwise provide a service.

Our failure to maintain an effective corporate compliance program may increase our exposure to civil damages and penalties, criminal sanctions and administrative remedies, such as program exclusion, resulting from an adverse review. Any adverse review, audit or investigation could reduce our revenue and profitability and otherwise adversely affect our operating results.

Effective prevention, detection and control systems are critical to maintain regulatory compliance and prevent fraud and failure of these systems could adversely affect the Company.

Failure to prevent, detect or control systems related to regulatory compliance or the failure of employees to comply with our internal policies, including data systems security or unethical conduct by managers and employees, could adversely affect our reputation and also expose it to litigation and other proceedings, fines and penalties. Federal and state governments have made investigating and prosecuting health care and other insurance fraud and abuse a priority. Fraud and abuse prohibitions encompass a wide range of activities, including kickbacks for referral of members, billing for unnecessary medical services, improper marketing, and violations of patient privacy rights. The regulations and contractual requirements applicable to the Company are complex and subject to change. In addition, ongoing vigorous law enforcement, a highly technical regulatory scheme and the Dodd-Frank legislation and related regulations being adopted that enhance regulators’ enforcement powers and whistleblower incentives and protections, mean that its compliance efforts in this area will continue to require significant resources.

In addition, provider or member fraud that is not prevented or detected could impact our medical costs or those of our self-insured customers. Further, during an economic downturn, our segments, including our Life Insurance and Property and Casualty segments may see increased fraudulent claims volume which may lead to additional costs because of an increase in disputed claims and litigation.

If we fail to comply with applicable privacy and security laws, regulations and standards, including with respect to third-party service providers that utilize sensitive personal information on our behalf, or if we fail to address emerging security threats or detect and prevent privacy and security incidents, our business, reputation, results of operations, financial position and cash flows could be materially and adversely affected.

The collection, maintenance, protection, use, transmission, disclosure and disposal of sensitive personal information are regulated at the federal, state, international and industry levels and requirements are imposed on us by contracts with customers. HIPAA also requires business associates as well as covered entities to comply with certain privacy and security requirements. Even though we provide for appropriate protections through our contracts with our third-party service providers and in certain cases assess their security controls, we still have limited oversight or control over their actions and practices.

Our facilities and systems and those of our third-party service providers may be vulnerable to privacy and security incidents; security attacks and breaches; acts of vandalism or theft; computer viruses; coordinated attacks by activist entities; emerging cybersecurity risks; misplaced or lost data; programming and/or human errors; or other similar events. Emerging and advanced security threats, including coordinated attacks, require additional layers of security which may disrupt or impact efficiency of operations.

Compliance with new privacy and security laws, regulations and requirements may result in increased operating costs, and may constrain our ability to manage our business model. For example, final HHS regulations released in January 2013 implementing the ARRA amendments to HIPAA may further restrict our ability to collect, disclose and use sensitive personal information and may impose additional compliance requirements on our business. In addition, HHS has announced that it will continue its audit program to assess HIPAA compliance efforts by covered entities. Although we are not aware of HHS plans to audit any of our covered entities, an audit resulting in findings or allegations of noncompliance could have a material adverse effect on our results of operations, financial position and cash flows.

Noncompliance or findings of noncompliance with applicable laws, regulations or requirements, or the occurrence of any privacy or security breach involving the misappropriation, loss or other unauthorized disclosure of sensitive personal information, whether by us or by one of our third-party service providers, could have a material adverse effect on our reputation and business, including mandatory disclosure to the media, significant increases in the cost of managing and remediating privacy or security incidents and material fines, penalties and litigation awards, among other consequences, any of which could have a material and adverse effect on our results of operations, financial position and cash flows.

The revised rate calculation system for Medicare Advantage, the payment system for the Medicare Part D, and changes in the methodology and payment policies used by CMS to establish rates could reduce our profitability and the benefits we offer our beneficiaries.

Effective January 1, 2006, a revised rate calculation system based on a competitive bidding process was instituted for Medicare Advantage managed care plans, including our Dual and Non-Dual products. The statutory payment rate was relabeled as the benchmark amount, and plans submit competitive bids that reflect the costs they expect to incur in providing the base Medicare benefits. For 2013, if the accepted bid is less than the benchmark, Medicare pays the plan its bid plus a rebate of 58.3% of the amount by which the benchmark exceeds the bid, if the star rating is 3.5 or 4 stars the rebate is 68.3% of the amount by which the benchmark exceeds the bid and if the star rating is 4.5 or 5 stars the rebate is 71.7% of the amount by which the benchmark exceeds the bid. However, these rebates can only be used to enhance benefits or lower premiums and co-pays for plan members. If the bid is greater than the benchmark, the plan will be required to charge a premium to enrollees equal to the difference between the bid and the benchmark, which could affect our ability to attract enrollees.

CMS reviews the methodology and assumptions used in bidding with respect to medical and administrative costs, profitability and other factors. CMS could challenge such methodology or assumptions or seek to cap or limit plan profitability.

A number of legislative proposals, as well as ACA, include efforts to save federal funds by implementing significant rate reductions to Medicare Advantage plans through changes in the competitive bidding process, tying the county benchmarks to Medicare fee for service expenditures, or other means. The CMS “Advance Notice of Methodological Changes for Calendar Year 2014 for Medicare Advantage Capitation Rates, Part C and Part D Payment Policies and 2014 Call Letter,” (the “Advance Notice”) released on February 15, 2013, would have resulted in rate cuts in Puerto Rico that exceed the mandated ACA premium reductions. However, on April 1, 2013, when CMS issued the final notice of these new rates, it acknowledged certain differences between Puerto Rico and the mainland in Medicare enrollment, cost, and use patterns. As a result CMS modified the rate calculation methodology for Puerto Rico in a manner that mitigates, to some extent, the rate reductions that would have resulted from the changes announced in the Advance Notice. We are still reviewing the specifics of the new rates to determine the potential financial impact to Triple-S for 2014 and are unable to predict with certainty the impact on future revenues or profitability as a result of these changes.

In addition, the Medicare Part D prescription drug benefit payments to plans are determined through a competitive bidding process, and enrollee premiums also are tied to plan bids. The bids reflect the plan’s expected costs for a Medicare beneficiary of average health; CMS adjusts payments to plans based on enrollees’ health and other factors. The program is largely subsidized by the federal government and is additionally supported by risk-sharing between Medicare Part D plans and the federal government through risk corridors designed to limit the profits or losses of the drug plans and reinsurance for catastrophic drug costs. The government payment amount to plans is based on the national weighted average monthly bid for basic Part D coverage, adjusted for member demographics and risk factor payments. The beneficiary will be responsible for the difference between the government payment amount and his or her plan’s bid, together with the amount of his or her plan’s supplemental premium (before rebate allocations), subject to the co-pays, deductibles and late enrollment penalties, if applicable. Additional subsidies are provided for dual-eligible beneficiaries and specified low-income beneficiaries. Medicare also subsidizes 80% of drug spending above an enrollee’s catastrophic threshold.

We face the risk of reduced or insufficient government funding and we may need to terminate our Medicare Advantage and/or Part D contracts with respect to unprofitable markets, which may have a material adverse effect on our financial position, results of operations or cash flows. In addition, as a result of the competitive bidding process, our ability to participate in the Medicare Advantage and/or the Part D programs is affected by the pricing and design of our competitors’ bids. Moreover, we may in the future be required to reduce benefits or charge our members an additional premium in order to maintain our current level of profitability, either of which could make our health plans less attractive to members and adversely affect our membership.

CMS’s risk adjustment payment system and budget neutrality factors make our revenue and profitability difficult to predict and could result in material retroactive adjustments to our results of operations.

CMS has implemented a risk adjustment payment system for Medicare Advantage plans to improve the accuracy of payments and establish incentives for such plans to enroll and treat less healthy Medicare beneficiaries. CMS phased in this payment methodology with a risk adjustment model that bases a portion of the total CMS reimbursement payments on various clinical and demographic factors. CMS requires that all managed care companies capture, collect and submit the necessary diagnosis code information to CMS for reconciliation with CMS’s internal database. As a result of this process, it is difficult to predict with certainty our future revenue or profitability. In addition, our own risk scores for any period may result in favorable or unfavorable adjustments to the payments we receive from CMS and our Medicare payment revenue. There can be no assurance that our contracting physicians and hospitals will be successful in improving the accuracy of recording diagnosis code information, which has an impact on our risk scores.

Between 2003 and 2011, payments to Medicare Advantage plans were also adjusted by a “budget neutrality” factor that was implemented by Congress and CMS to prevent health plan payments from being reduced overall while, at the same time, directing risk adjusted payments to plans with more chronically ill enrollees. In general, this adjustment favorably impacted payments to all Medicare Advantage plans. However, this adjustment has been phased out. Furthermore, even with the enactment of ACA, MedPac and other constituencies continue to recommend that Congress enact legislation that would reduce Medicare Advantage payment to equalize payments for services made through Medicare Advantage plans and the traditional fee-for-service Medicare program. We cannot provide assurance if, when or to what degree Congress may enact legislation including any such recommendation, but any reduction in Medicare Advantage rates could have a material adverse effect on our revenue, financial position, results of operations or cash flow.

If during the open enrollment season our Medicare Advantage members enroll in another Medicare Advantage plan, they will be automatically disenrolled from our plan, possibly without our immediate knowledge.

Pursuant to the Medicare Modernization Act of 2003 (the “MMA”), members enrolled in one insurer’s Medicare Advantage program will be automatically disenrolled from that program if they enroll in another insurer’s Medicare Advantage program. If our members enroll in another insurer’s Medicare Advantage program we may not discover that such member has been disenrolled from our program until such time as we fail to receive reimbursement from the CMS in respect of such member, which may occur sometime after the disenrollment. As a result, we may discover that a member has disenrolled from our program after we have already provided services to such individual. Our profitability would be reduced as a result of such failure to receive payment from CMS if we had made related payments to providers and were unable to recoup such payments from them.

Medicare and Medicaid spending by the federal government could be decreased as part of the spending cuts associated with the debt ceiling.

The Sequestration Transparency Act of 2012 (P.L. 112-155) requires President Obama to submit to Congress a report on the potential sequestration triggered by the failure of the Joint Selective Committee on Deficit Reduction to propose, and Congress to enact, a plan to reduce the deficit by $1.2 trillion, as required by the Budget Control Act of 2011. The sequestration resulted in cuts of 2% ($11.1 billion) to Medicare on March 1, 2013.

We cannot predict whether Congress will take any action to change the automatic spending cuts. Further, we cannot predict how states will react to any changes that occur at the federal level.

If we are deemed to have violated the insurance company change of control statutes in Puerto Rico, we may suffer adverse consequences.

We are subject to change of control statutes applicable to insurance companies. These statutes regulate, among other things, the acquisition of control of an insurance company or a holding company of an insurance company. Under these statutes, no person may make an offer to acquire or to sell the issued and outstanding voting stock of an insurance company, which constitutes 10% or more of the issued and outstanding stock of an insurance company, or of the total stock issued and outstanding of a holding company of an insurance company, or solicit or receive funds in exchange for the issuance of new shares of the holding company’s or its insurance subsidiaries’ capital stock, without the prior approval of the Commissioner of Insurance. Our amended and restated articles of incorporation (the articles) prohibit any institutional investor from owning 10% or more of our voting power and any person that is not an institutional investor from owning 5% or more of our voting power. We cannot, however, assure you that ownership of our securities will remain below these thresholds. To the extent that a person, including an institutional investor, acquires shares in excess of these limits, our articles provide that we will have the power to take certain actions, including refusing to give effect to a transfer or instituting proceedings to enjoin or rescind a transfer, in order to avoid a violation of the ownership limitation in the articles. If the Commissioner of Insurance determines that a change of control has occurred, we could be subject to fines and penalties, and in some instances the Commissioner of Insurance would have the discretion to revoke our operating licenses.

We are also subject to change of control limitations pursuant to our BCBSA license agreements. The BCBSA ownership limits restrict beneficial ownership of our voting capital stock to less than 10% for an institutional investor and less than 5% for a non-institutional investor, both as defined in our articles. In addition, no person may beneficially own shares of our common stock or other equity securities, or a combination thereof, representing a 20% or more ownership interest, whether voting or non-voting, in our company. This provision in our articles cannot be changed without the prior approval of the BCBSA and the vote of holders of at least 75% of our common stock.

Our insurance subsidiaries are subject to minimum capital requirements. Our failure to meet these standards could subject us to regulatory actions.

Puerto Rico insurance laws and the regulations promulgated by the Commissioner of Insurance, among other things, require insurance companies to maintain certain levels of capital, thereby restricting the amount of earnings that can be distributed by our insurance subsidiaries to us. Although we are currently in compliance with these requirements, there can be no assurance that we will continue to comply in the future. Failure to maintain required levels of capital or to otherwise comply with the reporting requirements of the Commissioner of Insurance could subject our insurance subsidiaries to corrective action, including government supervision or liquidation, or require us to provide financial assistance, either through subordinated loans or capital infusions, to our subsidiaries to ensure they maintain their minimum statutory capital requirements.

We are also subject to minimum capital requirements pursuant to our BCBSA license agreements. See “—Risks Related to Our Business—The termination or modification of our license agreements to use the BCBS names and marks could have a material adverse effect on our business, financial condition and results of operations.”

We are required to comply with laws governing the transmission, security and privacy of health information.

Certain implementing regulations of HIPAA require us to comply with standards regarding the formats for electronic transmission, and the privacy and security of certain health information within our company and with third parties, such as managed care providers, business associates and our members. While we have agreements in place with our business associates, we have limited control over their operations regarding the privacy and security of protected heath information. The HIPAA regulations also provide access rights and other rights for health plan beneficiaries with respect to their health information. These regulations include standards for certain electronic transactions, including encounter and claims information, health plan eligibility and payment information. Compliance with HIPAA is enforced by OCR for the Primary and Security Rules, CMS for security and electronic transactions, the DOJ for criminal violations, and by States Attorneys General. In addition, CMS advised all Medicare Advantage plans, including TSS and AH, of CMS’s intention to increase its enforcement activities of the privacy regulations under HIPAA with respect to Medicare beneficiaries. Further, the Gramm-Leach-Bliley Act imposes certain privacy and security requirements on insurers that may apply to certain aspects of our business as well.

We continue to implement and revise our health information policies and procedures to monitor and ensure our compliance with these laws and regulations, including the Omnibus Rule. Furthermore, Puerto Rico’s ability to promulgate its own laws and regulations (including those issued in response to the Gramm-Leach-Bliley Act), such as Act No. 194 of August 25, 2000, also known as the Patient’s Rights and Responsibilities Act, including those more stringent than HIPAA, and uncertainty regarding many aspects of such state requirements, make compliance with applicable health information laws more difficult. For these reasons, our total compliance costs may increase in the future.

Puerto Rico insurance laws and regulations and provisions of our articles and bylaws could delay, deter or prevent a takeover attempt that shareholders might consider to be in their best interests and may make it more difficult to replace members of our board of directors and have the effect of entrenching management.

Puerto Rico insurance laws and the regulations promulgated thereunder, and our articles and bylaws may delay, defer, prevent or render more difficult a takeover attempt that our shareholders might consider to be in their best interests. For instance, they may prevent our shareholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

Our license agreements with the BCBSA require that our articles contain certain provisions, including ownership limitations. See “—If we are deemed to have violated the insurance company change of control statutes in Puerto Rico, we may suffer adverse consequences.”

Other provisions included in our articles and bylaws may also have anti-takeover effects and may delay, defer or prevent a takeover attempt that our shareholders might consider to be in their best interests. In particular, our articles and bylaws:

•	permit our board of directors to issue one or more series of preferred stock;

•	divide our board of directors into three classes serving staggered three-year terms;

•	limit the ability of shareholders to remove directors;

•	impose restrictions on shareholders’ ability to fill vacancies on our board of directors;

•	impose advance notice requirements for shareholder proposals and nominations of directors to be considered at meetings of shareholders; and

•	impose restrictions on shareholders’ ability to amend our articles and bylaws.

See also “—If we are deemed to have violated the insurance company change of control statutes in Puerto Rico, we may suffer adverse consequences.”

Puerto Rico insurance laws and the regulations promulgated by the Commissioner of Insurance may also delay, defer, prevent or render more difficult a takeover attempt that our shareholders might consider to be in their best interests. For instance, the Commissioner of Insurance must review any merger, consolidation or new issue of shares of capital stock of an insurer or its parent company and make a determination as to the fairness of the transaction. Also, a director of an insurer must meet certain requirements imposed by Puerto Rico insurance laws.

These voting and other restrictions may operate to make it more difficult to replace members of our board of directors and may have the effect of entrenching management regardless of their performance.

USE OF PROCEEDS

The selling shareholders will receive all of the net proceeds from the sale of the Shares. We will not receive any proceeds from this offering.

PRICE RANGE OF CLASS B COMMON STOCK

Our Class B common stock is quoted on the NYSE under the symbol “GTS.” The following table sets forth for the indicated periods the high and low sales prices per share for our Class B common stock on the NYSE:

	Price Range
	High	Low
2013
First Quarter	$19.61	$17.03
Second Quarter (through May 16)	20.19	16.88
2012
First Quarter	$24.99	$19.79
Second Quarter	23.20	16.63
Third Quarter	21.60	17.50
Fourth Quarter	21.17	16.05
2011
First Quarter	$20.80	$17.88
Second Quarter	22.92	19.15
Third Quarter	24.90	15.06
Fourth Quarter	20.81	14.45

DIVIDEND POLICY

We did not declare any dividends during the two most recent fiscal years and do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. The ultimate decision to pay a dividend, however, remains within the discretion of our board of directors and may be affected by various factors, including our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual limitations and other considerations our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2013:

•	on an actual basis;

•	on an as adjusted basis to give effect to the Conversion (See “Summary—The Conversion”) and the purchase and retirement by us of 1,000,000 Shares in the offering at a price of $18.25 per Share.

The following table should be read in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in this prospectus supplement.

	March 31, 2013
	Actual	As Adjusted
	(unaudited, dollar amounts in thousands)
Cash and cash equivalents	$62,595	$44,345

Long-term borrowings	$100,778	$100,778

Shareholders’ equity
Common stock Class A, $1 par value. Authorized 100,000,000 shares; issued and outstanding 9,042,809 at March 31, 2013	$9,043	$2,382
Common Stock Class B, $1 par value. Authorized 100,000,000 shares; issued and outstanding 19,398,839 at March 31, 2013	19,399	25,059
Additional paid-in capital	145,278	128,029
Retained earnings	556,999	556,999
Accumulated other comprehensive income	56,916	56,916

Total Triple-S Management Corporation stockholders’ equity	787,635	769,385
Non-controlling interest in consolidated subsidiary	185	185

Total shareholders’ equity	787,820	769,570

Total capitalization	$888,598	$870,348

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis (“MD&A”) of our financial condition and results of operations covers each of the three years ended December 31, 2012 and the three months ended March 31, 2013 and 2012. References to the terms “we,” “our” or “us” used throughout this MD&A, refer to TSM and unless the context otherwise requires, its direct and indirect subsidiaries. This analysis should be read in its entirety and in conjunction with the audited and unaudited consolidated financial statements, notes and tables included elsewhere in this prospectus supplement.

Overview

We are one of the most significant players in the managed care industry in Puerto Rico and have over 50 years of experience in this industry. We offer a broad portfolio of managed care and related products in the Commercial and Medicare (including Medicare Advantage and the Part D stand-alone prescription drug plan (“PDP”)) markets. In the Commercial market we are the largest provider of managed care products. We offer products to corporate accounts, U.S. federal government employees, local government employees, individual accounts and Medicare Supplement. We also participate in miSalud (a government of Puerto Rico-funded managed care program for the medically indigent that is similar to the Medicaid program in the U.S.), by administering the provision of the physical health component in designated service regions in Puerto Rico. For the three months ended March 31, 2013, operating income generated under the Medicaid program represented 34% of our consolidated operating income. See “Risk Factors—Risks Related to Our Business—We are dependent on a small number of government contracts to generate a significant amount of the revenues of our managed care business” for more details of our Medicaid contract.

We have the exclusive right to use the BCBS names and marks throughout Puerto Rico and U.S. Virgin Islands. As of March 31, 2013 we serve approximately 1,675,000 members across all regions of Puerto Rico For the three months ended March 31, 2013, our managed care segment represented approximately 90% of our total consolidated premiums earned. We also have significant positions in the life insurance and property and casualty insurance markets. Our life insurance segment had a market share of approximately 13.1% (in terms of direct premiums) during the year ended December 31, 2011. Our property and casualty segment had a market share of approximately 8.8% (in terms of direct premiums) during the year ended December 31, 2012.

We participate in the managed care market through our subsidiaries TSS and AH. TSS is a BCBSA licensee, which provides us with exclusive use of the BCBS names and marks throughout Puerto Rico and U.S. Virgin Islands. Also, as of January 1, 2013, AH was granted the license to use the names and marks of the BCBSA in Puerto Rico.

We participate in the life insurance market through our subsidiary, TSV and in the property and casualty insurance market through our subsidiary, TSP, each one representing approximately 6% and 4%, respectively, of our consolidated premiums earned, net for the three months ended March 31, 2013.

Intersegment revenues and expenses are reported on a gross basis in each of the operating segments but eliminated in the consolidated results. Except as otherwise indicated, the numbers for each segment presented in this prospectus supplement do not reflect intersegment eliminations. These intersegment revenues and expenses affect the amounts reported on the financial statement line items for each segment, but are eliminated in consolidation and do not change net income. The following table shows premiums earned, net and net fee revenue and operating income for each segment, as well as the intersegment premiums earned, service revenues and other intersegment transactions, which are eliminated in the consolidated results:

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(Dollar amounts in millions)
Premiums earned, net:
Managed care	$493.9	$495.8	$2,033.5	$1,846.4	$1,700.3
Life insurance	31.8	30.0	124.7	113.0	105.8
Property and casualty insurance	24.9	22.2	97.7	97.6	99.2
Intersegment premiums earned	(0.6)	(0.7)	(2.5)	(2.5)	(4.2)

Consolidated premiums earned, net	$550.0	$547.3	$2,253.4	$2,054.5	$1,901.1

Administrative service fees
Managed care	$28.1	$28.7	$114.8	$43.0	$43.2

Inter segment administrative service fees	(1.0)	(1.2)	(4.7)	(4.5)	(3.6)

Consolidated administrative service fees	$27.1	$27.5	$110.1	$38.5	$39.6

Operating income:
Managed care	$20.5	$7.4	$47.0	$53.0	$63.8
Life insurance	4.0	4.4	16.7	17.7	17.3
Property and casualty insurance	0.4	(1.4)	6.8	4.5	3.6
Inter segment and other	(2.2)	(1.5)	(0.9)	2.1	3.3

Consolidated operating income	$22.7	$8.9	$69.6	$77.3	$88.0

Revenue

General. Our revenue consists primarily of (i) premium revenue we generate from our managed care business, (ii) administrative service fees we receive for services provided to self-insured employers (ASO), (iii) premiums we generate from our life insurance and property and casualty insurance businesses and (iv) investment income.

Managed Care Premium Revenue. Our revenue primarily consists of premiums earned from the sale of managed care products to the Commercial market sector, including corporate accounts, federal government employees, local government employees, individual accounts and Medicare Supplement, as well as to the Medicare Advantage (including PDP) and, up to September 30, 2010, the Medicaid sectors. We receive a monthly payment from or on behalf of each member enrolled in our managed care plans (excluding ASO). We recognize all premium revenue in our managed care business during the month in which we are obligated to provide services to an enrolled member. Premiums we receive in advance of that date are recorded as unearned premiums.

Premiums are set prospectively, meaning that a fixed premium rate is determined at the beginning of each contract year and revised at renewal. We renegotiate the premiums of different groups as their existing annual contracts become due. Our Medicare Advantage contracts entitle us to premium payments from CMS on behalf of each Medicare beneficiary enrolled in our plans, generally on a per member per month (“PMPM”) basis. We submit rate proposals to CMS in June for each Medicare Advantage product that will be offered beginning January 1 of the subsequent year in accordance with the competitive bidding process under the MMA. Retroactive rate adjustments are made periodically with respect to our Medicare Advantage plans based on the aggregate health status and risk scores of our plan participants.

Premium payments from CMS in respect of our Medicare Part D prescription drug plans are based on written bids submitted by us which include the estimated costs of providing the prescription drug benefits.

Administrative Service Fees. Administrative service fees include amounts paid to us for administrative services provided to self-insured contracts. We provide a range of customer services pursuant to our ASO contracts, including claims administration, billing, access to our provider networks and membership services. Effective November 1, 2011, TSS entered into a new contract with the government of Puerto Rico, to administer the provision of the physical health component of the miSalud program in designated service regions in Puerto Rico. Administrative service fees are recognized in the month in which services are provided.

Other Premium Revenue. Other premium revenue includes premiums generated from the sale of life insurance and property and casualty insurance products. Premiums on traditional life insurance policies are reported as earned when due. Premiums on accident and health and other short-term contracts are recognized as earned, primary on a pro rata basis over the contract period. Premiums on credit life policies are recognized as earned in proportion to the amounts of insurance in force. Group insurance premiums are billed one month in advance and a grace period of one month is provided for premium payment. If the insured fails to pay within the one-month grace period, we may cancel the policy. We recognize premiums on property and casualty contracts as earned on a pro rata basis over the policy term. Property and casualty policies are subscribed through general agencies, which bill policy premiums to their clients in advance or, in the case of new business, at the inception date and remit collections to us, net of commissions. The portion of premiums related to the period prior to the end of coverage is recorded in the consolidated balance sheet as unearned premiums and is transferred to premium revenue as earned.

Investment Income and Other Income. Investment income consists of interest and dividend income from investment securities and other income primarily consist of net unrealized gains (losses) of derivative instruments. See note 4 to our audited consolidated financial statements.

Expenses

Claims Incurred. Our largest expense is medical claims incurred, or the cost of medical services we arrange for our members. Medical claims incurred include the payment of benefits and losses, mostly to physicians, hospitals and other service providers, and to policyholders. We generally pay our providers on one of three bases: (1) fee-for-service contracts based on negotiated fee schedules; (2) capitation arrangements, generally on a fixed PMPM payment basis, whereby the provider generally assumes some of the medical expense risk; and (3) risk-sharing arrangements, whereby we advance a PMPM payment and share the risk of certain medical costs of our members with the provider based on actual experience as measured against pre-determined sharing ratios. Claims incurred also include claims incurred in our life insurance and property and casualty insurance businesses. Each segment’s results of operations depend to a significant extent on our ability to accurately predict and effectively manage claims and losses. A portion of the claims incurred for each period consists of claims reported but not paid during the period, as well as a management and actuarial estimate of claims incurred but not reported during the period.

The MLR, which is calculated by dividing managed care claims incurred by managed care premiums earned, net is one of our primary management tools for measuring these costs and their impact on our profitability. The MLR is affected by the cost and utilization of services. The cost of services is affected by many factors, in particular our ability to negotiate competitive rates with our providers. The cost of services is also influenced by inflation and new medical discoveries, including new prescription drugs, therapies and diagnostic procedures. Utilization rates, which reflect the extent to which beneficiaries utilize healthcare services, significantly influence our medical costs. The level of utilization of services depends in large part on the age, health and lifestyle of our members, among other factors. As the MLR is the ratio of claims incurred to premiums earned, net it is affected not only by our ability to contain cost trends but also by our ability to increase premium rates to levels consistent with or above medical cost trends. We use MLRs both to monitor our management of healthcare costs and to make various business decisions, including what plans or benefits to offer and our selection of healthcare providers.

Operating Expenses. Operating expenses include commissions to external brokers, general and administrative expenses, cost containment expenses such as case and disease management programs, and depreciation and amortization. The operating expense ratio is calculated by dividing operating expenses by premiums earned, net and administrative service fees. A significant portion of our operating expenses are fixed costs. Accordingly, it is important that we maintain or increase our volume of business in order to distribute our fixed costs over a larger membership base. Significant changes in our volume of business will affect our operating expense ratio and results of operations. We also have variable costs, which vary in proportion to changes in volume of business.

Membership

Our results of operations depend in large part on our ability to maintain or grow our membership. In addition to driving revenues, membership growth is necessary to successfully introduce new products, maintain an extensive network of providers and achieve economies of scale. Our ability to maintain or grow our membership is affected principally by the competitive environment and general market conditions.

Effective November 1, 2011, TSS entered into a new contract with the Government to administer the provision of the physical health component of the miSalud program (similar to Medicaid) in designated service regions in the Commonwealth of Puerto Rico.

In February 7, 2011, our subsidiary TSS completed the AH acquisition. As of December 31, 2012 and 2011, the Medicare membership attributable to AH was 50,883 and 47,522, respectively.

The following table sets forth selected membership data as of the dates set forth below:

	As of March 31,		As of December 31,
	2013	2012	2012	2011	2010
Commercial(1)	686,706	707,768	703,072	711,508	725,328
Medicare(2)	113,821	120,007	122,741	113,431	63,553
Medicaid(3)	874,169	876,230	895,301	858,757	—

Total	1,674,696	1,704,005	1,721,114	1,683,696	788,881

(1)	Commercial membership includes corporate accounts, self-funded employers, individual accounts, Medicare Supplement, Federal government employees and local government employees.
(2)	Includes Medicare Advantage as well as stand-alone PDP plan membership.
(3)	Medicaid membership includes self-funded members from the miSalud program.

Recent Developments

Puerto Rico’s Economy

Puerto Rico’s economy is currently in a recession that began in the fourth quarter of fiscal year 2006, during which the real gross national product grew by only 0.5%. For fiscal years 2007, 2008, 2009, 2010 and 2011 the real gross national product contracted by 1.2%, 2.9%, 3.8%, 3.4%, and 1.5% respectively. The Puerto Rico Planning Board (the “Planning Board”) currently projects an increase of 0.9% in real gross national product for fiscal year 2012 and an increase of 1.1% in real gross national product for fiscal year 2013.

In fiscal year 2011, aggregate personal income was $59.4 billion and personal income per capita was $15,995. From fiscal year 2000 to fiscal year 2011, total employment decreased at an average annual rate of 0.6%, from 1,150,291 to 1,077,006. A reduction in total employment began in the fourth quarter of fiscal year 2006 and has continued consistently through fiscal year 2011 due to the current recession and fiscal adjustment measures. During fiscal year 2012, the unemployment rate dropped below 15% for the first time since 2009.

The economy of Puerto Rico is closely linked to that of the United States, as most of the external factors that affect the Puerto Rico economy (other than the price of oil) are determined by the policies and results of the U.S. These external factors include exports, direct investment, the amount of federal transfer payments, the level of interest rates, the rate of inflation, and tourist expenditures. In recent years economic growth in Puerto Rico has not been consistent with the performance of the United States economy.

The dominant sectors of the Puerto Rico economy in terms of production and income are manufacturing and services. The services sector, which includes finance, insurance, real estate, wholesale and retail trade, transportation, communications and public utilities, and other services, plays a major role in the economy. It ranks second to manufacturing in contribution to the gross domestic product and leads all sectors in providing employment.

Since 2000, the Government of Puerto Rico (the “Government”) has faced a number of fiscal challenges, including a continued imbalance between its general fund revenues and expenditures, reaching its highest level in fiscal year 2009 with a deficit of $3.3 billion. Deficits were generally bridged through the use of non-recurring measures, such as borrowings, postponing payments to suppliers, and other one-time measures such as the use of derivatives and borrowings collateralized with government-owned real estate.

Recurrent budget deficits have substantially increased the amount of public sector debt. The total outstanding public sector debt amounted to $69.3 billion as of March 31, 2012. Gross National Product as of the end of fiscal year 2011 (from July 1, 2010 to June 30, 2011) was $64.1 billion, resulting in a debt/GNP ratio of 108%. Another obligation of the Government is an unfunded liability of the government public pension funds, which have funded ratios below 10%. The Government Employees Retirement System (“ERS”), the biggest of these public pension funds, announced in November 2012 that the total unfunded liability of all funds amounts to $37.3 billion.

In December 2012, Moody’s downgraded Puerto Rico General Obligation debt from Baa1 to Baa3, combined with a negative outlook. In March 2013, Standard & Poor’s downgraded Puerto Rico General Obligation debt to BBB-, combined with a negative outlook. In March 2013, Fitch also downgraded Puerto Rico General Obligation debt to BBB-, combined with a negative outlook. Most related Puerto Rico credits have also been downgraded over the same time period.

The rating agencies cite continued financial deterioration of Puerto Rico, continued weak economic growth forecasts, high and growing debt levels, and a high level of retirement liabilities. The lowest investment grade rating combined with a negative outlook by all rating agencies, reflects the challenge Puerto Rico will face attempting to address the underfunded pension systems from an already weak financial and economic position. We depend on Government contracts for a significant amount of our consolidated revenues. If the Government is unable to fund payment on these contracts, our results of operations would be materially affected.

In recent years, the Government has been focused on implementing measures to achieve fiscal balance, restore economic growth, finding solutions for its underfunded pension system and thereby safeguarding the investment-grade ratings of its bonds. Measures taken include (1) a reduction in the amount of Governmental employees, (2) tax reform, (3) privatization of the airport and certain highways through public-private partnerships, and, more recently, (4) a pension reform reducing benefits and increasing retirement age. To address the economic situation in Puerto Rico the Government may take other revenue raising measures, such as amending current taxation law, including sales tax and the implementation of a tax on insurance premiums, which could have a material adverse effect on our business, financial condition and results of operations.

Managed Care—Medicaid Business

The ASO contract with ASES, under which we provide services to the medically indigent population in five designated regions, expires on June 30, 2013, the end of the Government’s fiscal year. As of the date of this prospectus supplement, ASES has not issued a request for proposals for the continuation of these services during its 2013-2014 fiscal year. However, ASES’s Executive Director recently made a public statement indicating that the contracts for the administration of the Medicaid program, which includes ours, will be extended. He also indicated that the only amendments will be of a procedural nature, with no change in coverage for beneficiaries. He did not indicate until when the contract will be extended.

Results of Operations

Consolidated Operating Results

The following table sets forth our consolidated operating results for the three months ended March 31, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010. Further details of the results of operations of each reportable segment are included in the analysis of operating results for the respective segments.

	Three Months Ended March 31,		Years ended December 31,
	2013	2012	2012	2011	2010
	(Dollar amounts in millions)
Revenues:
Premiums earned, net	$550.0	$547.3	$2,253.4	$2,054.5	$1,901.1
Administrative s service fees	27.1	27.5	110.1	38.5	39.6
Net investment income	11.3	11.2	46.8	48.2	49.1
Other operating revenues	1.2	1.0	4.3	—	—

Total operating revenues	589.6	587.0	2,414.6	2,141.2	1,989.8
Net realized investment gains	1.9	1.7	5.2	18.6	2.5
Net unrealized investment gain (loss) on trading securities	—	—	—	(7.3)	5.4
Other income, net	0.5	1.1	2.2	0.7	0.9

Total revenues	592.0	589.8	2,422.0	2,153.2	1,998.6

Benefits and expenses:
Claims incurred	452.0	475.6	1,919.8	1,716.3	1,596.8
Operating expenses	114.9	102.5	425.2	347.6	305.0

Total operating costs	566.9	578.1	2,345.0	2,063.9	1,901.8
Interest expense	2.4	2.6	10.6	10.8	12.6

Total benefits and expenses	569.3	580.7	2,355.6	2,074.7	1,914.4

Income before taxes	22.7	9.1	66.4	78.5	84.2

Income tax expense	5.5	1.6	12.5	20.5	17.4

Net income	17.2	7.5	53.9	58.0	66.8
Net loss attributable to non-controlling interest	—	—	(0.1)	—	—

Net income attributable to TSM	$17.2	$7.5	$54.0	$58.0	$66.8

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Operating Revenues

Consolidated premiums earned, net for the three months ended March 31, 2013 increased by $2.7 million or 0.5%, to $550.0 million when compared to the three months ended March 31, 2012. This increase is the net result of increases in the premiums earned, net of the Life Insurance and the Property and Casualty Insurance segments of $1.8 million and $2.7 million, respectively, offset in part by a $1.9 million decrease in Managed Care premiums mostly driven by a lower member month enrollment across all sectors.

The consolidated administrative service fees of $27.1 million decreased by $0.4 million, or 1.5%, when compared to prior period.

Net Realized Investment Gains

Consolidated net realized investment gains of $1.9 million during the 2013 period are the result of net realized gains, mainly from the sale of debt and equity securities.

Claims Incurred

Consolidated claims incurred decreased by $23.6 million, or 5.0%, to $452.0 million during the three months ended March 31, 2013 when compared to the claims incurred during the three months ended March 31, 2012, mostly in the Medicare and Commercial businesses of the Managed Care segment. Medical claims incurred in Managed Care decreased mostly as a result of lower utilization and cost trends as well as to the effect of favorable prior period reserve developments, mostly driven by better than expected utilization trends. The lower member month enrollment in this segment also contributed to the decreased claims incurred. The consolidated loss ratio decreased by 470 basis points to 82.2%.

Operating Expenses

Consolidated operating expenses during the three months ended March 31, 2013 increased by $12.4 million, or 12.1%, to $114.9 million as compared to the operating expenses during the three months ended March 31, 2012. For the three months ended March 31, 2013, the consolidated operating expense ratio increased by 210 basis points to 19.9%. The higher operating expenses and operating expenses ratio are mainly related to special technology initiatives, expenses related to the reorganization of the Medicare business, higher payroll and related expenses mostly as a result of recruitment of additional Medicare sales force, and an increase in professional services related to our CMS star ratings efforts.

Income Tax Expense

Consolidated income tax expense during the three months ended March 31, 2013 increased by $3.9 million, to $5.5 million, as compared to the income tax expense for the three months ended March 31, 2012. The effective tax rate increased by 660 basis points to 24.2%. The higher effective tax rate is the result of the increase in the taxable income of the Managed Care segment, which operates at a higher effective tax rate.

Year ended December 31, 2012 compared with the year ended December 31, 2011

Operating Revenues

Consolidated premiums earned, net increased by $198.9 million, or 9.7%, to $2.3 billion during the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was mostly the result of the higher member month enrollment in the Medicare and Commercial business, attributed to the new members acquired from AH on February 2011 and organic growth, as well as to the receipt of higher risk score adjustments from CMS in 2012 as compared to 2011.

The increase in the administrative service fees of the Managed Care segment of $71.6 million, or 186.0%, to $110.1 million 2012 is attributed to a higher amount of self-insured contracts after resuming our participation in the Medicaid sector.

Consolidated net investment income decreased by $1.4 million, or 2.9%, to $46.8 million during the year ended December 31, 2012 mostly as the result of lower yields in fixed income investments acquired during the period.

Other operating revenues of $4.3 million are related to the operations of the health clinic we acquired during the first quarter of 2012.

Net Realized Investment Gains

Consolidated net realized investment gains of $5.2 million during the year ended December 31, 2012 are the result of net realized gains from the sale of debt and equity securities available for sale, as part of asset/liability management and tax planning strategies.

Other Income, Net

The $1.5 million increase in the consolidated other income primarily results from a lower loss on derivative instruments in 2012. The derivative instruments we held matured during the second quarter of 2012.

Claims Incurred

Consolidated claims incurred during the year ended December 31, 2012 increased by $203.5 million, or 11.9%, to $1.9 billion when compared to the claims incurred during the year ended December 31, 2011, mostly due to claims incurred in the Managed Care segment. The increased claims incurred of the Managed Care segment result from higher utilization and cost trends, particularly in the Medicare business. The Life and Property and Casualty segments also experienced increases in claims incurred. The consolidated loss ratio increased by 170 basis points to 85.2%.

Operating Expenses

Consolidated operating expenses during the year ended December 31, 2012 increased by $77.6 million, or 22.3%, to $425.2 million as compared to the operating expenses during the year ended December 31, 2011. For the year ended December 31, 2012, the consolidated operating expense ratio increased by 140 basis points to 18.0%, primarily reflecting the higher amount of self-insured contracts after resuming our participation in the Medicaid sector effective November 1, 2011, plus higher expenses in external consultants partly related to the MA business planning and integration.

Income Tax Expense

Consolidated income tax expense during the year ended December 31, 2012 decreased by $8.0 million, or 39.0%, to $12.5 million as compared to the income tax expense during the year ended December 31, 2011. The effective tax rate decreased by 730 basis points, to 18.8%, during the year ended December 31, 2012. The consolidated income tax expense for the year ended December 31, 2011 includes a one-time charge of $6.4 million resulting from the reduction of the net deferred tax assets following the reduction in income tax rates after the enactment of the new Puerto Rico tax reform, which was effective January 2011, that reduced the maximum corporate tax rate from 39% to approximately 30%.

Year ended December 31, 2011 compared with the year ended December 31, 2010

Operating Revenues

Consolidated premiums earned, net increased by $153.4 million, or 8.1%, to $2.1 billion during the year ended December 31, 2011 compared to the year ended December 31, 2010. The increase was mostly the result of a higher member months enrollment in the Medicare business attributed to new members acquired from AH, offset in part by the termination of the Medicaid contracts effective September 30, 2010.

The decrease in the administrative service fees of the Managed Care segment of $1.1 million, or 2.8%, to $38.5 million in the 2011 period is attributed to a lower self-funded member months enrollment.

Consolidated net investment income decreased by $0.9 million, or 1.8%, to $48.2 million during the year ended December 31, 2011 mostly as the result of lower yields in fixed income investments acquired during the period.

Net Realized Investment Gains

Consolidated net realized investment gains of $18.6 million during the year ended December 31, 2011 are the result of net realized gains from the sale of debt and equity securities, including our trading portfolio.

Net Unrealized Loss on Trading Securities and Other Income, Net

The combined balance of our consolidated net unrealized loss on trading securities and other income, net decreased by $12.9 million, to $6.6 million during the year ended December 31, 2011. This decrease is attributable to the effect of the sale of the trading portfolio and market fluctuations during this period.

Claims Incurred

Consolidated claims incurred during the year ended December 31, 2011 increased by $119.5 million, or 7.5%, to $1.7 billion when compared to the claims incurred during the year ended December 31, 2010, mostly due to claims incurred in the Managed Care segment. This increase is principally due to the claims incurred related to the AH acquisition, offset in part by the termination of the Medicaid contracts effective September 30, 2010. The consolidated loss ratio decreased by 50 basis points to 83.5%.

Operating Expenses

Consolidated operating expenses during the year ended December 31, 2011 increased by $42.6 million, or 14.0%, to $347.6 million as compared to the operating expenses during the year ended December 31, 2010, primarily due to the acquisition of AH. For the year ended December 31, 2011, the consolidated operating expense ratio increased by 90 basis points, to 16.6%. The higher operating expense ratio is mainly due to additional operating costs incurred by the Managed Care segment in order to maintain a level of services offered to members and providers while transitioning to its new IT system and a higher amount of self-insured contracts after resuming our participation in the Medicaid sector. Also contributing to the higher operating expense ratio are the expenses related to the AH operations, which run at a higher operating expense ratio than the Medicaid business lost in 2010. Approximately $7.6 million of the expense associated to the AH operations are related to the amortization of intangible assets.

Income Tax Expense

Consolidated income tax expense during the year ended December 31, 2011 increased by $3.1 million, or 17.8%, to $20.5 million as compared to the income tax expense during the year ended December 31, 2010. The effective tax rate increased by 540 basis points to 26.1% during the year ended December 31, 2011. The consolidated income tax expense includes a one-time charge of $6.4 million resulting from the reduction of the net deferred tax assets following the enactment of the new Puerto Rico tax reform, which was effective January 2011 that reduced the maximum corporate tax rate from 39% to approximately 30%. Partially offsetting the effect of this adjustment to net deferred tax assets, is a reduction in the taxable income of the Managed Care segment, which operates at a higher effective tax rate, and the use of tax credits in the 2011 period.

Managed Care Operating Results

We offer our products in the managed care segment to three distinct market sectors in Puerto Rico: Commercial, Medicare (including Medicare Advantage and PDP) and Medicaid. For the three months ended March 31, 2013, the Commercial sector represented 42.4% and 9.3% of our consolidated premiums earned, net and operating income, respectively. Premiums earned, net and operating income generated from our Medicare contracts (including PDP) during the three months ended March 31, 2013 represented 47.3% and 46.3%, respectively, of our consolidated earned premiums, net and operating income, respectively. The operating income of the Medicaid sector represented 33.9% of the consolidated operating income for the three months ended March 31, 2013.

	Three month ended March 31,		Years ended December 31,
(Dollar amounts in millions)	2013	2012	2012	2011	2010
Operating revenues:
Medical premiums earned, net:
Commercial	$233.6	$241.6	$960.0	$947.1	$947.1
Medicare	260.3	254.2	1,073.5	896.6	468.4
Medicaid	—	—	—	2.7	284.8

Medical premiums earned, net	493.9	495.8	2,033.5	1,846.4	1,700.3
Administrative service fees	28.1	28.7	114.8	43.0	43.2
Net investment income	3.9	3.9	16.4	17.5	19.8

Total operating revenues	525.9	528.4	2,164.7	1,906.9	1,763.3

Medical operating costs :
Medical claims incurred	423.1	448.5	1,806.4	1,610.5	1,497.8
Medical operating expenses	82.3	72.5	311.3	243.4	201.7

Total medical operating costs	505.4	521.0	2,117.7	1,853.9	1,699.5

Medical operating income	$20.5	$7.4	$47.0	$53.0	$63.8

Additional data:
Member months enrollment:
Commercial:
Fully-insured	1,395,023	1,467,148	5,817,009	5,806,053	5,982,094
Self-funded	667,176	659,500	2,681,962	2,744,431	2,966,291

Total Commercial member months	2,062,199	2,126,648	8,498,971	8,550,484	8,948,385

Medicaid:
Fully-insured	—	—	—	—	3,078,288
Self-funded	2,650,618	2,612,958	10,562,571	1,718,888	1,782,426

Total Medicaid member months	2,650,618	2,612,958	10,562,571	1,718,888	4,860,714
Medicare:
Medicare Advantage	322,758	329,944	1,354,301	1,132,634	670,250
Stand-alone PDP	24,073	25,271	101,675	105,987	112,297

Total Medicare member months	346,831	355,215	1,455,976	1,238,621	782,547

Total member months	5,059,648	5,094,821	20,517,518	11,507,993	14,591,646

Medical loss ratio	85.7%	90.5%	88.8%	87.2%	88.1%
Operating expense ratio	15.8%	13.8%	14.5%	12.9%	11.6%

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Medical Operating Revenues

Medical premiums earned for the three months ended March 31, 2013 decreased by $1.9 million, or 0.4%, to $493.9 million when compared to the medical premiums earned during the three months ended March 31, 2012. This decrease is principally the result of the following:

•

Medical premiums generated by the Commercial business decreased by $8.0 million, or 3.3%, to $233.6 million during the three months ended March 31, 2013. This fluctuation is primarily the result of a decrease in member month enrollment by 72,125, or 4.9%, mainly in our rated groups and local government employees sector products, mostly due to the non-renewal of one large commercial account.

•

Medical premiums generated by the Medicare business increased during the three months ended March 31, 2013 by $6.1 million to $260.3 million while member month enrollment decreased by 8,384, or 2.4%, year over year, mostly resulting from changes in product design for 2013. Increased premiums mostly result from higher risk score estimates in 2013.

Administrative service fees remained in line with prior period, with a slight decrease of $0.6 million, or 2.1%, to $28.1 million during the three months ended March 31, 2013.

Medical Claims Incurred

Medical claims incurred during the three months ended March 31, 2013 decreased by $25.4 million, or 5.7%, to $423.1 million when compared to the three months ended March 31, 2012, reflecting favorable prior period reserve developments and reduced current period claims. The medical loss ratio (“MLR”) of the segment decreased 480 basis points during the 2013 period, to 85.7%. These fluctuations are primarily attributed to the effect of the following:

•

The medical claims incurred of the Medicare business decreased by $15.0 million, or 6.5%, during the 2013 period and its MLR decreased by 790 basis points, to 83.1%. The lower member month enrollment in this sector contributed to the decrease in claims incurred. The MLR excluding prior period reserve developments and risk-score adjustments in the 2013 and 2012 periods presents a decrease of 330 basis points, reflecting lower cost and utilization trends. The decrease also reflects improved drug costs after the new Pharmacy Benefit Manager (“PBM”) contract and the impact of changes in 2013 product design.

•

The medical claims incurred of the Commercial business decreased by $10.4 million, or 4.8%, during the 2013 period mostly due to the lower fully-insured member month enrollment. The Commercial MLR was 88.4%, which is 140 basis points lower than the MLR for the prior year. Excluding the effect of favorable prior period reserve developments in 2013 and 2012, the MLR would have increased by 40 basis points.

These cost and utilization trends are not necessarily indicative of the trends we may experience in future periods. In particular, the medical claims incurred in the first quarter of 2013 may have been affected by the occurrence of the Easter holidays in March, as utilization typically declines during these holidays. Furthermore, as explained in note 6 to the unaudited consolidated financial statements included elsewhere in this prospectus supplement, prior period reserve developments generally result from cost and utilization trends that differ from those expected. The medical claims incurred during the first quarter of 2013 consider the effect of such differences. See “—Critical Accounting Estimates—Claim Liabilities.”

Medical Operating Expenses

Medical operating expenses for the three months ended March 31, 2013 increased by $9.8 million, or 13.5%, to $82.3 million when compared to the three months ended March 31, 2012. The operating expense ratio increased by 200 basis points, from 13.8% in 2012 to 15.8% in 2013. This increase is mainly related to on-going special project initiatives related to TSS’s core system upgrade to QNXT 5.0, expenses related to the on-going reorganization of the MA business, higher payroll and related expenses mostly as a result of recruitment of additional MA sales force, and in increase in professional services related to our CMS star ratings efforts.

Year ended December 31, 2012 compared with the year ended December 31, 2011

Medical Operating Revenues

Medical premiums earned for the year ended December 31, 2012 increased by $187.1 million, or 10.1%, to $2.0 billion when compared to the medical premiums earned during the year ended December 31, 2011. This increase is principally the result of the following:

•

Medical premiums generated by the Medicare business increased by $176.9 million, or 19.7%, to $1.1 billion. This fluctuation is the result of an overall increase in the member months enrollment of this business by 217,355, or 17.5%, when compared with the same period in 2011. Increase in member months enrollment was mainly attributed to increased sales across all our Medicare products, as well as to the effect of presenting the members acquired from AH for the full year in 2012 and only for eleven months in 2011. This fluctuation also results from the receipt of higher risk score adjustments from CMS in 2012 as compared to 2011. The 2012 and 2011 periods include the net effect of approximately $12.6 million and $1.9 million, respectively, related to CMS final risk scores adjustments corresponding to prior periods.

•

Medical premiums generated by the Commercial business increased by $12.9 million, or 1.4%, to $960.0 million during the year ended December 31, 2012 as compared to the year ended December 31, 2011. This is the result of higher average premium rates per member of approximately 1.2% and an increase in member months enrollment by 10,956, or 0.2%.

Administrative service fees increased by $71.8 million, or 167.0%, to $114.8 million during the year ended December 31, 2012. This fluctuation primarily results from the member months enrollment related to the miSalud program, which we resumed servicing effective November 1, 2011.

Medical Claims Incurred

Medical claims incurred during the year ended December 31, 2012 increased by $195.9 million, or 12.2%, to $1.8 billion, when compared to the year ended December 31, 2011. The MLR of the segment experienced an increase of 160 basis points during the 2012 period, to 88.8%. These fluctuations are primarily attributed to the effect of the following:

•

The medical claims incurred of the Medicare business increased by $151.2 million during the 2012 period primarily due to the increase in member months enrollment in 2012 attributed to increased sales, as well as to the effect of presenting the members acquired from AH for the full period in 2012 and only for eleven months in 2011. The Medicare MLR was 88.8%, which is 60 basis points lower than the MLR for the prior year. Excluding the effect of risk-score premium adjustments and prior period reserve developments in the 2012 and 2011 periods, the MLR increased by 270 basis points, mostly as the result of higher utilization and cost trends in AH, particularly in pharmacy services.

•

The medical claims incurred of the Commercial business increased by $39.4 million during the 2012 period and its MLR increased by 300 basis points. Excluding effect of prior period reserve developments in the 2012 and 2011 periods, the MLR of this business presents an increase of 120 basis points in 2012 mostly as the result of moderate premium rate increases and higher utilization trends, particularly in hospital admissions and surgical procedures.

•

The medical claims incurred of the Medicaid business increased by $5.3 million during 2012 compared to prior year mostly because of a favorable prior period reserve development recognized in the 2011 period, after the termination of the Medicaid fully-insured contracts that was effective September 30, 2010.

Medical Operating Expenses

Medical operating expenses for the year ended December 31, 2012 increased by $67.9 million, or 27.9%, to $311.3 million when compared to the year ended December 31, 2011, primarily resulting from the higher member months enrollment in 2012. The operating expense ratio increased by 160 basis points, from 12.9% in 2011 to 14.5% in 2012, reflecting a higher amount of self-insured contracts after resuming our participation in the Medicaid sector in November 2011.

Year ended December 31, 2011 compared with the year ended December 31, 2010

Medical Operating Revenues

Medical premiums earned for the year ended December 31, 2011 increased by $146.1 million, or 8.6%, to $1.8 billion when compared to the medical premiums earned during the year ended December 31, 2010. This increase is principally the result of the following:

•

Medical premiums generated by the Medicare business increased by $428.2 million, or 91.4%, to $896.6 million. This fluctuation is the result of an overall increase in member months enrollment of this business by 456,074, or 58.3%, when compared with the same period in 2010. Increase in member months enrollment was attributed to new members acquired from AH effective February 1, 2011, offset in part by a decrease in member months in our legacy products. Total member months from AH amounted to 475,780 during the year ended December 31, 2011.

•

Medicare premiums earned in the Medicaid business decreased by $282.1 million, to $2.7 million during the year ended December 31, 2011. This fluctuation results from the termination of the Medicaid contracts effective September 30, 2010. The premiums earned that are reflected in the 2011 period result from adjustments that increased the amount receivable corresponding to the risk sharing agreement with the government of Puerto Rico included in the Metro-North region contract.

•

Medical premiums generated by the Commercial business remained in line with prior year at $947.1 million. This is the result of a decrease in member months enrollment of 176,041, or 2.9%, and higher average premium rates per member of approximately 3.0%. Premium rate increases were consistent with claim trends.

Administrative service fees decreased by $0.2 million, to $43.0 million during the 2011 period, mainly due to a decrease in self-funded member months enrollment of 285,398 members. Such decrease primarily results from a lower self-insured Commercial member months enrollment during the 2011 period; offset in part by an increase in member months from the miSalud program effective November 1, 2011.

Medical Claims Incurred

Medical claims incurred during the year ended December 31, 2011 increased by $112.7 million, or 7.5%, to $1.6 billion, when compared to the year ended December 31, 2010. The MLR of the segment presented a decrease of 90 basis points during the 2011 period, to 87.2%. These fluctuations are primarily attributed to the effect of the following:

•

The medical claims incurred of the Medicare business increased by $408.3 million during the 2011 period primarily due to the acquisition of AH effective February 1, 2011. Total claims incurred during the 2011 period related to the AH business amounted to $385.4 million. The Medicare MLR was 89.4%, which is 550 basis points higher than the MLR for the prior year. The MLR excluding prior period reserve developments in the 2011 and 2010 periods and risk-score adjustments presents an increase of 500 basis points. The higher adjusted MLR is due to higher utilization trends in our non-dual product as compared to last year as well as to the addition of AH which has a higher MLR than our Medicare legacy products.

•	The medical claims incurred of the Medicaid business were $258.0 million lower than the prior year mostly due to the termination of the Medicaid contracts effective September 30, 2010.

•

The medical claims incurred of the Commercial business decreased by $37.6 million during the 2011 period and its MLR decreased by 410 basis points. The MLR excluding the effect of prior period reserve developments in the 2011 and 2010 periods presents a decrease of 440 basis points, mostly as the result of lower utilization trends in 2011 and our strict underwriting guidelines.

Medical Operating Expenses

Medical operating expenses for the year ended December 31, 2011 increased by $41.7 million, or 20.7%, to $243.4 million when compared to the year ended December 31, 2010, primarily due to the acquisition of AH. Total operating expenses during the year ended December 31, 2011 related to the AH business amounted to $44.9 million, approximately $7.6 million of which are related to the amortization of intangible assets. The operating expense ratio increased by 130 basis points, from 11.6% in 2010 to 12.9% in 2011. This increase is mainly due to additional operating costs incurred in order to maintain the level of services offered to members and providers while transitioning to the new IT system and a higher amount of self-insured contracts after resuming our participation in the Medicaid sector. Also contributing to the increased operating expense ratio are the expenses associated to the AH operations, which run with a higher operating expense ratio than the Medicaid business lost in 2010.

Life Insurance Operating Results

	Three month ended March 31,		Years ended December 31,
(Dollar amounts in millions)	2013	2012	2012	2011	2010
Operating revenues:
Premiums earned, net:
Premiums earned	$33.8	$32.0	$132.7	$118.8	$111.4
Premiums earned ceded	(2.0)	(2.0)	(8.0)	(5.8)	(5.6)

Premiums earned, net	31.8	30.0	124.7	113.0	105.8
Net investment income	5.3	4.9	20.8	18.5	17.1

Total operating revenues	37.1	34.9	145.5	131.5	122.9

Operating costs:
Policy benefits and claims incurred	16.8	14.8	66.4	57.5	49.8
Underwriting and other expenses	16.3	15.7	62.4	56.3	55.8

Total operating costs	33.1	30.5	128.8	113.8	105.6

Operating income	$4.0	$4.4	$16.7	$17.7	$17.3

Additional data:
Loss ratio	52.8%	49.3%	53.2%	50.9%	47.1%
Operating expense ratio	51.3%	52.3%	50.0%	49.8%	52.7%

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Operating Revenues

Premiums earned, net for the three months ended March 31, 2013 increased by $1.8 million, or 6.0% to $31.8 million when compared to the three months ended March 31, 2012 as a result of overall business growth. Such increase is mostly related to new sales in the Individual Life and Cancer business, which presented a combined year over year increase of $1.8 million, or 6.3%.

Policy Benefits and Claims Incurred

Policy benefits and claims incurred for the three months ended March 31, 2013 increased by $2.0 million, or 13.5%, to $16.8 million when compared to the three months ended March 31, 2012. This is the result of a higher amount of claims received in the 2013 period, particularly in the individual life and cancer products. As a result, the loss ratio for the period increased from 49.3% in 2012 to 52.8% in 2013, or 350 basis points.

Underwriting and Other Expenses

Underwriting and other expenses for the three month period ended March 31, 2013 increased $0.6 million, or 3.8%, to $16.3 million when compared to the three months ended March 31, 2012, mostly related to a lower amount of expenses capitalized as Deferred Policy Acquisition Costs. The operating expenses ratio decreased by 100 basis points from 52.3% in 2012 to 51.3% in 2013 as a result of the increase in volume of business during the three months ended March 31, 2013 as compared to the three months period ended March 31, 2012.

Year ended December 31, 2012 compared with the year ended December 31, 2011

Operating Revenues

Premiums earned, net for the segment increased by $11.7 million, or 10.4%, to $124.7 million during the year ended December 31, 2012 as compared to the year ended December 31, 2011, primarily as the result of higher sales in the Cancer, Individual Life and Group Life lines of business during the period.

Policy Benefits and Claims Incurred

Policy benefits and claims incurred increased by $8.9 million, or 15.5%, to $66.4 million during the year ended December 31, 2012. This fluctuation is primarily the result of higher claims received for the Cancer line of business, and also to an increase in the liability for future policy benefits that was driven by new business subscribed in the period and improved persistency on the Individual Life business. The loss ratio for the period increased from 50.9% in 2011 to 53.2% in 2012, or 230 basis points.

Underwriting and Other Expenses

Underwriting and other expenses for the segment increased by $6.1 million, or 10.8%, to $62.4 million during the year ended December 31, 2012 primarily the related to higher commissions as a result of the higher volume of business of this segment. Expense control and the growth in premiums during this period resulted in a slightly higher operating expense ratio, which increased by 20 basis points, from 49.8% in 2011 to 50.0% in 2012.

Year ended December 31, 2011 compared with the year ended December 31, 2010

Operating Revenues

Premiums earned, net for the segment increased by $7.2 million, or 6.8%, to $113.0 million during the year ended December 31, 2011 as compared to the year ended December 31, 2010, primarily as the result of higher sales in the Cancer and Individual Life lines of business.

Policy Benefits and Claims Incurred

Policy benefits and claims incurred increased by $7.7 million, or 15.5%, to $57.5 million during the year ended December 31, 2011. This fluctuation is primarily the result of a higher claims received, as well as to a higher average claim amount, in the Cancer line of business, and also to an increase in the liability for future policy benefits that was driven by new business subscribed in the period. The loss ratio for the period increased from 47.1% in 2010 to 50.9% in 2011, or 380 basis points.

Underwriting and Other Expenses

Underwriting and other expenses for the segment increased by $0.5 million, or 0.9%, to $56.3 million during the year ended December 31, 2011 primarily the result of the higher volume of business of this segment and a slowdown in the amortization of deferred policy acquisition costs resulting from increased persistency in certain products within the Individual Life line of business. The increased premiums earned resulted in a lower operating expense ratio, which decreased by 290 basis points, from 52.7% in 2010 to 49.8% in 2011.

Property and Casualty Insurance Operating Results

	Three month ended March 31,		Years ended December 31,
(Dollar amounts in millions)	2013	2012	2012	2011	2010
Operating revenues:
Premiums earned, net:
Premiums written	$31.0	$33.8	$162.7	$152.9	$159.2
Premiums ceded	(13.2)	(14.2)	(63.5)	(63.0)	(63.7)
Change in unearned premiums	7.1	2.6	(1.5)	7.7	3.7

Premiums earned, net	24.9	22.2	97.7	97.6	99.2
Net investment income	2.0	2.2	8.9	9.5	10.1

Total operating revenues	26.9	24.4	106.6	107.1	109.3

Operating costs:
Claims incurred	12.7	12.8	49.3	48.2	49.2
Underwriting and other expenses	13.8	13.0	50.5	54.4	56.5

Total operating costs	26.5	25.8	99.8	102.6	105.7

Operating income (loss)	$0.4	$(1.4)	$6.8	$4.5	$3.6

Additional data:
Loss ratio	51.0%	57.7%	50.5%	49.4%	49.6%
Operating expense ratio	55.4%	58.6%	51.7%	55.7%	57.0%

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Operating Revenues

Total premiums written during the three months ended March 31, 2013 decreased by $2.8 million, or 8.3%, to $31.0 million, mostly resulting from lower sales of Dwelling insurance products.

Premiums ceded to reinsurers during the three months ended March 31, 2013 decreased by $1.0 million, or 7.0%, to $13.2 million. The ratio of premiums ceded to premiums written increased by 60 basis points, from 42.0% in 2012 to 42.6% in 2013, mostly resulting from a change in the mix of business subscribed during 2013.

The change in unearned premiums presented an increase of $4.5 million, to $7.1 million during the three months ended March 31, 2013, primarily as the result of the lower volume of premiums written in 2013.

Claims Incurred

Claims incurred during the three months ended March 31, 2013 decreased by $0.1 million, or 0.8%, to $12.7 million. The loss ratio decreased by 670 basis points, to 51.0% during this period as a result of a favorable loss experience, mostly in the Commercial Auto line of business.

Underwriting and Other Expenses

Underwriting and other operating expenses for the three months ended March 31, 2013 increased by $0.8 million, or 6.2%, to $13.8 million, primarily due to a higher net commission expense resulting from an increase in the amortization of deferred policy acquisition costs. The operating expense ratio decreased by 320 basis points during the same period, to 55.4% in 2013.

Year ended December 31, 2012 compared with the year ended December 31, 2011

Operating Revenues

Total premiums written during the year ended December 31, 2012 increased by $9.8 million, or 6.4%, to $162.7 million, mostly related to higher volume in the Commercial Auto, Commercial Liability, Commercial Package, and Commercial Property insurance products after the acquisition of several government and municipality accounts. In addition, this segment reported increased sales in the Personal Package insurance products. Nonetheless, the commercial business remains under soft market conditions with strong competition.

Premiums ceded to reinsurers during the year ended December 31, 2012 increased by approximately $0.5 million, or 0.8%, to $63.5 million. The ratio of premiums ceded to premiums written decreased by 220 basis points, to 39.0% in 2012. This fluctuation was primarily the result of a change in the mix of business subscribed during 2012.

The change in unearned premiums presented a decrease of $9.2 million, to $1.5 million during the year ended December 31, 2012, primarily as the result of the higher volume of premiums written during this period.

Claims Incurred

Claims incurred during the year ended December 31, 2012 increased by $1.1 million, or 2.3%, to $49.3 million. The loss ratio increased by 110 basis points, to 50.5% in 2012, as a result of unfavorable loss experience in the Commercial Auto and General Liability line of business, primarily resulting from the receipt of several large auto liability claims that together had the effect of increasing 2012 claims incurred by approximately $2.3 million, offset in part by a decrease in the claims related to the Dwelling line of business.

Underwriting and Other Expenses

Underwriting and other operating expenses for the year ended December 31, 2012 decreased by $3.9 million, or 7.2%, to $50.5 million. The operating expense ratio decreased by 400 percentage points during the same period, to 51.7% in 2012. This decrease is primarily due to a lower net commission expense and decreases in other operating expenses.

Year ended December 31, 2011 compared with the year ended December 31, 2010

Operating Revenues

Total premiums written during the year ended December 31, 2011 decreased by $6.3 million, or 4.0%, to $152.9 million, mostly in the Dwelling and Commercial Property Mono-line and Commercial Auto insurance products; offset in part by higher sales of Commercial Multi-peril products. Soft market conditions also prevailed in 2011, thus reducing premium rates and increasing competition for renewals and new business.

Premiums ceded to reinsurers during the year ended December 31, 2011 decreased by approximately $0.7 million, or 1.1%, to $63.0 million. The ratio of premiums ceded to premiums written increased by 120 basis points, to 41.2% in 2011. This fluctuation was primarily the result of higher Commercial Property cessions, which were increased from 32% to 37%.

The change in unearned premiums presented an increase of $4.0 million, to $7.7 million during the year ended December 31, 2011, primarily as the result of the lower volume of premiums written during this period.

Claims Incurred

Claims incurred during the year ended December 31, 2011 decreased by $1.0 million, or 2.0%, to $48.2 million. The loss ratio decreased by 20 basis points, to 49.4% during the year ended December 31, 2011, as a result of a favorable loss experience in the Commercial Auto line of business resulting from lower claim amounts in the claims reported in 2011; offset in part by an increase in Commercial Multi-Peril line of business. Although the current period reflects $1.6 million of net losses related to Tropical Storm Irene, the 2010 period was impacted by several large losses caused by fires and liability claims in excess of $1.9 million.

Underwriting and Other Expenses

Underwriting and other operating expenses for the year ended December 31, 2011 decreased by $2.1 million, or 3.7%, to $54.4 million. This decrease is primarily due to a lower commission expense as a result of the lower premiums written; offset in part by an increase in the provision for uncollectible amounts. The operating expense ratio decreased by 130 percentage points during the same period, to 55.7% in 2011.

Liquidity and Capital Resources

Cash Flows

A summary of our major sources and uses of cash for the periods indicated is presented in the following table:

	Three Months Ended March 31,		Years ended December 31,
	2013	2012	2012	2011	2010
	(dollar amounts in millions)
Sources of cash:
Net cash provided by operating activities	$31.2	$74.2	$109.7	$162.5	$37.7
Proceeds from annuity contracts	3.0	6.5	39.7	31.8	10.7
Proceeds from exercise stock options	—	0.3	0.3	0.2	—
Net proceeds from borrowings	—	—	30.0	—	40.6
Other	20.4	5.6	—	4.4	0.2

Total sources of cash	54.6	86.6	179.7	198.9	89.2

Uses of cash:
Net purchases of investment securities	(52.3)	(15.2)	(91.1)	(13.6)	(23.7)
Cash settlements of stock options	—	—	—	(2.4)	—
Capital expenditures	(6.1)	(2.8)	(12.1)	(16.3)	(19.2)
Payments of long-term borrowings	(0.5)	(0.5)	(26.9)	(51.6)	(26.4)
Payments of short-term borrowings	(21.5)	—	—	(15.6)	—
Surrenders of annuity contracts	(1.2)	(1.7)	(7.1)	(6.6)	(9.1)
Repurchase and retirement of common stock	—	—	(2.3)	(11.3)	(6.2)
Acquisition of business , net of cash of $0.8 in the three months ended March 31, 2012 and the year ended December 31, 2012 and $29.4 in the year ended December 31, 2011	—	(2.7)	(2.7)	(54.7)	—
Other	—	—	(19.8)	—	—

Total uses of cash	(81.6)	(22.9)	(162.0)	(172.1)	(84.6)

Net increase in cash and cash equivalents	$(27.0)	$63.7	$17.7	$26.8	$4.6

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Cash flow from operating activities decreased by $43.0 million for the three months ended March 31, 2013 as compared to the three months ended March 31, 2012, principally due to a decrease in premium collections by $63.5 million. The lower premium collections primarily result from the collection in March 2012 of approximately $80 million related to the CMS April 2012 premiums, which advance collection did not occur during the current period, and the Managed Care Segment decreased membership enrollment. This fluctuation is offset in part by the effect of a decrease in claims paid by $10.2 million, cash paid to suppliers and employees by $4.7 million, and the income taxes paid, by $4.6 million.

During the three months ended March 31, 2013 we received $3.0 million in policyholder deposits, this represents a decrease $3.5 million when compared to the prior year and is the result of lower sales of annuity products.

The increase in other sources of cash is attributed to changes in the amount of outstanding checks over bank balances in the 2013 period.

Net acquisition of investment securities were $37.1 million higher during the three months ended March 31, 2013 as compared to the three months ended March 31, 2012, primarily resulting from the investment of excess cash flows from operations.

Net capital expenditures increased by $3.3 million for the three months ended March 31, 2013, as compared to the three months ended March 31, 2012, principally due to special projects initiatives related to information technology.

Net payments of short-term borrowings increased by $21.5 million during the three months ended March 31, 2013, addressing timing differences between cash receipts and disbursements.

On January 18, 2012, we acquired a controlling stake in a health clinic in Puerto Rico at a cost of $2.7 million, net of $0.8 million of cash acquired. There was no acquisition of business during the three months ended March 31, 2013.

Year ended December 31, 2012 compared to year ended December 31, 2011

Cash flows from operating activities decreased by $52.8 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011, principally due to the effect of higher claims paid and cash paid to suppliers and employees by $163.1 million and $39.5 million, respectively, offset in part by higher premiums collections by $195.3 million. The increase in premiums collected is principally the result of the higher Managed Care membership enrollment. The increase in claim payments mostly results from the higher enrollment and increased utilization trends in the Managed Care segment. The 2011 operating cash flows include $50.3 million of net proceeds from the trading portfolio, which was sold during that year.

During the year ended December 31, 2012 we received $39.7 million in policyholder deposits. This represents an increase of $7.9 million when compared to the prior year and is the result of new annuity products that are more attractive to prospective policyholders.

Net proceeds from short-term borrowings increased by $30.0 million during the year ended December 31, 2012, addressing timing differences between cash receipts and disbursements.

Net purchases of investment securities were $91.1 million during the year ended December 31, 2012, $77.5 million higher than last year, primarily resulting from the investment of excess cash flows from operations.

In the 2011 period we cash-settled 432,567 stock options for $2.4 million, its fair value on settlement date. No cash settlement of stock options occurred during the year ended December 31, 2012.

Capital expenditures are $4.2 million lower during the year ended December 31, 2012 primarily as a result of the completion of the Managed Care new core system implementation during the third quarter of this year.

Payments of long-term borrowings of $26.9 million during the year ended December 31, 2012 are primarily the result of a $25.0 million prepayment of one of our senior unsecured notes. The $24.7 million decrease in payments of long-term debt is due to the prepayment of another senior unsecured note of $50.0 million during the year ended December 31, 2011.

On September 29, 2010 we announced the commencement of a $30.0 million share repurchase program (the “2010 stock repurchase program”). During the year ended December 31, 2012 we paid approximately $2.3 million under the 2010 share repurchase program.

On January 18, 2012, we acquired a controlling stake in a health clinic in Puerto Rico at a cost of $2.7 million, net of $0.8 million of cash acquired. On February 7, 2011, we acquired AH at a cost of $54.0 million, net of $30.1 million of cash acquired.

The increase in other uses of cash is attributed to changes in the amount of outstanding checks over bank balances in the 2012 period.

Year ended December 31, 2011 compared to year ended December 31, 2010

Cash flows from operating activities increased by $124.8 million during the year ended December 31, 2011 as compared to the year ended December 31, 2010, principally due to the effect of higher premiums collections by $289.9 million and increase in net proceeds from our trading portfolio by $51.9 million, offset in part by an increase in claims paid, cash paid to suppliers and employees and income tax paid by $125.6 million, $76.7 million and $15.2 million, respectively. The increase in premiums and service fee collected is principally the effect of the AH acquisition as well as to the collection of past due Medicaid balances. The higher net proceeds from our trading portfolio results from the sale of this portfolio. The fluctuations in claims paid and cash paid to suppliers and employees is primarily as the result of the effect of the AH acquisition. The increase in income tax payments results from the use of tax credits during the year ended December 31, 2010.

During the year ended December 31, 2011 we received higher net proceeds from policyholder deposits, increasing by $23.6 million when compared to the prior year, primarily as the result of new annuity products that are more attractive to prospective policyholders.

Net acquisition of investment securities decreased by $10.1 million during the year ended December 31, 2011 when compared to the prior year. This fluctuation is primarily due to a reduction in the acquisition of investment securities as part of our decision to increase liquidity to pay for the AH acquisition and to repay some of our long-term borrowings.

Net proceeds from borrowings decreased by $40.6 million during the year ended December 31, 2011. The decrease in borrowings is the net result of proceeds from securities sold under agreements of repurchases amounting to $15.6 million and $25.0 million from a long-term repurchase agreement to partially repay a long-term borrowing during 2010.

Payments of long-term borrowings increased by $25.2 million during the year ended December 31, 2011 as the result of the repayment of our senior unsecured notes.

Net payments of short-term borrowings increased by $15.6 million during the year ended December 31, 2011 to address timing differences between cash receipts and disbursements.

In the 2011 period we cash-settled 432,567 stock options for $2.4 million, its fair value on settlement date.

We paid approximately $11.3 million under the 2010 stock repurchase program during the year ended December 31, 2011.

On February 7, 2011, we acquired AH at a cost of $54.7 million, net of $30.1 million of cash acquired.

The increase of $4.2 million in the other source of cash is attributed to changes in the amount of outstanding checks over bank balances in the 2011 period.

Share Repurchase Program

On September 29, 2010, we announced the immediate commencement of the 2010 stock repurchase program. The program is conducted using available cash through open-market purchases and privately-negotiated transactions of Class B shares only, in accordance with Rules 10b-18 and 10b5-1 under the Exchange Act, as amended. During the year ended December 31, 2012 we repurchased and retired 136,222 shares at an average per share price of $16.86, for an aggregate cost of $2.3 million. We did not repurchase any shares in the three months ended March 31, 2013. On March 23, 2013, we discontinued our 2010 stock repurchase program.

Financing and Financing Capacity

We have several short-term facilities available to address timing differences between cash receipts and disbursements. These short-term facilities are mostly in the form of arrangements to sell securities under repurchase agreements. As of March 31, 2013, we had $235.0 million of available credit under these facilities. There are $8.5 million outstanding short-term borrowings under these facilities as of March 31, 2013.

As of March 31, 2013, we had the following long-term borrowings:

•

On January 31, 2006, we issued and sold $35.0 million of our 6.7% senior unsecured notes due January 2021 (the 6.7% notes). The 6.7% notes were privately placed to various institutional accredited investors. The notes pay interest each month until the principal becomes due and payable. These notes can be redeemed after five years at par, in whole or in part, as determined by us. On September 10, 2012 we repaid $25.0 million of the principal of these senior unsecured notes.

•

On December 21, 2005, we issued and sold $60.0 million of our 6.6% senior unsecured notes due December 2020 (the 6.6% notes). The 6.6% notes were privately placed to various institutional accredited investors. The notes pay interest each month until the principal becomes due and payable. These notes can be redeemed after five years at par, in whole or in part, as determined by us. On October 1, 2010 we repaid $25.0 million of the principal of these senior unsecured notes.

•

On November 1, 2010, we entered into a $25.0 million arrangement to sell securities under repurchase agreements that matures in November 2015. This repurchase agreement pays interest on a quarterly basis at 1.96%. The investment securities underlying such agreements were delivered to the financial institution with whom the agreement was transacted. The dealers may have loaned, or used as collateral such securities in the normal course of business operations. We maintain effective control over the investment securities pledged as collateral and accordingly, such securities continue to be carried on our consolidated balance sheet. At March 31, 2013 investment securities available for sale with fair value of $36.9 million (face value of $34.9 million) were pledged as collateral under this agreement. The proceeds obtained from this agreement were used to repay $25.0 million of the 6.6% notes.

The 6.6% notes and the 6.7% notes contain certain non-financial covenants. At March 31, 2013, we are in compliance with these covenants.

In addition, we are a party to a secured term loan with a commercial bank in Puerto Rico. This secured loan bears interest at a rate equal to the London Interbank Offered Rate (LIBOR) plus 100 basis points and requires monthly principal repayments of $0.1 million. As of March 31, 2013, this secured loan had an outstanding balance of $17.3 million and average annual interest rate of 1.33%.

This secured loan is guaranteed by a first lien on our land, buildings and substantially all leasehold improvements, as collateral for the term of the agreements under a continuing general security agreement. This secured loan contains certain non-financial covenants that are customary for this type of facility, including, but not limited to, restrictions on the granting of certain liens, limitations on acquisitions and limitations on changes in control. As of March 31, 2013 we are in compliance with these covenants. Failure to meet these covenants may trigger the accelerated payment of the outstanding balance.

As part of the acquisition transaction of the controlling stake in a health clinic, we assumed a term loan with balance of $13.4 million as of March 31, 2013. The loan requires monthly payments of $0.1 million, including principal and interest, is due on December 23, 2014 with a final payment of $12.9 million and bears interest at an annual rate of 4.75%

We anticipate that we will have sufficient liquidity to support our currently expected needs.

Planned Capital Expenditures

In February 2012 the Company began a corporate project to implement a new Enterprise Resource Planning (ERP) system. Total costs for the project are expected to amount approximately $13.0 million. We expect to incur costs of approximately $6.0 million during 2013. We estimate that approximately $3.9 million of the costs to be incurred in 2013 will be capitalized over the system’s useful life and the remaining amount will be expensed. This amount is expected to be paid out of our operating cash flows.

Federal regulations require that we begin using a new set of standardized diagnostic codes, known as ICD-10, by October 2014, which will require a significant information technology investment. In order to become ICD-10 compliant, we need to upgrade the version of TSS’s core business application that we previously implemented in the third quarter of 2012. We expect to begin this upgrade during the second quarter of 2013 and have completed the migration of our membership on time to comply with the current ICD-10 deadline. The estimated cost of the core business application upgrade and ICD-10 compliance efforts is approximately $6.0 million.

Contractual Obligations

Our contractual obligations impact our short and long-term liquidity and capital resource needs. However, our future cash flow prospects cannot be reasonably assessed based solely on such obligations. Future cash outflows, whether contractual or not, will vary based on our future needs. While some cash outflows are completely fixed (such as commitments to repay principal and interest on borrowings), most are dependent on future events (such as the payout pattern of claim liabilities which have been incurred but not reported).

The table below describes the payments due under our contractual obligations, aggregated by type of contractual obligation, including the maturity profile of our debt, operating leases and other long-term liabilities, and excludes an estimate of the future cash outflows related to the following liabilities:

•

Unearned premiums—This amount accounts for the premiums collected prior to the end of coverage period and does not represent a future cash outflow. As of December 31, 2012, we had $95.9 million in unearned premiums.

•

Policyholder deposits—The cash outflows related to these instruments are not included because they do not have defined maturities, such that the timing of payments and withdrawals is uncertain. There are currently no significant policyholder deposits in paying status. As of December 31, 2012, our policyholder deposits had a carrying amount of $111.7 million.

•

Other long-term liabilities—Due to the indeterminate nature of their cash outflows, $136.3 million of other long-term liabilities are not reflected in the following table, including $82.0 million of liability for pension benefits, $32.9 million in deferred tax liabilities, and $21.4 million in liabilities to the Federal Employees’ Health Benefits Plan Program.

				Contractual obligations by year
	Total	2013	2014	2015	2016	2017	Thereafter
	(Dollar amounts in millions)
Short-term borrowings	$30.0	$30.0	$—	$—	$—	$—	$—
Long-term borrowings(1)	129.9	6.3	19.1	30.3	4.8	4.8	64.6
Operating leases	25.1	5.8	5.2	4.2	3.8	2.3	3.8
Purchase obligations(2)	167.0	144.1	13.2	8.8	0.3	0.3	0.3
Claim liabilities(3)	377.9	284.6	61.5	7.3	8.3	5.8	10.4
Estimated obligation for future policy benefits(4)	301.8	54.0	52.5	51.3	49.8	48.1	46.1

	$1,031.7	$524.8	$151.5	$101.9	$67.0	$61.3	$125.2

(1)	As of December 31, 2012, our long-term borrowings consist of our 6.6% senior unsecured notes payable, our 6.7% senior unsecured notes payable, a $25.0 million arrangement to sell securities under repurchase agreements which requires quarterly interest payments at 1.96%, and loans payable to a commercial bank. Total contractual obligations for long-term borrowings include the current maturities of long term debt. For the 6.6% and 6.7% senior unsecured notes and the arrangement to sell securities under repurchase agreements, scheduled interest payments were included in the total contractual obligations for long-term borrowings until the maturity dates of the notes in 2020, 2021, and 2015 respectively. We may redeem the senior unsecured notes starting five years after issuance; however no redemption is considered in this schedule. The interest payments related to our loan payable were estimated using the interest rate applicable as of December 31, 2012. The actual amount of interest payments of the loan payable will differ from the amount included in this schedule due to the loan’s variable interest rate structure. See “—Financing and Financing Capacity” for additional information.
(2)	Purchase obligations represent payments required by us under material agreements to purchase goods or services that are enforceable and legally binding and where all significant terms are specified, including: quantities to be purchased, price provisions and the timing of the transaction. Other purchase orders made in the ordinary course of business for which we are not liable are excluded from the table above. Estimated pension plan contributions amounting to $7.0 million were included within the total purchase obligations. However, this amount is an estimate which may be subject to change in view of the fact that contribution decisions are affected by various factors such as market performance, regulatory and legal requirements and plan funding policy.
(3)	Claim liabilities represent the amount of our claims processed and incomplete as well as an estimate of the amount of incurred but not reported claims and loss-adjustment expenses. This amount does not include an estimate of claims to be incurred subsequent to December 31, 2012. The expected claims payments are an estimate and may differ materially from the actual claims payments made by us in the future. Also, claim liabilities are presented gross, and thus do not reflect the effects of reinsurance under which $39.1 million of reserves had been ceded at December 31, 2012.
(4)

Our life insurance segment establishes, and carries as liabilities, actuarially determined amounts that are calculated to meet its policy obligations when a policy matures or surrenders, an insured dies or becomes disabled or upon the occurrence of other covered events. A significant portion of the estimated obligation for future policy benefits to be paid included in this table considers contracts under which we are currently not making payments and will not make payments until the occurrence of an insurable event not under our control, such as death, illness, or the surrender of a policy. We have estimated the timing of the cash flows related to these contracts based on historical experience as well as expectations of future payment patterns. The amounts presented in the table above represent the estimated cash payments for benefits under such contracts based on assumptions related to the receipt of future premiums and assumptions related to mortality, morbidity, policy lapses, renewals, retirements, disability incidence and other contingent events as appropriate for the respective product type. All estimated cash payments included in this table are not discounted to present value nor do they take into account estimated future premiums on policies in-force as of December 31, 2012 and are gross of any reinsurance recoverable. The $301.8 million total estimated cash flows for all years in the table is different from the liability of future policy benefits of $276.6 million included in our audited consolidated financial statements principally due to the time value of money. Actual cash payments to policyholders could differ significantly from the estimated cash payments as presented in this table due to differences between actual experience and the assumptions used in the estimation of these payments.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, revenues and expenses, results of operations, liquidity, capital expenditures or capital resources.

Restriction on Certain Payments by the Corporation’s Subsidiaries

Our insurance subsidiaries are subject to the regulations of the Commissioner of Insurance. These regulations, among other things, require insurance companies to maintain certain levels of capital, thereby restricting the amount of earnings that can be distributed by the insurance subsidiaries to TSM.

Since 2009, local insurers and health organizations are required by the Insurance Code to submit to the Commissioner of Insurance RBC reports following the National Association of Insurance Commissioners (“NAIC”) RBC Model Act and accordingly are subject to the relevant measures and actions as required based on their capital levels in relation to the determined risk based capital. In February 2010 Insurance Regulation No. 92 (“Rule 92”) entered into effect establishing guidelines to implement the RBC requirements. Rule 92 provides for a gradual compliance and a five-year transition period, including dividend payment restriction and exemption to comply with requirements.

As of December 31, 2012, our insurance subsidiaries were in compliance with such minimum capital requirements.

These regulations are not directly applicable to us, as a holding company, since we are not an insurance company.

Our secured term loan restricts the amount of dividends that we and our subsidiaries can declare or pay to shareholders. Under the secured term loan, dividend payments cannot be made in excess of the accumulated retained earnings of the paying entity.

We do not expect that any of the previously described dividend restrictions will have a significant effect on our ability to meet our cash obligations.

Solvency Regulation

To monitor the solvency of the operations, the BCBSA requires us and TSS to comply with certain specified levels of RBC. RBC is designed to identify weakly capitalized companies by comparing each company’s adjusted surplus to its required surplus (RBC ratio). The RBC ratio reflects the risk profile of insurance companies. At December 31, 2012, both TSM and TSS estimated RBC ratio was above the minimum BCBSA RBC requirement of 200% and the 375% of RBC level required by the BCBSA to avoid monitoring. Effective January 1, 2013 AH began offering BCBSA branded products, as a smaller controlled affiliate AH is in compliance with the minimum BCBSA requirement of 100% RBC.

Other Contingencies

Legal Proceedings

Various litigation claims and assessments against us have arisen in the course of our business, including but not limited to, our activities as an insurer and employer. See “Item 3. Legal Proceedings” on page 52 of our Annual Report on Form 10-K for the year ended December 31, 2012 incorporated by reference herein and note 13 to our unaudited consolidated financial statements included elsewhere in this prospectus supplement. Furthermore, the Commissioner of Insurance, as well as other Federal and Puerto Rico government authorities, regularly make inquiries and conduct audits concerning our compliance with applicable insurance and other laws and regulations.

Based on the information currently known by our management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have a material adverse effect on our financial position, results of operations and cash flows. However, given the inherent unpredictability of these matters, it is possible that an adverse outcome in certain matters could, from time to time, have an adverse effect on our operating results and/or cash flows.

Guarantee Associations

To operate in Puerto Rico, insurance companies, such as our insurance subsidiaries, are required to participate in guarantee associations, which are organized to pay policyholders contractual benefits on behalf of insurers declared to be insolvent. These associations levy assessments, up to prescribed limits, on a proportional basis, to all member insurers in the line of business in which the insolvent insurer was engaged. During the years ended December 31, 2012, 2011 and 2010, no assessment or payment was made in connection with insurance companies declared insolvent. It is the opinion of management that any possible future guarantee association assessments will not have a material effect on our operating results and/or cash flows, although there is no ceiling on these payment obligations.

Pursuant to the Puerto Rico Insurance Code, our property and casualty insurance subsidiary is a member of Sindicato de Aseguradores para la Suscripción Conjunta de Seguros de Responsabilidad Profesional Médico-Hospitalaria (“SIMED”). The syndicate was organized for the purpose of underwriting medical-hospital professional liability insurance. As a member, the property and casualty insurance segment shares risks with other member companies and, accordingly, is contingently liable in the event the syndicate cannot meet their obligations. During 2012, 2011 and 2010, no assessment or payment was made for this contingency. It is the opinion of management that any possible future syndicate assessments will not have a material effect on our operating results and/or cash flows, although there is no ceiling on these payment obligations.

In addition, pursuant to Article 12 of Rule LXIX of the Insurance Code, our property and casualty insurance subsidiary is a member of the Compulsory Vehicle Liability Insurance Joint Underwriting Association (the “Association”). The Association was organized in 1997 to underwrite insurance coverage of motor vehicle property damage liability risks effective January 1, 1998. As a participant, the segment shares the risk proportionally with other members based on a formula established by the Insurance Code. During the years 2012, 2011 and 2010, the Association distributed the Company a dividend based on the good experience of the business amounting to $1.2 million in 2012 and $1.3 million in 2011 and 2010.

Critical Accounting Estimates

Our consolidated financial statements and accompanying notes included in this prospectus supplement have been prepared in accordance with GAAP applied on a consistent basis. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We continually evaluate the accounting policies and estimates we use to prepare our consolidated financial statements. In general, management’s estimates are based on historical experience and various other assumptions it believes to be reasonable under the circumstances. The following is an explanation of our accounting policies considered most significant by management. These accounting policies require us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information is known. Actual results could differ materially from those estimates.

The policies discussed below are considered by management to be critical to an understanding of our financial statements because their application places the most significant demands on management’s judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. For all these policies, management cautions that future events may not necessarily develop as forecasted, and that the best estimates routinely require adjustment. Management believes that the amounts provided for these critical accounting estimates are adequate.

Claim Liabilities

Claim liabilities by segment as of March 31, 2013 were as follows:

(Dollars amounts in millions)
Managed Care	$281.5
Property and casualty insurance	89.1
Life insurance	43.5

Consolidated	$414.1

Management continually evaluates the potential for changes in its claim liabilities estimates, both positive and negative, and uses the results of these evaluations to adjust recorded claim liabilities and underwriting criteria. Our profitability depends in large part on our ability to accurately predict and effectively manage the amount of claims incurred, particularly those of the managed care segment and the losses arising from the property and casualty and life insurance segment. Management regularly reviews its premiums and benefits structure to reflect our underlying claims experience and revised actuarial data; however, several factors could adversely affect our underwriting results. Some of these factors are beyond management’s control and could adversely affect its ability to accurately predict and effectively control claims incurred. Examples of such factors include changes in health practices, economic conditions, change in utilization trends, healthcare costs, the advent of natural disasters, and malpractice litigation. Costs in excess of those anticipated could have a material adverse effect on our results of operations.

We recognize claim liabilities as follows:

Managed Care Segment

At March 31, 2013, claim liabilities for the managed care segment amounted to $281.5 million and represented 68.0% of our total consolidated claim liabilities and 21.7% of our total consolidated liabilities.

Claim liabilities are determined employing actuarial methods that are commonly used by managed care actuaries and meet Actuarial Standards of Practice, which require that the claim liabilities be adequate under moderately adverse circumstances. The segment determines the amount of the liability by following a detailed actuarial process that entails using both historical claim payment patterns as well as emerging medical cost trends to project a best estimate of claim liabilities. Under this process, historical claims incurred dates are compared to actual dates of claims payment. This information is analyzed to create “completion” or “development” factors that represent the average percentage of total incurred claims that have been paid through a given date after being incurred. Completion factors are applied to claims paid through the financial statement date to estimate the ultimate claim expense incurred for the current period. Actuarial estimates of claim liabilities are then determined by subtracting the actual paid claims from the estimate of the total expected claims incurred. The majority of unpaid claims, both reported and unreported, for any period, are those claims which are incurred in the final months of the period. Since the percentage of claims paid during the period with respect to claims incurred in those months is generally very low, the above-described completion factor methodology is less reliable for such months. In order to complement the analysis to determine the unpaid claims, historical completion factors and payment patterns are applied to incurred and paid claims for the most recent twelve months and compared to the prior twelve month period. Incurred claims for the most recent twelve months also take into account recent claims expense levels and health care trend levels (trend factors). Using all of the above methodologies, our actuaries determine based on the different circumstances the unpaid claims as of the end of period.

Because the reserve methodology is based upon historical information, it must be adjusted for known or suspected operational and environmental changes. These adjustments are made by our actuaries based on their knowledge and their estimate of emerging impacts to benefit costs and payment speed.

Circumstances to be considered in developing our best estimate of reserves include changes in enrollment, utilization levels, unit costs, mix of business, benefit plan designs, provider reimbursement levels, processing system conversions and changes, claim inventory levels, regulatory and legislative requirements, claim processing patterns, and claim submission patterns. A comparison or prior period liabilities to re-estimated claim liabilities based on subsequent claims development is also considered in making the liability determination. In the actuarial process, the methods and assumptions are not changed as reserves are recalculated, but rather the availability of additional paid claims information drives our changes in the re-estimate of the unpaid claim liability. Changes in such development are recorded as a change to current period benefit expense. The re-estimates or recasts are done monthly for the previous four calendar quarters. On average, about 91% of the claims are paid within three months after the last day of the month in which they were incurred and about 4% are within the next three months, for a total of 95% paid within six months after the last day of the month in which they were incurred.

Management regularly reviews its assumptions regarding claim liabilities and makes adjustments to claims incurred when necessary. If management’s assumptions regarding cost trends and utilization are significantly different than actual results, our statement of earnings and financial position could be impacted in future periods. Changes to prior year estimates may result in an increase in claims incurred or a reduction of claims incurred in the period the change is made. Further, due to the considerable variability of health care costs, adjustments to claims liabilities are made in each period and are sometimes significant as compared to the net income recorded in that period. Prior year development of claim liabilities is recognized immediately upon the actuary’s judgment that a portion of the prior year liability is no longer needed or that an additional liability should have been accrued. Health care trends are monitored in conjunction with the claim reserve analysis. Based on these analyses, rating trends are adjusted to anticipate future changes in health care cost or utilization. Thus, the managed care segment incorporates those trends as part of the development of premium rates in an effort to keep premium rating trends in line with claims trends.

As described above, completion factors and claims trend factors can have a significant impact on determination of our claim liabilities. The following example provides the estimated impact on our December 31, 2012 claim liabilities, assuming the indicated hypothetical changes in completion and trend factors:

Completion Factor(1)		Claims Trend Factor(2)
(Decrease) Increase		(Decrease) Increase
(Dollar amounts in millions)		(Dollar amounts in millions)
In completion factor	In unpaid claim liabilities	In claims trend factor	In unpaid claim liabilities
-0.6%	$10.5	0.75%	$10.8
-0.4%	$7.0	0.50%	$7.3
-0.2%	$3.5	0.25%	$3.6
0.2%	($3.5)	-0.25%	($3.6)
0.4%	($6.9)	-0.50%	($7.3)
0.6%	($10.4)	-0.75%	($10.8)

(1)	Assumes (decrease) increase in the completion factors for the most recent twelve months.
(2)	Assumes (decrease) increase in the claims trend factors for the most recent twelve months.

The segments’ reserving practice is to consistently recognize the actuarial best estimate as the ultimate liability for claims within a level of confidence required by actuarial standards. Management believes that the methodology for determining the best estimate for claim liabilities at each reporting date has been consistently applied.

Amounts incurred related to prior years vary from previously estimated liabilities as the claims are ultimately settled. Liabilities at any year-end are continually reviewed and re-estimated as information regarding actual claims payments, or run-out becomes known. This information is compared to the originally established year-end liability. Negative amounts reported for incurred claims related to prior years result from claims being settled for amounts less than originally estimated. The reverse is true of reserve shortfalls. Medical claim liabilities are usually described as having a “short tail”: which means that they are generally paid within several months of the member receiving service from the provider. Accordingly, the majority, or approximately 95%, of any redundancy or shortfall relates to claims incurred in the previous calendar year-end, with the remaining 5% related to claims incurred prior to the previous calendar year-end. Management has not noted any significant emerging trends in claim frequency and severity and the normal fluctuations in enrollment and utilization trends from year to year.

The following table shows the variance between the segment’s incurred claims for current period insured events and the incurred claims for such years had they been determined retrospectively (the “Incurred claims related to current period insured events” for the year shown plus or minus the “Incurred claims related to prior period insured events” for the following year as included in note 10 to the audited consolidated financial statements). This table shows that the segments’ estimates of this liability have approximated the actual development.

	Years ended December 31,
	2012	2011	2010	2009
	(Dollar amounts in millions)
Total incurred claims:
As reported(1)	$1,811.0	$1,612.1	$1,503.3	$1,512.1
On a retrospective basis	1,787.8	1,607.5	1,495.6	1,506.5

Variance	$23.2	$4.6	$7.7	$5.6

Variance to total incurred claims as reported	1.3%	0.3%	0.5%	0.4%

(1)	Includes total claims incurred less adjustments for prior year reserve development.

Management expects that substantially all of the development of the 2012 estimate of medical claims payable will be known during 2013 and that the variance of the total incurred claims on a retrospective basis when compared to reported incurred claims will be similar to the prior years.

In the event this segment experiences an unexpected increase in health care cost or utilization trends, we have the following options to cover claim payments:

•	Through the management of our cash flows and investment portfolio.

•

In the Commercial business we have the ability to increase the premium rates throughout the year in the monthly renewal process, when renegotiating the premiums for the following contract year of each group as they become due. We consider the actual claims trend of each group when determining the premium rates for the following contract year.

•	We have available short-term borrowing facilities that from time to time address differences between cash receipts and disbursements.

For additional information on our credit facilities, see section “—Financing and Financing Capacity.”

Life Insurance Segment

At March 31, 2013, claim liabilities for the life insurance segment amounted to $43.5 million and represented 10.5% of total consolidated claim liabilities and 3.3% of our total consolidated liabilities.

The claim liabilities related to the life insurance segment are based on methods and underlying assumptions in accordance with GAAP. The estimate of claim liabilities for this segment is based on the amount of benefits contractually determined for reported claims, and on estimates based on past experience modified for current trends, for unreported claims. This estimate relies on observations of ultimate loss experience for similar historical events.

Claim reserve reviews are generally conducted on a monthly basis, in light of continually updated information. We review reserves using current inventory of policies and claims data. These reviews incorporate a variety of actuarial methods, judgments and analysis.

The key assumption with regard to claim liabilities for our life insurance segment is related to claims incurred prior to the end of the year, but not yet reported to our subsidiary. A liability for these claims is estimated based upon experience with regards to amounts reported subsequent to the close of business in prior years. There are uncertainties in the development of these estimates; however, in recent years our estimates have resulted in immaterial redundancies or deficiencies.

Property and Casualty Insurance Segment

At March 31, 2013, claim liabilities for the property and casualty insurance segment amounted to $89.1 million and represented 21.5% of the total consolidated claim liabilities and 6.9% of our total consolidated liabilities.

Estimates of the ultimate cost of claims and loss-adjustment expenses of this segment are based largely on the assumption that past developments, with appropriate adjustments due to known or unexpected changes, are a reasonable basis on which to predict future events and trends, and involve a variety of actuarial techniques that analyze current experience, trends and other relevant factors. Property and casualty insurance claim liabilities are categorized and tracked by line of business. Medical malpractice policies are written on a claims-made basis. Policies written on a claims-made basis require that claims be reported during the policy period. Other lines of business are written on an occurrence basis.

Individual case estimates for reported claims are established by a claims adjuster and are changed as new information becomes available during the course of handling the claim. Our property and casualty business, other than medical malpractice, is primarily short-tailed business, where losses (e.g. paid losses and case reserves) are generally reported quickly.

Claim reserve reviews are generally conducted on a quarterly basis, in light of continually updated information. Our actuary certifies reserves for both current and prior accident years using current claims data. These reviews incorporate a variety of actuarial methods, judgments, and analysis. For each line of business, a variety of actuarial methods are used, with the final selections of ultimate losses that are appropriate for each line of business selected based on the current circumstances affecting that line of business. These selections incorporate input from management, particularly from the claims, underwriting and operations divisions, about reported loss cost trends and other factors that could affect the reserve estimates.

Key assumptions are based on the consideration that past emergence of paid losses and case reserves is credible and likely indicative of future emergence and ultimate losses. A key assumption is the expected loss ratio for the current accident year. This expected loss ratio is generally determined through a review of the loss ratios of prior accident years and expected changes to earned pricing, loss costs, mix of business, and other factors that are expected to impact the loss ratio for the current accident year. Another key assumption is the development patterns for paid and reported losses (also referred to as the loss emergence and settlement patterns). The reserves for unreported claims for each year are determined after reviewing the indications produced by each actuarial projection method, which, in turn, rely on the expected paid and reported development patterns and the expected loss ratio for that year.

At December 31, 2012, the actuarial reserve range determined by the actuaries was from $87 million to $97 million. Management reviews the results of the reserve estimates in order to determine any appropriate adjustments in the recording of reserves. Adjustments to reserve estimates are made after management’s consideration of numerous factors, including but not limited to the magnitude of the difference between the actuarial indication and the recorded reserves, improvement or deterioration of actuarial indications in the period, the maturity of the accident year, trends observed over the recent past and the level of volatility within a particular line of business. In general, changes are made more quickly to more mature accident years and less volatile lines of business. Varying the net expected loss ratio by +/-1% in all lines of business for the six most recent accident years would increase/decrease the claims incurred by approximately $5.8 million.

Liability for Future Policy Benefits

Our life insurance segment establishes, and carries as liabilities, actuarially determined amounts that are calculated to meet its policy obligations when a policy matures or surrenders, an insured dies or becomes disabled or upon the occurrence of other covered events. We compute the amounts for actuarial liabilities in conformity with GAAP.

Liabilities for future policy benefits for whole life and term insurance products and active life reserves for accident and health products are computed by the net level premium method, using interest assumptions ranging from 4.90% to 5.75% and withdrawal, mortality, morbidity and maintenance expense assumptions appropriate at the time the policies were issued (or when a block of business was purchased, as applicable). Accident and health unpaid claim reserves are stated at amounts determined by estimates on individual claims and estimates of unreported claims based on past experience. Liabilities for universal life policies are stated at policyholder account values before surrender charges. Deferred annuity reserves are carried at the account value.

The liabilities for all products, except for universal life and deferred annuities, are based upon a variety of actuarial assumptions that are uncertain. The most significant of these assumptions is the level of anticipated death and health claims. Other assumptions that are less significant to the appropriate level of the liability for future policy benefits are anticipated policy persistency rates, investment yields, and operating expense levels.

These are reviewed frequently by our subsidiary’s external actuaries, to assure that the current level of liabilities for future policy benefits is sufficient, in combination with anticipated future cash flows, to provide for all contractual obligations. For all products, except for universal life and deferred annuities, the basis for the liability for future policy benefits is established at the time of issuance of each contract and would only change if our experience deteriorates to the point that the level of the liability is not adequate to provide for future policy benefits. We do not currently expect that level of deterioration to occur.

Deferred Policy Acquisition Costs and Value of Business Acquired

Certain costs for acquiring life and property and casualty insurance business are deferred. Acquisition costs related to the managed care business are expensed as incurred.

The costs of acquiring new life business, principally commissions, and certain variable underwriting, agency and policy issue expenses of our life insurance segment, have been deferred. These costs, including value of business acquired (“VOBA”) recorded upon our acquisition of GA Life (now TSV), are amortized to income over the premium-paying period of the related whole life and term insurance policies in proportion to the ratio of the expected annual premium revenue to the expected total premium revenue, and over the anticipated lives of universal life policies in proportion to the ratio of the expected annual gross profits to the expected total gross profits. The expected premiums revenue and gross profits are based upon the same mortality and withdrawal assumptions used in determining the liability for future policy benefits. For universal life and deferred annuity policies, changes in the amount or timing of expected gross profits result in adjustments to the cumulative amortization of these costs. The effect on the amortization of deferred policy acquisition costs of revisions to estimated gross profits is reported in earnings in the period such estimated gross profits are revised.

The schedules of amortization of life insurance deferred policy acquisition costs (“DPAC”) and VOBA are based upon actuarial assumptions regarding future events that are uncertain. For all products, other than universal life and deferred annuities, the most significant of these assumptions is the level of contract persistency and investment yield rates. For these products the basis for the amortization of DPAC and VOBA is established at the issue of each contract and would only change if our segment’s experience deteriorates to the point that the level of the liability is not adequate. We do not currently expect that level of deterioration to occur. For the universal life and deferred annuity products, amortization schedules are based upon the level of historic and anticipated gross profit margins, from the date of each contract’s issued (or purchase, in the case of VOBA). These schedules are based upon several actuarial assumptions that are uncertain, are reviewed annually and are modified if necessary. The most significant of these assumptions are anticipated universal life claims, investment yield rates and contract persistency. Based upon the most recent actuarial reviews of all of the assumptions, we do not currently anticipate material changes to the level of these amortization schedules.

The property and casualty business acquisition costs consist of commissions incurred during the production of business and are deferred and amortized ratably over the terms of the policies. The method used in calculating deferred acquisition costs limits the amount of such deferred costs to actual costs or their estimated realizable value, whichever is lower.

Impairment of Investments

Impairment of an investment exists if a decline in the estimated fair value is below the amortized cost of the security. Management regularly monitors and evaluates the difference between the cost and estimated fair value of investments. For investments with a fair value below cost, the process includes evaluating: (1) the length of time and the extent to which the estimated fair value has been less than amortized cost for fixed maturity securities, or cost for equity securities, (2) the financial condition, near-term and long-term prospects for the issuer, including relevant industry conditions and trends, and implications of rating agency actions, (3) the Company’s intent to sell or the likelihood of a required sale prior to recovery, (4) the recoverability of principal and interest for fixed maturity securities, or cost for equity securities, and (5) other factors, as applicable. This process is not exact and further requires consideration of risks such as credit and interest rate risks. Consequently, if an investment’s cost exceeds its estimated fair value solely due to changes in interest rates, other-than temporary impairment may not be appropriate. Due to the subjective nature of our analysis, along with the judgment that must be applied in the analysis, it is possible that we could reach a different conclusion whether or not to impair a security if it had access to additional information about the investee. Additionally, it is possible that the investee’s ability to meet future contractual obligations may be different than what we determined during its analysis, which may lead to a different impairment conclusion in future periods. If after monitoring and analyzing impaired securities, management determines that a decline in the estimated fair value of any available-for-sale or held-to-maturity security below cost is other than temporary, the carrying amount of the security is reduced to its fair value according to current accounting guidance. The new cost basis of an impaired security is not adjusted for subsequent increases in estimated fair value. In periods subsequent to the recognition of an other-than-temporary impairment, the impaired security is accounted for as if it had been purchased on the measurement date of the impairment. For debt securities, the discount (or reduced premium) based on the new cost basis may be accreted into net investment income in future periods based on prospective changes in cash flow estimates, to reflect adjustments to the effective yield.

Our process for identifying and reviewing invested assets for other-than temporary impairments during any quarter includes the following:

•

Identification and evaluation of securities that have possible indications of other-than-temporary impairment, which includes an analysis of all investments with gross unrealized investments losses that represent 20% or more of cost.

•

Review and evaluation of any other security based on the investee’s current financial condition, liquidity, near-term recovery prospects, implications of rating agency actions, the outlook for the business sectors in which the investee operates and other factors. This evaluation is in addition to the evaluation of those securities with a gross unrealized investment loss representing 20% or more of cost.

•	Consideration of evidential matter, including an evaluation of factors or triggers that may or may not cause individual investments to qualify as having other-than-temporary impairments; and

•	Determination of the status of each analyzed security as other-than-temporary or not, with documentation of the rationale for the decision.

Management continues to review the investment portfolios under our impairment review policy. Given the current market conditions and the significant judgments involved, there is a continuing risk that further declines in fair value may occur and additional material other-than-temporary impairments may be recorded in future periods.

During the year ended December 31, 2012, there were no realized losses associated with other-than-temporary impairments, as compared to the $0.3 million and $3.0 million recognized in 2011 and 2010, respectively, on fixed income, equity securities and perpetual preferred stocks classified as available for sale. As of December 31, 2012, the investment in securities of $1.3 billion is classified as either available-for-sale or held-to-maturity and consists of high-quality investments. Of this amount, $934.9 million, or 73.4%, are securities in obligations of U.S. government-sponsored enterprises, U.S. Treasury securities, obligations of the Commonwealth of Puerto Rico, municipal securities, obligations of U.S. states and its political subdivisions, mortgage backed and collateralized mortgage obligations that are U.S. agency-backed. The remaining $339.6 million, or 26.6%, are corporate fixed income securities, equity securities and mutual funds. The gross unrealized gains and losses as of December 31, 2012 of the available-for-sale and held-to-maturity portfolios amounted to $121.3 million and $0.4 million, respectively.

The impairment analysis as of December 31, 2012 indicated that none of the securities whose carrying amount exceeded its estimated fair value was considered other-than-temporarily impaired as of that date; however, several factors are beyond management’s control, such as the following: financial condition of the issuer, movement of interest rates, specific situations within corporations, among others. Over time, the economic and market environment may provide additional insight regarding the estimated fair value of certain securities, which could change management’s judgment regarding impairment. This could result in realized losses related to other-than-temporary declines being charged against future income.

Our fixed maturity securities are sensitive to interest rate and credit risk fluctuations, which impact the fair value of individual securities. Our equity securities are sensitive to equity price risks, for which potential losses could arise from adverse changes in the value of equity securities.

A detail of the gross unrealized losses on investment securities and the estimated fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2012 and 2011 is included in note 3 to the audited consolidated financial statements.

Allowance for Doubtful Receivables

We estimate the amount of uncollectible receivables in each period and establish an allowance for doubtful receivables. The allowance for doubtful receivables amounted to $24.4 million and $23.9 million as of December 31, 2012 and 2011, respectively. The amount of the allowance is based on the age of unpaid accounts, information about the customer’s creditworthiness and other relevant information. The estimates of uncollectible accounts are revised each period, and changes are recorded in the period they become known. In determining the allowance, we use predetermined percentages applied to aged account balances, as well as individual analysis of large accounts. These percentages are based on our collection experience and are periodically evaluated. A significant change in the level of uncollectible accounts would have a material effect on our results of operations.

In addition to premium-related receivables, we evaluate the risk in the realization of other accounts receivable, including balances due from third parties related to overpayment of medical claims and rebates, among others. These amounts are individually analyzed and the allowance determined based on the specific collectivity assessment and circumstances of each individual case.

We consider this allowance adequate to cover probable losses that may result from our inability to subsequently collect the amounts reported as accounts receivable. However, such estimates may change significantly in the event that unforeseen economic conditions adversely impact the ability of third parties to repay the amounts due to us.

Goodwill and Other Intangible Assets

Our consolidated goodwill and other intangible assets at December 31, 2012 were $27.8 million and $22.9 million, respectively. At December 31, 2011 the consolidated goodwill and other intangible assets were $25.4 million and $33.3 million, respectively. The goodwill and other intangible assets balance for both years were primarily related to AH. At December 31, 2012 the AH goodwill and other intangible assets were $25.0 million and $18.9 million, respectively. At December 31, 2011 the AH goodwill and other intangible assets were $25.0 million and $26.0 million, respectively.

We follow FASB guidance for business combinations and goodwill and other intangible assets, which specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. Under the guidance, goodwill is not amortized but is tested for impairment at least annually. Furthermore, goodwill is allocated to reporting units for purposes of the annual impairment test. Our impairment tests require us to make assumptions and judgments regarding the estimated fair value of our reporting units, which include goodwill and other intangible assets.

As required by FASB guidance, we completed our annual impairment tests of existing goodwill during the fourth quarter of 2012 and 2011. These tests involve the use of estimates related to the fair value of the reporting unit and require a significant degree of management judgment and the use of subjective assumptions. Certain interim impairment tests are also performed when potential impairment indicators exist or other changes in our business occur. The result of the impairment test performed in 2012 indicated that the fair value of the reporting unit exceeded its carrying value by approximately 6%.

Fair value is estimated using the income and market approaches for our goodwill reporting units. Use of the income and market approaches for our goodwill impairment test reflects our view that both valuation methodologies provide a reasonable estimate of fair value.

The income approach is developed using assumptions about future premiums, expected claims, MLR, operating expenses and net income derived from our internal planning process and historical trends. These estimated future cash flows are then discounted. Our assumed discount rate is based on our industry’s weighted average cost of capital. Market valuations are based on observed multiples of certain measures including membership, revenue and EBITDA (earnings before interest, taxes, depreciation and amortization) and include market comparisons to publicly traded companies in our industry. It assumes the effective implementation of measures to contain the utilization and cost trends. Events or changes in circumstances, including a decrease in membership, an increase in MLR and/or operating expenses, could result in goodwill impairment.

While we believe we have appropriately allocated the purchase price of our acquisitions, this allocation requires many assumptions to be made regarding the fair value of assets and liabilities acquired. In addition, estimated fair values developed based on our assumptions and judgments might be significantly different if other reasonable assumptions and estimates were to be used. If estimated fair values are less than the carrying values of the reporting unit or if significant impairment indicators are noted relative to other intangible assets subject to amortization, we may be required to record impairment losses against future income.

Other Significant Accounting Policies

We have other accounting policies that are important to an understanding of the financial statements. See note 2 to the audited consolidated financial statements included elsewhere in this prospectus supplement.

Recently Issued Accounting Standards

In October 2010 the FASB issued guidance to address diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. This guidance specifies that the following costs incurred in the acquisition of new and renewal contracts should be capitalized: (1) Incremental direct costs of contract acquisition. Incremental direct costs are those costs that result directly from and are essential to the contract transaction and would not have been incurred by the insurance entity had the contract transaction not occurred. (2) Certain costs related directly to the following acquisition activities performed by the insurer for the contract: a. Underwriting, b. Policy issuance and processing, c. Medical and inspection, and d. Sales force contract selling. Advertising costs should be included in deferred acquisition costs only if the capitalization criteria in the direct-response advertising guidance in Subtopic 340-20, Other Assets and Deferred Costs—Capitalized Advertising Costs, are met. This guidance is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2011. The Corporation adopted this guidance in January 1, 2012; there was no significant impact on our financial position or results of operations as a result of the adoption.

In June 2011, the FASB issued guidance to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The FASB decided to eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. This guidance is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2011. The FASB required reclassification adjustments from accumulated other comprehensive income to be measured and presented by income statement line item in net income and also in other comprehensive income on the face of the financial statement. The Corporation adopted this guidance in January 1, 2012 electing to present the components of comprehensive income in two separate but consecutive financial statements.

In May 2011, the FASB issued guidance that changes the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements that result in common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards (“IFRS”). For many of the requirements, FASB does not intend the amendments in this guidance to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The Corporation adopted this guidance in January 1, 2012, with no significant impact on our financial position or results of operations as a result of the adoption. However, we have added disclosure requirements related to fair value measurements in Note 7, “Fair Value Measurements.”

In July 2011, the FASB issued guidance to address questions about how health insurers should recognize and classify in their income statements fees mandated by the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act. A health insurer’s portion of the annual fee becomes payable to the U.S. Treasury once the entity provides health insurance for any U.S. health risk for each applicable calendar year. The amendments specify that the liability for the fee should be estimated and recorded in full once the entity provides qualifying health insurance in the applicable calendar year in which the fee is payable with a corresponding deferred cost that is amortized to expense using a straight-line method of allocation unless another method better allocates the fee over the calendar year that it is payable. This guidance is effective for calendar years beginning after December 31, 2013, when the fee initially becomes effective. We are currently evaluating the impact, if any, the adoption of this guidance will have on the financial position or results of operations.

In August 27, 2012 and October 1, 2012, the FASB issued guidance to make generally non-substantive technical corrections to certain codification topics, remove inconsistencies and outdated provisions, clarify the FASB’s intent and amend or delete various SEC paragraphs. In particular, the updates consist of:

•	Technical corrections and amendments as part of the FASB’s standing agenda to review and improve the Accounting Standards Codification;

•	Conforming amendments related to fair value measurements, in accordance with Topic 820;

•

Reflect the issuance of the SEC’s Staff Accounting Bulletin No. 114, Revisions and Rescissions of Portions of the Interpretative Guidance Included in the Codification of Staff Accounting Bulletins; and

•	Reflect the issuance of the SEC Final Rulemaking Release No. 33-9250, Technical Amendments to Commission Rules and Forms Related to the FASB’s Accounting Standards Codification.

We adopted this guidance on January 1, 2013, there was no significant impact on our financial position or results of operations as a result of the adoption.

On February 5, 2013 the FASB issued guidance to improve the transparency of reporting reclassifications out of accumulated other comprehensive income. In particular, the guidance requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. This guidance applies to all entities that issue financial statements that are presented in conformity with GAAP and that report items of other comprehensive income. We adopted this guidance on January 1, 2013, there was no significant impact on our financial position or results of operations as a result of the adoption.

Other than the accounting pronouncement disclosed above, there were no other new accounting pronouncements issued that could have a material impact on Company’s our financial position, operating results or financials statement disclosures.

BUSINESS

General Description of Business and Recent Developments

We are one of the most significant players in the managed care industry in Puerto Rico, serving approximately 1,675,000 members across all regions as of March 31, 2013, with an estimated 28% market share in terms of premiums written in Puerto Rico for the year ended December 31, 2012. We have the exclusive right to use the BCBS names and marks throughout Puerto Rico and the U.S. Virgin Islands and over 50 years of experience in the managed care industry. We offer a broad portfolio of managed care and related products in the commercial and Medicare markets. We market our managed care products through an extensive network of independent agents and brokers located throughout Puerto Rico as well as an internal salaried sales force. Until September 30, 2010 we provided managed care services to the HIP and beginning on November 1, 2011 we resumed our participation in this sector as an ASO provider for miSalud.

We also offer complementary products and services, including life insurance, accident and disability insurance and property and casualty insurance. We are one of the leading provider of life insurance policies in Puerto Rico.

Substantially all premiums generated by our insurance subsidiaries are from customers within Puerto Rico. In addition, all of our long-lived assets, other than financial instruments, including deferred policy acquisition costs and value of business acquired, goodwill and other intangibles and the deferred tax assets are located within Puerto Rico.

In the year ended December 31, 2012, we generated total operating revenues of approximately $2.4 billion, of which approximately 90% was derived from our managed care businesses and 10% from our life insurance and property and casualty insurance businesses. In the three months ended March 31, 2013, we generated total operating revenues of approximately $589.6 million, of which approximately 89% was derived from our managed care businesses and 11% from our life insurance and property and casualty insurance businesses.

In January 2012, we acquired a controlling interest in a health clinic in Puerto Rico, which we expect to provide additional opportunities to our Managed Care segment.

On February 7, 2011, TSS completed the acquisition of 100% of the outstanding capital stock of Socios Mayores en Salud Holdings, Inc., the indirect parent company of AH, a provider of Medicare Advantage services to over 40,000 dual and non-dual eligible members in Puerto Rico. The cost of this acquisition was approximately $84.8 million, and was funded with unrestricted cash. The consolidated results of operations and financial condition of the Corporation included in this prospectus supplement reflect the results of operations of AH from February 1, 2011 and were included within our Managed Care segment.

On September 29, 2010, we announced the immediate commencement of a $30.0 million share repurchase program, as authorized by our Board of Directors. This program is being conducted in accordance with Rules 10b5-1 and 10b-18 under the Exchange Act.

References to “shares” or “common stock” refer collectively to our Class A and Class B common stock, unless the context indicates otherwise. All share and per share amounts have been restated to reflect the 3,000-for-one common stock split effected by us on May 1, 2007.

Industry Overview

Managed Care

In response to an increasing focus on health care costs by employers, the government and consumers, there has been a growth in alternatives to traditional indemnity health insurance, such as HMOs and PPOs. Through the introduction of these alternatives the managed care industry has attempted to contain the cost of health care by negotiating contracts with hospitals, physicians and other providers to deliver health care to plan members at favorable rates. These products usually feature medical management and other quality and cost optimization measures such as pre-admission review and approval for certain non-emergency services, pre-authorization of certain outpatient surgical procedures, network credentialing to determine that network doctors and hospitals have the required certifications and expertise, and various levels of care management programs to help members better understand and navigate the medical system. In addition, providers may have incentives to achieve certain quality measures or may share medical cost risk. Members generally pay co-payments, coinsurance and deductibles when they receive services. While the distinctions between the various types of plans have lessened over recent years, PPO products generally provide reduced benefits for out-of-network services, while traditional HMO products generally provide little to no reimbursement for non-emergency out-of-network utilization. An HMO plan may also require members to select one of the network primary care physicians (“PCPs”) to coordinate their care and approve any specialist or other services.

The government of the United States of America (the “U.S. government” or “federal government”) provides hospital and medical insurance benefits to eligible people aged 65 and over as well as certain other qualified persons through the Medicare program, including the Medicare Advantage program. The federal government also offers prescription drug benefits to Medicare eligibles, both as part of the Medicare Advantage program and on a stand-alone basis, pursuant to PDP. In addition, the government of the Commonwealth of Puerto Rico (the “government of Puerto Rico”) provides managed care coverage to the medically indigent population of Puerto Rico.

Recently we have noticed that economic factors and greater consumer awareness have resulted in (a) the increasing popularity of products that offer larger, more extensive networks, more member choice related to coverage, physicians and hospitals, greater access to preventive care and wellness programs, and a desire for greater flexibility for customers to assume larger deductibles and co-payments in return for lower premiums and (b) products with lower benefits and a narrower network in exchange for lower premiums. We believe we are well positioned to respond to these market preferences due to the breadth and flexibility of our product offering and size of our provider networks.

We are licensed by the BCBSA to use the BCBS names and marks in Puerto Rico and the U.S. Virgin Islands. The BCBSA had 38 independent licensees as of December 31, 2012. BCBS membership stood at approximately 100 million members at December 31, 2012, which represents approximately 32% of the U.S. population. The BCBS plans work cooperatively in a number of ways that create significant market advantages, especially when competing for very large, multi-state employer groups. For example, all BCBS plans participate in the BlueCard program, which effectively creates a national “Blue” network. Each plan is able to take advantage of other BCBS plans’ broad provider networks and negotiated provider reimbursement rates where a member covered by a policy in one state or territory lives or travels outside such state or territory. The BlueCard program is a source of revenue from services provided in Puerto Rico to individuals who are customers of other BCBS plans and also provides us a significant network in the U.S. creating a significant competitive advantage for us because Puerto Ricans frequently travel to the continental United States.

Life Insurance

Total annual premiums in Puerto Rico for the year ended December 31, 2011 for the life insurance market approximated $1.2 billion. The main products in this market are ordinary life, cancer and other dreaded diseases, term life, disability and annuities. The main distribution channels are independent agents. In recent years banks have established general agencies to cross sell many life insurance products, such as term life and credit life.

Property and Casualty Insurance

The total property and casualty market in Puerto Rico in terms of gross premiums written as of December 31, 2012 was approximately $1.9 billion. Property and casualty insurance companies compete for the same accounts through aggressive pricing, more favorable policy terms and better quality of services. The main lines of business in Puerto Rico are personal and commercial auto, commercial multi-peril, fire and allied lines and other general liabilities. Approximately 67% of the market is written by the top six companies in terms of market share, and approximately 88% of the market is written by companies incorporated under the laws of, and which operate principally in Puerto Rico.

The Puerto Rican property and casualty insurance market is highly dependent on reinsurance.

Puerto Rico’s Economy

Puerto Rico’s economy experienced a considerable transformation during the past sixty-five years, passing from an agriculture economy to an industrial one. Every sector in the economy participated in this expansion. Factors contributing to this expansion include government-sponsored economic developments programs, increases in the level of federal transfer payments, and the relatively low cost of borrowing. In some years, these factors were aided by a significant rise in construction investment driven by infrastructure projects, private investment, primarily in housing, and relatively low oil prices. Nevertheless, the significant oil price increases in past years, the continuous contraction of the manufacturing sector, and budgetary pressures on government finances have triggered a general contraction in the economy. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Puerto Rico’s Economy”

Products and Services

Managed Care

Through our subsidiaries TSS and AH, we offer a broad range of managed care products, including HMO plans, PPO plans, Medicare Supplement, Medicare Advantage, Medicare Part D and Medicaid plans. Managed care products represented approximately 90% of our consolidated premiums earned, net for each of the years ended December 31, 2012, 2011 and 2010. We design our products to meet the needs and objectives of a wide range of customers, including employers, professional and trade associations, individuals and government entities. Our customers either contract with us to assume underwriting risk or they self-fund underwriting risk and rely on us for provider network access, medical cost management, claim processing, stop-loss insurance and other administrative services. Our products vary with respect to the level of benefits provided, the costs paid by employers and members, including deductibles and co-payments, and the extent to which our members’ access to providers is subject to referral or preauthorization requirements.

Managed care generally refers to a method of integrating the financing and delivery of health care within a system that manages the cost, accessibility and quality of care. Managed care products can be further differentiated by the types of provider networks offered, the ability to use providers outside such networks and the scope of the medical management and quality assurance programs. Our members receive medical care from our networks of providers in exchange for premiums paid by the individuals or their employers, including governmental entities, and, in some instances, a cost-sharing payment between the employer and the member. We reimburse network providers according to pre-established fee arrangements and other contractual agreements.

We currently offer the following managed care plans:

HMO. We offer HMO plans that provide members with health care coverage for a fixed monthly premium in addition to applicable member co-payments. Health care services can include emergency care, inpatient hospital and physician care, outpatient medical services and supplemental services such as dental, vision, behavioral and prescription drugs, among others. Members must select a primary care physician within the network to provide and assist in managing care, including referrals to specialists.

PPO. We offer PPO managed care plans that provide our members and their dependent family members with health care coverage in exchange for a fixed monthly premium. In addition, we provide our PPO members with access to a larger network of providers than our HMO. In contrast to our HMO product, we do not require our PPO members to select a primary care physician or to obtain a referral to utilize in-network specialists. We also provide coverage for PPO members who access providers outside of the network. Out-of-network benefits are generally subject to a higher deductible and coinsurance. We also offer national in-network coverage to our PPO members through the BlueCard program.

BlueCard. For our members who purchase our PPO and selected members under ASO arrangements through our subsidiary TSS, we offer the BlueCard program. The BlueCard program offers these members in-network benefits through the networks of the other BCBS plans in the United States and certain U.S. territories. In addition, the BlueCard worldwide program provides our PPO members with coverage for medical assistance worldwide. We believe that the national and international coverage provided through this program allows us to compete effectively with large national insurers.

Medicare Supplement. We offer Medicare Supplement products, which provide supplemental coverage for many of the medical expenses that the Medicare Parts A and B programs do not cover, such as deductibles, coinsurance and specified losses that exceed these programs’ maximum benefits.

Prescription Drug Benefit Plans. Every Medicare beneficiary must be given the opportunity to select a prescription drug plan through Medicare Part D, largely funded by the federal government. We are required to offer a Medicare Part D prescription drug plan to our enrollees in every area in which we operate. We offer prescription drug benefits under Medicare Part D in our Medicare Advantage plans as well as on a stand-alone basis. We also offer a Drug Discount Card for local government employees and individuals. The Drug Discount Card program is not insurance, but rather provides access to discounts from contracted pharmacies. As of December 31, 2012, we had enrolled approximately 25,224 members in the Drug Discount Card program. We plan to continue extending the program to members in group plans without drug coverage during 2013.

ASO. In addition to our fully insured plans, we also offer our PPO products on a self-funded or ASO basis, under which we provide claims processing and other administrative services to employers and miSalud. Employers choosing to purchase our products on an ASO basis fund their own claims, but their employees are able to access our provider network at our negotiated discounted rates. We administer the payment of claims to the providers but we do not bear any insurance risk in connection with claims costs because we are reimbursed in full by the employer, thus we are only subject to credit risk in this business. For certain self-funded plans, we provide stop loss insurance pursuant to which we assume some of the medical risk for a premium. The administrative fee charged to self-funded groups is generally based on the size of the group and the scope of services provided.

Life Insurance

We offer a wide variety of life, accident, disability and health and annuity products in Puerto Rico through our subsidiary TSV. Life insurance premiums represented approximately 6% of our consolidated premiums earned, net for each of the years ended December 31, 2012, 2011 and 2010. TSV markets in-home service life and supplemental health products through a network of company-employed agents. Ordinary life, cancer and dreaded diseases and pre-need life products are marketed through independent agents. TSV is the leading distributor of life products in Puerto Rico. We are the only home service company in Puerto Rico and offer guaranteed issue, funeral and cancer policies to the lower and middle income market segments directly to people in their homes. We also market our group life and disability coverage through our independent producers.

Property and Casualty Insurance

We offer a wide range of property and casualty insurance products through our subsidiary TSP. Property and casualty insurance premiums represented approximately 4% of our consolidated premiums earned, net for each of the years ended December 31, 2012, 2011 and 2010. Our predominant lines of business are commercial multi-peril, commercial property mono-line, auto physical damage, auto liability and dwelling policies. This segment’s commercial lines target small to medium size accounts.

Due to our geographical location, property and casualty insurance operations in Puerto Rico are subject to natural catastrophic activity, in particular hurricanes, tropical storms and earthquakes. As a result, local insurers, including ourselves, rely on the international reinsurance market. The property and casualty insurance market is affected by the cost of reinsurance, which varies with the catastrophic experience.

We maintain a comprehensive reinsurance program as a means of protecting our surplus in the event of a catastrophe. Our policy is to enter into reinsurance agreements with reinsurers considered to be financially sound. Nearly all our reinsurers have an A.M. Best rating of “A-” or better, or an equivalent rating from other rating agencies. During the year ended December 31, 2012, 39% of the premiums written in the property and casualty insurance segment were ceded to reinsurers. Although these reinsurance arrangements do not relieve us of our direct obligations to our insured, we believe that the risk of our reinsurers not paying balances due to us is low.

Marketing and Distribution

Our marketing activities concentrate on promoting our strong brands, quality care, customer service efforts, size and quality of provider networks, flexibility of plan designs, financial strength and breadth of product offerings. We distribute and market our products through several different channels, including our salaried and commission-based internal sales force, direct mail, independent brokers and agents, telemarketing staff, and the internet.

Branding and Marketing

Our branding and marketing efforts include “brand advertising,” which focuses on the Triple-S name and the BCBS mark, “acquisition marketing,” which focuses on attracting new customers, and “institutional advertising,” which focuses on our overall corporate image. We believe that the strongest element of our brand identity is the “Triple-S” name. We seek to leverage what we believe to be the high name recognition and comfort level that many existing and potential customers associate with this brand. Acquisition marketing consists of business-to-business marketing efforts which are used to generate leads for brokers and our sales force as well as direct-to-consumer marketing efforts which are used to add new customers to our direct pay businesses. Institutional advertising is used to promote key corporate interests and overall company image. We believe these efforts support and further our competitive brand advantage. We will continue to utilize the Triple-S name and the BCBS mark for all managed care products and services in Puerto Rico and the U.S. Virgin Islands, except for Medicare Advantage products and services offered through other Managed Care subsidiary AH. AH, which began selling BCBS branded products effective January 1, 2013, will continue using its own name.

Sales and Marketing

We employ a wide variety of sales and marketing activities. Such activities are closely regulated by the CMS and the OPM of the HHS, the Commissioner of Insurance and other government of Puerto Rico agencies. For example, our sales and marketing materials must be approved in advance by the applicable regulatory authorities, and they often impose other regulatory restrictions on our marketing activities.

Distribution

Managed Care Segment. We rely principally on our internal sales force and a network of independent brokers and agents to market our products. Individual policies are sold entirely through independent agents who exclusively sell our individual products, and Medicare Advantage and group products are sold through our 339 person internal sales force as well as our approximately 155 independent brokers and agents. We believe that each of these marketing methods is optimally suited to address the specific needs of the customer base to which it is assigned.

Strong competition exists among managed care companies for brokers and agents with demonstrated ability to secure new business and maintain existing accounts. The basis of competition for the services of such brokers and agents are commission structure, support services, reputation and prior relationships, the ability to retain clients and the quality of products. We pay commissions on a monthly basis based on premiums paid. We believe that we have good relationships with our brokers and agents, and that our products, support services and commission structure are highly competitive in the marketplace.

Life Insurance Segment. In our life insurance segment, we offer our insurance products through our own network of both company-employed and independent agents. The majority of our premiums 57% for both 2012 and 2011) were placed through our home service distribution channel selling directly to customers in their homes. TSV employs approximately 650 full-time active agents and managers and utilizes approximately 1,300 independent agents and brokers. For individual policies, we advance first year commissions upon issuance and for group policies, we pay commissions on a monthly basis based on premiums received.

Property and Casualty Insurance Segment. In our property and casualty insurance segment, business is exclusively subscribed through approximately 16 general agencies, including our insurance agency, Triple-S Insurance Agency, Inc. (“TSIA”), where business is placed by independent insurance agents and brokers. During the years ended December 31, 2012, 2011 and 2010 TSIA placed approximately 58%, 52% and 49% of TSP’s total premium volume, respectively. The general agencies contracted by TSP remit premiums net of their respective commission.

Customers

Managed Care

We offer our products in the managed care segment to three distinct market sectors in Puerto Rico. The following table sets forth enrollment information with respect to each sector at March 31, 2013:

Market Sector	Enrollment	Percentage of Total Enrollment
Commercial	686,706	41.0%
Medicare	113,821	6.8
Medicaid	874,169	52.2

Total	1,674,696	100.0%

Commercial Sector

The commercial accounts sector includes corporate accounts, federal government employees, individual accounts, local government employees, and Medicare Supplement.

Corporate Accounts. Corporate accounts consist of small (2 to 50 employees) and large employers (over 50 employees). Employer groups may choose various funding options ranging from fully-insured to self-funded financial arrangements or a combination of both. While self-funded clients participate in our managed care networks, the clients bear the claims risk, except to the extent they maintain stop loss coverage. This sector also includes professional and trade associations.

Federal Government Employees. For more than 40 years, we have maintained our leadership in providing managed care services to federal government employees in Puerto Rico. We provide our services to these employees under the Federal Employees Health Benefits Program pursuant to a direct contract with the OPM and through the Federal Employee Program of the BCBSA. We are one of two companies in Puerto Rico that has such a contract with OPM. Every year, OPM allows other insurance companies to compete for this business, provided such companies comply with the applicable requirements for service providers. This contract is subject to termination in the event of noncompliance not corrected to the satisfaction of OPM.

Individual Accounts. We provide managed care services to individuals and their dependent family members who contract these services directly with us though our network of independent brokers. We provide individual and family contracts.

Local Government Employees. We provide managed care services to the local government of Puerto Rico employees through a government-sponsored program, whereby TSS assumes the risk of both medical and administrative costs for its members in return for a monthly premium. Annually, the government qualifies the managed care companies that participate in this program and sets the coverage, including benefits, co-payments and amount to be contributed by the government. Employees then select from one of the authorized companies and pays for the difference between the premium of the selected carrier and the amount contributed by the government.

Medicare Supplement. We offer Medicare Supplement products, which provide supplemental coverage for many of the medical expenses that the Medicare Parts A and B programs do not cover, such as deductibles, coinsurance and specified losses that exceed the federal program’s maximum benefits.

Medicare Advantage Sector

Medicare is a federal program administered by CMS that provides a variety of hospital and medical insurance benefits to eligible persons aged 65 and over as well as to certain other qualified persons. Medicare, with the approval of the Medicare Modernization Act, started promoting a managed care organizations (“MCO”) sponsored Medicare product that offers benefits similar to or better than the traditional Medicare product, but where the risk is assumed by the MCOs. This program is called Medicare Advantage. We have contracts with CMS to provide extended Medicare coverage to Medicare beneficiaries under our Dual and Non-Dual products. Under these annual contracts, CMS pays us a set premium rate based on membership that is risk adjusted for health status. Depending on the total benefits offered, for certain of our Medicare Advantage products the member will also be required to pay a premium.

Our Dual products target the sector of the population eligible for both Medicare and Medicaid, or dual-eligible beneficiaries. The government of Puerto Rico has implemented a plan to allow dual-eligibles enrolled in Medicaid to move to a Medicare Advantage plan under which the government, rather than the insured, will assume all of the premiums for additional benefits not included in the Medicare Advantage programs, such as deductibles and co-payments of prescription drug benefits.

Medicare also provides Medicare Part D, a prescription drug program. Medicare beneficiaries are given the opportunity to select a Medicare Part D prescription drug plan provided by MCOs or other Part D sponsors. Our Medicare Advantage policies offer Medicare Part D coverage to our members throughout our service area. TSS also offers a stand-alone Medicare Part D prescription drug benefits product.

Medicaid

In 1994, the government of Puerto Rico privatized the delivery of services to the medically indigent population in Puerto Rico, as defined by the government, by contracting with private managed care companies instead of providing health services directly to such population. The government divided Puerto Rico into eight geographical areas. Each of the eight geographical areas is awarded to a managed care company doing business in Puerto Rico through a competitive bid process. As of December 31, 2012, this program provided healthcare coverage to over 1.6 million people. Mental health and drug abuse benefits are currently offered to Medicaid beneficiaries by behavioral healthcare companies and are therefore not part of the benefits covered by us.

This program is similar to the Medicaid program, a joint federal and state health insurance program for medically indigent residents of the state. The Medicaid program is structured to provide states the flexibility to establish eligibility requirements, benefits provided, payment rates, and program administration rules, subject to general federal guidelines.

We currently serve five out of the eight geographical regions on an ASO basis for 20 months commencing November 1, 2011. We anticipate we will be required to participate in a competitive bid process to retain the miSalud business following the expiration of our existing contract with the ASES. See “—Customers—Medicaid Sector.” Our agreement with the government of Puerto Rico is subject to termination in the event of our non-compliance that is not corrected or cured to the satisfaction of the government entity overseeing Medicaid, or in the event that the government determines that there is an insufficiency of funds to finance the program.

Life Insurance

Our life insurance customers consist primarily of individuals, who hold approximately 510,000 policies. We also insure approximately 1,700 groups.

Property and Casualty Insurance

Our property and casualty insurance segment targets small to medium size accounts with low to average exposures to catastrophic losses. Our dwelling insurance line of business aims for rate stability and seeks accounts with a very low exposure to catastrophic losses. Our auto physical damage and auto liability customer bases consist primarily of commercial accounts.

Underwriting and Pricing

Managed Care

We strive to maintain our market leadership by trying to provide all of our managed care members with the best health care coverage at a reasonable cost. We believe that disciplined underwriting and appropriate pricing are core strengths of our business and important competitive advantages. We continually review our underwriting and pricing guidelines on a product-by-product and customer group-by-group basis to maintain competitive rates in terms of both price and scope of benefits. Pricing is based on the overall risk level and the estimated administrative expenses attributable to each particular segment.

Our claims database enables us to establish rates based on each renewing group claims experience, which provides us with important insights about the risks in our service areas. We tightly manage the overall rating process and have processes in place to ensure that underwriting decisions are made by properly qualified personnel. In addition, we have developed and implemented a utilization review and fraud and abuse prevention program.

We have been able to maintain relatively high retention rates, which is the percentage of existing business retained in the renewal process, in the corporate accounts sector of our managed care business. For 2012 our corporate accounts retention factor is 97%.

Our managed care rates are set prospectively, meaning that a fixed premium rate is determined at the beginning of each contract year and revised at renewal. We renegotiate the premiums of different groups in the corporate accounts subsector as their existing annual contracts become due. We set rates for individual contracts based on the most recent semi-annual claims data. We consider the actual claims trend of each group when determining the premium rates for the following contract year. Rates in the Medicare sector and for federal and local government employees are generally set on an annual basis through negotiations with the U.S. federal and Puerto Rico governments, as applicable.

Life Insurance

Our individual life insurance business has been priced using mortality, morbidity, lapses and expense assumptions which approximate actual experience for each line of business. We review pricing assumptions on a regular basis. Individual insurance applications are reviewed by utilizing common underwriting standards in use in the United States, and only those applications that meet these commonly-used underwriting requirements are approved for policy issuance. Our group life insurance business is written on a group-by-group basis. We develop the pricing for our group life business based on mortality and morbidity experience and estimated expenses attributable to each particular line of business.

Property and Casualty Insurance

The property and casualty insurance sector is experiencing a soft market in Puerto Rico, principally as a result of economic conditions and reinsurance capacity. Notwithstanding these conditions, our property and casualty segment has maintained its leadership position in the property insurance sector by following prudent underwriting and pricing practices.

Our core business is comprised of small and medium-sized accounts. We have been able to maintain a stable volume of business as the result of attentive risk assessment and strict adherence to underwriting guidelines, combined with maintenance of competitive rates on above-par risks designed to maintain a relatively high retention ratio. Underwriting strategies and practices are closely monitored by senior management and constantly updated based on market trends, risk assessment results and loss experience. Commercial risks in particular are fully reviewed by our underwriters.

Quality Initiatives and Medical Management

We utilize a broad range of focused traditional cost containment and advanced care management processes across various product lines. We continue to enhance our management strategies, which seek to control claims costs while striving to fulfill the needs of highly informed and demanding managed care consumers. One of these strategies is the reinforcement of population and case management programs, which empower consumers by educating them and engaging them in actively maintaining or improving their own health. Early identification of patients and inter-program referrals are the focus of these programs, which allow us to provide integrated services to our customers based on their specific conditions. The population management programs include programs that target asthma, congestive heart failure, hypertension, diabetes, and a prenatal program that focuses on preventing prenatal complications and promoting adequate nutrition. We developed a medication therapy management program aimed at plan members who are identified as having high drug utilization and unrelated diagnostics. In addition, TSS has a contract with McKesson Health Solutions (“McKesson”) pursuant to which they provide to our members a 24-hour telephone-based triage program and health information services. McKesson also provides utilization management services for our Medicare sector. We intend to maximize utilization of population and case management programs among our insured populations. Other strategies include innovative partnerships and business alliances with other entities to provide new products and services such as an employee assistance program and the promotion of evidence-based protocols and patient safety programs among our providers. We also employ registered nurses and social workers to manage individual cases and coordinate healthcare services. We enhanced our hospital concurrent review program, the goal of which is to monitor the appropriateness of high admission rate diagnoses and unnecessary stays. To expand the scope of the revision, we established a phone based review for low admissions hospitals, which freed resources to cover the biggest hospitals and allowed the onsite nurses to participate in the patient discharge planning, referral to programs, the quality of the services, including the occurrence of never events. As part of the cost containment measures we have preauthorization services for certain procedures and the mandatory validation of member eligibility prior to accessing services. In addition, we provide a variety of services and programs for the acute, chronic and complex populations. These services and programs seek to enhance quality at physicians’ premises, thus reducing emergency care and hospitalizations. We promote the use of a formulary for accessing medications, encouraging the use of generic drugs in the three-tier formulary, which offers three co-payment levels.

We have also established an exclusive pharmacy network with higher discounted rates than our broader network. In addition, through arrangements with our pharmacy benefits manager, we are able to obtain discounts and rebates on certain medications based on formulary listing and market share.

We have designed a comprehensive Quality Improvement Program (“QIP”). This program is designed with a strong emphasis on continuous improvement of clinical and service indicators, such as Health Employment Data Information Set (“HEDIS”) and Consumer Assessment of Healthcare Providers and Systems (“CAHPS”) measures. Our QIP also includes a Physician Incentive Program (“PIP”) and a Hospital Quality Incentive Program (“HQIP”), which are directed to support corporate quality initiatives, utilizing clinical and benchmark criteria developed by governmental agencies and nationally recognized professional organizations. The PIP encourages the participation of members in chronic care improvement programs and the achievement of specific clinical outcomes. The HQIP encourages participating hospitals to achieve the national benchmarks related to the five core measures established by CMS and the Joint Commission.

Information Systems

We have developed and implemented integrated information technology systems that we believe have been critical to our success. Our systems collect and process information centrally and support our core administrative functions, including premium billing, claims processing, utilization management, reporting, medical cost trending, as well as certain member and provider service functions, including enrollment, member eligibility verification, claims status inquiries, and referrals and authorizations.

In addition, we selected Quality Care Solutions, Inc. (“QCSI”) to implement a new core business application for our managed care segment. QCSI was subsequently acquired by The Trizetto Company. In the second quarter of 2010, our Managed Care segment began transitioning to the new electronic data processing system. This transition continued into the third quarter of 2012, when we completed the full migration of TSS’s commercial membership. Total external costs for the entire project amounted to approximately $56.0 million.

This new core business application provides new functionality and flexibility that allows us to offer new services and products and facilitates the integration of future acquisitions. It is also designed to improve customer service, enhance claims processing, and contain operational expenses.

Federal regulations require that we begin using a new set of standardized diagnostic codes, known as ICD-10, by October 2014, which will require a significant information technology investment. In order to become ICD-10 compliant, we need to upgrade the version of TSS’s core business application that we previously implemented in the third quarter of 2012. We expect to begin this upgrade during the second quarter of 2013 and have completed the migration of our membership on time to comply with the current ICD-10 deadline. The estimated cost of the core business application upgrade and ICD-10 compliance efforts is approximately $6.0 million.

Since our goal is to manage all Medicare enrollments in one core business application we are currently evaluating a transition to either TSS’s new core, business application or to the core business application currently in use by AH. We continue to manage the Medicaid enrollment in TSS’s legacy core system and we expect to continue to do so until we complete the upgrade of TSS’s new core business application.

Provider Arrangements

Approximately 98% of member services are provided through one of our contracted provider networks and the remainder is provided by out-of-network providers. Our relationships with managed care providers, physicians, hospitals, other facilities and ancillary managed care providers are guided by standards established by applicable regulatory authorities for network development, reimbursement and contract methodologies. As of December 31, 2012, we had provider contracts with approximately 4,823 primary care physicians, 3,276 specialists and 64 hospitals.

We contract with our managed care providers in different forms, including capitation-based reimbursement. For certain ancillary services, such as behavioral health services and primary care services in certain of our products, we generally enter into capitation arrangements with entities that offer broad based services through their own contracts with providers. We attempt to provide market-based reimbursement along industry standards.

We seek to ensure that providers in our networks are paid in a timely manner, and we provide means and procedures for claims adjustments and dispute resolution. We also provide a dedicated service center for our providers. We seek to maintain broad provider networks to ensure member choice while implementing effective management programs designed to improve the quality of care received by our members.

We promote the use of electronic claims billing by our providers. Approximately 91% of claims are submitted electronically through our fully automated claims processing system, and our “first-pass rate,” or rate at which a claim is approved for payment when first processed by our system without human intervention, for provider claims has averaged 78% and 81% in 2012 and 2011, respectively.

We believe that physicians and other providers primarily consider member volume, reimbursement rates, timeliness of reimbursement and administrative service capabilities along with the “non-hassle” factor, or reduction of non-value adding administrative tasks, when deciding whether to contract with a managed care plan. As a result of our established position in the Puerto Rican market, the strength of the Triple-S name and our association with the BCBSA, we believe we have strong relationships with hospital and provider networks leading to a strong competitive position in terms of hospital count, number of providers and number of in-network specialists.

Hospitals. We generally contract for hospital services to be paid on an all-inclusive per diem basis, which includes all services necessary during a hospital stay. We also contract some hospital services to be paid on diagnosis-related Groups (DRG) which is an all-inclusive rate per admission. Negotiated rates vary among hospitals based on the complexity of services provided. We annually evaluate these rates and revise them, if appropriate.

Physicians. Fee-for-service is our predominant reimbursement methodology for physicians in our PPO products and services referred by the independent practice associations (“IPAs”) under capitation agreements. Our physician rate schedules applicable to services provided by in-network physicians are pegged to a resource-based relative value system fee schedule and then adjusted for competitive rates in the market. This structure is similar to reimbursement methodologies developed and used by the Medicare program and other major payers. Payments to physicians under the Medicare Advantage program are based on Medicare fees. For certain of our Medicare products we contract with IPAs in the form of capitation-based reimbursement for certain risks. We have a network of IPAs that provide managed care services to our members in exchange for a capitation fee. The IPAs assume the costs of certain primary care services provided and referred by their PCPs, including procedures and in-patient services not related to risks assumed by us.

Services are provided to our members through our network providers with whom we contract directly. Members seeking medical treatment outside of Puerto Rico are served by providers in these areas through the BlueCard program, which offers access to the provider networks of the other BCBS plans.

Subcontracting. We subcontract our triage call center, certain utilization management, mental and substance abuse health services, and pharmacy benefits management services through contracts with third parties.

In addition, we contract with a number of other ancillary service providers, including laboratory service providers, home health agency providers and intermediate and long-term care providers, to provide access to a wide range of services. These providers are normally paid on either a fee schedule or fixed per day or per case basis.

Competition

The insurance industry in Puerto Rico is highly competitive and is comprised of both local and national entities. The approval of the Gramm-Leach-Bliley Act of 1999, which applies to financial institutions in the United States, including those domiciled in Puerto Rico, has opened the insurance market to new competition by allowing financial institutions such as banks to enter into the insurance business. Several banks in Puerto Rico have established subsidiaries that operate as insurance agencies, brokers and reinsurers.

Managed Care

The managed care industry is highly competitive, both nationally and in Puerto Rico. Competition continues to be intense due to aggressive marketing, business consolidations, a proliferation of new products and increased quality awareness and price sensitivity among customers. Industry participants compete for customers based on the ability to provide a total value proposition which we believe includes quality of service and flexibility of benefit designs, access to and quality of provider networks, brand recognition and reputation, price and financial stability.

We believe that our competitive strengths, including our leading presence in Puerto Rico, our BCBS license, the size and quality of our provider network, the broad range of our product offerings, our strong complementary businesses and our experienced management team, position us well to satisfy these competitive requirements.

Competitors in the managed care segment include national and local managed care plans. At December 31, 2012 we had approximately 1,721,000 members enrolled in our managed care segment. Our market share in terms of premiums written in Puerto Rico was estimated at approximately 28% for the year ended December 31, 2012. We offer a variety of managed care products, and are the leader by market share in almost every sector, as measured by the share of premiums written. Our main competitors are Medical Card Systems Inc., Aveta Inc. (or MMM Healthcare & Preferred Medicare Choice), Humana, Inc. and First Medical Health Plan, Inc.

Life Insurance

We are one of the leading providers of life insurance products in Puerto Rico. In 2011, we were the second largest life insurance company in Puerto Rico, as measured by direct premiums, with a market share of approximately 13%. We are the only life insurance company that distributes our products through home service. However, we face competition in each of our product lines. In the life insurance sector, excluding annuities, we were the largest company with a market share of approximately 19%, and our main competitors are Cooperativa de Seguros de Vida de Puerto Rico, AXA Equitable Life and Mass Mutual Financial Group. In the cancer sector, we were the second largest company with a market share of approximately 17%, and our main competitor is AFLAC (sector leader).

Property & Casualty Insurance

The property and casualty insurance market in Puerto Rico is extremely competitive. In addition, soft market conditions have prevailed in Puerto Rico. In the local market, such conditions mostly affected commercial risks, precluding rate increases and even provoking lower premiums on both renewals and new business. Property and casualty insurance companies tend to compete for the same accounts through price, policy terms and quality of services. We compete by reasonably pricing our products and providing efficient services to producers, agents and clients.

In the year ended December 31, 2012, we were the fifth largest property and casualty insurance company in Puerto Rico, as measured by direct premiums, with a market share of approximately 9%. Our nearest competitor in the property and casualty insurance market in Puerto Rico was American International Insurance Company of Puerto Rico. The market leaders in the property and casualty insurance market in Puerto Rico were Universal Insurance, MAPFRE Corporation Group, and Cooperativa de Seguros Múltiples de Puerto Rico.

Blue Cross and Blue Shield License

TSM has license agreements with BCBSA that permit TSM the exclusive use of the BCBS names and marks for the sale, marketing and administration of managed care plans and related services in Puerto Rico and the U.S. Virgin Islands. Also, TSS has a license with BCBSA to use the BCBS names and marks in Puerto Rico and the U.S. Virgin Islands. Also, as of January 1, 2013, AH has a license with BCBSA to use the names and marks of the BCBS on its Medicare Advantage products. We believe that the BCBS names and marks are valuable brands of our products and services in the marketplace. The license agreements, which have a perpetual term (but which are subject to termination under circumstances described below), contain certain requirements and restrictions regarding our operations and our use of the BCBS names and marks.

Upon the occurrence of any event causing the termination of our license agreements, we would cease to have the right to use the BCBS names and marks in Puerto Rico and the U.S. Virgin Islands. We also would no longer have access to the networks of providers of the different plans that are members of the Association nor the BlueCard Program. We would expect to lose a significant portion of our membership if we lose these licenses. Loss of these licenses could significantly harm our ability to compete in our markets and could require payment of a significant fee to the BCBSA. Furthermore, if our licenses were terminated, the BCBSA would be free to issue a new license to use the BCBS names and marks in Puerto Rico and the U.S. Virgin Islands to another entity, which could have a material adverse effect on our business, financial condition and results of operations. See “Risk Factors—Risks Related to Our Business—The termination or modification of our license agreements to use the BCBS names and marks could have a material adverse effect on our business, financial condition and results of operations.”

Events which could result in termination of our license agreements include, but are not limited to:

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failure to maintain our total adjusted capital at or above 200% of Health Risk-Based Capital (“HRBC”) Authorized Control Level (“ACL”) as defined by the NAIC for the Primary Licensee (TSM) and the Larger BCBS Controlled Affiliate (TSS) and 100% HRBC ACL for the Smaller BCBS Controlled Affiliate (AH);

•	failure to maintain liquidity of greater than one month of underwritten claims and administrative expenses, as defined by the BCBSA, for two consecutive quarters;

•	failure to satisfy state-mandated statutory net worth requirements;

•	impending financial insolvency; and

•	a change of control not otherwise approved by the BCBSA or a violation of the BCBSA voting and ownership limitations on our capital stock.

The BCBSA license agreements and membership standards specifically permit a license to operate as a for-profit, publicly-traded stock company, subject to certain governance and ownership requirements.

Pursuant to our license agreements with BCBSA, at least 80% of the revenue that we earn from health care plans and related services in Puerto Rico, and at least 66.7% of the revenue that we earn from (or at least 66.7% of the enrollment for) health care plans and related services both in the United States and in Puerto Rico together, must be sold, marketed, administered, or underwritten through use of the BCBS names and marks. This may limit the extent to which we will be able to expand our health care operations, whether through acquisitions of existing managed care providers or otherwise, in areas where a holder of an exclusive right to the BCBS names and marks is already present. Currently, the BCBS names and marks are licensed to other entities in all markets of the continental United States, Hawaii, and Alaska. We also hold the license for the U.S. Virgin Islands.

As required by our BCBS license agreements, our articles of incorporation prohibit any institutional investor from owning 10% or more of our voting power, any person that is not an institutional investor from owning 5% or more of our voting power, and any person from beneficially owning shares of our common stock or other equity securities, or a combination thereof, representing a 20% or more ownership interest in us. To the extent that a person, including an institutional investor, acquires shares in excess of these limits, our articles provide that we will have the power to take certain actions, including refusing to give effect to a transfer or instituting proceedings to enjoin or rescind a transfer, in order to avoid a violation of the ownership limitation in the articles.

Pursuant to the rules and license standards of the BCBSA, TSM guarantees TSS contractual and financial obligations to their respective customers. Also, TSS guarantees AH’s contractual and financial obligations to their respective customers. In addition, pursuant to the rules and license standards of the BCBSA, we have agreed to indemnify the BCBSA against any claims asserted against it resulting from our contractual and financial obligations.

Each license requires an annual fee to be paid to the BCBSA. The fee is determined based on a per-contract charge from products using the BCBS names and marks. The annual BCBSA fee for the year 2013 is $2,126,347. During the years ended December 31, 2012 and 2011, we paid fees to the BCBSA in the amount of $1,224,344 and $1,769,143, respectively. The BCBSA is a national trade association of 38 independent Primary Licensees (Plans), including TSM, the primary function of which is to promote and preserve the integrity of the BCBS names and marks, as well as to provide certain coordination among the Member Plans. Each Member Plan is an independent legal organization and is not responsible for obligations of other BCBSA Member Plans. With a few limited exceptions, we have no right to market products and services using the BCBS names and marks outside our BCBS licensed territory.

BlueCard. Under the rules and license standards of the BCBSA, other Member Plans must make available their provider networks to members of the BlueCard Program in a manner and scope as consistent as possible to what such member would be entitled to in his or her home region. Specifically, the Host Plan (located where the member receives the service) must pass on discounts to BlueCard members from other Member Plans that are at least as great as the discounts that the providers give to the Host Plan’s local members. The BCBSA requires us to pay fees to any Host Plan whose providers submit claims for health care services rendered to our members who receive care in their service area. Similarly, we are paid fees for submitting claims and providing other services to members of other Member Plans who receive care in our service area.

Claim Liabilities

We are required to estimate the ultimate amount of claims which have not been reported, or which have been received but not yet adjudicated, during any accounting period. These estimates, referred to as claim liabilities, are recorded as liabilities on our balance sheet. We estimate claim reserves in accordance with Actuarial Standards of Practice promulgated by the Actuarial Standards Board, the committee of the American Academy of Actuaries that establishes the professional guidelines and standards for actuaries to follow. A significant degree of judgment is involved in estimating reserves. We make assumptions regarding the propriety of using existing claims data as the basis for projecting future payments. For additional information regarding the calculation of claim liabilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Claim Liabilities.”

Investments

Our investment portfolio consists mainly of investment grade fixed income and a smaller portion is held in equity securities. The investment portfolio is conservative, diversified across and within asset classes, and has the following objectives, in order of importance: capital preservation, liquidity, income generation and capital appreciation. The interest rate risk of both our investments and liabilities and regularly evaluated.

The investment portfolio is centrally managed by investment professionals and decisions are taken based on the guidelines and limitations described in the Statement of Investment Policy and Guidelines (SIPG) and the Puerto Rico Insurance Code. The SIPG is established by the Investment and Financing Committee of the Board of Directors (the “Investment and Financing Committee”). The Investment and Financing Committee establishes guidelines to ensure the SIPG is adhered to and any exception must be reported to the Investment and Financing Committee.

The investment portfolio is internally managed by an internal investment group, which is comprised of a vice president and treasurer, an investment analyst, and a treasury operations analyst. The internal investment group uses an external investment consultant and external investment managers through the use of mutual funds.

Trademarks

We consider our trademarks of “Triple-S” and “SSS” to be very important and material to all segments in which we are engaged. In addition to these, other trademarks used by our subsidiaries, including American Health Medicare which we acquired in 2011, that are considered important have been duly registered with the Department of State of Puerto Rico and the United States Patent and Trademark Office. It is our policy to register all our important and material trademarks in order to protect our rights under applicable corporate and intellectual property laws. In addition, we have the exclusive right to use the “BCBS” names and marks in Puerto Rico and the U.S. Virgin Islands. See “—Blue Cross and Blue Shield License.”

Regulation

Our business operations are subject to comprehensive and detailed regulation in Puerto Rico, as well as U.S. federal regulation. Supervisory agencies include the Commissioner of Insurance, the Division of Banking and Insurance of the Office of the Lieutenant Governor of the U.S. Virgin Islands, the Health Department of the Commonwealth of Puerto Rico and ASES, which administers miSalud including the dual-eligible beneficiaries program. Federal regulatory agencies that oversee our operations include HHS—directly and through its OIG, its OCR and CMS, the DOJ, the DOL, and the OPM. These government agencies have the right to:

•	grant, suspend and revoke licenses to transact business;

•	regulate many aspects of the products and services we offer, including through the review and approval of health insurance rates in the individual and small group markets;

•	assess fines, penalties and/or sanctions;

•	monitor our solvency and the adequacy of our financial reserves; and

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regulate our investment activities on the basis of quality, diversification and other quantitative criteria, within the parameters of a list of permitted investments set forth in insurance laws and regulations.

Our operations and accounts are subject to examination and audits at regular intervals by a number of these agencies. In addition, the U.S federal and local governments continue to consider and enact many legislative and regulatory proposals that have impacted, or could materially impact, various aspects of the health care system. Some of the more significant current issues that may affect our business include:

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initiatives to provide greater access to coverage for uninsured and under-insured populations without adequate funding to health plans or to be funded through taxes or other negative financial levy on health plans;

•	payments to health plans that are tied to achievement of certain quality performance measures;

•	other efforts or specific legislative changes to the Medicare or Medicaid program, including changes in the bidding process or other means of materially reducing premiums;

•	local government regulatory changes;

•	increased government enforcement, or changes in interpretation or application of fraud and abuse laws;

•	the implementation of regulations in July 2011 by the Office of the Commissioner to review and approve rates in the individual and small business markets; and

•	regulations that increase the operational burden on health plans or laws that increase a health plan’s exposure to liabilities, including efforts to expand the tort liability of health care plans.

On March 23, 2010, the federal health reform legislation, known as the Patient Protection and Affordable Care Act was enacted. The ACA includes certain mandates that took effect in 2010 and 2011, as well as other requirements that are to be implemented over the next several years. Many aspects of ACA will be further articulated and clarified through regulation and guidance. ACA affects all aspects of the health care delivery and reimbursement system in the United States, including health insurers, MCO, healthcare providers, employers, and U.S. states and territories.

The implementation of ACA could have a material adverse effect on the profitability or marketability of our business, financial condition and results of operations. Various federal agencies, including, but not limited to, HHS, DOL, and the U.S. Department of the Treasury are issuing regulations in several phases implementing specific ACA provisions. While CMS recently issued a Final Rule that implements certain ACA provisions that effect provider and supplier participation and enrollment in federal and state health payor programs, we are currently evaluating the effect of this Final Rule on our business. Additionally, federal agencies have issued Requests for Information and Interim Final Regulations implementing certain other ACA provisions that could affect our business. Final regulations and guidance are anticipated in the near future and we will continue to assess ACA’s impact on us as final regulations and guidance are issued.

Some of the more significant ACA issues that may affect our managed care business include:

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Provisions requiring greater access to coverage for certain uninsured and under-insured populations and the elimination of certain underwriting practices without adequate funding to health plans or with negative financial levies on health plans such as restrictions in the ability to charge additional premium for additional risk. These include, among others, (i) extending dependent coverage for unmarried individuals until age 26 under their parents’ health coverage, (ii) limiting a health plan’s ability to rescind coverage and restricting the plan’s ability to establish annual and lifetime financial caps, (iii) eliminating the use of gender as a ratings factor and (iv) limiting a health plan’s ability to deny or limit coverage on grounds of a person’s pre-existing medical condition;

•	Provisions restricting medical loss ratios and requiring premium refunds for non-compliance;

•	Provisions requiring health plans to report to their members and HHS certain quality performance measures and their wellness promotion activities;

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Provisions that reduce premium payments to Medicare Advantage health plans and that tie such premium to the local Medicare fee for service costs. The adjustment began in 2012 and is being phased in over 5 to 7 years;

•	Provisions that tie Medicare Advantage premiums to achievement of certain quality performance measures;

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Other efforts or specific legislative changes to the Medicare and Medicaid programs, including changes in the bidding process, authority of CMS to deny bids, or other means of materially reducing premiums such as through further adjustments to the risk adjustment methodology;

•	Increased federal funding to the miSalud program, available for years 2014 – 2019;

•	Funding provided to the government of Puerto Rico to either establish a health insurance exchange or fund the Puerto Rico Medicaid program, at the option of the government of Puerto Rico;

•	Increased government funding to enforcement agencies and/or changes in interpretation or application of fraud and abuse laws;

•	Expanded scope of authority and/or funding to audit Medicare Advantage health plans and recoup premiums or other funds by the government or its representatives; and

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The increase in persons eligible for coverage under the Medicaid program in Puerto Rico, which may result in some persons currently insured by us in our Commercial programs becoming eligible for, and thus moving to, the miSalud program.

The federal government and the government of Puerto Rico, including the Commissioner of Insurance, have adopted laws and regulations that govern our business activities in various ways. These laws and regulations may restrict how we conduct our business and may result in additional burdens and costs to us. Areas of governmental regulation include:

• licensure;

• policy forms, including plan design and disclosures;

• premium rates and rating methodologies;

• underwriting rules and procedures;

• benefit mandates;

• eligibility requirements;

• security of electronically transmitted individually identifiable health information;

• geographic service areas;

• market conduct;

• utilization review;

• payment of claims, including timeliness and accuracy of payment;

• special rules in contracts to administer government programs;

• transactions with affiliated entities;

• limitations on the ability to pay dividends;

• rates of payment to providers of care;

• rate review and approval;

• transactions resulting in a change of control;

• member rights and responsibilities;

• fraud and abuse;

• sales and marketing activities;

• quality assurance procedures;

• privacy of medical and other information and permitted disclosures;

• surcharges on payments to providers;

• provider contract forms;

• delegation of financial risk and other financial arrangements in rates paid to providers of care;

• agent licensing;

• financial condition (including reserves);

• reinsurance;

• issuance of new shares of capital stock;

• corporate governance;

• permissible investments; and

• guaranteed issue and renewability.

These laws and regulations are subject to amendments and changing interpretations in each jurisdiction. Failure to comply with existing or future laws and regulations could materially and adversely affect our operations, financial condition and prospects.

Puerto Rico Insurance Laws

Our insurance subsidiaries are subject to the regulations and supervision of the Commissioner of Insurance. The regulations and supervision of the Commissioner of Insurance consist primarily of the approval of certain policy forms, the standards of solvency that must be met and maintained by insurers and their agents, and the nature of and limitations on investments, deposits of securities for the benefit of policyholders, methods of accounting, periodic examinations and the form and content of reports of financial condition required to be filed, among others. In general, such regulations are for the protection of policyholders rather than security holders.

Puerto Rico insurance laws prohibit any person from offering to purchase or sell voting stock of an insurance company with capital contributed by stockholders (a stock insurer) that constitutes 10% or more of the total issued and outstanding stock of such company or of the total issued and outstanding stock of a company that controls an insurance company, without the prior approval of the Commissioner of Insurance. The proposed purchaser or seller must disclose any changes proposed to be made to the administration of the insurance company and provide the Commissioner of Insurance with any information reasonably requested. The

Commissioner of Insurance must make a determination within 30 days of the later of receipt of the petition or of additional information requested. The determination of the Commissioner of Insurance will be based on its evaluation of the transaction’s effect on the public, having regard to the experience and moral and financial responsibility of the proposed purchaser, whether such responsibility of the proposed purchaser will affect the effectiveness of the insurance company’s operations and whether the change of control could jeopardize the interests of insured, claimants or the company’s other stockholders.

Puerto Rico insurance laws also require that stock insurers obtain the Commissioner of Insurance’s approval prior to any merger or consolidation. The Commissioner of Insurance cannot approve any such transaction unless it determines that such transaction is just, equitable, and consistent with the law, and that no reasonable objection exists. The merger or consolidation must then be authorized by a duly approved resolution of the board of directors and ratified by the affirmative vote of two-thirds of all issued and outstanding shares of capital stock with the right to vote thereon. The reinsurance of all or substantially all of the insurance of an insurance company by another insurance company is deemed to be a merger or consolidation.

Puerto Rico insurance laws further prohibit insurance companies and insurance holding companies, among other entities, from soliciting or receiving funds in exchange for any new issuance of its securities, other than through a stock dividend, unless the Commissioner of Insurance has granted a solicitation permit in respect of such transaction. The Commissioner of Insurance will issue the permit unless it finds that the funds proposed to be secured are excessive for the purpose intended, the proposed securities and their distribution would be inequitable, or the issuance of the securities would jeopardize the interests of policyholders or security-holders.

In addition, Puerto Rico insurance laws limit insurance companies’ ability to reinsure risk. Insurance companies can only accept reinsurance in respect of the types of insurance which they are authorized to transact directly. Also, except for life and disability insurance, insurance companies cannot accept any reinsurance in respect of any risk resident, located, or to be performed in Puerto Rico, which was insured as direct insurance by an insurance company not then authorized to transact such insurance in Puerto Rico. As a result, insurance companies can only reinsure their risks with insurance companies in Puerto Rico authorized to transact the same type of insurance or with a foreign insurance company that has been approved by the Commissioner of Insurance. Insurance companies cannot reinsure 75% or more of their direct risk with respect to any type of insurance without first obtaining the approval of the Commissioner of Insurance.

The provisions regarding health insurance in the Puerto Rico Insurance Code are being revised in phases. The first and second phases of these revisions were enacted on August 29, 2011 and August 23, 2012, respectively. The main objective of the revisions to the Insurance Code is to update the regulatory framework applicable to health insurance and harmonize local provisions with recently approved federal legislation. The revised chapters of the Insurance Code that were recently adopted contain general provisions, such as handling of prescription medicines, availability of health insurance for small and medium-sized companies, prohibition of discretionary clauses in insurance contracts, complaint procedures of health organizations, external reviews, quality improvement programs, utilization review and provider credentialing, among others.

Privacy of Financial and Health Information

Puerto Rico law requires that companies which manage individual financial, insurance and health information maintain the confidentiality of such information. The Commissioner of Insurance has promulgated regulations relating to the privacy of such information. As a result, our managed care subsidiaries must periodically inform our clients of our privacy policies, and in the case of our property and casualty and life insurance subsidiaries, allow our clients to opt-out if they do not want their financial information to be shared. Also, Puerto Rico law requires that managed care providers provide patients with access to their health information within a specified time and that they not charge more than a predetermined amount for such access. The law imposes various sanctions on managed care providers that fail to comply with these provisions.

Managed Care Provider Services

Participating managed care providers of the dual-eligible sector of the population, administered by ASES, are required to provide specific services to their subscribers. Such services include access to a provider network that guarantees emergency and specialty services. In addition, the Office of the Solicitor for the Beneficiaries of Medicaid is authorized to review and supervise the operations of entities contracted by the government of Puerto Rico to provide services to the dual-eligible sector of the population. The Solicitor may investigate and adjudicate claims filed by Medicaid beneficiaries against the various service providers contracted by the government of Puerto Rico. See “—Customers—Medicare Supplement and Medicare Advantage Sector” for more information.

Capital and Reserve Requirements

Since 2009, local insurers and health organizations are required by the Insurance Code to submit to the Puerto Rico Commissioner of Insurance RBC reports following the NAIC RBC Model Act, and accordingly are subject to certain regulatory actions if their capital levels do not meet minimum specific risk based capital requirements. In February 2010, Rule 92, which establishes the guidelines to implement RBC requirements, went into effect. Rule 92 provides for gradual compliance over a period of five years.

In addition, TSS is subject to the capital and surplus licensure requirements of the BCBSA. The capital and surplus requirements of the BCBSA are based on the RBC Model Act. These capital and surplus requirements are intended to assess capital adequacy taking into account the risk characteristics of an insurer’s investments and products. The RBC Model Act set forth the formula for calculating the risk-based capital requirements, which are designed to take into account various risks, including insurance risks, interest rate risks and other relevant risks, with respect to an individual insurance company’s business.

The RBC Model Act requires increasing degrees of regulatory oversight and intervention as an insurance company’s risk-based capital declines. The level of regulatory oversight ranges from requiring the insurance company to inform and obtain approval from the domiciliary insurance commissioner of a comprehensive financial plan for increasing its risk-based capital to mandatory regulatory intervention requiring an insurance company to be placed under regulatory control, in rehabilitation or liquidation proceeding. The RBC Model Act provides for four different levels of regulatory attention depending on the ratio of the company’s total adjusted capital (defined as the total of its statutory capital, surplus, asset valuation reserve and dividend liability) to its risk-based capital. The “company action level” is triggered if a company’s total adjusted capital is less than 200% but greater than or equal to 150% of its risk-based capital. At the company action level, a company must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve its capital position. A company whose total adjusted capital is between 250% and 200% of its risk-based capital is subject to a trend test. The trend test calculates the greater of any decrease in the margin (i.e., the amount in dollars by which a company’s adjusted capital exceeds it risk-based capital) between the current year and the prior year and between the current year and the average of the past three years, and assumes that the decrease could occur again in the coming year. If a similar decrease in margin in the coming year would result in a risk-based capital ratio of less than 190%, then company action level regulatory action will occur.

The “regulatory action level” is triggered if a company’s total adjusted capital is less than 150% but greater than or equal to 100% of its risk-based capital. At the regulatory action level, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. The ACL is triggered if a company’s total adjusted capital is less than 100% but greater than or equal to 70% of its risk-based capital, at which level the regulatory authority may take any action it deems necessary, including placing the company under regulatory control. The “mandatory control level” is triggered if a company’s total adjusted capital is less than 70% of its risk-based capital, at which level the regulatory authority must place the company under its control.

As of December 31, 2012, our insurance subsidiaries met and exceeded the minimum capital requirements of the Commissioner of Insurance and the BCBSA, as applicable. Because AH began offering BCBS branded products in January 2013, it will now also be required to comply with BCBSA minimum capital requirements.

In addition to its catastrophic reinsurance coverage, TSP is required by local regulatory authorities to establish and maintain a reserve supported by a trust fund (the “Trust”) to protect policyholders against their dual exposure to hurricanes and earthquakes. The funds in the Trust are solely to be used to pay catastrophic losses whenever qualifying catastrophic losses exceed 5% of catastrophe premiums or when authorized by the Commissioner of Insurance. Contributions to the Trust, and accordingly additions to the reserve, are determined by a rate (1% in 2011, 2010 and 2009), imposed by the Commissioner of Insurance on the catastrophe premiums written in that year. As of December 31, 2012 and 2011, we had $39.0 million and $37.6 million, respectively, invested in securities deposited in the Trust. The income generated by investment securities deposited in the Trust becomes part of the Trust fund balance and are therefore considered an addition to the reserve. For additional details see note 18 of the audited consolidated financial statements.

Dividend Restrictions

We are subject to the provisions of the General Corporation Law of Puerto Rico (“PRGCL”), which contains certain restrictions on the declaration and payment of dividends by corporations organized pursuant to the laws of Puerto Rico. These provisions provide that Puerto Rico corporations may only declare dividends charged to their surplus or, in the absence of such surplus, net profits of the fiscal year in which the dividend is declared and/or the preceding fiscal year. The PRGCL also contains provisions regarding the declaration and payment of dividends and directors’ liability for illegal payments.

Our ability to pay dividends is dependent on cash dividends from our subsidiaries. Our subsidiaries are subject to regulatory surplus requirements and additional regulatory requirements, which may restrict their ability to declare and pay dividends or distributions to us. In addition, our secured term loan restricts our ability to pay dividends if a default thereunder has occurred and is continuing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Restrictions on Certain Payments by the Corporation’s Subsidiaries.”

Guaranty Fund Assessments

We are required by Puerto Rico law and by the BCBSA guidelines to participate in certain guarantee associations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Other Contingencies—Guarantee Associations” for additional information.

Federal Regulation

Our business is subject to extensive federal law and regulation. New laws, regulations or guidance or changes to existing laws, regulations or guidance or their enforcement, may materially impact our business financial condition and results of operations.

Medicare Generally

Medicare is the federal health insurance program created in 1965 for all people aged 65 and older (regardless of income or medical history), qualifying disabled persons, and persons suffering from end-stage renal disease. Medicare is funded by the federal government and administered by CMS, with the day-to-day operations of the program (e.g., provider enrollment, claims payment) handled by private contractors under contract with CMS. There are approximately 50 million Medicare beneficiaries.

Medicare is divided into 4 distinct parts:

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Part A covers, among other things, inpatient hospital stays, skilled nursing facility stays, home health visits (also covered under Part B), and hospice care. While there is no monthly premium for Medicare Part A, beneficiaries may be subject to significant deductibles and co-payments ($1,184 deductible for a hospital stay of up to 60 days in 2013).

•

Part B covers physician visits, outpatient services, laboratory services, durable medical equipment, certain preventive services, and home health visits. Enrollment in Part B is voluntary and subject to an annual deductible ($147 in 2013). Beneficiaries who enroll in Medicare Part B pay a monthly premium ($104.90 for 2013) commonly deducted automatically from beneficiaries’ monthly Social Security checks. Medicare Part B generally pays 80% of the cost of services and beneficiaries pay the remaining 20% after the beneficiary has satisfied the annual $147 deductible. Beneficiaries who report 2011 income above $85,000 a year ($170,000 filing jointly) are legally responsible to cover a larger portion of the cost of their coverage. These premium adjustments range from $42.00 to $230.80 a month for Medicare Part B.

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Part C, also known as Medicare Advantage, allows beneficiaries to enroll in private health plans and receive Medicare-covered benefits. Currently, about 13 million Medicare beneficiaries are enrolled nationally in a Medicare Advantage plan. Under the ACA, payments to Medicare Advantage plans are being reduced over time, and bonus payments are paid to plans based on quality ratings. Beginning in 2014, plans will be required to maintain a MLR of at least 85 percent. The Part C premium varies by plan.

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Part D is the voluntary, subsidized outpatient prescription drug benefit created under the MMA Part D includes subsidies for beneficiaries with low incomes that do not apply to Puerto Rico. Part D is offered through private plans that contract with Medicare, including stand-alone prescription drug plans and Medicare Advantage prescription drug plans. The Part D premium varies by plan.

There also exist Medicare supplement plans, commonly known as “Medigap,” to fill the gaps in traditional fee-for-service Medicare coverage. These Medigap policies are standardized by CMS, but funded and administered by private organizations.

Initially, Medicare was offered only on a fee-for-service basis. Under the Medicare fee-for-service payment system, a Medicare beneficiary can choose any licensed healthcare provider and use the services of any hospital, healthcare provider, or facility that has signed a participation agreement and meets applicable certification requirements with Medicare. CMS reimburses facilities and providers if the service is medically reasonable and necessary and meets other applicable national Medicare and/or local contractor coverage criteria. Generally, Medicare does not cover eyeglasses (exception for after cataract surgery), hearing aids, dentures and most dental services.

Since the 1980’s, as an alternative to the traditional fee-for-service Medicare program, Medicare has also offered Medicare managed care benefits provided though contracted private health plans,, currently known as Medicare Advantage plans. Prior to 1997, CMS reimbursed health plans participating in the Medicare program primarily on the basis of the demographic data of the plans’ members. Beginning in 1997, CMS gradually phased in a risk adjustment payment methodology that based the CMS monthly premium payments to plans on various clinical and demographic factors. Beginning in 2003, Congress introduced a new Medicare managed care approach, which itself has subsequently undergone several changes.

On April 12, 2012, CMS issued a final rule (the “2012 Final Rule”), effective June 1, 2012, to implement certain changes to the Medicare Advantage and Part D programs mandated by ACA, including strengthening CMS’s ability to remove poor performers from the Medicare Advantage and Part D programs beginning in 2015. Under the 2012 Final Rule, beginning with Medicare contract year 2015, CMS will have the authority to terminate its contract with any Medicare Advantage or Part D plan for substantial contract non-compliance, or refuse to renew such plan, if the plan fails to achieve an overall Star Rating of three stars (out of five) for any consecutive three (3) year period. Although CMS has issued annual Star Ratings for Part D plans since 2007 and for Medicare Advantage plans since 2008, CMS will use Star Ratings issued for Medicare contract years 2013 and beyond in implementing the 2012 Final Rule. Thus, contract year 2015 will be the first year in which CMS will have the authority under the 2012 Final Rule to terminate a Medicare Advantage or Part D plan from participation in the federal program based on a plan’s ratings for contract years 2013, 2014 and 2015. CMS issues Star Ratings on a prospective basis, typically in the fall preceding the contract year. The 2012 Final Rule provides CMS the authority to use the lower Star Ratings as a means to invoke its existing authority under

Section 1857(c)(2) of the Social Security Act to terminate a contract when CMS determines that the Medicare Advantage or Part D plan has failed to substantially carry out the contract or is carrying out the contract in a manner that is inconsistent with the efficient or effective administration of the Medicare Advantage or Part D program.

Payments to Medicare Advantage Participating Plans

Medicare pays Medicare Advantage plans a capitated amount to provide Part A and B benefits. Medicare also pays plans for providing prescription drug benefits under Part D. Historically, Medicare reimbursed plans 95% of the average Medicare fee-for-service costs in each county based on the belief that plans were capable of more efficiently providing care than was the case under the Medicare program.

The federal government has changed the way payments to plans have been calculated to increase participation by plans. For example, the Balanced Budget Act of 1997 set a payment floor for rural counties. The Benefits Improvement and Protection Act of 2000 established payment floors for urban areas and increased the floor applicable to rural areas. The MMA increased payments across all areas.

Beginning in 2006, Medicare has used a bidding system by which plans submit bids based on costs per enrollee for Part A and Part B covered services. Bids are based on estimated costs per enrollee for the Medicare-covered services. The bids are then analyzed against a benchmark established by federal statute, and which vary by county/region. Essentially, the benchmarks are the maximum amount Medicare will pay a plan in a given county/area. When a bid is higher than the benchmark, enrollees pay the difference (through an additional premium) between the benchmark and the bid, in addition to any other Medicare premiums. If the bid is lower than the benchmark, the plan and Medicare share the difference, and the plan must use its share (known as a “rebate”) to provide additional benefits to enrollees.

ACA changed the payment methodology for plans and reduced the benchmarks. For 2011, benchmarks were frozen at 2010 levels. Starting in 2012, decreases in benchmarks are to be phased-in over 2 to 6 years. The benchmarks range from 95% to 115% of Medicare fee-for-service costs. Per ACA and the results of a CMS demonstration project, bonus payments will be made to plans with higher quality ratings. Rebates will be reduced for all plans, but plans with higher quality ratings will keep a larger proportion of the rebate.

Budget Control Act

On August 2, 2011, the Budget Control Act of 2011 was enacted to reduce the deficit and avoid default on the national debt. When a joint committee of Congress established to develop debt reduction legislation failed to cut at least $1.5 trillion over the coming 10 years, an automatic process of across-the-board cuts (“sequestration”) split equally between defense and non-defense programs was triggered. Under the sequestration, automatic spending cuts became effective beginning March 1, 2013. This resulted in cuts of 2% ($11.1 billion) to Medicare. Medicaid programs are not subject to automatic spending cuts.

Medicaid Generally

Medicaid is a public insurance program intended for low-income individuals and families. Medicaid provides coverage to almost 60 million Americans, including children, pregnant women, and individuals with disabilities. To participate in Medicaid, states must cover certain groups but have the flexibility to cover other population groups. States may apply to CMS for waivers to provide coverage to populations beyond what is normally covered under the program. States are able to establish eligibility criteria within federal minimum standards. States are allowed to set Medicaid provider payment rates, and may reimburse providers through fee-for-service or managed care. They also have the flexibility to determine the type, amount, duration, and scope of services of their respective Medicaid programs, so long as within federal guidelines, although states are required to cover certain mandatory benefits. In Puerto Rico, the Medicaid program, currently referred to as the miSalud program and formerly known as Reform, is administered locally by ASES.

Medicaid is jointly funded by the federal government and the states with the federal government paying states for a specified percentage of program expenditures known as the Federal Medical Assistance Percentage (“FMAP”). The FMAP varies by state based on factors such as per capita income. The average state FMAP is about 57%, while the FMAP for Puerto Rico is 55%. FMAPs are adjusted based on a 3 year cycle. Generally, during economic recessions such as the one that began in 2008, state revenues fall while Medicaid enrollment and spending rise. To help alleviate the shortfall, the federal government temporarily increased its share of Medicaid costs through the American Recovery and Reinvestment Act of 2009. However, that temporary fix ended starting in 2012, and while many states have enacted cost containment initiatives to help control costs, states continue to wrestle with falling revenue while Medicaid enrollment and spending increase.

The ACA expands Medicaid to an eligibility floor of 138% of the federal poverty level (“FPL”) beginning in 2014. Last year’s U.S. Supreme Court decision regarding health care reform limited the federal government’s ability to enforce Medicaid expansion—meaning that the issue of Medicaid expansion is effectively left to each individual state. States (including Puerto Rico) are in the process of deciding whether to expand their Medicaid programs.

Dual-Eligible Beneficiaries

A “dual-eligible” beneficiary is a person who is eligible for both Medicare, because of age or other qualifying status, and Medicaid, because of economic status. Dual-eligibles are a high cost population that account for a disproportionate share of government health care expenditures. According to a 2011 report issued by the Kaiser Commission on Medicaid and the Uninsured, there are approximately 9 million dual-eligibles, including 5.5 million low-income seniors and 3.4 million people with disabilities under age 65, receiving both Medicare and Medicaid benefits nationwide. Given the disproportionately high cost of treating dual-eligibles, there has been a spate of initiatives designed to address the issue. The government of Puerto Rico established a model that wraps-around benefits included in Medicaid that were not included in Medicare Advantage benefits. Dual-eligible beneficiaries in Puerto Rico have the option to participate in this model called Platino. Health plans that offer Platino products receive premiums from CMS and the government of Puerto Rico. In this plan the government, rather than the insured, will assume all of the premiums for additional benefits not included in traditional Medicare programs, such as prescription drug benefits. By managing utilization and implementing disease management programs, many Medicare Advantage plans can profitably care for dual-eligible members. The MMA provides subsidies and reduced or eliminated deductibles for certain low-income beneficiaries, including dual-eligible individuals. Pursuant to the MMA, dual-eligible individuals receive their drug coverage from the Medicare program rather than the Medicaid program. Companies offering Medicare Part D stand-alone prescription drug plans with bids at or below the regional weighted average bid resulting from the annual bidding process received a pro-rata allocation and auto-enrollment of the dual-eligible beneficiaries within the applicable region.

Additionally, ACA created the Federal Coordinated Health Care Office to better integrate Medicare and Medicaid benefits and improve coordination between federal and state governments. In July 2011, CMS announced three initiatives related to improving quality and lowering the cost of care for dual-eligibles: (i) a demonstration program to test two new financial models designed to help states improve quality and share in lower costs resulting from better coordinated care for dual eligible beneficiaries; (ii) a demonstration program to help states improve the quality of care for people in nursing homes by focusing on reducing preventable inpatient hospitalizations; and (iii) a technical resource center available to all states to help them improve care for high-need, high-cost beneficiaries. The two new financial models provide for: (i) a state, CMS, and health plan that enter into a three-way contract where the managed care plan receives a prospective blended payment to provide comprehensive, coordinated care; and (ii) a state and CMS that enter into an agreement where the state would be eligible to benefit from savings resulting from managed fee-for-service initiatives designed to improve quality and reduce costs for both Medicare and Medicaid)

Under ACA, 15 states (not including Puerto Rico) have been awarded contracts to support the design of demonstration projects that aim to improve the coordination of care for people with Medicare and Medicaid coverage. Each of the selected states will receive up to $1 million to develop patient-centered demonstration projects that focus on coordinating primary, acute, behavioral, and long-term care services for dual-eligibles.

Special Needs Plans

Special Needs Plans were authorized in 2003 under the MMA to address Medicare beneficiaries with special care needs, particularly those with chronic conditions. Essentially, Medicare Advantage Special Needs Plans (“SNPs”) are a type of Medicare Advantage Plan for people with certain chronic diseases and conditions or who have specialized needs (such as people who have both Medicare and Medicaid or people who live in certain institutions). Medicare SNPs limit membership to people with specific diseases or characteristics, and tailor their benefits, provider choices, and drug formularies (list of covered drugs) to best meet the specific needs of the groups they serve.

The 15 approved chronic conditions include: chronic alcohol and other drug dependence; certain autoimmune disorders; cancer excluding pre-cancer conditions or in-situ status; certain cardiovascular disorders; chronic heart failure; dementia; diabetes mellitus; end-stage liver disease; end-stage renal disease requiring dialysis (any mode of dialysis); certain severe hematologic disorders; HIV/AIDS; certain chronic lung disorders; certain chronic and disabling mental health conditions; certain neurologic disorders; and stroke. It is expected that SNPs will increase to over 500 nationally, and much of the increase will be for dual-eligibles.

Sales and Marketing. Our sales and marketing activities are closely regulated by CMS, ASES, the Office of the Commissioner of Insurance and the Office of the Solicitor for the Beneficiaries of Medicaid. CMS regulations in this area preempt local law.

Fraud and Abuse Laws. Insurance providers in Puerto Rico are subject to local and federal laws that prohibit fraud and abuse, and are required to have anti-fraud units in place. In addition, entities, such as TSS and AH, that receive federal funds from government health care programs, such as Medicare and Medicaid, are subject to a wide variety of federal fraud and abuse laws and enforcement activities. Such laws include the federal anti-kickback laws and the False Claims Act.

Anti-kickback Laws. Insurance providers in Puerto Rico are subject to local and federal ant-kickback laws. These anti-kickback laws prohibit the payment, solicitation, offering or receipt of any form of remuneration (including kickbacks, bribes, and rebates) in exchange for business, and under federal law, the referral of federal healthcare program patients or any item or service that is reimbursed by any federal health care program. In addition, the federal regulations include certain safe harbors that describe relationships that have been determined by CMS not to violate the federal anti-kickback laws. Relationships that do not fall within one of the enumerated safe harbors are not a per se violation of the law, but will be subject to enhanced scrutiny by regulatory authorities. Failure to comply with the anti-kickback provisions may result in civil damages and penalties, criminal sanctions, and administrative remedies, such as exclusion from the applicable federal health care program.

Federal False Claims Act. Federal regulations also strictly prohibit the presentation of false claims or the submission of false information to the federal government. Under the federal False Claims Act, any person or entity that has knowingly presented or caused to be presented a false or fraudulent request for payment from the federal government or who has made a false statement or used a false record in the submission of a claim may be subject to treble damages and penalties of up to $11,000 per claim. The federal government has taken the position that claims presented in relationships that violate the federal anti-kickback statute may also be considered to be violations of the federal False Claims Act. Furthermore, the federal False Claims Act permits private citizen “whistleblowers” to bring actions on behalf of the federal government for violations of the Act and to share in the settlement or judgment that may result from the lawsuit. In fiscal year ended September 30, 2012, recoveries from civil health care matters brought under the False Claims Act were approximately $5.0 billion nationally.

HIPAA, HITECH, and Gramm-Leach-Bliley Act

Health care entities, such as TSS, are subject to laws, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and the Gramm-Leach-Bliley Act, that require the protection of certain health and other information. HIPAA authorizes HHS to issue standards for administrative simplification, as well as privacy and security of medical records and other individually identifiable health information. The regulations pursuant to the HIPAA Administrative Simplification provisions and HITECH impose a number of additional obligations on issuers of health insurance coverage and health benefit plan sponsors. These requirements apply to self-funded group plans, health insurers and HMOs, health care clearinghouses and health care providers who transmit health information electronically (collectively, “covered entities”) and their business associates that access, maintain, create, and/or receive individually identifiable health information (collectively “business associates”). These regulations also establish significant criminal penalties and civil sanctions for non-compliance.

HHS also sets standards relating to the privacy of individually identifiable health information. In general, these regulations restrict how covered entities and business associates may use and disclose medical records and other individually identifiable health information in any form, whether communicated electronically, on paper or orally, subject only to limited exceptions. In addition, the regulations provide patients’ rights to understand and control how their health information is used. HHS has also published security regulations designed to protect member health information from unauthorized use or disclosure and require notification to members, the Secretary of HHS, and in certain cases the media, in the event of a breach of unsecured individually identifiable health information. Our managed care subsidiaries are currently in material compliance with these security regulations.

In September 2010, we learned of a breach and other unauthorized access to a specific internet database managed by TCI. We have completed our investigation and determined that the intrusions were the result of the unauthorized use of one or more active user IDs and passwords and not the result of a third party intrusion into our security system. We reported the incident to local and federal authorities and made public notices as required by applicable law. The incident is currently under review by the HHS Office of Civil Rights.

The American Recovery and Reinvestment Act of 2009 (H.R. 1, S. 1) (“the Stimulus”), enacted on February 17, 2009, contains several provisions that expand the scope and enforcement of HIPAA. Many of those Stimulus provisions that affect and expand HIPAA became effective on February 17, 2010. Additionally, on January 17, 2013, the Secretary of HHS promulgated a final rule (the “Omnibus Rule”), clarifying certain aspects of the Stimulus pertaining to HIPAA and bolstering both the Privacy Rule and the Security Rule. We have updated our internal policies and operations to comply with the Stimulus pertaining to HIPAA, and we will modify our policies and operations as necessary to comply with the Omnibus Rule in advance of the compliance deadlines contained therein. In the fall of 2010, CMS notified all Medicare Advantage plans, including our Managed Care subsidiaries that it intends to devote greater attention to HIPAA enforcement under its legal mandate to protect Medicare beneficiaries and ensure that CMS contractors comply with the law. See “—Regulation—Legislative and Regulatory Initiatives” for additional information.

HHS has released rules mandating the use of standard formats in electronic health care transactions (for example, health care claims submission and payment, plan eligibility, precertification, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments and coordination of benefits). HHS also has published rules mandating the use of standardized code sets and unique identifiers for employers and providers. Our managed care subsidiary believes that it is in material compliance with these requirements. In addition, the federal government will require that healthcare organizations, including health insurers, upgrade to updated and expanded standardized code sets used for describing health conditions by converting from the ICD-9 diagnosis and procedure code set to the ICD-10 diagnosis and procedure code set. Our Managed Care subsidiaries have initiated projects to comply with the ICD-10 capabilities by the original October 1, 2012 compliance deadline, which has required a substantial investment. On April 9, 2012, HHS announced the postponement of the original October 2012 compliance deadline to October 2014.

The Gramm-Leach-Bliley Act applies to financial institutions in the United States, including those domiciled in Puerto Rico, such as TSV and TSP. The Gramm-Leach-Bliley Act generally placed restrictions on the disclosure of non-public information to non-affiliated third parties, and required financial institutions including insurers, to provide customers with notice regarding how their non-public personal information is used, including an opportunity to “opt out” of certain disclosures. The Gramm-Leach-Bliley Act also gives banks and other financial institutions the ability to affiliate with insurance companies, which has led to new competitors in the insurance and health benefits fields in Puerto Rico.

Employee Retirement Income Security Act of 1974

The provision of services to certain employee welfare benefit plans provided by private sector employers is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) a complex set of laws and regulations subject to interpretation and enforcement by the United States Internal Revenue Service (the “IRS”) and the DOL. ERISA regulates certain aspects of the relationships between us, the employers who maintain employee welfare benefit plans subject to ERISA and participants in such plans. Some of our administrative services and other activities may also be subject to regulation under ERISA. In addition, certain states require licensure or registration of companies providing third-party claims administration services for benefit plans. We provide a variety of products and services to employee welfare benefit plans that are covered by ERISA. Plans subject to ERISA can also be subject to state laws and the question of whether ERISA preempts a state law has been, and will continue to be, interpreted by many courts.

Dodd-Frank Act

In 2010, Congress enacted the Dodd-Frank Wall-Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) which provides for a number of reforms and regulations in the corporate governance, financial reporting and disclosure, investments, tax and enforcement areas that affect our subsidiaries. The SEC and other regulatory authorities engaged in rulemaking efforts under the Dodd-Frank Act throughout 2011, and additional rulemaking still continues, including the establishment of a Federal Insurance Office that will develop and coordinate federal policy on insurance matters. We are closely monitoring how these regulations impact the Company, however the full impact of the legislation may not be known for several years until regulations become fully effective.

Legislative and Regulatory Initiatives

Puerto Rico Initiatives

In December 2010, the Commissioner of Insurance adopted Rule No. 83, titled “Rules and Procedures to Regulate the Systems of the Holding Companies of Insurers and Organizations of Health Services and Criteria for Evaluating Change of Control.” Rule No. 83 requires insurance companies and health services organizations domiciled in the Commonwealth of Puerto Rico and that are within an insurance holding company system to register with the Commissioner of Insurance and to file with the Commissioner of Insurance certain reports describing capital structure, ownership, financial condition, certain intercompany transactions, and general business operations. In addition, Rule No. 83 requires prior notice, reporting and regulatory approval of mergers and acquisitions of an insurer or health services organization, distributions of extraordinary dividends and other distributions to stockholders.

Federal Initiatives

The constitutionality of ACA was challenged by at least 26 states, including Florida, Michigan and Virginia. On June 28, 2012, the U.S. Supreme Court upheld most of the Affordable Care Act. The Court upheld the individual mandate, the single most controversial and essential provision of the ACA which requires individuals (absent certain exceptions) to be covered by insurance by 2014. The Supreme Court also upheld, but limited, the Medicaid expansion provision of the ACA by holding that if a state declines to participate in the expansion, it cannot constitutionally be deprived of the federal Medicaid funding that it had previously received.

Notwithstanding, members of the United States Congress continue to introduce legislation in an attempt to repeal or defund ACA. To date, none of these measures have passed both chambers of the United States Congress Market Proposed Rules

The ACA mandates significant changes to the rules regarding private health insurance to facilitate competition for market efficiency, promote prevention and wellness, increase pooling of risk, and prohibit discrimination for pre-existing conditions and/or health statues. On November 26, 2012, HHS released three proposed rules specifically related to health insurance market reforms, essential benefits, and standards for wellness programs by employers who sponsor group health plans. The market reform proposed rules concerns the sale, pricing, and renewability of health insurance. These rules apply to the individual and small group health insurance markets (whether or not in the health insurance exchanges). The rule does not generally apply to grandfathered health plans. The essential benefits proposed rule establishes the standards for covered benefits under private health insurance coverage. Under the rule, states have the ability to select a benchmark plan from ten popular private health plans. Popularity is based on enrollment figures for the plans. Should a state not select a plan, the default becomes the largest small group health plan. A covered benefit under the benchmark plan will be considered an essential health benefit. Under the ACA, health plans that are not grandfathered in the individual and small group market are required to cover essential health benefits. While essential benefits are not specifically defined, the ACA outlines 10 categories of benefits that are required to be covered by plans, including: a) emergency services; b) ambulatory patient services; c) hospitalization; and d) preventive and wellness services and chronic disease management. The wellness proposed rule amends an earlier regulation regarding the design and implementation of wellness programs offered by employers in group health plans. Among other things, the propose rule would modify existing regulations to increase the maximum reward allowable under reasonably designed programs from 20 to 30 percent, and would further increase the maximum reward to 50 percent for wellness programs designed to prevent or reduce tobacco use. We are assessing the impact these proposed rules, if adopted as drafted, will have on our individual and small group business.

Financial Information About Segments

Operating revenues (with intersegment premiums/service revenues shown separately), operating income and total assets attributable to the reportable segments are set forth in note 28 to the audited consolidated financial statements for the years ended December 31, 2012, 2011 and 2010 and in note 3 to the unaudited consolidated financial statements for the periods ended March 31, 2013 and 2012.

Employees

As of December 31, 2012, we had approximately 3,320 full-time employees and 420 temporary employees. TSS has a collective bargaining agreement with the Unión General de Trabajadores, which represents approximately 43.3% of our managed care subsidiary’s approximately 1,220 regular employees. The collective bargaining agreement expires on July 31, 2016. The Corporation considers its relations with employees to be good.

PRINCIPAL SHAREHOLDERS

As of February 26, 2013, we had outstanding 9,042,809 shares of Class A common stock and 19,321,944 shares of Class B common stock. The following table sets forth certain information with respect to the beneficial ownership of our shares of Class A common stock and our Class B common stock, on a fully-diluted basis, as of February 26, 3013, for:

•	each shareholder known by us to be the beneficial owner of more than 5% of our outstanding common shares;

•	each of our directors; and

•	each of our named executive officers.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Common shares that may be acquired by an individual or group within 60 days of February 26, 2013, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all common shares shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise indicated, the address for each director and executive officer listed is: Triple-S Management Corporation, 1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920.

	Class A Shares		Class B Shares
Name and Addresses of Beneficial Owner	Shares Beneficially Owned	% of Class(1)	Shares Beneficially Owned	% of Class(1)
Directors
Luis A. Clavell-Rodríguez(2)	17,218	*	29,010	*
David H. Chafey, Jr.	—	*	—	*
Carmen Ana Culpeper-Ramírez	—	*	10,028	*
Cari M. Dominguez	—	*	2,495	*
Antonio F. Faría-Soto	—	*	12,162	*
Manuel Figueroa-Collazo	—	*	15,628	*
Joseph A. Frick	—	*	—	*
Jorge L. Fuentes-Benejam	—	*	8,828	*
Juan E. Rodríguez-Díaz	—	*	12,828	*
Jesús R. Sánchez-Colón(3)	6,064	*	13,584	*
Adamina Soto-Martínez	—	*	12,128	*
Francisco Toñarely-Barreto	—	*	4,179	*

Named Executive Officers
Ramón M. Ruiz-Comas(4)	—	*	275,057	1.42%
Amílcar L. Jordán-Pérez	—	*	2,489	*
Arturo Carrión-Crespo	—	*	49,506	*
Pablo Almodóvar-Scalley	—	*	23,861	*
Socorro Rivas-Rodríguez	—	*	87,148	*
Eva G. Salgado-Micheo	—	*	58,060	*
Liliana Rivera-Corcino	—	*	1,215	*

All our directors, nominees and executive officers as a group (25 persons)	23,282	*	634,029	3.28%

	Class A Shares		Class B Shares
Name and Addresses of Beneficial Owner	Shares Beneficially Owned	% of Class(1)	Shares Beneficially Owned	% of Class(1)
Five Percent Shareholders
FMR LLC(5)	—	—	1,972,134	10.21%
T. Rowe Price Associates, Inc.(6)	—	—	1,788,360	9.26
Dimensional Fund Advisors LP(7)	—	—	1,485,474	7.69
North Run Advisors, LLC(8)	—	—	1,334,842	6.91
BlackRock, Inc.(9)	—	—	1,017,589	5.27

*	Less than 1% of outstanding common stock of such class.
(1)	Based on 9,042,809 Class A shares and 19,321,944 Class B shares outstanding as of February 26, 2013.
(2)	Mr. Clavell-Rodríguez will be participating in the Conversion and the offering, pursuant to which 12,513 of his Class A shares will be converted and sold in the offering and 4,705 will be converted and retained (assuming full exercise of the over-allotment option).
(3)	Includes 5,051 Class A shares and 2,769 Class B shares owned by the spouse of Dr. Sánchez-Colón, with respect to which he has shared voting and dispositive powers. Dr. Sánchez-Colón will be participating in the Conversion and the offering, pursuant to which 736 of his Class A shares will be converted and sold in the offering and 277 will be converted and retained (assuming full exercise of the over-allotment option).
(4)	Mr. Ruiz-Comas is the president and chief executive officer. Pursuant to our articles of incorporation and our bylaws, the president is a member of our Board while acting in such capacity.
(5)	Based solely on a Schedule 13G/A filed by FMR LLC on February 14, 2013 reporting the above stock ownership as of December 31, 2012. FMR LLC reports that it has sole voting power with respect to 14,400 Class B shares and sole dispositive power with respect to 1,972,134 Class B shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, reports that it is the beneficial owner of 1,957,734 Class B shares of the outstanding Class B shares. Fidelity Low-Priced Stock Fund reports that it is the beneficial owner of 1,957,734 Class B shares of the outstanding Class B shares. Edward C. Johnson 3d has sole voting power with respect to 14,400 Class B shares and sole power to dispose of 14,400 Class B shares. Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 14,400 Class B shares of the outstanding Class B shares.
(6)	Based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 11, 2013 reporting the above stock ownership as of December 31, 2012. Price Associates reports that it has sole voting power with respect to 613,310 Class B shares and sole dispositive power with respect to 1,788,360 Class B shares. These securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with the power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(7)	Based solely on a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) on February 11, 2013 reporting the above stock ownership as of December 31, 2012. Dimensional reports that it has sole voting power with respect to 1,462,407 Class B shares and sole dispositive power with respect to 1,485,474 Class B shares. These securities are owned by certain funds which Dimensional serves as investment advisor, sub-adviser and/or manager. For the purposes of the reporting requirements of the Exchange Act, Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims that it is, in fact, the beneficial owner of such securities.
(8)	Based solely on a Schedule 13G/A filed by North Run Capital, LP, North Run GP, LP, North Run Advisors, LLC, Todd B. Hammer and Thomas B. Ellis on February 10, 2012 reporting the above stock ownership as of December 31, 2011. Each of North Run Capital, LP, North Run GP, LP, North Run Advisors, LLC, Todd B. Hammer and Thomas B. Ellis reports that it has shared voting power with respect to 1,334,842 Class B shares and shared dispositive power with respect to 1,334,842 Class B shares.
(9)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. on February 11, 2013 reporting the above stock ownership as of December 31, 2012. BlackRock, Inc. reports that it has sole voting power with respect to 1,017,589 Class B shares and sole dispositive power with respect to 1,017,589 Class B shares.

SELLING SHAREHOLDERS

The table attached hereto as Annex A contains information with respect to the beneficial ownership of our common stock by the selling shareholders immediately prior to the completion of this offering and as adjusted to reflect the sale of the Shares pursuant to this offering, including the sale of Shares pursuant to the over-allotment option. Before this offering, on a pro forma basis after giving effect to the Conversion, the selling shareholders beneficially owned an aggregate of 7,675,554 shares of Class B common stock, or 29.5% of the outstanding Class B common stock as of March 31, 2013 and 47,752 shares of Class A common stock, or 2.0% of the outstanding Class A common stock as of March 31, 2013. The selling shareholders are selling an aggregate of 6,210,423 shares of Class B common stock in this offering, assuming the full exercise of the over-allotment option. After this offering, the selling shareholders will beneficially own an aggregate of 1,443,949 shares of Class B common stock, or 5.6% of the outstanding Class B common stock after this offering, assuming the full exercise of the over-allotment option. To our knowledge, each selling shareholder has sole voting and investment power with respect to its shares of common stock listed.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Class B common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale by the selling shareholders shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class B common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, including giving effect to the Conversion and the purchase by us of 1,000,000 Shares, we will have 25,059,262 shares of Class B common stock outstanding assuming no exercise of any options and warrants outstanding as of March 31, 2013. We expect all of these shares will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act, and as set forth in the following sentence. Subject to certain exceptions described under the caption “Underwriting,” in connection with this offering, we, our directors and executive officers and the selling shareholders have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of our Class B common stock without permission of Credit Suisse Securities (USA) LLC for a period of 180 days from the date of this prospectus. Following this offering, 2,866,621 Class B shares (2,056,566 Class B shares if the underwriters’ exercise their over-allotment option in full), representing shares converted as part of the Conversion and not sold in the offering and other Class B shares owned by our directors and executive officers and the selling shareholders, will be subject to this lock-up. Following this offering, 22,192,641 Class B shares (23,002,696 Class B shares if the underwriters exercise their over-allotment option in full) will not be held by our directors, officers or selling shareholders and will not be subject to this lock-up. When the lock-up period expires, we and our locked-up shareholders will be able to sell our Class B shares in the public market, subject to prior registration or qualification for an exemption from registration including, the case of shares held by affiliates, compliance with the volume limitation, manner of sale and notice provisions of Rule 144. However, if this offering is not consummated by December 31, 2013, this lock-up will be released.

Rule 144

In general, under Rule 144 as currently in effect, an affiliate who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period beginning 90 days after the date of this prospectus a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; and

•	the average weekly reported volume of trading of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

In addition, any sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. A non-affiliate who has beneficially owned restricted shares of our common stock for six months may rely on Rule 144 provided that certain public information regarding us is available. However, a non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our Class B common stock, the personal circumstances of the stockholder and other factors.

Stock Options

On May 20, 2008, we filed a registration statement on Form S-8 under the Securities Act covering an aggregate of 4,700,000 shares of Class B common stock issuable pursuant to our 2007 Incentive Plan. These shares are available for sale in the open market, subject to Rule 144 volume limitation, manner of sale and notice provisions applicable to affiliates, vesting restrictions with us or the contractual restrictions described above.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of shares of Class B common stock by U.S. Holders, as defined below, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire such securities. The discussion applies only if you hold shares of Class B common stock as a capital asset for tax purposes and it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the Medicare contribution tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	regulated investment companies and real estate investment trusts;

•	insurance companies;

•	dealers and traders who use a mark-to-market method of tax accounting;

•

persons holding shares of Class B common stock as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to shares of Class B common stock;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons holding shares in connection with a trade or business conducted outside of the United States;

•	certain former residents of the United States; or

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA.”

If an entity that is classified as a partnership for U.S. federal income tax purposes holds shares of Class B common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding shares of Class B common stock and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the shares of Class B common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this offering, any of which is subject to change, possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of shares of Class B common stock and is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” does not include individual Puerto Rico residents who are not citizens or residents of the United States, nor does it include Puerto Rico corporations or other Puerto Rico entities taxable as corporations. As used herein, the term “Puerto Rico U.S. Holder” means an individual U.S. Holder who is a bona fide resident of Puerto Rico during the entire taxable year (or, in some cases, a portion thereof) within the meaning of Section 933 of the Code.

You should consult your own tax advisor concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of shares of Class B common stock based on your particular circumstances.

Taxation of Distributions

Subject to the controlled foreign corporation rules, related person insurance income rules and passive foreign investment company rules, each described below, distributions paid on shares of Class B common stock, other than certain pro rata distributions of shares of Class B common stock (including any distributions of shares of Class B common stock in respect of anti-dilution rights, as discussed below), will be treated as a dividend to the extent paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to applicable limitations and the discussion below concerning Puerto Rico U.S. Holders, dividends paid to non-corporate U.S. Holders will be taxable at the preferential rates applicable to long-term capital gain. U.S. Holders should consult their own tax advisors regarding the implications of these rules in their particular circumstances. The amount of a dividend will include any amounts withheld by the Company or its paying agent in respect of Puerto Rico taxes. Because the Company does not currently, and does not expect to, conduct significant operations in the United States, the amount of the dividend generally will be treated as foreign-source dividend income and will not be eligible for the dividends received deduction generally allowed to U.S. corporations under the Code.

Subject to applicable limitations that may vary depending upon your circumstances and provided that you are not a Puerto Rico U.S. Holder, any Puerto Rico taxes withheld from dividends on shares of Class B common stock will be creditable against your U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex and, therefore, you should consult your own tax advisors regarding the availability of foreign tax credits in your particular circumstances. Instead of claiming a credit, U.S. Holders may, at their election, deduct such otherwise creditable Puerto Rico taxes in computing their taxable income, subject to generally applicable limitations under U.S. federal income tax law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

A Puerto Rico U.S. Holder generally will be exempt from U.S. federal income taxation with respect to dividends paid on shares of Class B common stock. However, in the event the Company expands its operations outside of Puerto Rico, and depending on the extent of such operations, dividends paid on shares of Class B common stock to a Puerto Rico U.S. Holder may not be eligible for the exemption. Such holders should consult their own tax advisors concerning their status as a Puerto Rico U.S. Holder, the availability of the exemption from U.S. federal income tax on dividends in their particular circumstances and certain limitations on deductions and credits that may otherwise be available under U.S. federal income tax law.

Distributions in Respect of Anti-Dilution Rights

Distributions of shares of Class B common stock, other than cash in lieu of fractional shares of Class B common stock, received as a distribution in respect of anti-dilution rights (as discussed above under “Description of Capital Stock—Anti-Dilution Rights”) generally will not be subject to U.S. federal income tax on the date of distribution. In the event of such a pro rata distribution, a U.S. Holder’s tax basis in the newly distributed shares of Class B common stock (including any fractional shares) (the “New Shares”) and the shares of Class B common stock held before the distribution (the “Old Shares”) will be determined by allocating such holder’s basis in the Old Shares between the Old Shares and the New Shares in proportion to the fair market values of each on the date of distribution. A U.S. Holder will have the same holding period for the New Shares as it had for the Old Shares. With respect to any cash received in lieu of fractional shares of Class B common stock, a U.S. Holder will realize gain or loss on an amount equal to the difference between the amount of cash received and the

U.S. Holder’s tax basis in the fractional shares of Class B common stock, determined in the manner discussed above. Any gain or loss will be subject to U.S. federal income tax as described below under “—Sale or Other Disposition of Class B Shares.”

Sale or Other Disposition of Class B Shares

Subject to the controlled foreign corporation rules, related person insurance income rules and passive foreign investment company rules, each described below, and subject to the discussion below concerning Puerto Rico U.S. Holders, for U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of shares of Class B common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the shares of Class B common stock for more than one year. The amount of a U.S. Holder’s gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the shares of Class B common stock disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss generally will be U.S.-source gain or loss for foreign tax credit purposes, except for a Puerto Rico U.S. Holder.

If any gain from the sale or other disposition of shares of Class B common stock is subject to Puerto Rico tax, you may not be able to credit such taxes against your U.S. federal income tax liability under the U.S. foreign tax credit limitations of the Code because such gain generally would be U.S.-source income. However, such tax may be credited against tax due on other income derived from foreign sources (subject to applicable limitations).

Gain realized by a Puerto Rico U.S. Holder on the sale or other disposition of shares of Class B common stock generally will be exempt from U.S. federal income taxation and will be treated as Puerto Rico-source income for U.S. federal income tax purposes. Such holders should consult their own tax advisors concerning their status as Puerto Rico U.S. Holders, the availability of the exemption from tax on gain from the sale or other disposition of shares of Class B common stock in their particular circumstances and certain limitations on deductions and credits that may otherwise be available under U.S. federal income tax law.

Controlled Foreign Corporation Rules

A foreign corporation generally is considered a controlled foreign corporation (a “CFC”) for U.S. federal income tax purposes if 10% U.S. Shareholders (as defined below) directly, indirectly or constructively own more than 50% of such company’s shares by vote or value. In addition, for purposes of taking into account certain insurance income, the term CFC also generally includes a foreign insurance company in which 10% U.S. Shareholders directly, indirectly or constructively own more than 25% of such company’s shares by vote or value. A “10% U.S. Shareholder” is a U.S. person, other than a Puerto Rico U.S. Holder, who directly, indirectly or constructively owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation.

The Company does not expect that it is currently a CFC, and, taking into account the effects of the limitations on ownership of the Company’s shares of Class B common stock contained in the Company’s Amended and Restated Articles of Incorporation (see “Description of Capital Stock” in this prospectus), expects that it is not likely to become a CFC. However, these existing ownership restrictions were not designed for the purpose of preventing any person from being treated as a 10% U.S. Shareholder for U.S. federal income tax purposes and, in light of the applicable ownership attribution rules imposed by the Code, there can be no assurance that the Company will not be a CFC in any taxable year. If the Company were a CFC for any taxable year, certain adverse tax consequences could apply to 10% U.S. Shareholders.

If the Company were a CFC for an uninterrupted period of 30 days or more during any taxable year of the Company, each 10% U.S. Shareholder that holds shares of Class B common stock on the last day of such year would be required to include in its gross income for U.S. federal income tax purposes such 10% U.S. Shareholder’s pro rata share of the Company’s “subpart F income,” regardless of whether the Company made any distributions during such year. “Subpart F income” of a foreign insurance corporation typically includes, among other items, passive income such as interest and dividends, as well as insurance and reinsurance income (including underwriting and investment income) attributable to the insurance of risks situated outside the CFC’s country of incorporation. In addition, upon the sale or exchange of shares of Class B common stock by any U.S. Holder who is a 10% U.S. Shareholder at any time during the 5-year period ending on the date of the sale or exchange when the Company was a CFC, any gain recognized by such a U.S. Holder may be treated as dividend income (as described above under “—Taxation of Distributions”) and certain IRS filing requirements may apply.

Related Person Insurance Income Rules

In addition to the CFC rules described above, special rules apply to U.S. persons, other than Puerto Rico U.S. Holders, that hold stock in a foreign corporation that is a controlled foreign corporation under the related person insurance income rules (a “RPII CFC”) for U.S. federal income tax purposes. The Company does not expect that it will be considered a RPII CFC. However, because RPII CFC status depends in part upon the correlation between an insurance company’s shareholders and such company’s insurance customers and the extent of such company’s insurance business outside its country of incorporation, there can be no assurance that the Company will not be a RPII CFC in any taxable year. If the Company were a RPII CFC for any taxable year, certain adverse tax consequences could apply.

Unless the Company is eligible for certain exceptions, such as the one discussed below, the Company will be considered a RPII CFC if U.S. persons, not including Puerto Rico U.S. Holders, directly or indirectly own 25% or more of the Company’s shares by vote or value. If the Company were a RPII CFC, U.S. Holders, other than Puerto Rico U.S. Holders, that hold shares of Class B common stock on the last day of the Company’s taxable year generally would be required to include in gross income their proportionate share of the Company’s related person insurance income (or “RPII”), subject to certain limitations, regardless of whether the Company made any distributions during such year. The Company’s RPII generally will be the insurance income (as defined in the Code) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is (x) (i) a U.S. person, other than a U.S. person that is a bona fide resident of Puerto Rico, and (ii) holds (directly or indirectly) any of the Company’s shares or (y) a person related to a person described in (x). Under Sections 953(c)(7) and 1248 of the Code, if the Company were a RPII CFC, or would be treated as a RPII CFC but for any exception from RPII CFC status discussed below, and would be taxed as an insurance company under subchapter L if it were a domestic corporation, gain recognized by U.S. Holders, other than Puerto Rico U.S. Holders, on the sale or exchange of shares of Class B common stock would be treated as dividend income (as described above under “—Taxation of Distributions”) to the extent of the U.S. Holder’s pro rata portion of the Company’s earnings and profits that were accumulated during the period such stock was held by the U.S. Holder while the Company was a RPII CFC. In addition, certain IRS filing requirements may apply. Under proposed regulations, these rules appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. Accordingly, because the Company is a holding company and will not be directly engaged in the insurance business, we believe that these rules should not apply to recharacterize gain on dispositions of the shares of Class B common stock. There can be no assurance, however, that the IRS will interpret existing proposed regulations in this manner or that the proposed regulations will not be revised or promulgated in final form so as to provide that these rules will apply to dispositions of shares of the Class B common stock, and you should consult your own tax advisor regarding the application of these rules based on your particular situation.

The Company will not be a RPII CFC if it qualifies for one of the RPII CFC exceptions. For example, if the Company’s RPII for a taxable year is less than 20% of the Company’s gross insurance income (as determined under the Code), which, for these purposes, includes the Company’s insurance income generated in Puerto Rico, then the Company will not be deemed a RPII CFC for that taxable year.

Based on the location and extent of its business operations, the Company expects that it should qualify for the exception from the RPII CFC rules discussed above and expects that it should continue to qualify for this exception to the RPII CFC rules for the foreseeable future. However, if the Company expands its operations outside of Puerto Rico, it could generate substantial RPII and no longer qualify for the exception to the RPII CFC rules. The Company does not intend to monitor whether it generates RPII or becomes a RPII CFC and can provide no assurance that it will not become a RPII CFC in the future. You are urged to consult your own tax advisors concerning the RPII CFC rules and the U.S. federal income tax consequences of the Company becoming an RPII CFC.

Passive Foreign Investment Company Rules

Based on its current business assets and operations, the Company does not expect that it will be considered a PFIC for U.S. federal income tax purposes. However, because PFIC status depends upon the composition of the Company’s income and assets and the market value of its assets (including, among others, less than 25 percent owned equity investments) in each year, which may be uncertain and may vary substantially over time, there can be no assurance that the Company will not be considered a PFIC for any taxable year. The Company’s belief that it is not a PFIC is based, in part, on the fact that the PFIC rules include provisions intended to provide an exception for bona fide insurance companies predominantly engaged in an insurance business. However, the scope of this exception is not entirely clear and there are no judicial decisions or Treasury regulations that provide guidance as to the application of the PFIC rules to insurance companies. If the Company were treated as a PFIC for any taxable year during which a U.S. Holder held shares of Class B common stock, certain adverse consequences could apply.

If the Company were a PFIC for any taxable year during which a U.S. Holder held shares of Class B common stock, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the shares of Class B common stock would be allocated ratably over the U.S. Holder’s holding period for the shares of Class B common stock. The amounts allocated to the taxable year of the sale or other disposition and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year and an interest charge would be imposed on the resulting tax in respect of that taxable year. Further, to the extent that any distribution received by a U.S. Holder on its shares of Class B common stock exceeds 125% of the average of the annual distributions on the shares of Class B common stock received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the shares of Class B common stock. Under proposed Treasury regulations, a Puerto Rico U.S. Holder generally will be subject to the allocation of gains and excess distributions described above only with respect to taxable years in which the individual held shares of Class B common stock and was not a bona fide resident of Puerto Rico during the entire taxable year or, in certain circumstances, a portion thereof within the meaning of Section 933 of the Code.

In addition, if the Company were to be treated as a PFIC in a taxable year in which it pays a dividend or the prior taxable year, the preferential rates discussed above with respect to dividends paid to non-corporate holders would not apply.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

PUERTO RICO INCOME TAX CONSIDERATIONS

General

In the opinion of Acosta Ramirez Law Office LLC, our Puerto Rico tax counsel, the following discussion summarizes the material Puerto Rico tax considerations relating to the purchase, ownership and disposition of our common stock. This discussion does not describe all of the tax considerations that may be relevant to a particular investor’s decision to acquire such securities and does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Puerto Rico. In addition, the following discussion does not address purchasers subject to special rules of taxation, such as life insurance companies, “Special Partnerships,” “Corporation of Individuals,” partnerships, registered investment companies and limited liability companies treated as partnerships, and certain pension trusts all as defined under Puerto Rico tax statutes.

This discussion is based on the tax laws of Puerto Rico as of this date, as well as regulations, administrative pronouncements and judicial decisions available on or before such date and now in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary. A prospective investor should be aware that an opinion of counsel represents only such counsel’s best legal judgment and that it is not binding on the Puerto Rico Treasury Department, any municipality or agency of Puerto Rico, or the courts. Accordingly, there can be no assurance that the opinions set forth herein, if challenged, would be sustained.

You should consult your own tax advisor as to the application of the tax considerations discussed below to your particular situation, as well as the application of any state, local, foreign or other tax.

For purposes of the discussion below, a “Puerto Rico corporation” is a corporation organized under the laws of Puerto Rico and a “foreign corporation” is a corporation organized under the laws of a jurisdiction other than Puerto Rico. Corporations organized under the laws of the United States, the District of Columbia or any of the states, other possessions or territories of the United States are considered “foreign corporations” for Puerto Rico income tax purposes. Taxpayers who have elected to remain subject to Puerto Rico income tax under the Puerto Rico Internal Revenue Code of 1994, as amended, should consult their legal counsel. The discussion below is under the Puerto Rico Internal Revenue Code of 2011, as amended.

Ownership and Disposition of Common Stock

Taxation of Dividends

General. Distributions of cash or other property made by us on our common stock will be treated as dividends to the extent that we have current or accumulated earnings and profits. To the extent that a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated as a return of capital and reduce the adjusted tax basis of the common stock in the hands of the holder. The excess of such a distribution of this type over the adjusted tax basis will be treated as gain on the sale or exchange of the common stock and will be subject to income tax as described below under “—Taxation of Gains upon Sales or Exchange other than a Redemption.”

The following discussion regarding the income taxation of dividends on our common stock received by individuals not residents of Puerto Rico and foreign corporations not engaged in a trade or business in Puerto Rico assumes that dividends will constitute income from sources within Puerto Rico. Generally, a dividend declared by a Puerto Rico corporation will constitute income from sources within Puerto Rico for purposes of Puerto Rico income taxes unless the corporation derived less than 20% of its gross income from sources within Puerto Rico for the three taxable years preceding the year of the declaration. We have represented that 20% or more of our gross income has been derived from Puerto Rico sources on an annual basis since our incorporation in 1996.

Individual Residents of Puerto Rico and Puerto Rico Corporations. In general, individuals, trusts or estates who hold our stock and are residents of Puerto Rico will be subject to a 10% income tax on dividends paid on our common stock. This tax is generally required to be withheld by us on dividends paid on our common stock. An individual may elect for this withholding not to apply. In that case the holder will be required to include the amount of the dividend as ordinary income and will be subject to income tax thereon at the regular income tax rates, which may be up to 33%. Individuals for which the withholding is made may elect, upon filing his or her income tax return for the year the dividend is paid, for the dividends to be taxed at the normal income tax rates applicable to individuals, in which case the 10% Puerto Rico income tax withheld is creditable against the normal tax so determined on the case of an individual resident of Puerto Rico or citizen of the United States, his/her proportional interest in dividends of our common stock received by partnership, a special partnerships, corporation of individuals, or limited liability companies treated as partnership shall also qualify for the 10% income tax on dividends..

Alternate Basic Tax. Individuals with substantial amount of income may be subject to the alternative basic tax rules that in general require a minimum tax payment based on 15% or 20% of the alternative minimum taxable income. Since the alternative minimum taxable income includes dividends on our common stock, they may be subject to an additional 5% or 10% tax, depending on the shareholder gross income level. Subject to certain limitations the alternative basic tax is creditable in future years against the regular income tax.

Puerto Rico corporations that hold our stock will be subject to income tax on dividends paid on our common stock at the regular corporate income tax rates, subject to the dividend received deduction discussed below. No withholding will be made on dividends paid to Puerto Rico corporations on our common stock unless such shares are held in “street name” through certain foreign financial institutions or other securities intermediaries as discussed below. The dividend received deduction will be equal to 85% of the dividend received, but the deduction may not exceed 85% of the corporation’s net taxable income. Based on the applicable maximum Puerto Rico regular corporate income tax rate of 30%, effective for taxable years commencing on or after January 1, 2011, the maximum effective income tax rate on these dividends will be 4.5% after accounting for the dividend received deduction.

Dividends on our common stock held in “street name” through foreign financial institutions or other securities intermediaries not engaged in trade or business in Puerto Rico will generally be subject to a 10% withholding tax imposed on foreign corporations. See “—Foreign Corporations.” Accordingly, individual residents of Puerto Rico holding our common stock in street name who elect out of the applicable 10% withholding tax should have their shares of common stock issued and registered in their own name. Similarly, Puerto Rico corporations that hold shares of common stock through foreign financial institutions should have their shares issued and registered in their own name to ensure that no withholding is made on dividends.

United States Citizens Not Residents of Puerto Rico. Dividends paid on our common stock to a United States citizen who is not a resident of Puerto Rico will be subject to the 10% Puerto Rico income tax, which will be withheld by us. These individuals may elect for this 10% Puerto Rico income tax and withholding not to apply. Notwithstanding the making of this election, a separate 10% withholding tax will be required on the amount of the dividend. Individuals for which the withholding is made may also elect, upon filing his or her income tax return for the year the dividend is paid, for the dividends to be taxed at the normal income tax rates applicable to individuals, in which case the 10% Puerto Rico income tax withheld is creditable against the normal tax so determined.

Individuals Not Citizens of the United States and Not Residents of Puerto Rico. Dividends paid on our common stock to any individual who is not a citizen of the United States and who is not a resident of Puerto Rico will generally be subject to a 10% Puerto Rico income tax, which will be withheld at source by us.

Foreign Corporations. The income taxation of dividends paid on our common stock to a foreign corporation will depend on whether or not the corporation is engaged in a trade or business in Puerto Rico in the taxable year of the dividend.

A foreign corporation that is engaged in a trade or business in Puerto Rico will be subject to the applicable regular Puerto Rico corporate income tax rates on their net income that is effectively connected with the active conduct of a trade or business in Puerto Rico. This income will include all net income from sources within Puerto Rico and certain items of net income from sources outside Puerto Rico that are effectively connected with the active conduct of a trade or business in Puerto Rico. Net income from sources within Puerto Rico will include dividends on our common stock. A foreign corporation that is engaged in a trade or business in Puerto Rico will be entitled to claim the 85% dividend received deduction discussed above under “—Individual Residents of Puerto Rico and Puerto Rico Corporations” in connection with Puerto Rico corporations.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico are also subject to a 10% branch profits tax. However, dividends on our common stock received by these corporations will be excluded from the computation of the branch profits tax liability of these corporations.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will be subject to a 10% withholding tax on dividends received on our common stock, which will be withheld at source by us.

Limited Liability Companies not Treated as Partnerships. Limited liability companies are generally taxed in the same manner as corporations. Accordingly, the preceding discussion with respect to Puerto Rico and foreign corporations is equally applicable in the case of most Puerto Rico and foreign limited liability companies, unless it has elected to be treated or is treated as partnerships for Puerto Rico income tax purposes.

Taxation of Gains upon Sale or Exchange other than a Redemption

General. The sale or exchange of our common stock will give rise to gain or loss equal to the difference between the amount realized on the sale or exchange and the tax basis of the common stock in the hands of the holder. Any gain or loss that is recognized will be a capital gain or loss if the common stock is held as a capital asset by the holder and will be a long-term capital gain or loss if the shareholder has held our common stock for more than six months. The deductibility of capital losses is subject to limitations.

Individual Residents of Puerto Rico and Puerto Rico Corporations. Gain on the sale or exchange of our common stock by an individual resident of Puerto Rico or a Puerto Rico corporation generally will be recognized as gross income and subject to income tax. If the shareholder is a resident individual and the gain is a long-term capital gain, such gain will be taxable at a maximum rate of 10%, if so elected by the shareholder. If the alternate basic tax is applicable, the long term capital gains of individuals residents of Puerto Rico may be subject to an additional 5% or 10% tax (“Alternate Tax on Taxation of Dividends - Individual Residents of Puerto Rico and Puerto Rico Corporations.”). If the shareholder is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will be subject to Puerto Rico income tax at the lesser of 15% or the shareholder’s ordinary income tax rate.

United States Citizens Not Residents of Puerto Rico. A United States citizen who is not a resident of Puerto Rico will not be subject to Puerto Rico income tax on the sale or exchange of our common stock.

Individuals Not Citizens of the United States, Not Residents and Not engaged in trade or business in Puerto Rico. An individual who is not a citizen of the United States, who is not a resident of Puerto Rico and not engaged in trade or business in Puerto Rico will not be subject to Puerto Rico income tax on the sale or exchange of our common stock. If engaged in trade or business in Puerto Rico the gain may be subject to Puerto Rico income taxes if considered effectively connected to such trade or business.

Foreign Corporations. Foreign Corporations will generally not be subject to Puerto Rico income tax on the sale or exchange of our common stock to the extent that such gain is not effectively connected to its Puerto Rico trade or business. If such gain is treated as effectively connected with a Puerto Rico trade or business such gain will qualify for an alternative tax of 15% if it qualifies as a long-term capital gain.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. Any gain realized by these corporations on the sale or exchange of common stock and that is subject to Puerto Rico income tax will be taken into account for purposes of computing this tax. However, a deduction will be allowed in the computation for any income tax paid on the gain realized on such sale or exchange.

Limited Liability Companies not treated as Partnerships. Limited Liability Companies are generally taxed in the same manner as corporations. Accordingly, the preceding discussion with respect to Puerto Rico and foreign corporations is equally applicable in the case of most Puerto Rico and foreign limited liability companies, unless the limited liability company has elected or is treated as a Partnership for Puerto Rico income tax purposes.

Taxation of Redemptions

Redemption of shares of our common stock for cash will be treated as a distribution taxable as a dividend (as described above under “—Taxation of Dividends”) to the extent of our current or accumulated earnings and profits and if it is “essentially equivalent to a dividend.” Under regulations issued by the Department of the Treasury of Puerto Rico (1) a redemption of stock that completely terminates a stockholder’s interest in a corporation does not constitute a dividend and (2) certain pro rata redemptions among all the stockholders will be treated as a dividend. In situations not described by these regulations, the Department of the Treasury of Puerto Rico will generally follow principles applied by the United States Internal Revenue Service (the “IRS”) under the United States Internal Revenue Code of 1986, in determining whether a distribution is essentially equivalent to a dividend. The Department of the Treasury of Puerto Rico, however, is not bound by IRS determinations on this issue and is free to adopt a different rule.

If the redemption of our common stock is not treated as a dividend, any gain or loss that will be treated as described above under “—Taxation of Gains upon Sales or Exchanges (other than Redemptions)” for a sale or exchange of common stock. Gain on the redemption of our common stock will generally be recognized and will be subject to income tax. If the holder of the common stock is an individual resident of Puerto Rico and the gain is a long-term capital gain, the gain should be taxable at a maximum rate of 10%. If the alternate basic tax is applicable, long term capital gains of individuals residents of Puerto Rico will be subject to an additional 5% or 10% tax. (See above “Alternate Tax on Taxation of Dividends - Individual Residents of Puerto Rico and Puerto Rico Corporations.”). If the stockholder is a Puerto Rico corporation and the gain is a long-term capital gain, the gain should qualify for the alternative tax rate of 15%.

A stockholder that is an individual who is not a resident of Puerto Rico or a foreign corporation should note that the Puerto Rico income tax law does not clearly provide a source of income rule for any gain of this nature. As a result, these prospective stockholders should be aware that any gain realized from redemption of our common stock may be subject to Puerto Rico income tax and withholding.

Estate and Gift Taxation

The transfer of our common stock by inheritance by an individual who is a resident of Puerto Rico at the time of his or her death will not be subject to estate tax if the individual is a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico and holds 10% or less of our stock by value or vote. The transfer of our common stock by gift by an individual who is a resident of Puerto Rico and holds 10% or less of our stock by value or vote at the time of the gift will not be subject to gift tax. Other individuals should consult their own tax advisors in order to determine the appropriate treatment for Puerto Rico estate and gift tax purposes of the transfer of our common stock by death or gift.

A transfer upon death or gift our common stock by a nonresident individual is considered taxable Puerto Rico property that may be subject to the applicable estate or gift tax.

Municipal License Taxation

Individuals and corporations that are not engaged in a trade or business in Puerto Rico will not be subject to municipal license tax on dividends paid on our common stock or on any gain realized on the sale, exchange or redemption of such common stock.

A corporation, Puerto Rico or foreign, that is engaged in a trade or business in Puerto Rico will generally be subject to municipal license tax on dividends paid on our common stock and the gross proceeds realized from the sale, exchange or redemption of such common stock if attributable to that trade or business. If the corporation is considered a financial business for municipal license tax purposes it will be allowed to reduce the gross proceeds from the sale of the common stock by the cost of the common stock sold in computing its municipal license tax. The municipal license tax is imposed on the volume of business of the taxpayer, and the tax rates range from a maximum of 1.5% for financial businesses to a maximum of 0.5% for other businesses.

Property Taxation

Our common stock will not be subject to Puerto Rico property tax.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated May 16, 2013, the selling shareholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective numbers of Shares:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	4,182,586
Wells Fargo Securities, LLC	730,669
Stifel, Nicolaus & Company, Incorporated	487,113

Total	5,400,368

The underwriting agreement provides that the underwriters are obligated to purchase all the Shares in the offering if any are purchased, other than those covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The offering of the Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The selling shareholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 810,055 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Shares.

We will purchase 1,000,000 Shares in this offering at a price of $18.25 per share, which is the price to the public.

The underwriters propose to offer the Shares initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of up to $0.6296 per share. After the initial public offering, the representative may change the public offering price and selling concession.

The following table summarizes the compensation and estimated expenses the selling shareholders will pay and the estimated expenses we will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting Discounts and Commissions paid by selling stockholders	$0.919	$0.919	$4,962,938	$5,707,379
Expenses payable by the selling stockholders	$0.099	$0.086	$534,000	$534,000
Expenses payable by us	$0.099	$0.086	$534,000	$534,000

We have agreed that, subject to certain exceptions, we will not, directly or indirectly, offer, sell, issue, contract to sell, pledge or otherwise dispose of or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus, except (1) shares of common stock issued in consideration for the acquisition of any interest in a business (provided that, for any such shares issued within 180 days from the date of this prospectus, the market value of all such shares does not exceed 10% of our total market capitalization), (2) the issuance of shares of common stock upon the exercise of options or warrants disclosed as outstanding herein or in the accompanying prospectus, (3) the issuance of employee stock options not exercisable during the 180-day period pursuant to stock option plans described herein or in the accompanying prospectus and (4) shares of common stock issued in connection with any claim against us under any share acquisition agreement or by a non-medical heir as described under “Risks Factors—Risks Relating to our Capital Stock—Certain of our current and former providers may bring materially dilutive claims against us” and “—Heirs of certain of our former shareholders may bring materially dilutive claims against us,” including any shares of common stock issued pursuant to the anti-dilution provisions of our amended and restated Articles of Incorporation as a result of such claims. However, in the event that either (x) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (y) prior to the expiration of the ‘lock-up’ period, we announce that we will release earnings results during the 16-day period beginning on the last day of the ‘lock-up’ period, then in either case the expiration of the ‘lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

Our officers and directors and the selling shareholders have agreed that, subject to certain exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the ‘lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

We and the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our Class B common stock is listed on the NYSE under the symbol “GTS”.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation. In particular, an affiliate of Credit Suisse Securities (USA) LLC has from time to time acted as share repurchase agent in connection with certain of the Company’s open market share repurchase activity.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their exposure to us consistent with their customary risk management policies. Typically, the underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Shares. Any such short positions could adversely affect future trading prices of the Shares. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

European Economic Area

This prospectus supplement is not a prospectus for purposes of the Prospectus Directive as implemented in the Member States of the European Economic Area. This prospectus supplement has been prepared on the basis that all offers of the Shares will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of the Shares. Accordingly, any person making or intending to make any offer within the European Economic Area of the Shares should only do so in circumstances in which no obligation arises for the Company or any underwriter to produce a prospectus for such offers. Neither the Company nor any underwriter have authorized, nor do they authorize, the making of any offer of the Shares through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the Shares contemplated in this prospectus supplement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of Shares to the public in that Relevant Member State, except that it may, with effect from and including such date, make an offer of Shares to the public in that Relevant Member State:

•	to any legal entity which is qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall require the issuer or any underwriter to publish prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in that Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The Shares may not be offered and sold and will not be offered or sold to any persons in the United Kingdom other than persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done in relation to the Shares in, from or otherwise involving the United Kingdom. In addition, each underwriter:

•

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Shares in circumstances in which Section 21 (1) of the FSMA does not apply to us; and

•	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Shares in, from or otherwise involving the United Kingdom.

Hong Kong

The Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32,

Laws of Hong Kong), and no advertisement, invitation or document relating to the Shares may be issued or may be in the possession of any person for the purpose of an issue, in each case whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Japan

The Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law No. 25 of 1948, as amended). The Shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of or for the account of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of or for the account of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA.

Where the Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor whose) sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(lA), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer, or (3) by operation of law.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta, British Columbia and Manitoba on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of Shares are made. Any resale of the Shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Shares.

Representations of Purchasers

By purchasing Shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the selling shareholders and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the Shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus and Registration Exemptions,

•

the purchaser is a “Canadian permitted client” as defined in National Instrument 31-103—Registration Requirements and Exemptions, or as otherwise interpreted and applied by the Canadian Securities Administrators,

•	where required by law, the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•

the purchaser acknowledges and consents to the provision of specified information concerning the purchase of the Shares to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or on (416) 593-3684.

Rights of Action—Ontario Purchasers

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the Shares, for rescission against us and the selling shareholders in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling shareholders. In no case will the amount recoverable in any action exceed the price at which the Shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling shareholders, will have no liability. In the case of an action for damages, we and the selling shareholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the Shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Shares in their particular circumstances and about the eligibility of the Shares for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the Shares in respect of which this prospectus supplement is being delivered will be passed on for us by Pietrantoni Méndez & Alvarez LLC. Certain other legal matters in connection with this offering will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of a Puerto Rico health clinic from our audit of the internal control over financial reporting), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

TRIPLE-S MANAGEMENT CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollar amounts in thousands, except per share data)

	March 31, 2013	December 31, 2012
Assets
Investments and cash:
Securities available for sale, at fair value:
Fixed maturities	$1,040,241	$1,059,761
Equity securities	289,675	209,722
Securities held to maturity, at amortized cost:
Fixed maturities	5,000	5,000
Policy loans	6,258	6,161
Cash and cash equivalents	62,595	89,564

Total investments and cash	1,403,769	1,370,208
Premiums and other receivables, net	292,003	292,197
Deferred policy acquisition costs and value of business acquired	167,783	168,657
Property and equipment, net	94,781	92,423
Deferred tax asset	31,613	33,548
Goodwill	27,766	27,766
Other assets	70,615	74,545

Total assets	$2,088,330	$2,059,344

Liabilities and Stockholders’ Equity
Claim liabilities	$414,124	$416,918
Liability for future policy benefits	281,498	276,570
Unearned premiums	86,322	95,860
Policyholder deposits	114,335	111,692
Liability to Federal Employees’ Health Benefits Program (FEHBP)	19,631	21,353
Accounts payable and accrued liabilities	159,152	128,580
Deferred tax liability	32,778	32,934
Short-term borrowings	8,500	30,000
Long-term borrowings	100,778	101,271
Liability for pension benefits	83,392	82,019

Total liabilities	1,300,510	1,297,197

Stockholders’ equity:
Triple-S Management Corporation stockholders’ equity
Common stock Class A, $1 par value. Authorized 100,000,000 shares; issued and outstanding 9,042,809 at March 31, 2013 and December 31, 2012	9,043	9,043
Common stock Class B, $1 par value. Authorized 100,000,000 shares; issued and outstanding 19,398,839 and 19,321,944 shares at March 31, 2013 and December 31, 2012, respectively	19,399	19,322
Additional paid-in capital	145,278	144,677
Retained earnings	556,999	539,761
Accumulated other comprehensive income	56,916	49,104

Total Triple-S Management Corporation stockholders’ equity	787,635	761,907

Non-controlling interest in consolidated subsidiary	185	240

Total stockholders’ equity	787,820	762,147

Total liabilities and stockholders’ equity	$2,088,330	$2,059,344

See accompanying notes to unaudited consolidated financial statements.

TRIPLE-S MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(Dollar amounts in thousands, except per share data)

	Three months ended March 31,
	2013	2012
Revenues:
Premiums earned, net	$549,961	$547,304
Administrative service fees	27,110	27,524
Net investment income	11,367	11,192
Other operating revenues	1,187	1,047

Total operating revenues	589,625	587,067

Net realized investment gains	1,888	1,678
Other income, net	481	1,070

Total revenues	591,994	589,815

Benefits and expenses:
Claims incurred	452,000	475,644
Operating expenses	114,865	102,506

Total operating costs	566,865	578,150
Interest expense	2,384	2,558

Total benefits and expenses	569,249	580,708

Income before taxes	22,745	9,107

Income tax expense (benefit):
Current	5,463	3,028
Deferred	99	(1,421)

Total income taxes	5,562	1,607

Net income	17,183	7,500

Less: Net loss attributable to non-controlling interest	55	14

Net income attributable to Triple-S Management Corporation	$17,238	$7,514

Earnings per share attributable to Triple-S Management Corporation
Basic net income per share	$0.61	$0.27
Diluted net income per share	$0.61	$0.26

See accompanying notes to unaudited consolidated financial statements.

TRIPLE-S MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollar amounts in thousands, except per share data)

	Three months ended March 31,
	2013	2012
Net income	$17,183	$7,500

Other comprehensive income (loss), net of tax:
Net unrealized change in fair value of available for sale securities, net of taxes	6,642	13,686
Defined benefit pension plan:
Actuarial loss, net	1,249	1,012
Prior service credit, net	(79)	(74)

Total other comprehensive income, net of tax	7,812	14,624

Comprehensive income	24,995	22,124

Comprehensive income attributable to non-controlling interest	55	14

Comprehensive income attributable to Triple-S Management Corporation	$25,050	$22,138

See accompanying notes to unaudited consolidated financial statements.

TRIPLE-S MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

(Dollar amounts in thousands, except per share data)

	2013	2012
Balance at January 1	$761,907	$676,959
Share-based compensation	678	905
Stock issued upon the exercise of stock options	—	606
Repurchase and retirement of common stock	—	(293)
Net current period change in comprehensive income	25,050	22,138

Total Triple-S Management Corporation stockholders’ equity	787,635	700,315
Non-controlling interest in consolidated subsidiary	185	358

Balance at March 31	$787,820	$700,673

See accompanying notes to unaudited consolidated financial statements.

TRIPLE-S MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollar amounts in thousands, except per share data)

	Three months ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$17,183	$7,500
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,259	5,893
Net amortization of investments	1,467	1,132
Provision for doubtful receivables, net	2,772	333
Deferred tax expense (benefit)	99	(1,421)
Net realized investment gain on sale of securities	(1,888)	(1,678)
Share-based compensation	678	905
(Increase) decrease in assets:
Premium and other receivables, net	(2,578)	(17,854)
Deferred policy acquisition costs and value of business acquired	874	(2,378)
Other deferred taxes	1	220
Other assets	1,549	(5,730)
Increase (decrease) in liabilities:
Claim liabilities	(2,794)	12,303
Liability for future policy benefits	4,928	4,847
Unearned premiums	(9,538)	72,311
Policyholder deposits	779	471
Liability to FEHBP	(1,722)	(1,985)
Accounts payable and accrued liabilities	13,096	(708)

Net cash provided by operating activities	31,165	74,161

TRIPLE-S MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollar amounts in thousands, except per share data)

(Continued)

	Three months ended March 31,
	2013	2012
Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	$15,904	$29,843
Fixed maturities matured/called	29,775	35,482
Equity securities sold	9,246	22,649
Securities held to maturity:
Fixed maturities matured/called	—	300
Acquisition of investments:
Securities available for sale:
Fixed maturities	(31,023)	(62,487)
Equity securities	(76,095)	(40,652)
Securities held to maturity:
Fixed maturities	—	(300)
Other investments	(106)	—
Net inflows (outflows) from policy loans	(97)	69
Acquisition of business, net of cash acquired of $816 in the three months ended March 31, 2012	—	(2,685)
Net capital expenditures	(6,130)	(2,783)

Net cash used in investing activities	(58,526)	(20,564)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	20,521	5,539
Repayments of short-term borrowings	(21,500)	—
Repayments of long-term borrowings	(493)	(490)
Proceeds from exercise of stock options	—	316
Proceeds from policyholder deposits	3,020	6,492
Surrenders of policyholder deposits	(1,156)	(1,727)

Net cash provided by financing activities	392	10,130

Net (decrease) increase in cash and cash equivalents	(26,969)	63,727
Cash and cash equivalents :
Beginning of period	89,564	71,834

End of period	62,595	$135,561

See accompanying notes to unaudited consolidated financial statements.

TRIPLE-S MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

(Unaudited)

(1)    Basis of Presentation

The accompanying consolidated interim financial statements prepared by Triple-S Management Corporation and its subsidiaries are unaudited. In this filing, the “Corporation”, the “Company”, “TSM”, “we”, “us” and “our” refer to Triple-S Management Corporation and its subsidiaries. The consolidated interim financial statements do not include all of the information and the footnotes required by accounting principles generally accepted in the U.S. (GAAP) for complete financial statements. These consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012.

In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of such consolidated interim financial statements have been included. The results of operations for the three months ended March 31, 2013 are not necessarily indicative of the results for the full year ending December 31, 2013.

(2)    Recent Accounting Standards

In July 2011, the FASB issued guidance to address questions about how health insurers should recognize and classify in their income statements fees mandated by the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act. A health insurer’s portion of the annual fee becomes payable to the U.S. Treasury once the entity provides health insurance for any U.S. health risk for each applicable calendar year. The amendments specify that the liability for the fee should be estimated and recorded in full once the entity provides qualifying health insurance in the applicable calendar year in which the fee is payable with a corresponding deferred cost that is amortized to expense using a straight-line method of allocation unless another method better allocates the fee over the calendar year that it is payable. This guidance is effective for calendar years beginning after December 31, 2013, when the fee initially becomes effective. We are currently evaluating the impact, if any, that the adoption of this guidance will have on our financial position or results of operations.

In August 27, 2012 and October 1, 2012, the FASB issued guidance to make generally non-substantive technical corrections to certain codification topics, remove inconsistencies and outdated provisions, clarify the FASB’s intent and amend or delete various Securities and Exchange Commission (“SEC”) paragraphs. In particular, the updates consist of:

•	Technical corrections and amendments as part of the FASB’s standing agenda to review and improve the Accounting Standards Codification,

•	Conforming amendments related to fair value measurements, in accordance with Topic 820,

•

Reflect the issuance of the SEC’s Staff Accounting Bulletin No. 114, Revisions and Rescissions of Portions of the Interpretative Guidance Included in the Codification of Staff Accounting Bulletins, and

•	Reflect the issuance of the SEC Final Rulemaking Release No. 33-9250, Technical Amendments to Commission Rules and Forms Related to the FASB’s Accounting Standards Codification.

The Corporation adopted this guidance in January 1, 2013; there was no significant impact on our financial position or results of operations as a result of the adoption.

In February 5, 2013 the FASB issued guidance to improve the transparency of reporting reclassifications out of accumulated other comprehensive income. In particular, the guidance requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. This guidance applies to all entities that issue financial statements that are presented in conformity with GAAP and that report items of other comprehensive income. The Corporation adopted this guidance in January 1, 2013; there was no significant impact on our financial position or results of operations as a result of the adoption.

Other than the accounting pronouncement disclosed above, there were no other new accounting pronouncements issued during the three months ended March 31, 2013 that could have a material impact on the Corporation’s financial position, operating results or financials statement disclosures.

(3)    Segment Information

The operations of the Corporation are conducted principally through three business segments: Managed Care, Life Insurance, and Property and Casualty Insurance. The Corporation evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net, administrative service fees, net investment income, and revenues derived from other segments. Operating costs include claims incurred and operating expenses. The Corporation calculates operating income or loss as operating revenues less operating costs.

The following tables summarize the operations by reportable segment for the three months ended March 31, 2013 and 2012:

	Three months ended March 31,
	2013	2012
Operating revenues:
Managed Care:
Premiums earned, net	$493,468	$495,426
Administrative service fees	27,110	27,524
Intersegment premiums/service fees	1,407	1,580
Net investment income	3,921	3,831

Total managed care	525,906	528,361

Life Insurance:
Premiums earned, net	31,727	29,843
Intersegment premiums	112	94
Net investment income	5,295	4,937

Total life insurance	37,134	34,874

Property and Casualty Insurance:
Premiums earned, net	24,766	22,035
Intersegment premiums	153	153
Net investment income	1,975	2,225

Total property and casualty insurance	26,894	24,413

Other segments:*
Intersegment service revenues	3,198	3,631
Operating revenues from external sources	1,187	1,048

Total other segments	4,385	4,679

Total business segments	594,319	592,327
TSM operating revenues from external sources	140	163
Elimination of intersegment premiums	(1,672)	(1,827)
Elimination of intersegment service fees	(3,198)	(3,631)
Other intersegment eliminations	36	35

Consolidated operating revenues	$589,625	$587,067

*	Includes segments that are not required to be reported separately, primarily the data processing services organization and the health clinic.

	Three months ended March 31,
	2013	2012
Operating income:
Managed care	$20,495	$7,368
Life insurance	4,042	4,381
Property and casualty insurance	384	(1,438)
Other segments*	(533)	(74)

Total business segments	24,388	10,237
TSM operating revenues from external sources	140	163
TSM unallocated operating expenses	(3,967)	(3,680)
Elimination of TSM intersegment charges	2,199	2,197

Consolidated operating income	22,760	8,917
Consolidated net realized investment gains	1,888	1,678
Consolidated interest expense	(2,384)	(2,558)
Consolidated other income, net	481	1,070

Consolidated income before taxes	$22,745	$9,107

Depreciation and amortization expense:
Managed care	$5,439	$5,196
Life insurance	205	158
Property and casualty insurance	136	155
Other segments*	262	174

Total business segments	6,042	5,683
TSM depreciation expense	217	210

Consolidated depreciation and amortization expense	$6,259	$5,893

*	Includes segments that are not required to be reported separately, primarily the data processing services organization and the health clinic.

	March 31, 2013	December 31, 2012
Assets:
Managed care	$949,376	$916,712
Life insurance	702,827	691,425
Property and casualty insurance	350,980	356,161
Other segments*	31,268	31,480

Total business segments	2,034,451	1,995,778

Unallocated amounts related to TSM:
Cash, cash equivalents, and investments	40,175	41,334
Property and equipment, net	21,214	21,430
Other assets	29,706	29,858

	91,095	92,622

Elimination entries-intersegment receivables and others	(37,216)	(29,056)

Consolidated total assets	$2,088,330	$2,059,344

*	Includes segments that are not required to be reported separately, primarily the data processing services organization and the health clinic.

(4)    Investment in Securities

The amortized cost for debt securities and cost for equity securities, gross unrealized gains, gross unrealized losses, and estimated fair value for available-for-sale and held-to-maturity securities by major security type and class of security at March 31, 2013 and December 31, 2012, were as follows:

	March 31, 2013
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Securities available for sale:
Fixed maturities:
Obligations of government sponsored enterprises	$46,726	$4,490	$—	$51,216
U.S. Treasury securities and obligations of U.S. government instrumentalities	39,319	1,685	—	41,004
Obligations of the Commonwealth of Puerto Rico and its instrumentalities	57,146	1,062	—	58,208
Municipal securities	536,373	59,371	(106)	595,638
Corporate bonds	125,399	20,184	—	145,583
Residential mortgage-backed securities	14,586	520	(9)	15,097
Collateralized mortgage obligations	128,606	5,013	(124)	133,495

Total fixed maturities	948,155	92,325	(239)	1,040,241
Equity securities:
Mutual funds	253,443	36,272	(40)	289,675

Total equity securities	253,443	36,272	(40)	289,675

Total	$1,201,598	$128,597	$(279)	$1,329,916

	December 31, 2012
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Securities available for sale:
Fixed maturities:
Obligations of government-sponsored enterprises	$56,758	$4,876	$—	$61,634
U.S. Treasury securities and obligations of U.S. government instrumentalities	39,365	1,848	—	41,213
Obligations of the Commonwealth of Puerto Rico and its instrumentalities	63,470	2,277	(2)	65,745
Municipal securities	529,822	59,106	(165)	588,763
Corporate bonds	106,968	22,899	—	129,867
Residential mortgage-backed securities	20,009	551	(52)	20,508
Collateralized mortgage obligations	147,071	5,129	(169)	152,031

Total fixed maturities	963,463	96,686	(388)	1,059,761
Equity securities:
Common stock	16	993	—	1,009
Mutual funds	185,498	23,256	(41)	208,713

Total equity securities	185,514	24,249	(41)	209,722

Total	$1,148,977	$120,935	$(429)	$1,269,483

	March 31, 2013
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Securities held to maturity:
Obligations of government-sponsored enterprises	$1,793	$97	$—	$1,890
U.S. Treasury securities and obligations of U.S. government instrumentalities	623	209	—	832
Residential mortgage-backed securities	450	41	—	491
Certificates of deposit	2,134	—	—	2,134

Total	$5,000	$347	$—	$5,347

	December 31, 2012
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Securities held to maturity:
Obligations of government sponsored enterprises	$1,793	$115	$—	$1,908
U.S. Treasury securities and obligations of U.S. government instrumentalities	623	225	—	848
Residential mortgage-backed securities	450	37	—	487
Certificates of deposit	2,134	—	—	2,134

Total	$5,000	$377	$—	$5,377

Gross unrealized losses on investment securities and the estimated fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of March 31, 2013 and December 31, 2012 were as follows:

	March 31, 2013
	Less than 12 months			12 months or longer			Total
	Estimated Fair Value	Gross Unrealized Loss	Number of Securities	Estimated Fair Value	Gross Unrealized Loss	Number of Securities	Estimated Fair Value	Gross Unrealized Loss	Number of Securities
Securities available for sale:
Fixed maturities:
Municipal securities	$19,555	$(106)	4	$—	$—	—	$19,555	$(106)	4
Residential mortgage-backed securities	2,162	(9)	1	—	—	—	2,162	(9)	1
Collateralized mortgage obligations	14,280	(124)	4	—	—	—	14,280	(124)	4

Total fixed maturities	35,997	(239)	9	—	—	—	35,997	(239)	9
Equity securities:
Mutual funds	14,960	(40)	3	—	—	—	14,960	(40)	3

Total equity securities	14,960	(40)	3	—	—	—	14,960	(40)	3

Total for securities available for sale	$50,957	$(279)	12	$—	$—	—	$50,957	(279)	12

	December 31, 2012
	Less than 12 months			12 months or longer			Total
	Estimated Fair Value	Gross Unrealized Loss	Number of Securities	Estimated Fair Value	Gross Unrealized Loss	Number of Securities	Estimated Fair Value	Gross Unrealized Loss	Number of Securities
Securities available for sale:
Fixed maturities:
Obligations of government-Commonwealth of Puerto Rico and its instrumentalities	$5,770	$(2)	1	$—	$—	—	$5,770	$(2)	1
Municipal securities	27,426	(165)	10	—	—	—	27,426	(165)	10
Residential mortgage-backed securities	5,892	(52)	2	—	—	—	5,892	(52)	2
Collateralized mortgage obligations	20,894	(169)	6	—	—	—	20,894	(169)	6

Total fixed maturities	59,982	(388)	19	—	—	—	59,982	(388)	19
Equity securities:
Mutual funds	—	—	—	2,708	(41)	1	2,708	(41)	1

Total equity securities	—	—	—	2,708	(41)	1	2,708	(41)	1

Total for securities available for sale	$59,982	$(388)	19	$2,708	(41)	1	$62,690	$(429)	20

The Corporation regularly monitors and evaluates the difference between the cost and estimated fair value of investments. For investments with a fair value below cost, the process includes evaluating: (1) the length of time and the extent to which the estimated fair value has been less than amortized cost for fixed maturity securities, or cost for equity securities, (2) the financial condition, near-term and long-term prospects for the issuer, including relevant industry conditions and trends, and implications of rating agency actions, (3) the Company’s intent to sell or the likelihood of a required sale prior to recovery, (4) the recoverability of principal and interest for fixed maturity securities, or cost for equity securities, and (5) other factors, as applicable. This process is not exact and requires further consideration of risks such as credit and interest rate risks. Consequently, if an investment’s cost exceeds its estimated fair value solely due to changes in interest rates, other-than temporary impairment may not be appropriate. Due to the subjective nature of the Corporation’s analysis, along with the judgment that must be applied in the analysis, it is possible that the Corporation could reach a different conclusion whether or not to record an impairment to a security if it had access to additional information about the investee. Additionally, it is possible that the investee’s ability to meet future contractual obligations may be different than what the Corporation determined during its analysis, which may lead to a different impairment conclusion in future periods. If after monitoring and analyzing impaired securities, the Corporation determines that a decline in the estimated fair value of any available-for-sale or held-to-maturity security below cost is other-than-temporary, the carrying amount of the security is reduced to its fair value in accordance with current accounting guidance. The new cost basis of an impaired security is not adjusted for subsequent increases in estimated fair value. In periods subsequent to the recognition of an other-than-temporary impairment, the impaired security is accounted for as if it had been purchased on the measurement date of the impairment. For debt securities, the discount (or reduced premium) based on the new cost basis may be accreted into net investment income in future periods based on prospective changes in cash flow estimates, to reflect adjustments to the effective yield.

The Corporation’s process for identifying and reviewing invested assets for other-than temporary impairments during any quarter includes the following:

•

Identification and evaluation of securities that have possible indications of other-than-temporary impairment, which includes an analysis of all investments with gross unrealized investment losses that represent 20% or more of their cost and all investments with an unrealized loss greater than $100.

•

Review and evaluation of any other security based on the investee’s current financial condition, liquidity, near-term recovery prospects, implications of rating agency actions, the outlook for the business sectors in which the investee operates and other factors. This evaluation is in addition to the evaluation of those securities with a gross unrealized investment loss representing 20% or more of their cost.

•	Consideration of evidential matter, including an evaluation of factors or triggers that may or may not cause individual investments to qualify as having other-than-temporary impairments; and

•	Determination of the status of each analyzed security as other-than-temporary or not, with documentation of the rationale for the decision.

The Corporation continues to review the investment portfolios under the Corporation’s impairment review policy. Given the current market conditions and the significant judgments involved, there is a continuing risk that further declines in fair value may occur and additional material other-than-temporary impairments may be recorded in future periods.

Municipal Securities: The unrealized losses on the Corporation’s investments in obligations of states of the United States and political subdivisions of the states, were mainly caused by fluctuations in interest rate and general market conditions. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the par value of the investment. In addition, most of these investments have investment grade ratings. Because the decline in fair value is attributable to changes in interest rates and not credit quality; because the Corporation does not intend to sell the investments and it is not more likely than not that the Corporation will be required to sell the investments before recovery of their amortized cost basis, which may be maturity; and because the Corporation expects to collect all contractual cash flows, these investments are not considered other-than-temporarily impaired.

Residential mortgage-backed securities and Collateralized mortgage obligations: The unrealized losses on investments in residential mortgage-backed securities and collateralized mortgage obligations (“CMOs”) were mostly caused by fluctuations in interest rates and credit spreads. The contractual cash flows of these securities, other than private CMOs, are guaranteed by a U.S. government-sponsored enterprise. Any loss in these securities is determined according to the seniority level of each tranche, with the least senior (or most junior), typically the unrated residual tranche, taking any initial loss. The investment grade credit rating of our securities reflects the seniority of the securities that the Corporation owns. The Corporation does not consider these investments other-than-temporarily impaired because the decline in fair value is attributable to changes in interest rates and not credit quality, the Corporation does not intend to sell the investments and it is more likely than not that the Corporation will not be required to sell the investments before recovery of their amortized cost basis, which may be maturity, and because the Corporation expects to collect all contractual cash flows.

Mutual Funds: All funds have been in an unrealized loss position for less than twelve months. These positions are not considered other-than-temporarily impaired because the Company does not have the intent to sell these investments, and the Company has the ability to hold the investments until a market price recovery.

Maturities of investment securities classified as available for sale and held to maturity at March 31, 2013 were as follows:

	March 31, 2013
	Amortized cost	Estimated fair value
Securities available for sale:
Due in one year or less	$31,267	$31,675
Due after one year through five years	199,643	209,235
Due after five years through ten years	159,054	176,599
Due after ten years	414,999	474,140
Residential mortgage-backed securities	14,586	15,097
Collateralized mortgage obligations	128,606	133,495

	$948,155	$1,040,241

Securities held to maturity:
Due in one year or less	$2,134	$2,134
Due after five years through ten years	1,793	1,890
Due after ten years	623	832
Residential mortgage-backed securities	450	491

	$5,000	$5,347

Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties. Information regarding realized and unrealized gains and losses from investments for the three months ended March 31, 2013 and 2012 is as follows:

	Three months ended March 31,
	2013	2012
Realized gains (losses):
Fixed maturity securities:
Securities available for sale:
Gross gains from sales	$994	$1,074
Gross losses from sales	(185)	(113)

Total debt securities	809	961

Securities available for sale:
Gross gains from sales	1,100	1,238
Gross losses from sales	(21)	(521)

Total equity securities	1,079	717

Net realized gains on securities	$1,888	$1,678

	Three months ended March 31,
	2013	2012
Changes in net unrealized gains (losses):
Recognized in accumulated other comprehensive income:
Fixed maturities—available for sale	$(4,212)	$1,840
Equity securities—available for sale	12,024	13,107

	$7,812	$14,947

Not recognized in the consolidated financial statements:
Fixed maturities—held to maturity	$(30)	$(134)

The deferred tax liability on unrealized gains recognized in accumulated other comprehensive income during the three months ended March 31, 2013 and 2012 was $1,172 and $1,261, respectively.

As of March 31, 2013 and December 31, 2012, no individual investment in securities exceeded 10% of stockholders’ equity.

The components of net investment income were as follows:

	Three months ended March 31,
	2013	2012
Fixed maturities	$9,319	$9,899
Equity securities	1,718	953
Policy loans	114	115
Cash equivalents and interest-bearing deposits	28	27
Other	188	198

Total	$11,367	$11,192

(5)    Premiums and Other Receivables, Net

Premiums and other receivables, net as of March 31, 2013 and December 31, 2012 were as follows:

	March 31, 2013	December 31, 2012
Premiums	$123,826	$113,537
Self-funded group receivables	62,825	64,359
FEHBP	11,869	11,707
Agent balances	26,728	34,261
Accrued interest	10,392	11,409
Reinsurance recoverable	50,687	52,063
Other	32,877	29,290

	319,204	316,626

Less allowance for doubtful receivables:
Premiums	15,721	14,416
Other	11,480	10,013

	27,201	24,429

Total premiums and other receivables, net	$292,003	$292,197

(6)    Claim Liabilities

The activity in the total claim liabilities for the three months ended March 31, 2013 and 2012 is as follows:

	Three months ended March 31,
	2013	2012
Claim liabilities at beginning of period	$416,918	$391,259
Reinsurance recoverable on claim liabilities	(39,051)	(37,234)

Net claim liabilities at beginning of period	377,867	354,025

Incurred claims and loss-adjustment expenses:
Current period insured events	472,056	484,527
Prior period insured events	(25,061)	(13,864)

Total	446,995	470,663

Payments of losses and loss-adjustment expenses:
Current period insured events	217,818	240,761
Prior period insured events	230,676	216,858

Total	448,494	457,619

Net claim liabilities at end of period	376,368	367,069
Reinsurance recoverable on claim liabilities	37,756	36,493

Claim liabilities at end of period	$414,124	$403,562

As a result of differences between actual amounts and estimates of insured events in prior periods, the amounts included as incurred claims for prior period insured events differ from anticipated claims incurred.

The credit in the incurred claims and loss-adjustment expenses for prior period insured events for the three months ended March 31, 2013 and 2012 is due primarily to better than expected cost and utilization trends. Reinsurance recoverable on unpaid claims is reported within the premium and other receivables, net in the accompanying consolidated financial statements.

The claims incurred disclosed in this table exclude the portion of the change in the liability for future policy benefits expense, which amounted to $5,005 and $4,981 during the three months ended March 31, 2013 and 2012, respectively.

(7)    Fair Value Measurements

Assets recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Level inputs, as defined by current accounting guidance for fair value measurements and disclosures, are as follows:

Level Input:	Input Definition:
Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The Corporation uses observable inputs when available. Fair value is based upon quoted market prices when available. If market prices are not available, the Corporation employs internally-developed models that primarily use market-based inputs including yield curves, interest rates, volatilities, and credit curves, among others. The Corporation limits valuation adjustments to those deemed necessary to ensure that the security’s fair value adequately represents the price that would be received or paid in the marketplace. Valuation adjustments may include consideration of counterparty credit quality and liquidity as well as other criteria. The estimated fair value amounts are subjective in nature and may involve uncertainties and matters of significant judgment for certain financial instruments. Changes in the underlying assumptions used in estimating fair value could affect the results. The fair value measurement levels are not indicative of risk of investment.

The fair value of investment securities is estimated based on quoted market prices for those or similar investments. Additional information pertinent to the estimated fair value of investment in securities is included in note 4.

The following tables summarize fair value measurements by level at March 31, 2013 and December 31, 2012 for assets measured at fair value on a recurring basis:

	March 31, 2013
	Level 1	Level 2	Level 3	Total
Securities available for sale:
Fixed maturity securities
Obligations of government-sponsored	$—	$51,216	$—	$51,216
U.S. Treasury securities and obligations of U.S. government instrumentalities	41,004	—	—	41,004
Obligations of the Commonwealth of Puerto and its instrumentalities	—	58,208	—	58,208
Municipal securities	—	595,638	—	595,638
Corporate bonds	—	145,583	—	145,583
Residential agency mortgage-backed securities	—	15,097	—	15,097
Collateralized mortgage obligations	—	133,495	—	133,495

Total fixed maturities	41,004	999,237	—	1,040,241

Equity securities
Mutual funds	147,140	127,752	14,783	289,675

Total equity securities	147,140	127,752	14,783	289,675

Total	$188,144	$1,126,989	$14,783	$1,329,916

	December 31, 2012
	Level 1	Level 2	Level 3	Total
Securities available for sale:
Fixed maturity securities
Obligations of government-sponsored	$—	$61,634	$—	$61,634
U.S. Treasury securities and obligations of U.S. government instrumentalities	41,213	—	—	41,213
Obligations of the Commonwealth of Puerto and its instrumentalities	—	65,745	—	65,745
Municipal securities	—	588,763	—	588,763
Corporate bonds	—	129,867	—	129,867
Residential agency mortgage-backed securities	—	20,508	—	20,508
Collateralized mortgage obligations	—	152,031	—	152,031

Total fixed maturities	41,213	1,018,548	—	1,059,761

Equity securities
Common stock	1,009	—	—	1,009
Mutual funds	134,398	61,493	12,822	208,713

Total equity securities	135,407	61,493	12,822	209,722

Total	$176,620	$1,080,041	$12,822	$1,269,483

The fair value of fixed maturity and equity securities included in the Level 2 category were based on market values obtained from independent pricing services, which utilize evaluated pricing models that vary by asset class and incorporate available trade, bid and other market information and for structured securities, cash flow and when available loan performance data. Because many fixed income securities do not trade on a daily basis, the models used by independent pricing service providers to prepare evaluations apply available information, such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. For certain equity securities, quoted market prices for the identical security are not always available and the fair value is estimated by reference to similar securities for which quoted prices are available. The independent pricing service providers monitor market indicators, industry and economic events, and for broker-quoted only securities, obtain quotes from market makers or broker-dealers that they recognize to be market participants.

Transfers into or out of the Level 3 category occur when unobservable inputs, such as the Company’s best estimate of what a market participant would use to determine a current transaction price, become more or less significant to the fair value measurement. Transfers between levels, if any, are recorded as of the actual date of the event or change in circumstance that caused the transfer. There were no transfers between Levels 1 and 2 during the three months ended March 31, 2013 and 2012.

A reconciliation of the beginning and ending balances of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended March 31, 2013 and 2012 is as follows:

	Three months ended
	March 31, 2013			March 31, 2012
	Fixed Maturity Securities	Equity Securities	Total	Fixed Maturity Securities	Equity Securities	Total
Beginning balance	$—	$12,822	$12,822	$—	$7,094	$7,094
Unrealized gain (loss) in other accumulated comprehensive income	—	961	961	—	(47)	(47)
Purchases	—	1,000	1,000	—	1,335	1,335
Transfers in and/or out of Level 3	—	—	—	—	(1,070)	(1,070)

Ending balance	$—	$14,783	$14,783	$—	$7,312	$7,312

In addition to the preceding disclosures on assets recorded at fair value in the consolidated balance sheets, FASB guidance also requires the disclosure of fair values for certain other financial instruments for which it is practicable to estimate fair value, whether or not such values are recognized in the consolidated balance sheets.

Non-financial instruments such as property and equipment, other assets, deferred income taxes and intangible assets, and certain financial instruments such as claim liabilities are excluded from the fair value disclosures. Therefore, the fair value amounts cannot be aggregated to determine our underlying economic value.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, receivables, accounts payable and accrued liabilities, and short-term borrowings approximate fair value because of the short term nature of these items. These assets and liabilities are not listed in the table below.

The following methods, assumptions and inputs were used to estimate the fair value of each class of financial instrument:

(i) Policy Loans

Policy loans have no stated maturity dates and are part of the related insurance contract. The carrying amount of policy loans approximates fair value because their interest rate is reset periodically in accordance with current market rates.

(ii) Policyholder Deposits

The fair value of policyholder deposits is the amount payable on demand at the reporting date, and accordingly, the carrying value amount approximates fair value.

(iii) Long-term Borrowings

The carrying amount of the loans payable to bank—variable approximates fair value due to its floating interest-rate structure. The fair value of the loans payable to bank—fixed and senior unsecured notes payable was determined using broker quotations.

(iv) Repurchase Agreement

The value of the repurchase agreement with a long term maturity is based on the discontinued value of the contractual cash flows using current estimated market discount rates for instruments with similar terms.

A summary of the carrying value and fair value by level of financial instruments not recorded at fair value on our consolidated balance sheet at March 31, 2013 and December 31, 2012 are as follows:

	March 31, 2013
	Carrying Value	Fair Value
		Level 1	Level 2	Level 3	Total
Assets:
Policy loans	$6,258	$—	$6,258	$—	$6,258

Liabilities:
Policyholder deposits	$114,335	$—	$114,335	$—	$114,335
Long-term borrowings:
Loans payable to bank—variable	17,337	—	17,337		17,337
Loans payable to bank—fixed	13,441	—	13,441	—	13,441
6.6% senior unsecured notes payable	35,000	—	34,256	—	34,256
6.7% senior unsecured notes payable	10,000	—	9,975	—	9,975
Repurchase agreement	25,000		25,847		25,847

Total long-term borrowings	100,778	—	100,856	—	100,856

Total liabilities	$215,113	$—	$215,191	$—	$215,191

	December 31, 2012
	Carrying Value	Fair Value
		Level 1	Level 2	Level 3	Total
Assets:
Policy loans	$6,161	$—	$6,161	$—	$6,161

Liabilities:
Policyholder deposits	$111,692	$—	$111,692	$—	$111,692
Long-term borrowings:
Loans payable to bank—variable	17,747	—	17,747	—	17,747
Loans payable to bank—fixed	13,524	—	13,524	—	13,524
6.6% senior unsecured notes payable	35,000	—	34,213	—	34,213
6.7% senior unsecured notes payable	10,000	—	9,950	—	9,950
Repurchase agreement	25,000	—	25,937	—	25,937

Total long-term borrowings	101,271	—	101,371	—	101,371

Total liabilities	$212,963	$—	$213,063	$—	$213,063

(8)    Share-Based Compensation

Share-based compensation expense recorded during the three months ended March 31, 2013 and 2012 was $678 and $905, respectively. During the three months ended March 31, 2012 cash received from stock option exercises was $316. There were no stock option exercises during the three months ended March 31, 2013. The impact of these cash receipts is included within the cash flows from financing activities in the accompanying consolidated statement of cash flows. During the three months ended March 31, 2012, 12,370 shares were repurchased and retired as a result of non-cash exercises of stock options. No non-cash exercises of stock options were done during the three months ended March 31, 2013.

(9)    Comprehensive Income

The accumulated balances for each classification of other comprehensive income, net of tax, are as follows:

	Net unrealized gain on securities	Liability for pension benefits	Accumulated other comprehensive income
Balance at January 1, 2013	$102,515	$(53,411)	$49,104
Other comprehensive income before reclassifications	8,247	—	8,247
Amounts reclassified from accumulated
Other comprehensive income	(1,605)	1,170	(435)

Net current period change	6,642	1,170	7,812

Balance at March 31, 2013	$109,157	$(52,241)	$56,916

(10)    Income Taxes

Under Puerto Rico income tax law, the Corporation is not allowed to file consolidated tax returns with its subsidiaries. The Corporation and its subsidiaries are subject to Puerto Rico income taxes. The Corporation’s insurance subsidiaries are also subject to U.S. federal income taxes for foreign source dividend income. As of March 31, 2013, tax years 2008 through 2012 of the Company and its subsidiaries are subject to examination by Puerto Rico taxing authorities.

Managed Care and Property and Casualty corporations are taxed essentially the same as other corporations, with taxable income primarily determined on the basis of the statutory annual statements filed with the insurance regulatory authorities. Also, operations are subject to an alternative minimum income tax, which is calculated based on the formula established by existing tax laws. Any alternative minimum income tax paid may be used as a credit against the excess, if any, of regular income tax over the alternative minimum income tax in future years.

The Life Insurance corporation operates as a qualified domestic life insurance company and is subject to the alternative minimum tax and taxes on its capital gains.

All other corporations within the group are subject to Puerto Rico income taxes as a regular corporation, as defined in the P.R. Internal Revenue Code, as amended. The holding company within the American Health (“AH”) group of companies is a U.S.-based corporation and is subject to U.S. federal income taxes. This U.S.-based corporation within our group has not provided U.S. deferred taxes on an outside basis difference created as a result of the business combination of AH and cumulative earnings of its Puerto Rico-based subsidiaries that are considered to be indefinitely reinvested. The total outside basis difference at December 31, 2012 is estimated at $48,000. We do not intend to repatriate earnings to fund U.S. and Puerto Rico operations nor do any transaction that would cause a reversal of that outside basis difference. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability if such outside basis difference was reversed.

On January 31, 2011 the Government of Puerto Rico approved a reduction of the maximum corporate income tax rate from 40.95% to approximately 30%, including the elimination of a 5% additional special tax over the tax obligation imposed for corporations, as well as adding several tax credits and deductions, among other tax reliefs and changes. One of the companies acquired in the AH transaction elected to continue filing its tax returns at the 39% statutory tax rate, following the previous Puerto Rico tax code. This selection was made according the provisions of the newly enacted Puerto Rico tax code in order to maximize the use of net operating losses carryforward.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of earnings in the period that includes the enactment date. Quarterly income taxes are calculated using the effective tax rate determined based on the income forecasted for the full fiscal year.

(11)    Pension Plan

The components of net periodic benefit cost for the three months ended March 31, 2013 and 2012 were as follows:

	Three months ended March 31,
	2013	2012
Components of net periodic benefit cost:
Service cost	$1,023	$1,308
Interest cost	1,952	1,762
Expected return on assets	(1,696)	(1,434)
Amortization of prior service benefit	(113)	(106)
Amortization of actuarial loss	1,784	1,445

Net periodic benefit cost	$2,950	$2,975

Employer contributions: The Corporation disclosed in its audited consolidated financial statements for the year ended December 31, 2012 that it expected to contribute $7,000 to its pension program in 2013. As of March 31, 2013, the Corporation has not made contributions to the pension program.

(12)    Net Income Available to Stockholders and Net Income per Share

The following table sets forth the computation of basic and diluted earnings per share for the three months ended March 31, 2013 and 2012:

	Three months ended March 31,
	2013	2012
Numerator for earnings per share:
Net income attributable to TSM available to stockholders	$17,238	$7,514

Denominator for basic earnings per share:
Weighted average of common shares	28,285,925	28,332,793
Effect of dilutive securities	84,534	159,111

Denominator for diluted earnings per share	28,370,459	28,491,904

Basic net income per share attributable to TSM	$0.61	$0.27
Diluted net income per share attributable to TSM	$0.61	$0.26

(13)    Contingencies

As of March 31, 2013, the Company is a defendant in various lawsuits arising in the ordinary course of business. We are also defendants in various other claims and proceedings, some of which are described below. Furthermore, the Commissioner of Insurance, as well as other Federal and Puerto Rico government authorities, regularly make inquiries and conduct audits concerning the Company’s compliance with applicable insurance and other laws and regulations.

Management believes that the aggregate liabilities, if any, arising from all such claims, assessments, audits and lawsuits will not have a material adverse effect on the consolidated financial position or results of operations of the Company. However, given the inherent unpredictability of these matters, it is possible that an adverse outcome in certain matters could have a material adverse effect on the financial condition, operating results and/or cash flows of the Company. Where the Company believes that a loss is both probable and estimable, such amounts have been recorded. In other cases, it is at least reasonably possible that the Company may incur a loss related to one or more of the mentioned pending lawsuits or investigations, but the Company is unable to estimate the range of possible loss which may be ultimately realized, either individually or in the aggregate, upon their resolution.

Additionally, we may face various potential litigation claims that have not been asserted to date, including claims from persons purporting to have contractual rights to acquire shares of the Company on favorable terms (“Share Acquisition Agreements”) or to have inherited such shares notwithstanding applicable transfer and ownership restrictions.

Hau et al Litigation (formerly known as Jordan et al)

On April 24, 2002, Octavio Jordán, Agripino Lugo, Ramón Vidal, and others filed a suit against the Company, the Company’s subsidiary Triple-S Salud, Inc. (“TSS”) and others in the Court of First Instance for San Juan, Superior Section (the “Court of First Instance”), alleging, among other things, violations by the defendants of provisions of the Puerto Rico Insurance Code, antitrust violations, unfair business practices, RICO violations, breach of contract with providers, and damages in the amount of $12,000. Following years of complaint amendments, motions practice and interim appeals up to the level of the Puerto Rico Supreme Court, the plaintiffs amended their complaint on June 20, 2008 to allege with particularity the same claims initially asserted but on behalf of a more limited group of plaintiffs, and increase their claim for damages to approximately $207,000. Plaintiffs amended their complaint for the third time in December 2010 and dropped all claims predicated on violations of the antitrust and RICO laws and the Puerto Rico Insurance Code. In addition, the plaintiffs voluntarily dismissed with prejudice any and all claims against officers of the Company and TSS. Two of the original plaintiffs were also eliminated from the Third Amended Complaint (“TAC”). The TAC alleges breach of six Share Acquisition Agreements, breach of the provider contract by way of discriminatory audits and improper payment of services rendered. Plaintiffs also allege a claim for libel and slander against a former president of the Company. In January 2011, we filed our response and a counterclaim for malicious prosecution and abuse of process. Discovery has been substantially completed. On April 13, 2012 the Company filed a motion to dismiss and for summary judgment, seeking the dismissal of the TAC, which the plaintiffs opposed. On May 6, 2013, the parties signed written settlement agreement and general release that settles all claims and counterclaims involved in this case (which amount had already been reserved in our books).

Dentists Association Litigation

On February 11, 2009, the Puerto Rico Dentists Association (Colegio de Cirujanos Dentistas de Puerto Rico) filed a complaint in the Court of First Instance against 24 health plans operating in Puerto Rico that offer dental health coverage. The Company and two of its subsidiaries, TSS and Triple-C, Inc. (“TCI”), were included as defendants. This litigation purports to be a class action filed on behalf of Puerto Rico dentists who are similarly situated.

The complaint alleges that the defendants, on their own and as part of a common scheme, systematically deny, delay and diminish the payments due to dentists so that they are not paid in a timely and complete manner for the covered medically necessary services they render. The complaint also alleges, among other things, violations to the Puerto Rico Insurance Code, antitrust laws, the Puerto Rico racketeering statute, unfair business practices, breach of contract with providers, and damages in the amount of $150,000. In addition, the complaint claims that the Puerto Rico Insurance Companies Association is the hub of an alleged conspiracy concocted by the member plans to defraud dentists. There are numerous available defenses to oppose both the request for class certification and the merits. The Company intends to vigorously defend this claim.

Two codefendant plans, whose main operations are outside Puerto Rico, removed the case to federal court in Florida, which the plaintiffs and the other codefendants, including the Company, opposed. Following months of jurisdictional proceedings in the federal court system, the federal district court in Puerto Rico decided to retain jurisdiction on February 8, 2011. The defendants filed a joint motion to dismiss the case on the merits, because the complaint fails to state a claim upon which relief can be granted. On August 31, 2011, the District Court dismissed all of plaintiffs’ claims except for its breach of contract claim, and ordered the parties to brief the issue of whether the court still has federal jurisdiction under the Class Action Fairness Act of 2005 (“CAFA”). Plaintiffs moved the court to reconsider its August 31, 2011 decision and the defendants did the same, arguing that the breach of contract claim failed to state a claim upon which relief can be granted. On May 2, 2012, the court denied the plaintiffs’ motion. On May 31, 2012, plaintiffs appealed the District Court’s dismissal of their complaint and the denial of plaintiffs’ motion for reconsideration. The Court of Appeals for the First Circuit dismissed the appeal for lack of jurisdiction. On September 25, 2012 the District Court denied without prejudice the defendants’ motion for reconsideration. On October 10, 2012 the parties filed their briefs with respect to class certification. On March 13, 2013, the district court denied plaintiffs’ request for class certification and ordered the parties to brief the court on whether jurisdiction still exists under CAFA following such denial. On April 24, 2013, all parties briefed the court and are awaiting the court’s decision.

Claims by Heirs of Former Shareholders

The Company and TSS are defending six individual lawsuits, all filed in state court, from persons who claim to have inherited a total of 92 shares of the Company or one of its predecessors or affiliates (before giving effect to the 3,000-for-one stock split). While each case presents unique facts and allegations, the lawsuits generally allege that the redemption of the shares by the Company pursuant to transfer and ownership restrictions contained in the Company’s (or its predecessors’ or affiliates’) articles of incorporation and bylaws was improper.

In one of these cases, the plaintiffs argued that the redemption of shares was fraudulent and was not subject to the two-year statute of limitations contained in the local securities law. The Court of First Instance determined that the plaintiffs’ claims are time barred under the local securities law. The plaintiffs appealed, and in January 2012, the Puerto Rico Court of Appeals upheld the dismissal, holding that even if the plaintiffs could have survived the securities law’s two-year statute of limitations, their complaint was time-barred under the Civil Code’s four-year statute of limitations on claims of fraud. On March 28, 2012 the plaintiffs filed a petition for writ of certiorari before the Puerto Rico Supreme Court that was granted on May 31, 2012. We filed our respondent’s brief on October 5, 2012. The parties are waiting for the Supreme Court’s decision.

In the second case, the Puerto Rico Court of First Instance granted the Company’s motion to dismiss on grounds that the complaint was time-barred under the two-year statute of limitations of the securities laws. On appeal, the Court of Appeals affirmed the decision of the lower court. Plaintiffs filed a petition for certiorari before the Puerto Rico Supreme Court which was granted on January 20, 2012. On January 8, 2013, the Supreme Court ruled that the applicable statute of limitations is the fifteen-year period of the Puerto Rico Civil Code for collection of monies. On January 28, 2013, the Company filed a motion to reconsider which was subsequently denied. On March 26, 2013, Plaintiffs amended the complaint for the second time and the Company answered it on April 16, 2013.

In the third case, the court of First Instance denied our motion for summary judgment based on its determination that there are material issues of fact in controversy. In response to our appeal, the Puerto Rico Court of Appeals confirmed the decision of the Court of First Instance. Our request for reconsideration was denied in December 2011. The case is again before the Court of First Instance, which held a pretrial hearing on September 27, 2012. The court set another pretrial hearing for February 28, 2013.

The fourth case was filed in November 2011. The Company filed a motion to dismiss on the grounds that the claim is time barred under the local securities laws. While the motion to dismiss was pending, plaintiffs amended their complaint on October 15, 2012. The Company filed a motion to dismiss the amended complaint. On January 24, 2013, the court denied the motion to dismiss. The Company answered the complaint on March 8, 2013. Subsequently, plaintiffs sought to amend their complaint yet again. The Company opposed plaintiffs’ request and the matter is pending resolution.

The last two cases were filed on March 26, 2013 and April 16, 2013, respectively. We have not yet responded to either complaint.

Management believes the aforesaid claims are time barred under one or more statutes of limitations and will vigorously defend them on these grounds; however, as a result of the Supreme Court’s decision to deny the applicability of the statute of limitations contained in the local securities law, the claims will likely be litigated on their merits.

Intrusions into Triple-C, Inc. Internet IPA Database

On September 21, 2010, the Company learned from a competitor that a specific internet database managed by its subsidiary TCI containing information pertaining to individuals previously insured by TSS under the Government of Puerto Rico’s Health Insurance Plan (“HIP”) and to independent practice associations (“IPAs”) that provided services to those individuals, had been accessed without authorization by certain of its competitor’s employees from September 9 to September 15, 2010. TCI served as a third-party administrator for TSS in the administration of its HIP contracts until September 30, 2010.

The Company conducted an investigation of these events with the assistance of external resources and identified the information that was accessed and downloaded into the competitor’s network. The September 2010 intrusions may have potentially compromised protected health information of approximately 398,000 beneficiaries in the North and Metro-North regions of the HIP. The investigation also revealed that protected health information of additional beneficiaries and IPA data from all three HIP regions previously serviced by TSS was accessed separate intrusions into the TCI IPA database from October 2008 to August 2010.

The Company gave public notice of the intrusions and sent written notices to all identifiable beneficiaries potentially affected by the intrusions. It also established a toll-free call center to address inquiries and complaints from the individuals notified. The call center received approximately 1,530 inquiries. However, to date, the Company has not received complaints from potentially affected individuals.

The Company reported these events to the appropriate Puerto Rico and federal government agencies. It then received and complied with requests for information from the Puerto Rico Health Insurance Administration (“ASES”, by its acronym in Spanish) and the Office for Civil Rights (“OCR”) of the U.S. Department of Health and Human Services, which entities are conducting reviews of these data breaches and TSS’ and TCI’s compliance with applicable security and privacy rules. ASES levied a fine of $100 on TSS in connection incidents, but following the Company’s request for reconsideration, ASES withdrew the fine pending the outcome of the review by OCR. The Company at this time cannot reasonably assess the impact of these proceedings on the Company.

The Company has conducted an assessment of its system-wide data and facility security and has taken measures to strengthen its systems’ security and credential management procedures to prevent future intrusions.

On February 11, 2011, the Company filed an action before the Puerto Rico Court of First Instance against certain individuals believed to have participated in the intrusions. The complaint was later amended to include additional defendants, including the Company’s competitor. After being removed to the federal District Court for Puerto Rico, this case was recently remanded back to state court and is in its initial pleadings stage. On April 22, 2013, the state court denied all motions to dismiss filed in the case and ordered the defendants to answer the Complaint. The state court also ordered the Company to re-serve some individual defendants that had been served while the case was in federal court. Discovery is scheduled to follow.

Joint Underwriting Association Litigations

On August 19, 2011, plaintiffs, purportedly a class of motor vehicle owners, filed an action in the United States District Court for the District of Puerto Rico against the Puerto Rico Joint Underwriting Association (“JUA”) and 18 other defendants, including Triple-S Propiedad, Inc. (“TSP”), alleging violations under the Puerto Rico Insurance Code, the Puerto Rico Civil Code, the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and the local statute against organized crime and money laundering. JUA is a private association created by law to administer a compulsory public liability insurance program for motor vehicles in Puerto Rico (“CLI”). As required by its enabling act, JUA is composed of all the insurers that underwrite private motor vehicle insurance in Puerto Rico and exceed the minimum underwriting percentage established in such act. TSP is a member of JUA.

In this lawsuit, entitled Noemí Torres Ronda, et al v. Joint Underwriting Association, et al., plaintiffs allege that the defendants illegally charged and misappropriated a portion of the CLI premiums paid by motor vehicle owners in violation of the Puerto Rico Insurance Code. Specifically, they claim that because the defendants did not incur acquisition or administration costs allegedly totaling 12% of the premium dollar, charging for such costs constitutes the illegal traffic of premiums. Plaintiffs also claim that the defendants, as members of JUA, violated RICO through various inappropriate actions designed to defraud motor vehicle owners located in Puerto Rico and embezzle a portion of the CLI premiums for their benefit.

Plaintiffs seek the reimbursement of funds for the class amounting to $406,600, treble damages under RICO, and equitable relief, including a permanent injunction and declaratory judgment barring defendants from their alleged conduct and practices, along with costs and attorneys’ fees.

On December 30, 2011, TSP and other insurance companies filed a joint motion to dismiss, arguing that plaintiffs’ claims are barred by the filed rate doctrine, inasmuch a suit cannot be brought, even under RICO, to amend the compulsory liability insurance rates that were approved by the Puerto Rico Legislature and the Commissioner of Insurance. The motion also argues that since RICO is not a federal statute that specifically relates to the business of insurance, and its application in the claims at issue would frustrate state policy and interfere with Puerto Rico’s insurance administrative regime, the McCarran-Ferguson Act precludes plaintiffs’ claims. Finally, TSP argued that plaintiffs failed to allege the necessary elements of an actionable RICO claim, or, in the alternative, their damages claim is time barred.

On February 17, 2012, plaintiffs filed their opposition. On April 4, 2012, TSP filed a reply in support of our motion to dismiss. The court denied our motion to dismiss. On October 2, 2012, the court issued an order certifying the class. On October 12, 2012, several defendants, including TSP, filed an appeal before the U.S. Court of Appeals for the First District, requesting the court to vacate the District Court’s certification order. The First Circuit denied the authorization to file the writ of appeals. The case is again before the court, pending further proceedings.

A similar case entitled Maria Margarita Collazo Burgos, et al. v. La Asociación de Suscripcion Conjunta del Seguro de Responsabilidad Obligatorio (“JUA”), et al., was filed against JUA and its members, including TSP, in the Puerto Rico Court of First Instance, San Juan Part on January 28, 2010. This litigation is a putative class action lawsuit brought on behalf of motor vehicle owners in Puerto Rico. Plaintiffs in this lawsuit allege that each of the defendants engaged in similar activities and conduct as those alleged in the Torres Ronda litigation and claim the recovery of $225,000 for the class pertaining to the acquisition and administration costs of the CLI, allegedly charged in violation of the Puerto Rico Insurance Code’s provisions prohibiting the illegal traffic of premiums. TSP is vigorously contesting this action.

Given the early stage of these cases, the Company cannot assess the probability of an adverse outcome, or the reasonable financial impact that any such outcome may have on the Company. The Company intends to vigorously defend these lawsuits.

In re Blue Cross Blue Shield Antitrust Litigation

TSS is a co-defendant with multiple Blue Plans and the BCBSA in a multi-district class action litigation that alleges that the exclusive service area (ESA) requirements of the Primary License Agreements with Plans violate antitrust law, and the plaintiffs in these suits seek monetary awards and in some instances, injunctive relief barring ESAs. Those cases have been centralized in the United States District Court for the Northern District of Alabama. Prior to centralization, motions have been filed to dismiss some of the cases. Discovery has not yet commenced. The Company has joined BCBSA in vigorously contesting these claims.

Claims Relating to the Provision of Health Care Services

TSS is a defendant in a lawsuit filed in 2007 by Centro Médico del Turabo, Inc. (“CMT”) in state court originally claiming approximately $3,700 for collection of monies due to unpaid invoices for emergency services rendered to TSS-insured patients pursuant to the Puerto Rico Patients’ Bill of Rights. In February 2012, CMT amended the complaint to increase the claimed amount to $9,800. Discovery began in November 2012. After careful review of invoices provided by CMT during discovery, TSS determined in April 2013 that a number of these invoices are valid, but believes the dollar amount of such invoiced is substantially below the amount claimed. TSS is vigorously defending this lawsuit.

Several other claims for collection of monies have been filed against TSS in connection with the provision of health care services. Among them are individual complaints filed before the Puerto Rico Health Insurance Administration by six community health centers that contain similar breach of contract allegations and claim an aggregate of $9,597. Discovery has not yet commenced in these complaints, and given their early stage, the Company cannot assess for these claims. However, we believe these complaints are time-barred and intend to vigorously defend them on these and other grounds.

(14)    Business Combination

On January 18, 2012, TSM completed the acquisition of 90.8% of the outstanding capital stock of a health clinic in Puerto Rico. The cost of this acquisition was approximately $3,501, funded with unrestricted cash. The following table summarizes the net assets acquired as a result of this acquisition:

Cash	$816
Accounts receivable	1,466
Property and equipment	12,289
Intangible asset	2,730
Other assets	296
Accounts payable and accrued liabilities	(2,233)
Loans payable	(13,838)

Total net assets	1,526
Fair value of noncontrolling interest	(372)

Total net assets	$1,154

The acquisition is being accounted for under the purchase method of accounting and the health clinic is included in the Company’s consolidated financial statements from the January 18, 2012 acquisition date. The allocation of purchase price to the fair value of the acquired assets less the liabilities assumed indicated goodwill of approximately $2,300. Goodwill will not be deductible for tax purposes and is attributable to synergies and economies of scale expected from the acquisition.

(15)    Subsequent Events

The Company evaluated subsequent events through the date that these consolidated interim financial statements were issued. No other events have occurred that require disclosure or adjustments.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Triple-S Management Corporation

In our opinion, the consolidated financial statements listed in the index appearing under Item 15 present fairly, in all material respects, the financial position of Triple-S Management Corporation and its subsidiaries (the Company) at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 15 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded from its assessment of internal control over financial reporting as of December 31, 2012 a Puerto Rico health clinic because it was acquired by the Company in a purchase business combination during 2012. We have also excluded this health clinic from our audit of internal control over financial reporting. This health clinic is a majority owned subsidiary whose total assets and total revenues represent 0.9% and 0.2%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

March 12, 2013

CERTIFIED PUBLIC ACCOUNTANTS

(OF PUERTO RICO)

License No. 216 Expires Dec. 1, 2013

Stamp E48074 of the P.R. Society of

Certified Public Accountants has been

affixed to the file copy of this report

CONSOLIDATED BALANCE SHEETS

December 31, 2012 and 2011

	2012	2011
	(dollar amounts in thousands)
Assets
Investments and cash
Securities available for sale, at fair value:
Fixed maturities (amortized cost of $963,463 in 2012 and $913,555 in 2011)	$1,059,761	$988,894
Equity securities (cost of $185,514 in 2012 and $138,167 in 2011)	209,722	144,408
Securities held to maturity, at amortized cost:
Fixed maturities (fair value of $5,377 in 2012 and $14,252 in 2011)	5,000	13,684
Policy loans	6,161	6,307
Cash and cash equivalents	89,564	71,834

Total investments and cash	1,370,208	1,225,127
Premium and other receivables, net	292,197	287,184
Deferred policy acquisition costs and value of business acquired	168,657	155,788
Property and equipment, net	92,423	81,872
Deferred tax asset	33,548	28,707
Goodwill	27,766	25,397
Other assets	74,545	76,502

Total assets	$2,059,344	$1,880,577

Liabilities and Stockholders’ Equity
Claim liabilities	416,918	391,259
Liability for future policy benefits	276,570	254,194
Unearned premiums	95,860	94,772
Policyholder deposits	111,692	76,753
Liability to Federal Employees’ Health Benefits Program	21,353	19,051
Accounts payable and accrued liabilities	128,580	151,052
Deferred tax liability	32,934	24,603
Short term borrowings	30,000	—
Long term borrowings	101,271	114,387
Liability for pension benefits	82,019	77,547

Total liabilities	1,297,197	1,203,618

Commitments and contingencies
Stockholders’ equity
Triple-S Management Corporation stockholders’ equity
Common stock Class A, $1 par value. Authorized 100,000,000 shares; issued and outstanding 9,042,809 at December 31, 2012 and 2011	9,043	9,043
Common stock Class B, $1 par value. Authorized 100,000,000 shares; issued and outstanding 19,321,944 and 19,321,524 shares at December 31, 2012 and 2011, respectively	19,322	19,322
Additional paid-in capital	144,677	144,302
Retained earnings	539,761	485,729
Accumulated other comprehensive income, net	49,104	18,563

Total Triple-S Management Corporation stockholders’ equity	761,907	676,959
Non-controlling interest in consolidated subsidiary	240	—

Total stockholders’ equity	762,147	676,959

Total liabilities and stockholders’ equity	$2,059,344	$1,880,577

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS

December 31, 2012, 2011 and 2010

	2012	2011	2010
	(dollar amounts in thousands, except per share data)
Revenues:
Premiums earned, net	$2,253,354	$2,054,468	$1,901,100
Administrative service fees	110,110	38,459	39,546
Net investment income	46,790	48,226	49,145
Other operating revenues	4,356	—	—

Total operating revenues	2,414,610	2,141,153	1,989,791

Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	—	(257)	(2,997)
Net realized gains, excluding other-than-temporary impairment losses on securities	5,197	18,854	5,529

Total net realized investment gains	5,197	18,597	2,532

Net unrealized investment gains (losses) on trading securities	—	(7,267)	5,433
Other income, net	2,196	716	889

Total revenues	2,422,003	2,153,199	1,998,645

Benefits and expenses:
Claims incurred	1,919,859	1,716,254	1,596,789
Operating expenses	425,173	347,590	304,995

Total operating costs	2,345,032	2,063,844	1,901,784
Interest expense	10,599	10,855	12,658

Total benefits and expenses	2,355,631	2,074,699	1,914,442

Income before taxes	66,372	78,500	84,203

Income tax expense (benefit):
Current	13,394	6,594	14,348
Deferred	(922)	13,870	3,054

Total income taxes	12,472	20,464	17,402

Net income	53,900	58,036	66,801

Less: Net loss attributable to non-controlling interest	132	—	—

Net income attributable to Triple-S Management Corporation	$54,032	$58,036	$66,801

Earnings per share attributable to Triple-S Management Corporation
Basic net income per share	$1.91	$2.02	$2.30
Diluted net income per share	$1.90	$2.01	$2.28

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

December 31, 2012, 2011 and 2010

	2012	2011	2010
	(dollar amounts in thousands)
Net income	$53,900	$58,036	$66,801

Other comprehensive income (loss), net of tax:
Net unrealized change in fair value of available for sale securities, net of taxes	34,378	35,394	23,602
Defined benefit pension plan:
Actuarial loss, net	(3,531)	(21,991)	(6,297)
Prior service credit, net	(306)	(304)	(265)

Total other comprehensive income, net of tax	30,541	13,099	17,040

Comprehensive income	84,441	71,135	83,841

Comprehensive loss attributable to non-controlling interest	132	—	—

Comprehensive income attributable to Triple-S Management Corporation	$84,573	$71,135	$83,841

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

December 31, 2012, 2011 and 2010

	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Triple-S Management Corporation Stockholders’ Equity	Non- controlling Interest in Consolidated Subsidiary	Total Stockholders’ Equity
	(dollar amounts in thousands)
Balance, December 31, 2009	$9,043	$20,110	$159,303	$360,892	$(11,576)	$537,772	$—	$537,772
Share-based compensation	—	—	1,878	—	—	1,878	—	1,878
Grant of restricted Class B common stock	—	16	—	—	—	16	—	16
Repurchase and retirement of common stock	—	(353)	(5,882)	—	—	(6,235)	—	(6,235)
Net change in comprehensive income	—	—	—	66,801	17,040	83,841	—	83,841

Balance, December 31, 2010	9,043	19,773	155,299	427,693	5,464	617,272	—	617,272

Share-based compensation	—	173	1,899	—	—	2,072	—	2,072
Cash settlement of options under share-based compensation plan	—	—	(2,420)	—	—	(2,420)	—	(2,420)
Stock issued upon exercise of stock options	—	88	1,191			1,279	—	1,279
Repurchase and retirement of common stock	—	(712)	(11,667)	—	—	(12,379)	—	(12,379)
Net change in comprehensive income	—	—	—	58,036	13,099	71,135	—	71,135

Balance, December 31, 2011	9,043	19,322	144,302	485,729	18,563	676,959	—	676,959

Non-controlling interest related to acquisition of consolidated subsidiary	—	—	—	—	—	—	372	372
Share-based compensation	—	71	2,555	—	—	2,626	—	2,626
Stock issued upon exercise of stock options	—	207	2,794	—	—	3,001	—	3,001
Repurchase and retirement of common stock	—	(278)	(4,974)	—	—	(5,252)	—	(5,252)
Net change in comprehensive income (loss)	—	—	—	54,032	30,541	84,573	(132)	84,441

Balance, December 31, 2012	$9,043	$19,322	$144,677	$539,761	$49,104	$761,907	$240	$762,147

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

December 31, 2012, 2011 and 2010

	2012	2011	2010
	(dollar amounts in thousands)
Cash flows from operating activities
Net income	$53,900	$58,036	$66,801
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	24,242	22,229	15,500
Net amortization of investments	6,425	3,912	4,511
Provision (reversal of provision) for doubtful receivables	563	7,837	(5,200)
Deferred tax expense (benefit)	(922)	13,870	3,054
Net realized investment gains	(5,197)	(18,597)	(2,532)
Net unrealized (gains) losses on trading securities	—	7,267	(5,433)
Share-based compensation	2,626	2,072	1,894
Proceeds from trading securities sold
Equity securities	—	53,066	4,871
Acquisition of securities in trading portfolio
Equity securities	—	(2,764)	(6,506)
Gain (loss) on sale of property and equipment	17	(13)	6
(Increase) decrease in assets
Premium and other receivables, net	(4,410)	54,622	(47,648)
Deferred policy acquisition costs and value of business acquired	(12,869)	(9,702)	(6,169)
Deferred taxes	(967)	71	6,658
Other assets	(1,617)	(18,245)	5,223
Increase (decrease) in liabilities
Claim liabilities	25,659	(11,998)	(236)
Liability for future policy benefits	22,376	17,671	13,904
Unearned premiums	1,088	(4,288)	(10,001)
Policyholder deposits	2,289	1,554	733
Liability to FEHBP	2,302	4,033	2,016
Accounts payable and accrued liabilities	(5,785)	(18,106)	(3,790)

Net cash provided by operating activities	$109,720	$162,527	$37,656

Cash flows from investing activities
Proceeds from investments sold or matured
Securities available for sale
Fixed maturities sold	$116,718	$240,034	$121,968
Fixed maturities matured	141,266	104,728	175,483
Equity securities sold	53,120	38,022	41,802
Securities held to maturity
Fixed maturities matured	11,635	1,941	2,587
Acquisition of investments
Securities available for sale
Fixed maturities	(313,188)	(265,356)	(337,569)
Equity securities	(98,095)	(129,328)	(21,957)
Securities held to maturity
Fixed maturities	(2,494)	(755)	(1,050)
Other investments	(206)	(2,500)	(5,000)
Net repayment (disbursements) for policy loans	146	(420)	53
Acquisition of business, net of cash acquired of $816 and $30,070 in the year ended December 31, 2012 and 2011, respectively	(2,685)	(54,680)	—
Net capital expenditures	(12,078)	(16,337)	(19,222)

Net cash used in investing activities	(105,861)	(84,651)	(42,905)

Cash flows from financing activities
Repurchase and retirement of common stock	(2,299)	(11,289)	(6,235)
Cash settlement of stock options	—	(2,420)	—
Proceeds from exercise of stock options	316	189	—
Change in outstanding checks in excess of bank balances	(19,841)	4,409	281
Repayments of long-term borrowings	(26,955)	(51,640)	(26,367)
Net change in short-term borrowings	30,000	(15,575)	15,575
Proceeds from long-term borrowings	—	—	25,000
Proceeds from annuity contracts	39,709	31,809	10,691
Surrenders of annuity contracts	(7,059)	(6,546)	(9,051)

Net cash provided by (used in) financing activities	13,871	(51,063)	9,894

Net increase in cash and cash equivalents	17,730	26,813	4,645
Cash and cash equivalents
Beginning of year	71,834	45,021	40,376

End of year	$89,564	$71,834	$45,021

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands, except per share data)

1.    Nature of Business

Triple-S Management Corporation (the Company or TSM) was incorporated under the laws of the Commonwealth of Puerto Rico to engage, among other things, as the holding company of entities primarily involved in the insurance industry.

The Company has the following wholly owned subsidiaries that are subject directly or indirectly to the regulations of the Commissioner of Insurance of the Commonwealth of Puerto Rico (the Commissioner of Insurance) and the Division of Banking and Insurance of the Office of the Lieutenant Governor of the U.S. Virgin Islands (USVI Division of Banking and Insurance): (1) Triple-S Salud, Inc. (TSS) and Socios Mayores en Salud Holdings, Inc. (from now on referred as American Health or AH), managed care organizations that provide health benefits services to subscribers through contracts with hospitals, physicians, dentists, laboratories, and other organizations; (2) Triple-S Vida, Inc. (TSV), which is engaged in the underwriting of life and accident and health insurance policies and the administration of annuity contracts; and (3) Triple-S Propiedad, Inc. (TSP), which is engaged in the underwriting of property and casualty insurance policies. The Company and TSS are members of the Blue Cross and Blue Shield Association (BCBSA).

Effective February 7, 2011, the Company through its subsidiary TSS, completed the acquisition of 100% of the outstanding capital stock of AH, a provider of Medicare Advantage services to over 40,000 dual and non-dual eligible members in Puerto Rico. The results of operations and financial condition of AH are included in the accompanying consolidated financial statements for the period following the effective date of the acquisition.

In January 2012, we acquired a controlling interest in a health clinic in Puerto Rico, which we expect to provide additional opportunities to our Managed Care segment.

Through our subsidiary TSS, we provide services to participants of the Commonwealth of Puerto Rico Health Insurance Plan (similar to Medicaid) (Medicaid). The contract with the Commonwealth of Puerto Rico (the government of Puerto Rico) that allowed us to provide services to participants on a fully-insured basis, expired by its own terms on September 30, 2010, thus we ceased providing services to these enrollees effective October 1, 2010. On October 17, 2011, TSS entered into a new contract with the government of Puerto Rico, effective November 1, 2011, to administer the provision of the physical health component of the miSalud program in designated service regions in Puerto Rico. In accordance with the terms of the new contract with the government of Puerto Rico, TSS receives a monthly per-member, per-month administrative fee for its services and does not bear the insurance risk of the program.

The Company also has two other wholly owned subsidiaries, Interactive Systems, Inc. (ISI) and Triple-C, Inc. (TC). ISI is mainly engaged in providing data processing services to the Company and its subsidiaries. TC was engaged as a third-party administrator for TSS in the administration of the Medicaid business.

A substantial majority of the Company’s business activity is within Puerto Rico, and as such, the Company is subject to the risks associated with the Puerto Rico economy.

2.    Significant Accounting Policies

The following are the significant accounting policies followed by the Company and its subsidiaries:

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP).

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates. The most significant items on the consolidated balance sheets that involve a greater degree of accounting estimates and actuarial determinations subject to changes in the near future are the assessment of other-than-temporary impairments, allowance for doubtful receivables, deferred policy acquisition costs and value of business acquired, claim liabilities, the liability for future policy benefits, and liability for pension benefits. As additional information becomes available (or actual amounts are determinable), the recorded estimates are revised and reflected in operating results of the period they are determined. Although some variability is inherent in these estimates, the Company believes the amounts provided are adequate.

Reclassifications

Certain amounts in the 2011 consolidated financial statements were reclassified to conform to the 2012 presentation.

Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents of $23,311 and $13,003 at December 31, 2012 and 2011, respectively, consist principally of obligations of government sponsored enterprises and certificates of deposit with an initial term of less than three months.

Investments

Investment in securities at December 31, 2012 and 2011 consists mainly of obligations of government sponsored enterprises, U.S. Treasury securities and obligations of U.S. government instrumentalities, obligations of the Commonwealth of Puerto Rico and its instrumentalities, municipal securities, obligations of states of the United States and political subdivisions of the states, corporate bonds, mortgage-backed securities, collateralized mortgage obligations, and equity securities. The Company classifies its debt and equity securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Securities classified as held to maturity are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale.

Trading and available-for-sale securities are recorded at fair value. The fair values of debt securities (both available for sale and held to maturity investments) and equity securities are based on quoted market prices for those or similar investments at the reporting date. Held-to-maturity debt securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums and discounts, respectively. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are included in earnings and are determined on a specific identification basis.

Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains and losses are recognized in earnings for transfers into trading securities. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of other comprehensive income. The unrealized holding gains or losses included in the separate component of other comprehensive income for securities transferred from available for sale to held to maturity, are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

If a fixed maturity security is in an unrealized loss position and the Company has the intent to sell the fixed maturity security, or it is more likely than not that the Company will have to sell the fixed maturity security before recovery of its amortized cost basis, the decline in value is deemed to be other-than-temporary and is recorded to other-than-temporary impairment losses recognized in earnings in the Company’s consolidated statements of earnings. For impaired fixed maturity securities that the Company does not intend to sell or it is more likely than not that such securities will not have to be sold, but the Company expects not to fully recover the amortized cost basis, the credit component of the other-than temporary impairment is recognized in other-than-temporary impairment losses recognized in earnings in the Company’s consolidated statements of earnings and the non-credit component of the other-than-temporary impairment is recognized in other comprehensive income. Furthermore, unrealized losses entirely caused by non-credit related factors related to fixed maturity securities for which the Company expects to fully recover the amortized cost basis continue to be recognized in accumulated other comprehensive income.

The credit component of an other-than-temporary impairment is determined by comparing the net present value of projected future cash flows with the amortized cost basis of the fixed maturity security. The net present value is calculated by discounting the Company’s best estimate of projected future cash flows at the effective interest rate implicit in the fixed maturity security at the date of acquisition.

The unrealized gains or losses on the Company’s equity securities classified as available-for-sale are included in accumulated other comprehensive income as a separate component of stockholders’ equity, unless the decline in value is deemed to be other-than-temporary and the Company does not have the intent and ability to hold such equity securities until their full cost can be recovered, in which case such equity securities are written down to fair value and the loss is charged to other-than-temporary impairment losses recognized in earnings.

A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in an impairment to reduce the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, market conditions, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity or available-for-sale security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

The Company regularly invests in mortgaged-backed securities and other securities subject to prepayment and call risk. Significant changes in prevailing interest rates may adversely affect the timing and amount of cash flows on such securities. In addition, the amortization of market premium and accretion of market discount for mortgaged-backed securities is based on historical experience and estimates of future payment speeds on the underlying mortgage loans. Actual prepayment speeds will differ from original estimates and may result in material adjustments to amortization or accretion recorded in future periods.

Revenue Recognition

a. Managed Care

Subscriber premiums on the managed care business are billed in advance of their respective coverage period and the related revenue is recorded as earned during the coverage period. Managed care premiums are billed in the month prior to the effective date of the policy with a grace period of up to two months. If the insured fails to pay, the policy can be canceled at the end of the grace period at the option of the Company. Managed care premiums are reported as earned when due.

Premiums for the Medicare Advantage (MA) business are based on a bid contract with the Centers for Medicare and Medicaid Services (CMS) and billed in advance of the coverage period. MA contracts provide for a risk factor to adjust premiums paid for members that represent a higher or lower risk to the Company. Retroactive rate adjustments are made periodically based on the aggregate health status and risk scores of the Company’s MA membership. These risk adjustments are evaluated quarterly, based on actuarial estimates. Actual results could differ from these estimates. As additional information becomes available, the recorded estimate is revised and reflected in operating results.

Prescription drug coverage is offered to Medicare eligible beneficiaries as part of MA plans (MA-PD) and on a stand-alone basis (stand-alone PDP). Premiums are based on a bid contract with CMS that considers the estimated costs of providing prescription drug benefits to enrolled participants. MA-PD and stand-alone PDP premiums are subject to adjustment, positive or negative, based upon the application of risk corridors that compare the estimated prescription drug costs included in the bids to CMS to actual prescription drug costs. Variances exceeding certain thresholds may result in CMS making additional payments or in CMS requesting a refund for a portion of the premiums collected. The Company estimates and records adjustments to earned premiums related to estimated risk corridor payments based upon actual prescription drug costs for each reporting period as if the annual contract were to end at the end of each reporting period.

Administrative service fees include revenue from certain groups which has managed care contracts that provide for the group to be at risk for all or a portion of their claims experience. Administrative service fees include revenue from certain groups which contracts provide for the group to be at risk for all or a portion of their managed care claims experience. For these groups, the Company is not at risk and only handles the administration of managed care coverage for an administrative service fee. The Company pays claims under commercial self-funded arrangements from its own funds, and subsequently receives reimbursement from these groups. The claims related to the administration of the Medicaid business are paid from a bank account owned and funded by the government of Puerto Rico. Claims paid under self-funded arrangements are excluded from the claims incurred in the accompanying consolidated financial statements. Administrative service fees under the self-funded arrangements are recognized based on the group’s membership or incurred claims for the period multiplied by an administrative fee rate plus other fees. In addition, some of these self-funded groups purchase aggregate and/or specific stop-loss coverage. In exchange for a premium, the group’s aggregate liability or the group’s liability on any one episode of care is capped for the year. Premiums for the stop-loss coverage are actuarially determined based on experience and other factors and are recorded as earned over the period of the contract in proportion to the coverage provided. This fully insured portion of premiums is included within the premiums earned, net in the accompanying consolidated statements of earnings. The Medicaid contract with the Government of Puerto Rico that expired in 2010 contained a savings-sharing provision whereby the Government of Puerto Rico shared with TSS a portion of the medical cost savings obtained with the administration of the region served on an administrative service basis. The Medicaid contract that became effective in 2011 contains similar savings-sharing provisions. Any savings-sharing amount is recorded when earned as administrative service fees in the accompanying consolidated statements of earnings.

b. Life and Accident and Health Insurance

Premiums on life insurance policies are billed in advance of their respective coverage period and the related revenue is recorded as earned when due. Premiums on accident and health and other short term policies are recognized as earned primarily on a pro rata basis over the contract period. Premiums on credit life policies are recognized as earned in proportion to the amounts of insurance in force. Revenues from universal life and interest sensitive policies represent amounts assessed against policyholders, including mortality charges, surrender charges actually paid, and earned policy service fees. The revenues for limited payment contracts are recognized over the period that benefits are provided rather than on collection of premiums.

c. Property and Casualty Insurance

Premiums on property and casualty contracts are billed in advance of their respective coverage period and they are recognized as earned on a pro rata basis over the policy term. The portion of premiums related to the period prior to the end of coverage is recorded in the consolidated balance sheets as unearned premiums and is transferred to premium revenue as earned.

Allowance for Doubtful Receivables

The allowance for doubtful receivables is based on management’s evaluation of the aging of accounts and such other factors, which deserve current recognition. Actual results could differ from these estimates. Receivables are charged against their respective allowance accounts when deemed to be uncollectible.

Deferred Policy Acquisition Costs and Value of Business Acquired

Certain direct costs for acquiring life and accident and health, and property and casualty insurance business are deferred by the Company. Substantially all acquisition costs related to the managed care business are expensed as incurred.

In the life and accident and health business deferred acquisition costs consist of commissions and certain expenses related to the production of life, annuity, accident and health, and credit business. In the event that future premiums, in combination with policyholder reserves and anticipated investment income, could not provide for all future maintenance and settlement expenses, the amount of deferred policy acquisition costs would be reduced to provide for such amount. The related amortization is provided over the anticipated premium-paying period of the related policies in proportion to the ratio of annual premium revenue to expected total premium revenue to be received over the life of the policies. Interest is considered in the amortization of deferred policy acquisition cost and value of business acquired. For these contracts interest is considered at a level rate at the time of issue of each contract, 4.90% for 2012, 5.4% to 5.65% for 2011 and 5.4% for 2010, and, in the case of the value of business acquired, at the time of any acquisition. For certain other long-duration contracts, deferred amounts are amortized at historical and forecasted credited interest rates. Expected premium revenue is estimated by using the same mortality and withdrawal assumptions used in computing liabilities for future policy benefits. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated net realizable value. In determining estimated net realizable value, the computations give effect to the premiums to be earned, related investment income, losses and loss-adjustment expenses, and certain other costs expected to be incurred as the premium is earned. Costs deferred on universal life and interest sensitive products are amortized as a level percentage of the present value of anticipated gross profits from investment yields, mortality, expenses and surrender charges. Estimates used are based on the Company’s experience as adjusted to provide for possible adverse deviations. These estimates are periodically reviewed and compared with actual experience. When it is determined that future expected experience differs significantly from that assumed, the estimates are revised for current and future issues.

The value assigned to the life insurance in-force at the date of the acquisition is amortized using methods similar to those used to amortize the deferred policy acquisition costs of the life and accident and health business.

In the property and casualty business, acquisition costs consist of commissions incurred during the production of business and are deferred and amortized ratably over the terms of the policies.

Property and Equipment

Property and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Costs of computer equipment, programs, systems, installations, and enhancements are capitalized and amortized straight-line over their estimated useful lives. The following is a summary of the estimated useful lives of the Company’s property and equipment:

Asset Category	Estimated Useful Life
Buildings	20 to 50 years
Building improvements	3 to 5 years
Leasehold improvements	Shorter of estimated useful life or lease term
Office furniture	5 years
Computer software	3 to 10 years
Computer equipment, equipment, and automobiles	3 years

Software Development Costs

Costs related to software developed or obtained for internal use that is incurred in the preliminary project stage are expensed as incurred. Once capitalization criteria are met, directly attributable development costs are capitalized and amortized over the expected useful life of the software. Upgrade and maintenance costs are expensed as incurred. During the year ended December 31, 2012 and 2011 the Company capitalized approximately $2,184 and $7,633 associated with the implementation of new software.

Long-Lived Assets

Long lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheets and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheets.

Goodwill and intangible assets that have indefinite useful lives are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. For goodwill, the impairment determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

The 2012 annual goodwill impairment test was performed and .based on the results of the test no impairment was recorded.

Claim Liabilities

Claim liabilities for managed care policies represent the estimated amounts to be paid to providers based on experience and accumulated statistical data. Loss-adjustment expenses related to such claims are currently accrued based on estimated future expenses necessary to process such claims.

The Company contracts with various independent practice associations (IPAs) for certain medical care services provided to some policies subscribers. The IPAs are compensated on a capitation basis. In the Medicaid business and certain MA policies, a portion of the capitation payments is retained to provide for incurred but not reported losses. At December 31, 2012 and 2011, total withholdings and capitation payable amounted to $32,900 and $21,595, respectively, which are recorded as part of the claim liabilities in the accompanying consolidated balance sheets.

Claim liabilities include unpaid claims and loss-adjustment expenses of the life and accident and health business based on a case-basis estimate for reported claims, and on estimates, based on experience, for unreported claims and loss-adjustment expenses. The liability for policy and contract claims and claims expenses has been established to cover the estimated net cost of insured claims.

Also included within the claim liabilities is the liability for losses and loss-adjustment expenses for the property and casualty business which represents individual case estimates for reported claims and estimates for unreported losses, net of any salvage and subrogation based on past experience modified for current trends and estimates of expenses for investigating and settling claims.

Claim liabilities are necessarily based on estimates and, while management believes that the amounts are adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in the consolidated statements of earnings in the period determined.

Future Policy Benefits

The liability for future policy benefits has been computed using the level premium method based on estimated future investment yield, mortality, morbidity and withdrawal experience. The interest rate assumption ranges between 4.90% and 5.75% for all years in issue. Mortality has been calculated principally on select and ultimate tables in common usage in the industry. Withdrawals have been estimated principally based on industry tables, modified by Company’s experience.

Policyholder Deposits

Amounts received for annuity contracts are considered deposits and recorded as a liability along with the accrued interest and reduced for charges and withdrawals. Interest incurred on such deposits, which amounted to $2,894, $2,003, and $1,688, during the years ended December 31, 2012, 2011, and 2010, respectively, is recorded as interest expense in the accompanying consolidated statements of earnings.

Reinsurance

In the normal course of business, the insurance-related subsidiaries seek to limit their exposure that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers.

Reinsurance premiums, commissions, and expense reimbursements, related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Accordingly, reinsurance premiums are reported as prepaid reinsurance premiums and amortized over the remaining contract period in proportion to the amount of insurance protection provided.

Premiums ceded and recoveries of losses and loss-adjustment expenses have been reported as a reduction of premiums earned and losses and loss-adjustment expenses incurred, respectively. Property and casualty commission and expense allowances received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of earnings in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records any interest and penalties related to unrecognized tax benefits within the operating expenses in the consolidated statement of earnings.

The holding company within the AH group of companies is a U.S.-based company that has not recorded a U.S. deferred tax liability for the excess of the book basis over the tax basis of its investments in Puerto Rico corporations. AH has not recorded a deferred tax liability to the extent that the basis difference results from outside basis difference created as a result of the business combination and earnings that meet the indefinite reversal criteria. The indefinite reversal criteria is met if the Puerto Rico subsidiary has invested, or will invest, the undistributed earnings indefinitely. The decision as to the amount of undistributed earnings intended to be maintained in Puerto Rico corporations takes into account several items including, but not limited to, actual results of operations, forecasts and budgets of financial needs of cash for working capital, liquidity plans, capital improvement programs, merger and acquisition plans as well as expected cash requirements in the U.S. or in other Puerto Rico subsidiaries from the U.S.-based company.

Insurance-Related Assessments

The Company records a liability for insurance-related assessments when the following three conditions are met: (1) the assessment has been imposed or the information available prior to the issuance of the financial statements indicates it is probable that an assessment will be imposed; (2) the event obligating an entity to pay (underlying cause of) an imposed or probable assessment has occurred on or before the date of the financial statements; and (3) the amount of the assessment can be reasonably estimated. A related asset is recognized when the paid or accrued assessment is recoverable through either premium taxes or policy surcharges.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of costs from third parties, which are probable of realization, are separately recorded as assets, and are not offset against the related liability.

Share Based Compensation

Share-based compensation is measured at the fair value of the award and recognized as an expense in the financial statements over the vesting period. The Company recognizes compensation expense for its stock options based on estimated grant date fair value using the Black-Scholes option pricing model.

Earnings Per Share

Basic earnings per share excludes dilution and is computed by dividing net income available to all classes of common stockholders by the weighted average number of all classes of common shares outstanding for the period, excluding non-vested restricted stocks. Diluted earnings per share is computed in the same manner as basic earnings per share except that the number of shares is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. Dilutive common shares are included in the diluted earnings per share calculation using the treasury stock method.

Recently Issued Accounting Standards

In October 2010 the FASB issued guidance to address diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. This guidance specifies that the following costs incurred in the acquisition of new and renewal contracts should be capitalized: (1) Incremental direct costs of contract acquisition. Incremental direct costs are those costs that result directly from and are essential to the contract transaction and would not have been incurred by the insurance entity had the contract transaction not occurred. (2) Certain costs related directly to the following acquisition activities performed by the insurer for the contract: a. Underwriting, b. Policy issuance and processing, c. Medical and inspection, and d. Sales force contract selling. Advertising costs should be included in deferred acquisition costs only if the capitalization criteria in the direct-response advertising guidance in Subtopic 340-20, Other Assets and Deferred Costs—Capitalized Advertising Costs, are met. This guidance is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2011. The Corporation adopted this guidance in January 1, 2012; there was no significant impact on our financial position or results of operations as a result of the adoption.

In June 2011, the FASB issued guidance to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The FASB decided to eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. This guidance is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2011. The FASB required reclassification adjustments from accumulated other comprehensive income to be measured and presented by income statement line item in net income and also in other comprehensive income on the face of the financial statement. The Corporation adopted this guidance in January 1, 2012 electing to present the components of comprehensive income in two separate but consecutive financial statements.

In May 2011, the FASB issued guidance that changes the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements that result in common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards (“IFRS”). For many of the requirements, FASB does not intend the amendments in this guidance to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The Corporation adopted this guidance in January 1, 2012, with no significant impact on our financial position or results of operations as a result of the adoption. However, we have added disclosure requirements related to fair value measurements in Note 9, “Fair Value Measurements.”

In July 2011, the FASB issued guidance to address questions about how health insurers should recognize and classify in their income statements fees mandated by the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act. A health insurer’s portion of the annual fee becomes payable to the U.S. Treasury once the entity provides health insurance for any U.S. health risk for each applicable calendar year. The amendments specify that the liability for the fee should be estimated and recorded in full once the entity provides qualifying health insurance in the applicable calendar year in which the fee is payable with a corresponding deferred cost that is amortized to expense using a straight-line method of allocation unless another method better allocates the fee over the calendar year that it is payable. This guidance is effective for calendar years beginning after December 31, 2013, when the fee initially becomes effective. We are currently evaluating the impact, if any, the adoption of this guidance will have on the financial position or results of operations.

In August 27, 2012 and October 1, 2012, the FASB issued guidance to make generally non-substantive technical corrections to certain codification topics, remove inconsistencies and outdated provisions, clarify the FASB’s intent and amend or delete various Securities and Exchange Commission (“SEC”) paragraphs. In particular, the updates consist of:

•	Technical corrections and amendments as part of the FASB’s standing agenda to review and improve the Accounting Standards Codification,

•	Conforming amendments related to fair value measurements, in accordance with Topic 820,

•

Reflect the issuance of the SEC’s Staff Accounting Bulletin No. 114, Revisions and Rescissions of Portions of the Interpretative Guidance Included in the Codification of Staff Accounting Bulletins, and

•	Reflect the issuance of the SEC Final Rulemaking Release No. 33-9250, Technical Amendments to Commission Rules and Forms Related to the FASB’s Accounting Standards Codification.

This guidance is effective for fiscal periods beginning after December 15, 2012. The adoption of this guidance is not expected to have an impact on the Corporation’s financial position or results of operations.

In February 5, 2013 the FASB issued guidance to improve the transparency of reporting reclassifications out of accumulated other comprehensive income. In particular, the guidance requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. This guidance applies to all entities that issue financial statements that are presented in conformity with GAAP and that report items of other comprehensive income. The guidance is effective prospectively for reporting periods beginning after December 15, 2012. The adoption of this guidance is not expected to have an impact on our financial position or results of operations.

Other than the accounting pronouncement disclosed above, there were no other new accounting pronouncements issued that could have a material impact on Company’s our financial position, operating results or financials statement disclosures.

3.    Investment in Securities

The amortized cost for debt and equity securities, gross unrealized gains, gross unrealized losses, and estimated fair value for available-for-sale, and held-to-maturity securities by major security type and class of security at December 31, 2012 and 2011 were as follows:

	2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available for sale
Fixed maturities
Obligations of government sponsored enterprises	$56,758	$4,876	$—	$61,634
U.S. Treasury securities and obligations of U.S. government instrumentalities	39,365	1,848	—	41,213
Obligations of the Commonwealth of Puerto Rico and its instrumentalities	63,470	2,277	(2)	65,745
Municipal securities	529,822	59,106	(165)	588,763
Corporate bonds	106,968	22,899	—	129,867
Residential mortgage-backed securities	20,009	551	(52)	20,508
Collateralized mortgage obligations	147,071	5,129	(169)	152,031

Total fixed maturities	963,463	96,686	(388)	1,059,761

Equity securities
Common stock	16	993	—	1,009
Mutual funds	185,498	23,256	(41)	208,713

Total equity securities	185,514	24,249	(41)	209,722

Total	$1,148,977	$120,935	$(429)	$1,269,483

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available for sale
Fixed maturities
Obligations of government-sponsored enterprises	$75,429	$5,392	$—	$80,821
U.S. Treasury securities and obligations of U.S. government instrumentalities	39,544	2,311	—	41,855
Obligations of the Commonwealth of Puerto Rico and its instrumentalities	83,685	2,584	(10)	86,259
Municipal securities	394,201	40,094	(116)	434,179
Corporate bonds	109,024	20,268	(148)	129,144
Residential mortgage-backed securities	8,367	748	—	9,115
Collateralized mortgage obligations	203,305	4,586	(370)	207,521

Total fixed maturities	913,555	75,983	(644)	988,894

Equity securities
Common stock	66	3,257	—	3,323
Perpetual preferred stock	1,000	—	(101)	899
Mutual funds	137,101	5,453	(2,368)	140,186

Total equity securities	138,167	8,710	(2,469)	144,408

Total	$1,051,722	$84,693	$(3,113)	$1,133,302

	2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities held to maturity
Obligations of government-sponsored enterprises	$1,793	$115	$—	$1,908
U.S. Treasury securities and obligations of U.S. government instrumentalties	623	225	—	848
Residential mortgage-backed securities	450	37	—	487
Certificates of deposits	2,134	—	—	2,134

	$5,000	$377	$—	$5,377

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities held to maturity
Obligations of government-sponsored enterprises	$1,793	$173	$—	$1,966
U.S. Treasury securities and obligations of U.S. government instrumentalties	624	223	—	847
Corporate bonds	9,839	130	—	9,969
Residential mortgage-backed securities	479	42	—	521
Certificates of deposits	949	—	—	949

	$13,684	$568	$—	$14,252

Gross unrealized losses on investment securities and the estimated fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2012 and 2011 were as follows:

	2012
	Less than 12 months			12 months or longer			Total
	Estimated Fair Value	Gross Unrealized Loss	Number of Securities	Estimated Fair Value	Gross Unrealized Loss	Number of Securities	Estimated Fair Value	Gross Unrealized Loss	Number of Securities
Securities available for sale
Fixed maturities
Obligations of the Commonwealth of Puerto Rico and its instrumentalities	$5,770	$(2)	1	$—	$—	—	$5,770	$(2)	1
Municipal securities	27,426	(165)	10	—	—	—	27,426	(165)	10
Residential mortgage-backed securities	5,892	(52)	2	—	—	—	5,892	(52)	2
Collateralized mortgage obligations	20,894	(169)	6	—	—	—	20,894	(169)	6

Total fixed maturities	59,982	(388)	19	—	—	—	59,982	(388)	19
Equity securities
Mutual funds	—	—	—	2,708	(41)	1	2,708	(41)	1

Total equity securities	—	—	—	2,708	(41)	1	2,708	(41)	1

Total for securities available for sale	$59,982	$(388)	19	$2,708	$(41)	1	$62,690	$(429)	20

	2011
	Less than 12 months			12 months or longer			Total
	Estimated Fair Value	Gross Unrealized Loss	Number of Securities	Estimated Fair Value	Gross Unrealized Loss	Number of Securities	Estimated Fair Value	Gross Unrealized Loss	Number of Securities
Securities available for sale
Fixed maturities
Obligations of the Commonwealth of Puerto Rico and its instrumentalities	$6,073	$(10)	3	$—	$—	—	$6,073	$(10)	3
Municipal securities	16,726	(116)	5	—	—	—	16,726	(116)	5
Corporate bonds	3,790	(85)	3	800	(63)	1	4,590	(148)	4
Collateralized mortgage obligations	29,813	(274)	7	1,611	(96)	1	31,424	(370)	8

Total fixed maturities	56,402	(485)	18	2,411	(159)	2	58,813	(644)	20

Equity securities
Perpetual preferred stock	—	—	—	899	(101)	1	899	(101)	1
Mutual funds	37,943	(2,270)	18	1,917	(98)	1	39,860	(2,368)	19

Total equity securities	37,943	(2,270)	18	2,816	(199)	2	40,759	(2,469)	20

Total for securities available for sale	$94,345	$(2,755)	36	$5,227	$(358)	4	$99,572	$(3,113)	40

The Company regularly monitors and evaluates the difference between the cost and estimated fair value of investments. For investments with a fair value below cost, the process includes evaluating: (1) the length of time and the extent to which the estimated fair value has been less than amortized cost for fixed maturity securities, or cost for equity securities, (2) the financial condition, near-term and long-term prospects for the issuer, including relevant industry conditions and trends, and implications of rating agency actions, (3) the Company’s intent to sell or the likelihood of a required sale prior to recovery, (4) the recoverability of principal and interest for fixed maturity securities, or cost for equity securities, and (5) other factors, as applicable. This process is not exact and further requires consideration of risks such as credit and interest rate risks. Consequently, if an investment’s cost exceeds its estimated fair value solely due to changes in interest rates, other-than temporary impairment may not be appropriate. Due to the subjective nature of the Company’s analysis, along with the judgment that must be applied in the analysis, it is possible that the Company could reach a different conclusion whether or not to record an impairment to a security if it had access to additional information about the investee. Additionally, it is possible that the investee’s ability to meet future contractual obligations may be different than what the Company determined during its analysis, which may lead to a different impairment conclusion in future periods. If after monitoring and analyzing impaired securities, the Company determines that a decline in the estimated fair value of any available-for-sale or held-to-maturity security below cost is other-than-temporary, the carrying amount of the security is reduced to its fair value in accordance with current accounting guidance. The new cost basis of an impaired security is not adjusted for subsequent increases in estimated fair value. In periods subsequent to the recognition of an other-than-temporary impairment, the impaired security is accounted for as if it had been purchased on the measurement date of the impairment. For debt securities, the discount (or reduced premium) based on the new cost basis may be accreted into net investment income in future periods based on prospective changes in cash flow estimates, to reflect adjustments to the effective yield.

The Company’s process for identifying and reviewing invested assets for other-than temporary impairments during any quarter includes the following:

•

Identification and evaluation of securities that have possible indications of other-than-temporary impairment, which includes an analysis of all investments with gross unrealized investments losses that represent 20% or more of their cost and all investments with an unrealized loss greater than $50.

•

Review and evaluation of any other security based on the investee’s current financial condition, liquidity, near-term recovery prospects, implications of rating agency actions, the outlook for the business sectors in which the investee operates and other factors. This evaluation is in addition to the evaluation of those securities with a gross unrealized investment loss representing 20% or more of cost.

•	Consideration of evidential matter, including an evaluation of factors or triggers that may or may not cause individual investments to qualify as having other-than-temporary impairments; and

•	Determination of the status of each analyzed security as other-than-temporary or not, with documentation of the rationale for the decision.

The Company continues to review the investment portfolios under the Company’s impairment review policy. Given the current market conditions and the significant judgments involved, there is a continuing risk that further declines in fair value may occur and additional material other-than-temporary impairments may be recorded in future periods.

Obligations of the Commonwealth of Puerto Rico and its Instrumentalities and Municipal Securities: The unrealized losses on the Company’s investments in obligations of states of the United States and political subdivisions of the states, and in obligations of the Commonwealth of Puerto Rico and its instrumentalities were mainly caused by fluctuations in interest rate and general market conditions. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the par value of the investment. In addition, most of these investments have investment grade ratings. Because the decline in fair value is attributable to changes in interest rates and not credit quality; because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity; and because the Company expects to collect all contractual cash flows, these investments are not considered other-than-temporarily impaired.

Corporate Bonds: The unrealized losses of these bonds were principally caused by fluctuations in interest rates and general market conditions. All corporate bonds included in this table have investment grade ratings and, except for one position, have been in an unrealized position for less than three months. Because the decline in estimated fair value is principally attributable to changes in interest rate; the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity; and because the Company expects to collect all contractual cash flows, these investments are not considered other-than-temporarily impaired.

Residential mortgage-backed securities and Collateralized mortgage obligations: The unrealized losses on investments in residential mortgage-backed securities and collateralized mortgage obligations (“CMOs”) were mostly caused by fluctuations in interest rates and credit spreads. The contractual cash flows of these securities, other than private CMOs, are guaranteed by a U.S. government-sponsored enterprise. Any loss in these securities is determined according to the seniority level of each tranche, with the least senior (or most junior), typically the unrated residual tranche, taking any initial loss. The investment grade credit rating of our securities reflects the seniority of the securities that the Corporation owns. The Corporation does not consider these investments other-than-temporarily impaired because the decline in fair value is attributable to changes in interest rates and not credit quality, the Corporation does not intend to sell the investments and it is more likely than not that the Corporation will not be required to sell the investments before recovery of their amortized cost basis, which may be maturity, and because the Corporation expects to collect all contractual cash flows. The Company also has investments in private CMOs with amortized cost amounting to $32,648 and $12,234 in 2012 and 2011, respectively (fair value of $35,362 and $12,768, respectively).

Perpetual Preferred Stocks: Because this security has not experienced a significant fluctuation during the past year, the issuers’ capital ratios are above regulatory levels, the Company does not have the intent to sell the investment, and the Company has the intent and ability to hold the investments until a market price recovery, this investment is not considered other-than-temporarily impaired.

Mutual Funds: The security that has been in an unrealized loss position more than twelve months has experienced an improvement in fair value during 2012. All other funds have been in an unrealized loss position for less than twelve months. These positions are not considered other-than-temporarily impaired because the Company does not have the intent to sell these investments, and the Company has the ability to hold the investments until a market price recovery.

Maturities of investment securities classified as available for sale and held to maturity were as follows at December 31, 2012:

	Amortized Cost	Estimated Fair Value
Securities available for sale
Due in one year or less	$19,765	$20,015
Due after one year through five years	180,732	189,542
Due after five years through ten years	169,881	188,538
Due after ten years	426,005	489,128
Residential mortgage-backed securities	20,009	20,508
Collateralized mortgage obligations	147,071	152,030

	$963,463	$1,059,761

Securities held to maturity
Due in one year or less	$2,134	$2,134
Due after five years through ten years	1,793	1,908
Due after ten years	624	849
Residential mortgage-backed securities	449	486

	$5,000	$5,377

Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

Investments with an amortized cost of $3,857 and $3,977 (fair value of $4,053 and $4,057) at December 31, 2012 and 2011, respectively, were deposited with the Commissioner of Insurance to comply with the deposit requirements of the Insurance Code of the Commonwealth of Puerto Rico (the Insurance Code). An instrument with an amortized cost of $565 as of December 31, 2010 (estimated fair value of $575 at December 31, 2010) that matured during the fiscal year 2011 was held by the Commissioner of Insurance and in process of reinvestment as of December 31, 2011. Investment with an amortized cost of $500 (fair value of $500) at December 31, 2012 and 2011, was deposited with the USVI Division of Banking and Insurance.

Information regarding realized and unrealized gains and losses from investments for the years ended December 31, 2012, 2011, and 2010 is as follows:

	2012	2011	2010
Realized gains (losses)
Fixed maturity securities
Securities available for sale
Gross gains from sales	$1,988	$11,190	$1,947
Gross losses from sales	(460)	(258)	(505)
Gross losses from other-than-temporary impairments	—	—	(95)

Total fixed maturity securities	1,528	10,932	1,347

Equity securities
Trading securities:
Gross gains from sales	—	11,757	1,083
Gross losses from sales	—	(5,286)	(961)

	—	6,471	122

Securities available for sale
Gross gains from sales	4,905	3,730	5,051
Gross losses from sales	(1,236)	(2,279)	(1,086)
Gross losses from other-than-temporary impairments	—	(257)	(2,902)

	3,669	1,194	1,063

Total equity securities	3,669	7,665	1,185

Net realized gains on securities	$5,197	$18,597	$2,532

The other-than-temporary impairments on fixed maturity securities are attributable to credit losses.

	2012	2011	2010
Changes in unrealized gains (losses)
Recognized in income
Equity securities—trading	$—	$(7,267)	$5,433

Recognized in accumulated other comprehensive income (loss)
Fixed maturities—available for sale	20,959	45,710	22,014
Equity securities—available for sale	17,967	(2,516)	5,599

	$38,926	$43,194	$27,613

Not recognized in the consolidated financial statements
Fixed maturities—held to maturity	$(191)	$(241)	$113

The deferred tax liability on unrealized gains recognized in accumulated other comprehensive income during the years 2012, 2011, and 2010 increased by $(4,548), $(7,800), and $(4,243), respectively.

As of December 31, 2012 and 2011 no individual investment in securities exceeded 10% of stockholders’ equity.

4.    Net Investment Income

Components of net investment income were as follows:

	Years ended December 31
	2012	2011	2010
Fixed maturities	$38,623	$43,388	$44,371
Equity securities	6,831	3,238	3,452
Policy loans	466	450	441
Cash equivalents and interest-bearing deposits	115	399	197
Other	755	751	684

Total	$46,790	$48,226	$49,145

5.    Premium and Other Receivables, Net

Premium and other receivables, net as of December 31 were as follows:

	2012	2011
Premium	$113,537	$105,177
Self-funded group receivables	64,359	64,053
FEHBP	11,707	11,062
Agent balances	34,261	37,421
Accrued interest	11,409	10,788
Reinsurance recoverable	52,063	48,828
Other	29,290	33,721

	316,626	311,050

Less allowance for doubtful receivables:
Premium	14,416	14,299
Others	10,013	9,567

	24,429	23,866

Premium and other receivables, net	$292,197	$287,184

6.    Deferred Policy Acquisition Costs and Value of Business Acquired

The movement of deferred policy acquisition costs (DPAC) and value of business acquired (VOBA) for the years ended December 31, 2012, 2011, and 2010 is summarized as follows:

	DPAC	VOBA	Total
Balance, December 31, 2009	$88,952	$50,965	$139,917

Additions	54,247	—	54,247
VOBA interest at an average rate of 5.24%	—	2,752	2,752
Amortization	(42,324)	(8,506)	(50,830)
Net change	11,923	(5,754)	6,169

Balance, December 31, 2010	100,875	45,211	146,086

Additions	53,843	—	53,843
VOBA interest at an average rate of 5.4%	—	2,441	2,441
Amortization	(39,378)	(7,204)	(46,582)
Net change	14,465	(4,763)	9,702
Balance, December 31, 2011	115,340	40,448	155,788

Additions	55,928	—	55,928
VOBA interest at an average rate of 5.24%	—	2,184	2,184
Amortization	(38,739)	(6,504)	(45,243)
Net change	17,189	(4,320)	12,869

Balance, December 31, 2012	$132,529	$36,128	$168,657

The amortization expense of the deferred policy acquisition costs and value of business acquired is included within the operating expenses in the accompanying consolidated statement of earnings.

The estimated amount of the year-end VOBA balance expected to be amortized during the next five years is as follows:

Year ending December 31:
2013	$6,655
2014	5,207
2015	4,595
2016	4,082
2017	3,600

7.    Property and Equipment, Net

Property and equipment, net as of December 31 are composed of the following:

	2012	2011
Land	$10,265	$7,309
Buildings and leasehold improvements	58,168	48,715
Office furniture and equipment	19,057	16,115
Computer equipment and software	106,842	101,277
Automobiles	505	731

	194,837	174,147
Less accumulated depreciation and amortization	102,414	92,275

Property and equipment, net	$92,423	$81,872

8.    Intangible Asset

Intangible assets, included within other assets, at December 31, 2012 and 2011 consist of:

	2012	2011
Trade name	$5,529	$5,491
Membership base	41,188	41,188
Provider networks	2,808	1,681
Other	3,509	484

	53,034	48,844
Accumulated amortization	26,103	15,513

Intangible assets, net	$26,931	$33,331

Trade name and provider networks are amortized over the expected life of 3 and 5 years, respectively. Membership base is amortized over the expected life between 1 and 13 years, or using determined percentages, ranging from 25% to 30%.

Amortization expense recorded for the years ended December 31, 2012, 2011, and 2010 amounted to $10,443, $9,251, and $4,040, respectively.

Estimated amortization expense for the following five years is as follows:

Year ending December 31:
2013	$8,210
2014	6,863
2015	3,434
2016	2,292
2017	1,757

9.    Fair Value Measurements

Assets recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Level inputs are as follows:

Level Input Definition:

Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The Company uses observable inputs when available. Fair value is based upon quoted market prices when available. If market prices are not available, the Company employs internally-developed models that primarily use market-based inputs including yield curves, interest rates, volatilities, and credit curves, among others. The Company limits valuation adjustments to those deemed necessary to ensure that the security’s fair value adequately represents the price that would be received or paid in the marketplace. Valuation adjustments may include consideration of counterparty credit quality and liquidity as well as other criteria. The estimated fair value amounts are subjective in nature and may involve uncertainties and matters of significant judgment for certain financial instruments. Changes in the underlying assumptions used in estimating fair value could affect the results. The fair value measurement levels are not indicative of risk of investment.

The fair value of investment securities is estimated based on quoted market prices for those or similar investments. Additional information pertinent to the estimated fair value of investment in securities is included in note 3.

The following table summarizes fair value measurements by level at December 31, 2012 and 2011 for assets measured at fair value on a recurring basis:

	2012
	Level 1	Level 2	Level 3	Total
Securities available for sale
Fixed maturity securities
Obligations of government-sponsored enterprises	$—	$61,634	$—	$61,634
U.S. Treasury securities and obligations of U.S. government instrumentalities	41,213	—	—	41,213
Obligations of the Commonwealth of Puerto Rico and its instrumentalities	—	65,745	—	65,745
Municipal securities	—	588,763	—	588,763
Corporate Bonds	—	129,867	—	129,867
Residential agency mortgage-backed securities	—	20,508	—	20,508
Collaterized mortgage obligations	—	152,031	—	152,031

Total fixed maturities	41,213	1,018,548	—	1,059,761
Equity securities
Common stocks	1,009	—	—	1,009
Mutual funds	134,398	61,493	12,822	208,713

Total equity securities	135,407	61,493	12,822	209,722

	$176,620	$1,080,041	$12,822	$1,269,483

	2011
	Level 1	Level 2	Level 3	Total
Securities available for sale
Fixed maturity securities
Obligations of government-sponsored enterprises	$—	$80,821	$—	$80,821
U.S. Treasury securities and obligations of U.S. government instrumentalities	41,855	—	—	41,855
Obligations of the Commonwealth of Puerto Rico and its instrumentalities	—	86,259	—	86,259
Municipal securities	—	434,179	—	434,179
Corporate Bonds	—	129,144	—	129,144
Residential agency mortgage-backed securities	—	9,115	—	9,115
Collaterized mortgage obligations	—	207,521	—	207,521

Total fixed maturities	41,855	947,039	—	988,894
Equity securities
Common stocks	3,323	—	—	3,323
Perpetual preferred stocks	899	—	—	899
Mutual funds	120,651	12,441	7,094	140,186

Total equity securities	124,873	12,441	7,094	144,408
Derivatives (reported within other assets in the consolidated balance sheets)	—	7	—	7

	$166,728	$959,487	$7,094	$1,133,309

The fair value of fixed maturity and equity securities included in the Level 2 category were based on market values obtained from independent pricing services, which utilize evaluated pricing models that vary by asset class and incorporate available trade, bid and other market information and for structured securities, cash flow and when available loan performance data. Because many fixed income securities do not trade on a daily basis, the models used by independent pricing service providers to prepare evaluations apply available information, such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. For certain equity securities, quoted market prices for the identical security are not always available and the fair value is estimated by reference to similar securities for which quoted prices are available. The independent pricing service providers monitor market indicators, industry and economic events, and for broker-quoted only securities, obtain quotes from market makers or broker-dealers that they recognize to be market participants.

Transfers into or out of the Level 3 category occur when unobservable inputs, such as the Company’s best estimate of what a market participant would use to determine a current transaction price, become more or less significant to the fair value measurement. Transfers between levels, if any, are recorded as of the actual date of the event or change in circumstance that caused the transfer. There were no transfers between Levels 1 and 2 during the year ended December 31, 2012 and 2011.

A reconciliation of the beginning and ending balances of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2012 and 2011 is as follows:

Level 3
Ending balance December 31, 2010	$1,044

Unrealized in other accumulated comprehensive income	13
Purchases	6,037

Beginning balance December 31, 2011	$7,094

Unrealized in other accumulated comprehensive income	1,974
Purchases	4,824
Transfers in and/or out of Level 3	(1,070)

Ending balance December 31, 2012	$12,822

In addition to the preceding disclosures on assets recorded at fair value in the consolidated balance sheets, FASB guidance also requires the disclosure of fair values for certain other financial instruments for which it is practicable to estimate fair value, whether or not such values are recognized in the consolidated balance sheets.

Non-financial instruments such as property and equipment, other assets, deferred income taxes and intangible assets, and certain financial instruments such as claim liabilities are excluded from the fair value disclosures. Therefore, the fair value amounts cannot be aggregated to determine our underlying economic value.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, receivables, accounts payable and accrued liabilities, and short-term borrowings approximate fair value because of the short term nature of these items. These assets and liabilities are not listed in the table below.

The following methods, assumptions and inputs were used to estimate the fair value of each class of financial instrument:

(i) Policy Loans

Policy loans have no stated maturity dates and are part of the related insurance contract. The carrying amount of policy loans approximates fair value because their interest rate is reset periodically in accordance with current market rates.

(ii) Policyholder Deposits

The fair value of policyholder deposits is the amount payable on demand at the reporting date, and accordingly, the carrying value amount approximates fair value.

(iii) Long-term Borrowings

The carrying amount of the loans payable to bank – variable approximates fair value due to its floating interest-rate structure. The fair value of the loans payable to bank – fixed and senior unsecured notes payable was determined using broker quotations.

(iv) Repurchase Agreement

The value of the repurchase agreement with a long term maturity is based on the discontinued value of the contractual cash flows using current estimated market discount rates for instruments with similar terms.

A summary of the carrying value and fair value by level of financial instruments not recorded at fair value on our consolidated balance sheet at December 31, 2012 and 2011 are as follows:

	2012
	Carrying Value	Fair Value
		Level 1	Level 2	Level 3	Total
Assets:
Policy loans	$6,161	$—	$6,161	$—	$6,161

Liabilities:
Policyholder deposits	$111,692	$—	$111,692	$—	$111,692
Long-term borrowings:
Loans payable to bank—variable	17,747	—	17,747	—	17,747
Loans payable to bank—fixed	13,524	—	13,524	—	13,524
6.6% senior unsecured notes payable	35,000	—	34,213	—	34,213
6.7% senior unsecured notes payable	10,000	—	9,950	—	9,950
Repurchase agreement	25,000	—	25,937	—	25,937

Total long-term borrowings	101,271	—	101,371	—	101,371

Total liabilities	$212,963	$—	$213,063	$—	$213,063

	2011
	Carrying amount	Fair Value
		Level 1	Level 2	Level 3	Total
Assets:
Policy loans	$6,307	$—	$6,307	$—	$6,307

Liabilities:
Policyholder deposits	$76,753	$—	$76,753	$—	$76,753
Long-term borrowings:
Loans payable to bank—variable	19,387	—	19,387	—	19,387
6.6% senior unsecured notes payable	35,000	—	34,475	—	34,475
6.7% senior unsecured notes payable	35,000	—	34,650	—	34,650
Repurchase agreement	25,000	—	25,739	—	25,739

Total long-term borrowings	114,387	—	114,251	—	114,251

Total liabilities	$191,140	$—	$191,004	$—	$191,004

10.    Claim Liabilities

The activity in claim liabilities during 2012, 2011, and 2010 is as follows:

	2012	2011	2010
Claim liabilities at beginning of year	$391,259	$360,210	$360,446
Reinsurance recoverable on claim liabilities	(37,234)	(31,449)	(30,712)

Net claim liabilities at beginning of year	354,025	328,761	329,734

Claim liabilities acquired from American Health	—	43,047	—

Claims incurred
Current period insured events	1,900,053	1,703,194	1,594,977
Prior period insured events	(2,978)	(2,507)	(10,067)

Total	1,897,075	1,700,687	1,584,910

Payments of losses and loss-adjustment expenses
Current period insured events	1,579,970	1,360,806	1,316,321
Prior period insured events	293,263	357,664	269,562

Total	1,873,233	1,718,470	1,585,883

Net claim liabilities at end of year	377,867	354,025	328,761
Reinsurance recoverable on claim liabilities	39,051	37,234	31,449

Claim liabilities at end of year	$416,918	$391,259	$360,210

As a result of differences between actual amounts and estimates of insured events in prior years, the amounts included as incurred claims for prior period insured events differ from anticipated claims incurred.

The credits in the claims incurred and loss-adjustment expenses for prior period insured events for 2012, 2011 and 2010 are due primarily to better than expected utilization trends. Reinsurance recoverable on unpaid claims is reported as premium and other receivables, net in the accompanying consolidated financial statements.

The claims incurred disclosed in this table exclude the portion of the change in the liability for future policy benefits amounting to $22,784, $15,567, and $11,879 that is included within the consolidated claims incurred during the years ended December 31, 2012, 2011 and 2010, respectively.

11.    Federal Employees’ Health Benefits Program (FEHBP)

TSS entered into a contract, renewable annually, with the Office of Personnel Management (OPM) as authorized by the Federal Employees’ Health Benefits Act of 1959, as amended, to provide health benefits under the FEHBP. The FEHBP covers postal and federal employees residing in the Commonwealth of Puerto Rico and the United States Virgin Islands as well as retirees and eligible dependents. The FEHBP is financed through a negotiated contribution made by the federal government and employees’ payroll deductions.

The accounting policies for the FEHBP are the same as those described in the Company’s summary of significant accounting policies. Premium rates are determined annually by TSS and approved by the federal government. Claims are paid to providers based on the guidelines determined by the federal government. Operating expenses are allocated from TSS’s operations to the FEHBP based on applicable allocation guidelines (such as, the number of claims processed for each program) and are subject to contractual expense limitations.

The operations of the FEHBP do not result in any excess or deficiency of revenue or expense as this program has a special account available to compensate any excess or deficiency on its operations to the benefit or detriment of the federal government. Any transfer to/from the special account necessary to cover any excess or deficiency in the operations of the FEHBP is recorded as a reduction/increment to the premiums earned. The contract with OPM provides that the cumulative excess of the FEHBP earned income over health benefits charges and expenses represents a restricted fund balance denoted as the special account. Upon termination of the contract and satisfaction of all the FEHBP’s obligations, any unused remainder of the special reserve would revert to the Federal Employees Health Benefit Fund. In the event that the contract terminates and the special reserve is not sufficient to meet the FEHBP’s obligations, the FEHBP contingency reserve will be used to meet such obligations. If the contingency reserve is not sufficient to meet such obligations, the Company is at risk for the amount not covered by the contingency reserve.

The contract with OPM allows for the payment to the Company of service fees as negotiated between TSS and OPM. Service fees, which are included within the other income, net in the accompanying consolidated statements of earnings, for each of the years in the three-year period ended December 31, 2012 amounted to $1,117, $1,038, and $998, respectively.

The Company also has funds available related to the FEHBP amounting to $41,723 and $45,640 as of December 31, 2012 and 2011, respectively and are included within the cash and cash equivalents in the accompanying consolidated balance sheets. Such funds must only be used to cover health benefits charges, administrative expenses and service charges required by the FEHBP.

A contingency reserve is maintained by the OPM at the U.S. Treasury, and is available to the Company under certain conditions as specified in government regulations. Accordingly, such reserve is not reflected in the consolidated balance sheets. The balance of such reserve as of December 31, 2012 and 2011 was $25,826 and $22,432, respectively. The Company received $3,463, $5,305, and $5,161, of payments made from the contingency reserve fund of OPM during 2012, 2011, and 2010, respectively.

The claim payments and operating expenses charged to the FEHBP are subject to audit by the U.S. government. Management is of the opinion that an adjustment, if any, resulting from such audits will not have a significant effect on the accompanying financial statements. The claim payments and operating expenses reimbursed in connection with the FEHBP have been audited through 2011 by OPM.

12.    Short-Term Borrowings

Short-term borrowings of $30,000 at December 31, 2012 represent securities sold under agreements to repurchase. The agreements outstanding at December 31, 2012 amounting to $30,000 matured in January 2, 2013 and accrued interest at fixed rate between 0.45% and 0.60%. There were no outstanding short-term borrowings at December 31, 2011. The average outstanding short-term borrowings for the years ended December 31, 2012, 2011 and 2010 amounted to $12,199, $11,634 and $12,346, respectively. The weighted average interest rate for short-term borrowings for the years ended December 31, 2012, 2011 and 2010 amounted to 0.47%, 0.36% and 0.38%, respectively.

The investment securities underlying such agreements were delivered to the dealers with whom the agreements were transacted. The dealers may have sold, loaned, or otherwise disposed of such securities in the normal course of business operations, but have agreed to resell to the Company substantially the same securities on the maturity dates of the agreements. We maintain effective control over the investment securities pledged as collateral and accordingly, such securities continue to be carried on the accompanying consolidated balance sheets.

At December 31, 2012 investment securities available for sale with fair value of $31,424 (face value of $28,635) were pledged as collateral under these agreements.

13.    Long-Term Borrowings

A summary of the borrowings entered by the Company at December 31, 2012 and 2011 is as follows:

	2012	2011
Senior unsecured notes payable of $60,000 issued on December 2005; due December 2020. Interest is payable monthly at a fixed rate of 6.60%.	$35,000	$35,000
Senior unsecured notes payable of $35,000 issued on January 2006; due January 2021. Interest is payable monthly at a fixed rate of 6.70%.	10,000	35,000
Secured loan payable of $41,000, payable in monthly installments of $137 through July 1, 2024, plus interest at a rate reset periodically of 100 basis points over selected LIBOR maturity (which was 1.36% and 1.37% at December 31, 2012, and 2011, respectively).	$17,747	$19,387
Repurchase agreement of $25.0 million entered on November 2010, due November 2015. Interest is payable quarterly at a fixed rate of 1.96%.	25,000	25,000
Secured loan payable of $14,138, payable in 35 monthly installments of $81 of principal and interest at a fixed rate of 4.75% and a last payment of $12,931 due on December 2014	13,524	—

Total borrowings	$101,271	$114,387

Aggregate maturities of the Company’s borrowings as of December 31, 2012 are summarized as follows:

Year ending December 31
2013	$1,969
2014	14,835
2015	26,640
2016	1,640
2017	1,640
Thereafter	54,547

$101,271

All of the Company’s senior notes may be prepaid at par, in total or partially, five years after issuance as determined by the Company. The Company’s senior unsecured notes contain certain non- financial covenants with which TSS and the Company have complied with at December 31, 2012. During 2012 we repaid $25.0 million of the principal of the 6.70% senior unsecured note. During 2011, we repaid $50.0 million of the principal of the 6.30% senior unsecured note.

Debt issuance costs related to each of the Company’s senior unsecured notes were deferred and are being amortized over the term of its respective senior note. Unamortized debt issuance costs related to these senior unsecured notes as of December 31, 2012 and 2011 amounted to $225 and $388, respectively and are included within other assets in the accompanying consolidated balance sheets.

The secured loan payable previously described is guaranteed by a first position held by the bank on the Company’s land, building, and substantially all leasehold improvements, as collateral for the term of the loan under a continuing general security agreement. This secured loan contains certain non-financial covenants, which are customary for this type of facility, including but not limited to, restrictions on the granting of certain liens, limitations on acquisitions and limitations on changes in control.

The repurchase agreement has pledged as collateral investment securities available for sale with fair value of $28,051 (face value of $27,835). The investment securities underlying such agreements were delivered to the financial institution with whom the agreement was transacted. The dealers may have loaned, or used as collateral securities in the normal course of business operations. We maintain effective control over the investment securities pledged as collateral and accordingly, such securities continue to be carried on the accompanying consolidated balance sheets.

Interest expense on the above borrowings amounted to $5,554, $7,078, and $9,210, for the years ended December 31, 2012, 2011, and 2010, respectively.

14.    Agency Contract and Expense Reimbursement

On March 1, 2009, the Centers for Medicare and Medicaid Services (CMS) awarded to First Coast Service Options (FCSO), a non-affiliated third party organization based in Jacksonville, Florida, the Medicare Administrative Contract (MAC) for Jurisdiction 9 (Florida, Puerto Rico and the U.S. Virgin Islands). FCSO proposed TSS as a subcontractor in MAC Jurisdiction 9 to perform certain provider customer service functions, subject to terms and conditions negotiated between FSCO and TSS. Pursuant to this, TSS billed reimbursements of expenses of $2,982, $3,008 and $2,829 for performing the customer service functions during the years ended December 31, 2012, 2011 and 2010, respectively.

The operating expense reimbursements in connection with processing Medicare claims have been audited through 2007 by federal government representatives. Management is of the opinion that no significant adjustments will be made affecting cost reimbursements through December 31, 2012.

15.    Reinsurance Activity

The effect of reinsurance on premiums earned and claims incurred is as follows:

	Premiums Earned			Claims Incurred(1)
	2012	2011	2010	2012	2011	2010
Gross	$2,335,942	$2,135,417	$1,981,700	$1,928,191	$1,729,192	$1,611,289
Ceded	(82,588)	(80,949)	(80,600)	(31,116)	(28,505)	(26,379)

Net	$2,253,354	$2,054,468	$1,901,100	$1,897,075	$1,700,687	$1,584,910

(1)	The claims incurred disclosed in this table exclude the portion of the change in the liability for future policy benefits amounting to $22,784, $15,567, and $11,879 that is included within the consolidated claims incurred during the years ended December 31, 2012, 2011 and 2010, respectively.

TSS, TSP and TSV, in accordance with general industry practices, annually purchase reinsurance to protect them from the impact of large unforeseen losses and prevent sudden and unpredictable changes in net income and stockholders’ equity of the Company. Reinsurance contracts do not relieve any of the subsidiaries from their obligations to policyholders. In the event that all or any of the reinsuring companies might be unable to meet their obligations under existing reinsurance agreements, the subsidiaries would be liable for such defaulted amounts. During 2012, 2011 and 2010 TSP placed 11.47%, 11.02%, and 14.37% of its reinsurance business with one reinsurance company.

TSS has two excess of loss reinsurance treaties whereby it cedes a portion of its premiums to third parties. Reinsurance contracts are primarily for periods of one year, and are subject to modifications and negotiations in each renewal date. Premiums ceded under these contracts amounted to $11,119, $12,103, and $11,206 in 2012, 2011 and 2010, respectively. Claims ceded amounted to $8,303, $9,004, and $9,519 in 2012, 2011 and 2010, respectively. Principal reinsurance agreements are as follows:

•	Organ transplant excess of loss treaty covering 100% of the claims up to a maximum of $1,000 per person, per life.

•	Routine medical care excess of loss treaty covering 75% of claims from the amount of $100 and up to a maximum of $900 per covered person, per contract year.

TSP has a number of pro rata and excess of loss reinsurance treaties whereby the subsidiary retains for its own account all loss payments for each occurrence that does not exceed the stated amount in the agreements and a catastrophe cover, whereby it protects itself from a loss or disaster of a catastrophic nature. Under these treaties, TSP ceded premiums of $63,515, $63,013, and $63,746, in 2012, 2011, and 2010, respectively.

Reinsurance cessions are made on excess of loss and on a proportional basis. Principal reinsurance agreements are as follows:

•

Property quota share treaty covering for a maximum of $20,000 for any one risk. Under this treaty 37% of the risk is ceded to reinsurers. The remaining exposure is covered by a property per risk excess of loss treaty that provides reinsurance in excess of $500 up to a maximum of $10,000, or the remaining 63% for any one risk. In addition, TSP has an additional property catastrophe excess of loss contract that provides protection for losses in excess of $8,000 resulting from any catastrophe, subject to a maximum loss of $15,000.

•	Personal property catastrophe excess of loss. This treaty provides protection for losses in excess of $5,000 resulting from any catastrophe, subject to a maximum loss of $60,000.

•	Commercial property catastrophe excess of loss. This treaty provides protection for losses in excess of $10,000 resulting from any catastrophe, subject to a maximum loss of $140,000.

•

Property catastrophe excess of loss. This treaty provides protection in excess of $60,000 and $140,000 with respect to personal and commercial lines, respectively, resulting from any catastrophe, subject to a maximum loss of $170,000 in respect of the ceded portion of the Commercial Lines Quota Share.

•	Personal lines quota share. This treaty provides protection of 2.3% on all ground up losses, subject to a limit of $1,000 for any one risk.

•

Reinstatement premium protection. This treaty provides a maximum limit of approximately $3,300 for personal lines and $11,000 in commercial lines to cover the necessity of reinstating the catastrophe program in the event it is activated.

•	Casualty excess of loss treaty. This treaty provides reinsurance for losses in excess of $225 up to a maximum of $12,000.

•	Medical malpractice excess of loss. This treaty provides reinsurance in excess of $150 up to a maximum of $1,500 per incident.

•

Builders’ risk quota share and first surplus covering contractors’ risk. This treaty provides protection on a 20/80 quota share basis for the initial $2,500 and a first surplus of $10,000 for a maximum of $12,500 for any one risk.

•

Surety quota share treaty covering contract and miscellaneous surety bond business. This treaty provides reinsurance of up to $5,000 for contract surety bonds, subject to an aggregate of $10,000 per contractor and $3,000 per miscellaneous surety bond.

Facultative reinsurance is obtained when coverage per risk is required. All principal reinsurance contracts are for a period of one year, on a calendar basis, and are subject to modifications and negotiations in each renewal.

The ceded unearned reinsurance premiums on TSP arising from these reinsurance transactions amounted to $15,224 and $16,135 at December 31, 2012 and 2011, respectively, and are reported as other assets in the accompanying consolidated balance sheets.

TSV also cedes insurance with various reinsurance companies under a number of pro rata, excess of loss and catastrophe treaties. Under these treaties, TSV ceded premiums of $7,954, $5,833, and $5,648, in 2012, 2011, and 2010, respectively. Principal reinsurance agreements are as follows:

•

Group life insurance facultative agreement, reinsuring risk in excess of $25 of certain group life policies and a combined pro rata and excess of loss agreement effective July 1, 2008, reinsuring 50% of the risk up to $200 and ceding the excess.

•	Facultative pro rata agreements for the long term disability insurance, reinsuring 65% of the risk.

•

Accidental death catastrophic reinsurance covering each and every accident arising out of one event or occurrence resulting in the death or dismemberment of five or more persons. The retention for each event is $250 with a maximum of $1,000 for each event and $2,000 per year.

•	Several reinsurance agreements, mostly on an excess of loss basis up to a maximum retention of $50. For certain new life products that have been issued after 1999, the retention limit is $175.

16.    Income Taxes

Under Puerto Rico income tax law, the Company is not allowed to file consolidated tax returns with its subsidiaries. The Company and its subsidiaries are subject to Puerto Rico income taxes. The Company’s insurance subsidiaries are also subject to U.S. federal income taxes for foreign source dividend income. As of December 31, 2012, tax years 2008 through 2012 of the Company and its subsidiaries are subject to examination by Puerto Rico taxing authorities.

Managed Care and Property and Casualty corporations are taxed essentially the same as other corporations, with taxable income primarily determined on the basis of the statutory annual statements filed with the insurance regulatory authorities. Also, operations are subject to an alternative minimum income tax, which is calculated based on the formula established by existing tax laws. Any alternative minimum income tax paid may be used as a credit against the excess, if any, of regular income tax over the alternative minimum income tax in future years.

The Life Insurance corporation operates as a qualified domestic life insurance company and is subject to the alternative minimum tax and taxes on its capital gains.

Federal income taxes recognized by the Company’s insurance subsidiaries amounted to approximately $820, $120, and $97, in 2012, 2011, and 2010, respectively.

All other corporations within the group are subject to Puerto Rico income taxes as a regular corporation, as defined in the P.R. Internal Revenue Code, as amended. The holding company within the AH group of companies is a U.S.-based corporation and is subject to U.S. federal income taxes. This U.S-based corporation within our group has not provided U.S. deferred taxes on an outside basis difference created as a result of the business combination of AH and cumulative earnings of its Puerto Rico-based subsidiaries that are considered to be indefinitely reinvested. The total outside basis difference at December 31, 2012 and 2011 is estimated at $48,000 and $57,000, respectively. We do not intend to repatriate earnings to fund U.S. and Puerto Rico operations nor do any transaction that would cause a reversal of that outside basis difference. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability if such outside basis difference was reversed.

On July 10, 2009 the Governor of Puerto Rico signed into law Puerto Rico’s Act No. 37, which requires certain corporations to pay a 5% additional special tax over the tax obligation through December 31, 2011. The effective tax rate includes the additional special tax, as enacted.

Recently, the Government of Puerto Rico adopted a comprehensive tax reform in two phases. The first phase of the tax reform was enacted in the last quarter of 2010 and was mostly related to reducing the income tax burden to individuals. In 2010 only, corporations received an income tax credit amounting to 7% of the tax determined, defined as the tax liability less certain credits. The second phase of the reform, which was approved on January 31, 2011, provides for the reduction of the maximum corporate income tax rate from 40.95% to approximately 30%, including the elimination of the above mentioned 5% additional special tax for corporations, as well as adding several tax credits and deductions, among other tax reliefs and changes. One of the companies acquired in the AH transaction elected to continue filing its tax returns at the 39% statutory tax rate, following the previous Puerto Rico tax code. This selection was made according the provisions of the newly enacted Puerto Rico tax code in order to maximize the use of net operating losses carryforward.

The income tax expense differs from the amount computed by applying the Puerto Rico statutory income tax rate to the income before income taxes as a result of the following:

	2012	2011	2010
Income before taxes	$66,372	$78,500	$84,203
Statutory tax rate	30.00%	30.00%	40.95%

Income tax expense at statutory rate	19,912	23,550	34,481
Increase (decrease) in taxes resulting from
Exempt interest income	(6,079)	(7,468)	(11,955)
Effect of taxing life insurance operations as a qualified domestic life insurance company instead of as a regular corporation	(3,155)	(4,592)	(5,336)
Effect of using earnings under statutory accounting principles instead of GAAP for TSS and TSP	417	(37)	(1,430)
Effect of taxing capital gains at a preferential rate	(224)	(483)	907
Effect of using the 1994 tax code instead of the 2011 tax code	380	1,409	—
Dividends received deduction	(3)	(68)	(221)
Adjustment to deferred tax assets and liabilities for changes in effective tax rates	—	6,450	—
Other adjustments to deferred tax assets and liabilities	286	(264)	(132)
Tax credit benefit	(1,445)	(865)	(1,569)
Other permanent disallowances, net:
Disallowance of expenses related to exempt interest income	228	474	1,115
Disallowed dividend received deduction	1,028	1,298	—
Disallowed interest expense	118	193	597
Other	658	(66)	423

Total other permanent differences	2,032	1,899	2,135

Other adjustments	351	933	522

Total Income Tax Expense	$12,472	$20,464	$17,402

Deferred income taxes reflect the tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes. The net deferred tax asset at December 31, 2012 and 2011 of the Company and its subsidiaries is composed of the following:

	2012	2011
Deferred tax assets
Allowance for doubtful receivables	$6,669	$6,433
Liability for pension benefits	24,616	22,973
Employee benefits plan	816	1,122
Postretirement benefits	962	925
Deferred compensation	1,288	1,247
Accumulated depreciation	594	—
Impairment loss on investments	363	887
Contingency reserves	156	156
Share-based compensation	1,055	464
Unrealized loss on derivative instruments	—	249
Alternative minimum income tax credit	1,725	1,619
Purchased tax credits	883	42
Net operating loss	5,306	3,340
Other	—	1,389

Gross deferred tax assets	44,433	40,846

Deferred tax liabilities
Deferred policy acquisition costs	(5,315)	(5,402)
Catastrophe loss reserve trust fund	(6,782)	(6,616)
Unrealized gain upon acquisition	(174)	(211)
Unrealized gain on securities available for sale	(17,006)	(12,458)
Unamortized bond issue costs	(54)	(61)
Intangible asset	(6,667)	(7,813)
Accumulated depreciation	(7,568)	(4,053)
Other	(253)	(128)

Gross deferred tax liabilities	(43,819)	(36,742)

Net deferred tax asset	$614	$4,104

The net deferred tax asset shown in the table above at December 31, 2012 and 2011 is reflected in the consolidated balance sheets as $33,548 and $28,707, respectively, in deferred tax assets and $32,934 and $24,603, in deferred tax liabilities, respectively, reflecting the aggregate deferred tax assets or liabilities of individual tax-paying subsidiaries of the Company.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes that it is more likely than not that the Company will realize the benefits of these deductible differences.

At December 31, 2012, the Company has operating loss carry-forwards for income tax purposes of approximately $17,562, which were mostly acquired with AH and that are available to offset future taxable income for up to December 2022.

17.    Pension Plans

Noncontributory Defined Benefit Pension Plan

The Company sponsors a noncontributory defined-benefit pension plan for its employees and for the employees for certain of its subsidiaries. Pension benefits begin to vest after five years of vesting service, as defined, and are based on years of service and final average salary, as defined. The funding policy is to contribute to the plan as necessary to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended, plus such additional amounts as the Company may determine to be appropriate from time to time. The measurement date used to determine pension benefit measures for the pension plan is December 31.

The following table sets forth the plan’s benefit obligations, fair value of plan assets, and funded status as of December 31, 2012 and 2011, accordingly:

	2012	2011
Change in benefit obligation
Projected benefit obligation at beginning of year	$152,561	$113,912
Service cost	5,525	5,781
Interest cost	7,543	6,681
Benefit payments	(6,525)	(3,869)
Actuarial losses	18,230	30,056

Projected benefit obligation at end of year	$177,334	$152,561

Accumulated benefit obligation at end of year	$139,675	$118,607
Change in fair value of plan assets
Fair value of plan assets at beginning of year	$81,505	$67,530
Actual return on assets (net of expenses)	12,539	1,344
Employer contributions	14,235	16,500
Benefit payments	(6,525)	(3,869)

Fair value of plan assets at end of year	$101,754	$81,505

Funded status at end of year	$(75,580)	$(71,056)
Amounts in accumulated other comprehensive income not yet recognized as a component of net periodic pension cost
Development of prior service credit
Balance at beginning of year	$(4,023)	$(4,473)
Amortization	450	450

Net prior service credit	(3,573)	(4,023)
Development of actuarial loss
Balance at beginning of year	78,433	47,825
Amortization	(6,135)	(3,326)
(Gain)/Loss arising during the year	11,987	33,934

Actuarial net loss	84,285	78,433

Sum of deferrals	$80,712	$74,410

Net amount recognized	$5,132	$3,354

The following assumptions were used on a weighted average basis to determine benefits obligations of the plan as of December 31, 2012 and 2011.

	2012	2011
Discount rate	4.5%	5.0%
Rate of compensation increase	Graded; 3.50% to 8.0%	Graded; 3.50% to 8.00%

The assumed discount rate of 4.5% at December 31, 2012 reflects the hypothetical rate at which the projected benefit obligations could be effectively settled or paid out to participants on that date. The Company determined the discount rate based on a range of factors, including a yield curve comprised of the rates of return on high-quality, fixed-income corporate bonds available at the measurement date and the related expected duration for the obligations.

The amounts recognized in the balance sheets as of December 31, 2012 and 2011 consist of the following:

	2012	2011
Pension liability	$75,580	$71,056
Accumulated other comprehensive loss, net of a deferred tax of $24,214 and $18,421 in 2012 and 2011, respectively	56,498	48,185

The components of net periodic benefit cost for 2012, 2011, and 2010 were as follows:

	2012	2011	2010
Components of net periodic benefit cost
Service cost	$5,525	$5,781	$4,976
Interest cost	7,543	6,681	6,033
Expected return on assets	(6,298)	(5,221)	(4,262)
Amortization of prior service (benefit) cost	(450)	(450)	(450)
Amortization of actuarial loss	6,135	3,326	2,400

Net periodic benefit cost	$12,455	$10,117	$8,697

Net periodic pension expense may include settlement charges as a result of retirees selecting lump-sum distributions. Settlement charges may increase in the future if the number of eligible participants deciding to receive distributions and the amount of their benefits increases.

The estimated net loss and prior service benefit that will be amortized from accumulated other comprehensive loss into net periodic pension benefits cost during the next twelve months is as follows:

Prior service cost	$(450)
Actuarial loss	7,130

The following assumptions were used on a weighted average basis in computing the periodic benefit cost for the years ended December 31, 2012, 2011, and 2010:

	2012	2011	2010
Discount rate	5.00%	6.00%	6.75%
Expected return on plan assets	7.25%	7.75%	7.75%
Rate of compensation increase	Graded; 3.50% to 8.00%	Graded; 3.50% to 8.00%	Graded; 3.50% to 8.00%

The basis of the overall expected long-term rate of return on assets assumption is a forward-looking approach based on the current long-term capital market outlook assumptions of the assets categories the trust invests in and the trust’s target asset allocation. At December 31, 2012, the assumed target asset allocation for the program is: 44%-56% equity securities, 35%-45% debt securities, and 6%-14% other securities. Using a mean-variance model to project returns over a 30-year horizon under the target asset allocation, the 35% to 65% percentile range of annual rates of return is 6.2%-7.8%. The Company selected a rate from within this range of 7.25% and 7.75% for 2012 and 2011, respectively, which reflects the Company’s best estimate for this assumption based on the data described above, information on the historical returns on assets invested in the pension trust, and expected future conditions. This rate is net of both investment related expenses and a 0.10% reduction for other administrative expenses charged to the trust.

Plan Assets

Plan assets recorded at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. For level inputs and input definition, see note 9.

The following table summarizes fair value measurements by level at December 31, 2012 for assets measured at fair value on a recurring basis.

	Level 1	Level 2	Level 3	Total
Government obligations	$1,791	$2,724	$69	$4,584
Corporate obligations	—	4,394	—	4,394
Partnership/Joint venture	—	947	1,430	2,377
Limited Liability Corporations	—	2,622	—	2,622
Real estate	—	—	3,954	3,954
Registered investments	14,205	18,647	—	32,852
Common/Collective trusts	—	39,732	—	39,732
Hedge funds	—	1,926	1,874	3,800
Common stocks	6,620	—	—	6,620
Preferred stocks	207	39	—	246
Interest-bearing cash	414	—	—	414
Options	—	(2)	—	(2)

	$23,237	$71,029	$7,327	$101,593

A reconciliation of the beginning and ending balances of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2012 is as follows:

	Government Obligations	Corporate Obligations	Partnership/ Joint Venture	Real Estate	Hedge Funds	Total
Beginning Balance at December 31, 2011	$297	$204	$1,134	$2,961	$1,455	$6,051
Actual return on program assets:
Relating to assets still held at the reporting date	24	5	73	377	293	772
Relating to assets sold during the period	19	(7)	—	(1)	—	11
Purchases, issuances, and settlements	(141)	(101)	224	616	126	724
Transfer in and/or out	(130)	(101)	—	—	—	(231)

Ending balance at December 31, 2012	$69	$—	$1,431	$3,953	$1,874	$7,327

The Company’s plan assets are invested in the National Retirement Trust. The National Retirement Trust was formed to provide financial and legal resources to help members of the BCBSA offer retirement benefits to their employees.

The investment program for the National Retirement Trust is based on the precepts of capital market theory that are generally accepted and followed by institutional investors, who by definition are long term oriented investors. This philosophy holds that:

•	Increasing risk is rewarded with compensating returns over time, and therefore, prudent risk taking is justifiable for long-term investors.

•	Risk can be controlled through diversification of asset classes and investment approaches, as well as diversification of individual securities.

•

Risk is reduced by time, and over time the relative performance of different asset classes is reasonably consistent. Over the long-term, equity investments have provided and should continue to provide superior returns over other security types. Fixed-income securities can dampen volatility and provide liquidity in periods of depressed economic activity. Lengthening duration of fixed income securities may reduce surplus volatility.

•	The strategic or long-term allocation of assets among various asset classes is an important driver of long term returns.

•	Relative performance of various asset classes is unpredictable in the short term and attempts to shift tactically between asset classes are unlikely to be rewarded.

Investments will be made for the sole interest of the participants and beneficiaries of the programs participating in the National Retirement Trust. Accordingly, the assets of the National Retirement Trust shall be invested in accordance with these objectives:

•	To ensure assets are available to meet current and future obligations of the participating programs when due.

•	To invest assets with consideration of the liability characteristics in order to better align assets and liabilities.

•	To earn the maximum return that can be realistically achieved in the markets over the long term at a specified and controlled level of risk in order to minimize future contributions.

•

To invest the assets with the care, skill, and diligence that a prudent person acting in a like capacity would undertake. In the process, the Administration of the Trust has the objective of controlling the costs involved with administering and managing the investments of the National Retirement Trust.

Cash Flows

The Company expects to contribute $7,000 to its pension program in 2013.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year ending December 31
2013	$7,956
2014	7,961
2015	8,293
2016	9,580
2017	10,213
2018 – 2022	63,656

Noncontributory Supplemental Pension Plan

In addition, the Company sponsors a noncontributory supplemental pension plan. This plan covers employees with qualified defined benefit retirement plan benefits limited by the U.S. Internal Revenue Code maximum compensation and benefit limits. At December 31, 2012 and 2011, the Company has recorded a pension liability of $6,439 and $6,491, respectively. The charge to accumulated other comprehensive loss related to the noncontributory pension plan at December 31, 2012 and 2011 amounted to $939 and $1,391, respectively, net of a deferred tax asset of $402 and $526, respectively.

18.    Catastrophe Loss Reserve and Trust Fund

In accordance with Chapter 25 of the Puerto Rico Insurance Code, as amended, TSP is required to record a catastrophe loss reserve. This catastrophe loss reserve is supported by a trust fund for the payment of catastrophe losses. The reserve increases by amounts determined by applying a contribution rate, not in excess of 5%, to catastrophe written premiums as instructed annually by the Commissioner of Insurance, unless the level of the reserve exceeds 8% of catastrophe exposure, as defined. The reserve also increases by an amount equal to the resulting return in the supporting trust fund and decreases by payments on catastrophe losses or authorized withdrawals from the trust fund. Additions to the catastrophe loss reserve are deductible for income tax purposes.

This trust may invest its funds in securities authorized by the Insurance Code, but not in investments whose value may be affected by hazards covered by the catastrophic insurance losses. The interest earned on these investments and any realized gains (loss) on investment transactions are part of the trust fund and are recorded as income (expense) of the Company. An amount equal to the investment returns is recorded as an addition to the trust fund.

The interest earning assets in this fund, which amounted to $39,059 and $37,635 as of December 31, 2012 and 2011, respectively, are to be used solely and exclusively to pay catastrophe losses covered under policies written in Puerto Rico.

TSP is required to contribute to the trust fund, if any, on or before January 31 of the following year. Contributions are determined by a rate imposed by the Commissioner of Insurance for the catastrophe policies written in that year. No contribution was required for 2012 since the level of the catastrophe reserve exceeds 8% of the catastrophe exposure. Additions in 2011, amounting to $720, were determined by applying a rate of 1% to catastrophe premiums written.

The amount in the trust fund may be withdrawn or released in the case that TSP ceases to underwrite risks subject to catastrophe losses. Also, authorized withdrawals are allowed when the catastrophe loss reserve exceeds 8% of the catastrophe exposure, as defined.

Retained earnings are restricted in the accompanying consolidated balance sheets by the total catastrophe loss reserve balance, which as of December 31, 2012 and 2011 amounted to $38,649 and $37,830, respectively.

19.    Stockholders’ Equity

a. Common Stock

On December 8, 2008, the Company converted 7 million issued and outstanding Class A shares into Class B shares, in conjunction with the expiration of the lockup agreements signed by holders of Class A shares at the time of the Company’s initial public offering.

For a period of five years after the completion of the IPO on December 7, 2007, subject to the extension or shortening under certain circumstances, each holder of Class B common stock will benefit from anti-dilution protections provided in the Company’s amended and restated certificate of incorporation. On March 6, 2013, the Company announced its intention to convert 7 million of the 9 million outstanding Class A shares into Class B shares and to concurrently conduct a marketed secondary public offering for all or a substantial majority of the converted shares. The Company also announced its intention to repurchase up to $30,000 of Class B shares as a purchaser in the offering.

b. Stock Repurchase Program

On September 2010, the Company’s Board approved another repurchase program of its common stock amounting to $30,000. Repurchases were conducted through open-market purchases of Class B shares only, in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. During 2012, the

Company repurchased and retired 136,222 shares at an average per share price of $16.88, for an aggregate cost of $2,299. During 2011, the Company repurchased and retired 653,399 shares at an average per share price of $17.28, for an aggregate cost of $11,289. During 2010, the Company repurchased and retired 352,791 shares at an average per share price of $17.67, for an aggregate cost of $6,235.

c. Preferred Stock

Authorized capital stock includes 100,000,000 of preferred stock with a par value of $1.00 per share. As of December 31, 2012 and 2011, there are no issued and outstanding preferred shares.

d. Liquidity Requirements

As members of the BCBSA, the Company and TSS are required by membership standards of the association to maintain liquidity as defined by BCBSA. That is, to maintain net worth exceeding the Company Action Level as defined in the National Association of Insurance Commissioners’ (NAIC) Risk-Based Capital for Insurers Model Act. The companies are in compliance with this requirement.

e. Dividends

As a holding company, the Company’s most significant assets are the common shares of its subsidiaries. The principal sources of funds available to the Company are rental income and dividends from its subsidiaries, which are used to fund our debt service and operating expenses.

The Company is subject to the provisions of the General Corporation Law of Puerto Rico, which restricts the declaration and payment of dividends by corporations organized pursuant to the laws of Puerto Rico. These provisions provide that Puerto Rico corporations may only declare dividends charged to their retained earnings or, in the absence of retained earnings, net profits of the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The Company’s ability to pay dividends is dependent, among other factors, on its ability to collect cash dividends from its subsidiaries, which are subject to regulatory requirements, which may restrict their ability to declare and pay dividends or distributions. In addition, an outstanding secured term loan restricts our ability to pay dividends in the event of default (see note 13).

The accumulated earnings of TSS, AH, TSV, and TSP are restricted as to the payment of dividends by statutory limitations applicable to domestic insurance companies. Under Puerto Rico insurance regulations, the regulated subsidiaries are permitted, without requesting prior regulatory approval, to pay dividends as long as the aggregated amount of all such dividends in any calendar year does not exceed the lesser of: (i) 10% of its surplus as of the end of the immediately preceding calendar year; or (ii) its statutory net gain from operations for the immediately preceding calendar year (excluding realized capital gains). Regulated subsidiaries will be permitted to pay dividends in excess of the lesser of such two amounts only if notice of its intent to declare such a dividend and the amount thereof is filed with the Commissioner of Insurance and such dividend is not disapproved within 30 days of its filing. As of December 31, 2012, the dividends permitted to be distributed in 2013 by the regulated subsidiaries without prior regulatory approval from the Commissioner of Insurance amounted to $25.4 million. This amount excludes any dividend from AH because as stated in note 16, we do not intend to repatriate earnings from this subsidiary nor do any transaction that cause a reversal on an outside basis difference created as a result of the business combination of AH and cumulative earnings of its Puerto Rico-based subsidiaries that are considered to be indefinitely reinvested.

The Company has not declared any dividends subsequent to its IPO on December 7, 2007.

20.    Comprehensive Income

The accumulated balances for each classification of other comprehensive income (loss) are as follows:

	Unrealized Gains on securities	Liability for Pension Benefits	Accumulated Other Comprehensive Income
Beginning balance at December 31, 2011	$68,137	$(49,574)	$18,563
Net current period change	37,504	(8,114)	29,390
Reclassification adjustments for gains and losses reclassified in income	(3,126)	4,277	1,151

Ending balance at December 31, 2012	$102,515	$(53,411)	$49,104

The related deferred tax effects allocated to each component of other comprehensive income in the accompanying consolidated statements of stockholders’ equity and comprehensive income in 2012, 2011 and 2010 are as follows:

	2012
	Before-Tax Amount	Deferred Tax (Expense) Benefit	Net-of-Tax Amount
Unrealized holding gains on securities arising during the period	$44,123	$(6,619)	$37,504
Less reclassification adjustment for gains and losses realized in income	(5,197)	2,071	(3,126)

Net change in unrealized gain	38,926	(4,548)	34,378
Liability for pension benefits:
Reclassification adjustment for amortization of net losses from past experience and prior service costs	6,112	(1,835)	4,277
Net change arising from assumptions and plan changes and experience	(11,592)	3,478	(8,114)

Net change in liability for pension benefits	(5,480)	1,643	(3,837)

Net current period change	$33,446	$(2,905)	$30,541

	2011
	Before-Tax Amount	Deferred Tax (Expense) Benefit	Net-of-Tax Amount
Unrealized holding gains on securities arising during the period	$55,320	$(8,298)	$47,022
Less reclassification adjustment for gains and losses realized in income	(12,126)	498	(11,628)

Net change in unrealized gain	43,194	(7,800)	35,394
Liability for pension benefits:
Reclassification adjustment for amortization of net losses from past experience and prior service costs	3,150	(945)	2,205
Net change arising from assumptions and plan changes and experience	(35,000)	10,500	(24,500)

Net change in liability for pension benefits	(31,850)	9,555	(22,295)

Net current period change	$11,344	$1,755	$13,099

	2010
	Before-Tax Amount	Deferred Tax (Expense) Benefit	Net-of-Tax Amount
Unrealized holding gains on securities arising during the period	$30,255	$(5,749)	$24,506
Less reclassification adjustment for gains and losses realized in income	(2,410)	1,506	(904)

Net change in unrealized gain	27,845	(4,243)	23,602

Liability for pension benefits	(10,844)	4,282	(6,562)

Net current period change	$17,001	$39	$17,040

21.    Share-Based Compensation

In December 2007 the Company adopted the 2007 Incentive Plan (the Plan), which permits the Board the grant of stock options, restricted stock awards and performance awards to eligible officers, directors and key employees. The Plan authorizes grants to issue up to 4,700,000 of Class B common shares of authorized but unissued stock. At December 31, 2012, there were 2,919,770 shares available for the Company to grant under the Plan. Stock options can be granted with an exercise price at least equal the stock’s fair market value at the date of grant. The stock option awards vest in equal annual installments over 3 years and its expiration date cannot exceed 7 years. The restricted stock and performance awards are issued at the fair value of the stock on the grant date with vesting periods ranging from one to three years. Restricted stock awards vest in installments, as stipulated in each restricted stock agreement. Performance awards vest on the last day of the performance period, provided that at least minimum performance standards were achieved.

The fair value of each option award is estimated on the date of grant using the Black Scholes option-pricing model that used the weighted average assumptions in the following table. In absence of adequate historical data, the Company estimates the expected life of the option using the simplified method allowed by Staff Accounting Bulletin (SAB) No. 107. Since the Company was a newly public entity, expected volatility was computed based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option was based on the U.S. Treasury zero-coupon bonds yield curve in effect at the time of grant.

The following assumptions were used in the development of fair value of option awards:

	2012*	2011*	2010
Expected dividend yield	N/A	N/A	—
Expected volatility (per year)	N/A	N/A	43.00%
Expected term (in years)	N/A	N/A	4.50
Risk-free interest rate	N/A	N/A	1.12%

*	No stock options were granted in 2012 and 2011.

Stock option activity during the year ended December 31, 2012 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding balance at January 1, 2012	466,699	$14.46
Exercised during the year	(206,896)	$14.50

Outstanding balance at December 31, 2012	259,803	$14.43	2.03	$1,048,716
Exercisable at December 31, 2012	258,459	$14.42	2.02	$1,046,539

No options were granted in 2012 and 2011. The weighted average grant date fair value of options granted during 2010 was $6.20. There were 206,896, 88,172 and 21,982 exercised options during 2012, 2011 and 2010, respectively. During the years ended December 31, 2012 and 2011, cash received from stock options exercises was $316 and $189, respectively, and is presented within the cash flows from financing activities in the accompanying consolidated statement of cash flows. During the years ended December 31, 2012, 2011 and 2010, 140,666, 51,639 and 21,982 shares, respectively, were repurchased and retired as a result of non-cash exercise of stock options. Also, during the year ended December 31, 2011, 432,567 options were cash-settled for $2,420 at its fair value at time of settlement.

A summary of the status of the Company’s nonvested restricted and performance shares as of December 31, 2012, and changes during the year ended December 31, 2012, are presented below:

	Restricted Awards		Performance Awards
	Number of Shares	Weighted Average Fair Value	Number of Shares	Weighted Average Exercise Price
Outstanding balance at January 1, 2012	52,520	$20.50	96,981	$20.62
Granted	68,250	21.98	121,217	23.08
Lapsed	(38,399)	20.83	(60)	23.24
Forfeited (due to performance payout less than 100%)	—	—	(681)	16.29

Outstanding balance at December 31, 2012	82,371	$21.57	217,457	$22.00

The weighted average grant date fair value of restricted shares granted during the year 2012, 2011 and 2010 were $21.98, $20.70, and $19.26, respectively. Total fair value of restricted stock vested during the year ended December 31, 2012, 2011 and 2010 was $685, $375 and $1,480, respectively.

At December 31, 2012 there was $3,182 of total unrecognized compensation cost related to nonvested share based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted average period of 0.97 years. The Company currently uses authorized and unissued Class B common shares to satisfy share award exercises.

22.    Net Income Available to Stockholders and Basic Net Income per Share

The following table sets forth the computation of basic and diluted earnings per share for the three-year period ended December 31, 2012.

	2012	2011	2010
Numerator for earnings per share
Net income attributable to TSM available to stockholders	$54,032	$58,036	$66,801

Denominator for basic earnings per share—
Weighted average of common shares	28,340,122	28,665,045	29,034,442
Effect of dilutive securities	115,459	166,964	207,911

Denominator for diluted earnings per share	$28,455,581	$28,832,009	$29,242,353

Basic net income per share attributable to TSM	$1.91	$2.02	$2.30
Diluted net income per share attributable to TSM	$1.90	$2.01	$2.28

There were no anti-dilutive stock options during the year ended December 31, 2012. During the years ended December 31, 2011 and 2010, the weighted average of all stock option shares of 4,032, and 1,027, respectively, were excluded from the denominator for diluted earnings per share because the stock options were anti-dilutive.

23.    Commitments

The Company leases its regional offices, certain equipment, and warehouse facilities under non-cancelable operating leases. Minimum annual rental commitments at December 31, 2012 under existing agreements are summarized as follows:

Year ending December 31
2013	$5,827
2014	5,149
2015	4,237
2016	3,830
2017	2,301
Thereafter	3,781

Total	$25,125

Rental expense for 2012, 2011, and 2010 was $12,517, $8,352, and $4,546, respectively, after deducting the amount of $117, $130, and $112, respectively, reimbursed by CMS for the administration of the Medicare Part B Program (see note 14).

24.    Contingencies

Legal Proceedings

As of December 31, 2012, the Corporation is a defendant in various lawsuits arising in the ordinary course of business. We are also defendants in various other claims and proceedings, some of which are described below. Furthermore, the Commissioner of Insurance, as well as other Federal and Puerto Rico government authorities, regularly make inquiries and conduct audits concerning the Corporation’s compliance with applicable insurance and other laws and regulations.

Management believes that the aggregate liabilities, if any, arising from all such claims, assessments, audits and lawsuits will not have a material adverse effect on the consolidated financial position or results of operations of the Corporation. However, given the inherent unpredictability of these matters, it is possible that an adverse outcome in certain matters could have a material adverse effect on the financial condition, operating results and/or cash flows of the Corporation. Where the Corporation believes that a loss is both probable and estimable, such amounts have been recorded. In other cases, it is at least reasonably possible that the Corporation may incur a loss related to one or more of the mentioned pending lawsuits or investigations, but the Corporation is unable to estimate the range of possible loss which may be ultimately realized, either individually or in the aggregate, upon their resolution.

Additionally, we may face various potential litigation claims that have not been asserted to date, including claims from persons purporting to have contractual rights to acquire shares of the Corporation on favorable terms (“Share Acquisition Agreements”) or to have inherited such shares notwithstanding applicable transfer and ownership restrictions.

Hau et al Litigation (formerly known as Jordan et al)

On April 24, 2002, Octavio Jordán, Agripino Lugo, Ramón Vidal, and others filed a suit against the Corporation, the Corporation’s subsidiary Triple-S Salud, Inc. (“TSS”) and others in the Court of First Instance for San Juan, Superior Section (the “Court of First Instance”), alleging, among other things, violations by the defendants of provisions of the Puerto Rico Insurance Code, antitrust violations, unfair business practices, RICO violations, breach of contract with providers, and damages in the amount of $12 million. Following years of complaint amendments, motions practice and interim appeals up to the level of the Puerto Rico Supreme Court, the plaintiffs amended their complaint on June 20, 2008 to allege with particularity the same claims initially asserted but on behalf of a more limited group of plaintiffs, and increase their claim for damages to approximately $207 million. Plaintiffs amended their complaint for the third time in December 2010 and dropped all claims predicated on violations of the antitrust and RICO laws and the Puerto Rico Insurance Code. In addition, the plaintiffs voluntarily dismissed with prejudice any and all claims against officers of the Corporation and TSS. Two of the original plaintiffs were also eliminated from the Third Amended Complaint (“TAC”). The TAC alleges breach of six Share Acquisition Agreements, breach of the provider contract by way of discriminatory audits and improper payment of services rendered. Plaintiffs also allege a claim for libel and slander against a former president of the Corporation. In January 2011, we filed our response and a counterclaim for malicious prosecution and abuse of process. Discovery has been substantially completed. On April 13, 2012 the Corporation filed a motion to dismiss and for summary judgment, seeking the dismissal of the TAC, which the plaintiffs opposed. The Court set oral argument on the dispositive motion for April 24, 2013. The Corporation is vigorously defending this claim.

Dentists Association Litigation

On February 11, 2009, the Puerto Rico Dentists Association (Colegio de Cirujanos Dentistas de Puerto Rico) filed a complaint in the Court of First Instance against 24 health plans operating in Puerto Rico that offer dental health coverage. The Corporation and two of its subsidiaries, TSS and Triple-C, Inc. (“TCI”), were included as defendants. This litigation purports to be a class action filed on behalf of Puerto Rico dentists who are similarly situated.

The complaint alleges that the defendants, on their own and as part of a common scheme, systematically deny, delay and diminish the payments due to dentists so that they are not paid in a timely and complete manner for the covered medically necessary services they render. The complaint also alleges, among other things, violations to the Puerto Rico Insurance Code, antitrust laws, the Puerto Rico racketeering statute, unfair business practices, breach of contract with providers, and damages in the amount of $150 million. In addition, the complaint claims that the Puerto Rico Insurance Companies Association is the hub of an alleged conspiracy concocted by the member plans to defraud dentists. There are numerous available defenses to oppose both the request for class certification and the merits. The Corporation intends to vigorously defend this claim.

Two codefendant plans, whose main operations are outside Puerto Rico, removed the case to federal court in Florida, which the plaintiffs and the other codefendants, including the Corporation, opposed. Following months of jurisdictional proceedings in the federal court system, the federal district court in Puerto Rico decided to retain jurisdiction on February 8, 2011. The defendants filed a joint motion to dismiss the case on the merits, because the complaint fails to state a claim upon which relief can be granted. On August 31, 2011, the District Court dismissed all of plaintiffs’ claims except for its breach of contract claim, and ordered the parties to brief the issue of whether the court still has federal jurisdiction under the Class Action Fairness Act of 2005. Plaintiffs moved the court to reconsider its August 31, 2011 decision and the defendants did the same, arguing that the breach of contract claim failed to state a claim upon which relief can be granted. On May 2, 2012, the court denied the plaintiffs’ motion. On May 31, 2012, plaintiffs appealed the District Court’s dismissal of their complaint and the denial of plaintiffs’ motion for reconsideration. The Court of Appeals for the First Circuit dismissed the appeal for lack of jurisdiction. On September 25, 2012 the District Court denied without prejudice the defendants’ motion for reconsideration. On October 10, 2012 the parties filed their briefs with respect to class certification and are waiting for the court’s decision.

Claims by Heirs of Former Shareholders

The Corporation and TSS are defending four individual lawsuits, all filed in state court, from persons who claim to have inherited a total of 69 shares of the Corporation or one of its predecessors or affiliates (before giving effect to the 3,000-for-one stock split). While each case presents unique facts and allegations, the lawsuits generally allege that the redemption of the shares by the Corporation pursuant to transfer and ownership restrictions contained in the Corporation’s (or its predecessors’ or affiliates’) articles of incorporation and bylaws was improper.

In one of these cases, the plaintiffs argued that the redemption of shares was fraudulent and was not subject to the two-year statute of limitations contained in the local securities law. The Court of First Instance determined that the plaintiffs’ claims are time barred under the local securities law. The plaintiffs appealed, and in January 2012, the Puerto Rico Court of Appeals upheld the dismissal, holding that even if the plaintiffs could have survived the securities law’s two-year statute of limitations, their complaint was time-barred under the Civil Code’s four-year statute of limitations on claims of fraud. On March 28, 2012 the plaintiffs filed a petition for writ of certiorari before the Puerto Rico Supreme Court that was granted on May 31, 2012. We filed our respondent’s brief on October 5, 2012. The parties are waiting for the Supreme Court’s decision.

In the second case, the Puerto Rico Court of First Instance granted our motion to dismiss on grounds that the complaint was time-barred under the two-year statute of limitations contained in the securities law, and the Puerto Rico Court of Appeals confirmed. Plaintiffs filed a petition for certiorari before the Puerto Rico Supreme Court that was granted on January 20, 2012. On January 8, 2013, the Supreme Court ruled that the statute of limitations applicable is the fifteen-year contained in the Puerto Rico Civil Code on personal claims and not the two-year statute under the local securities law. On January 28, 2013, we filed a motion to reconsider. On February 22, 2013, the Supreme Court denied our motion to reconsider. The case is again before the Court of First Instance.

In the third case, the court of First Instance denied our motion for summary judgment based on its determination that there are material issues of fact in controversy. In response to our appeal, the Puerto Rico Court of Appeals confirmed the decision of the Court of First Instance. Our request for reconsideration was denied in December 2011. The case is again before the Court of First Instance, which held a pretrial hearing on September 27. 2012. The court set another pretrial hearing for February 28, 2013.

The fourth case was filed in November 2011. On August 9, 2012, plaintiffs filed a petition to amend their allegation, which included an amended complaint; the petition was granted. On October 15, 2012, we filed a motion to dismiss on the grounds that the claim is time barred under the local securities law’s two-year statute of limitations. On January 24, 2013, the court denied our motion to dismiss. Consequently, we are preparing our answer to the complaint.

Management believes all these claims are time barred under one or more statutes of limitations and is vigorously defending the claims on these and other grounds.

Intrusions into Triple-C, Inc. Internet IPA Database

On September 21, 2010, the Corporation learned from a competitor that a specific internet database managed by its subsidiary TCI containing information pertaining to individuals previously insured by TSS under the Government of Puerto Rico’s Health Insurance Plan (“HIP”) and to independent practice associations (“IPAs”) that provided services to those individuals, had been accessed without authorization by certain of its competitor’s employees from September 9 to September 15, 2010. TCI served as a third-party administrator for TSS in the administration of its HIP contracts until September 30, 2010.

The Corporation conducted an investigation of these events with the assistance of external resources and identified the information that was accessed and downloaded into the competitor’s network. The September 2010 intrusions may have potentially compromised protected health information of approximately 398,000 beneficiaries in the North and Metro-North regions of the HIP. The investigation also revealed that protected health information of additional beneficiaries and IPA data from all three HIP regions previously serviced by TSS was accessed separate intrusions into the TCI IPA database from October 2008 to August 2010.

The Corporation gave public notice of the intrusions and sent written notices to all identifiable beneficiaries potentially affected by the intrusions. It also established a toll-free call center to address inquiries and complaints from the individuals notified. The call center received approximately 1,530 inquiries. However, to date, the Corporation has not received complaints from potentially affected individuals.

The Corporation reported these events to the appropriate Puerto Rico and federal government agencies. It then received and complied with requests for information from the Puerto Rico Health Insurance Administration (“ASES,” by its acronym in Spanish) and the Office for Civil Rights (“OCR”) of the U.S. Department of Health and Human Services, which entities are conducting reviews of these data breaches and TSS’ and TCI’s compliance with applicable security and privacy rules. ASES levied a fine of $100,000 on TSS in connection incidents, but following the Corporation’s request for reconsideration, ASES withdrew the fine pending the outcome of the review by OCR. The Corporation at this time cannot reasonably assess the impact of these proceedings on the Corporation.

The Corporation has conducted an assessment of its system-wide data and facility security and has taken measures to strengthen its systems’ security and credential management procedures to prevent future intrusions.

On February 11, 2011, the Corporation filed an action before the Puerto Rico Court of First Instance against certain individuals believed to have participated in the intrusions. The complaint was later amended to include additional defendants, including the Corporation’s competitor. After being removed to the federal District Court for Puerto Rico, this case was recently remanded back to state court and is in its initial pleadings stage.

Joint Underwriting Association Litigations

On August 19, 2011, plaintiffs, purportedly a class of motor vehicle owners, filed an action in the United States District Court for the District of Puerto Rico against the Puerto Rico Joint Underwriting Association (“JUA”) and 18 other defendants, including Triple-S Propiedad, Inc. (“TSP”), alleging violations under the Puerto Rico Insurance Code, the Puerto Rico Civil Code, the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and the local statute against organized crime and money laundering. JUA is a private association created by law to administer a compulsory public liability insurance program for motor vehicles in Puerto Rico (“CLI”). As required by its enabling act, JUA is composed of all the insurers that underwrite private motor vehicle insurance in Puerto Rico and exceed the minimum underwriting percentage established in such act. TSP is a member of JUA.

In this lawsuit, entitled Noemí Torres Ronda, et al v. Joint Underwriting Association, et al., plaintiffs allege that the defendants illegally charged and misappropriated a portion of the CLI premiums paid by motor vehicle owners in violation of the Puerto Rico Insurance Code. Specifically, they claim that because the defendants did not incur acquisition or administration costs allegedly totaling 12% of the premium dollar, charging for such costs constitutes the illegal traffic of premiums. Plaintiffs also claim that the defendants, as members of JUA, violated RICO through various inappropriate actions designed to defraud motor vehicle owners located in Puerto Rico and embezzle a portion of the CLI premiums for their benefit.

Plaintiffs seek the reimbursement of funds for the class amounting to $406.6 million, treble damages under RICO, and equitable relief, including a permanent injunction and declaratory judgment barring defendants from their alleged conduct and practices, along with costs and attorneys’ fees.

On December 30, 2011, TSP and other insurance companies filed a joint motion to dismiss, arguing that plaintiffs’ claims are barred by the filed rate doctrine, inasmuch a suit cannot be brought, even under RICO, to amend the compulsory liability insurance rates that were approved by the Puerto Rico Legislature and the Commissioner of Insurance. The motion also argues that since RICO is not a federal statute that specifically relates to the business of insurance, and its application in the claims at issue would frustrate state policy and interfere with Puerto Rico’s insurance administrative regime, the McCarran-Ferguson Act precludes plaintiffs’ claims. Finally, TSP argued that plaintiffs failed to allege the necessary elements of an actionable RICO claim, or, in the alternative, their damages claim is time barred.

On February 17, 2012, plaintiffs filed their opposition. On April 4, 2012, TSP filed a reply in support of our motion to dismiss. The court denied our motion to dismiss. On October 2, 2012, the court issued an order certifying the class. On October 12, 2012, several defendants, including TSP, filed an appeal before the U.S. Court of Appeals for the First District, requesting the court to vacate the District Court’s certification order. The First Circuit denied the authorization to file the writ of appeals. The case is again before the court, pending further proceedings.

A similar case entitled Maria Margarita Collazo Burgos, et al. v. La Asociación de Suscripcion Conjunta del Seguro de Responsabilidad Obligatorio (“JUA”), et al., was filed against JUA and its members, including TSP, in the Puerto Rico Court of First Instance, San Juan Part on January 28, 2010. This litigation is a putative class action lawsuit brought on behalf of motor vehicle owners in Puerto Rico. Plaintiffs in this lawsuit allege that each of the defendants engaged in similar activities and conduct as those alleged in the Torres Ronda litigation and claim the recovery of $225 million for the class pertaining to the acquisition and administration costs of the CLI, allegedly charged in violation of the Puerto Rico Insurance Code’s provisions prohibiting the illegal traffic of premiums. TSP is vigorously contesting this action.

Given the early stage of these cases, the Corporation cannot assess the probability of an adverse outcome, or the reasonable financial impact that any such outcome may have on the Corporation. The Corporation intends to vigorously defend these lawsuits.

In re Blue Cross Blue Shield Antitrust Litigation

TSS is a co-defendant with multiple Blue Plans and the BCBSA in a multi-district class action litigation that alleges that the exclusive service area (ESA) requirements of the Primary License Agreements with Plans violate antitrust law, and the plaintiffs in these suits seek monetary awards and in some instances, injunctive relief barring ESAs. Those cases have been centralized in the United States District Court for the Northern District of Alabama. Prior to centralization, motions have been filed to dismiss some of the cases. Discovery has not yet commenced. The Corporation has joined BCBSA in vigorously contesting these claims.

25.    Statutory Accounting

TSS, AH, TSV and TPS (collectively known as the regulated subsidiaries) are regulated by the Commissioner of Insurance. The regulated subsidiaries are required to prepare financial statements using accounting practices prescribed or permitted by the Commissioner of Insurance, which use a comprehensive basis of accounting other than GAAP. Specifically, the Commissioner of Insurance has adopted the NAIC’s Statutory Accounting Principles (NAIC SAP) as the basis of its statutory accounting practices, as long as they do not contravene the provisions of the Puerto Rico Insurance Code, its regulations and the Circular Letters issued by the Commissioner of Insurance. The Commissioner of Insurance may permit other specific practices that may deviate from prescribed practices and NAIC SAP. Statutory accounting principles that are established by state laws and permitted practices mandated by the Commissioner of Insurance may cause the statutory capital and surplus of the regulated subsidiaries to differ from that calculated under the NAIC SAP.

Prescribed statutory accounting practices in Puerto Rico allow TSP to disregard a deferred tax liability resulting from additions to the catastrophe loss reserve trust fund that would otherwise be required under NAIC SAP. Also, as of December 31, 2012, AH was permitted by the Commissioner of Insurance to present as an admitted asset certain receivables that remained uncollected for a period exceeding 90 days. The use of prescribed and permitted accounting practices, both individually and in the aggregate, did not change significantly the combined statutory capital and surplus that would have been reported following NAIC SAP, which as of December 31, 2012 is approximately 1.3% lower than the combined reported statutory capital and surplus.

The regulated subsidiaries are required by the NAIC and the Commissioner of Insurance to submit risk-based capital (RBC) reports following the NAIC’s RBC Model Act and accordingly, are subject to certain regulatory actions if their capital levels do not meet minimum specific RBC requirements. RBC is a method developed by the NAIC to determine the minimum amount of statutory capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. The RBC is calculated by applying capital requirement factors to various assets, premiums and reserve items. The factor is higher for those items with greater underlying risk and lower for less risky items. The adequacy of an organization’s actual capital can then be measured by a comparison to its RBC as determined by the formula.

The RBC Model Act requires increasing degrees of regulatory oversight and intervention as an organization’s risk-based capital declines. The level of regulatory oversight ranges from requiring organizations to inform and obtain approval from the domiciliary insurance commissioner of a comprehensive financial plan for increasing its RBC, to mandatory regulatory intervention requiring an insurance company to be placed under regulatory control, in a rehabilitation or liquidation proceeding.

The Commissioner of Insurance adopted in 2009 an RBC policy that requires that the regulated entities maintain statutory reserves at or above the “Company Action Level,” which is currently equal to 200% of their RBC, in order to avoid regulatory monitoring and intervention. In addition, at the time of adoption the Commissioner of Insurance established five-year gradual compliance provisions for those entities whose RBC was below the 200% requirement. As of December 31, 2012 all regulated subsidiaries comply with minimum statutory reserve requirements.

The following table sets forth the combined net admitted assets, capital and surplus, RBC requirement, which is our statutory capital and surplus requirement, and net income for the regulated subsidiaries at December 31, 2012, 2011 and 2010:

	2012	2011	2010
	(dollar amounts in millions)
Net admitted assets	$1,592	$1,470	$1,347
Capital and surplus	563	529	458
RBC requirement	187	151	120
Net income	44	73	58

As more fully described in note 18, a portion of the accumulated earnings and admitted assets of TSP are restricted by the catastrophe loss reserve and the trust fund balance as required by the Insurance Code. The total catastrophe loss reserve and trust fund amounted to $38,649 and $39,059 as of December 31, 2012, respectively. The catastrophe loss reserve and trust fund balances were $37,830 and $37,635 as of December 31, 2011, respectively. In addition, the admitted assets of the regulated subsidiaries are restricted by the investments deposited with the Commissioner of Insurance to comply with requirements of the Insurance Code (see note 3). Investments with an amortized cost of $3,857 and $3,977 (fair value of $4,053 and $4,057) at December 31, 2012 and 2011, respectively, were deposited with the Commissioner of Insurance. Investment with an amortized cost of $500 (fair value of $500) at December 31, 2012 and 2011, was deposited with the USVI Division of Banking and Insurance. As a result, the combined restricted assets for our regulated subsidiaries were $43,416 and $42,112 as of December 31, 2012 and 2011, respectively.

26.    Supplementary Information on Cash Flow Activities

	2012	2011	2010
Supplementary information
Noncash transactions affecting cash flows activities
Change in net unrealized (gain) loss on securities available for sale, including deferred income tax (asset)/liability of $4,548, $7,800, and $4,243 in 2012, 2011, and 2010, respectively	$(34,378)	$(35,394)	$(23,602)
Change in liability for pension benefits, and deferred income tax (asset)/liability of $(1,643), $(9,555), $(4,282), in 2012, 2011, and 2010, respectively	$3,837	$22,295	$6,562
Repurchase and retirement of common stock	$(2,953)	$(1,090)	$—
Exercise of stock options	$2,685	$1,090	$—
Other
Income taxes paid	$16,678	$19,664	$3,187
Interest paid	$8,310	$9,301	$11,925

27.    Business Combination

2012 Acquisition

On January 18, 2012, TSM completed the acquisition of 90.8% of the outstanding capital stock of a health clinic in Puerto Rico. The cost of this acquisition was approximately $3,501, funded with unrestricted cash. The following table summarizes the net assets acquired as a result of this acquisition:

Cash	$816
Accounts receivable	1,466
Property and equipment	12,289
Intangible asset	2,730
Other assets	296
Accounts payable and accrued liabilities	(2,233)
Loans payable	(13,838)

Total net assets	1,526
Fair value of noncontrolling interest	(372)

Total net assets	$1,154

The acquisition is being accounted for under the purchase method of accounting and the health clinic is included in the Company’s consolidated financial statements from the January 18, 2012 acquisition date. The preliminary allocation of purchase price to the fair value of the acquired assets less the liabilities assumed indicated goodwill of approximately $2.3 million. Goodwill will not be deductible for tax purposes and is attributable to synergies and economies of scale expected from the acquisition.

2011 Acquisition

Effective February 7, 2011, the Company announced that its subsidiary, TSS completed the acquisition of 100% of the outstanding capital stock of AH, a provider of Medicare Advantage services to over 40,000 dual and non-dual eligible members in Puerto Rico. After this acquisition the Company expects to be better positioned for continued growth in the Medicare Advantage business. The Company accounted for this acquisition in accordance with the provisions of Accounting Standard Codification Topic 805, Business Combinations. The results of operations and financial condition of AH are included in the accompanying consolidated financial statements for the period following the effective date of the acquisition. The aggregate purchase price of the acquired entity was $84,750. Direct costs related to the acquisition amounted to $440 and were included in the consolidated operating expenses during the year ended December 31, 2011.

Although the closing date of the transaction was February 7, 2011, the consideration amount was determined using AH’s financial position as of January 31, 2011 and as such, TSS has acquired the net assets held by AH as of that date. Therefore, we have recorded an allocation of the purchase price to AH tangible and intangible assets acquired and liabilities assumed based on their fair value as of January 31, 2011. Goodwill has been recorded based on the amount by which the purchase price exceeds the fair value of the net assets acquired. Goodwill will not be deductible for tax purposes and is attributable to synergies and economies of scale expected from the acquisition. The following table summarizes the allocation of the purchase price to the assets acquired and liabilities assumed at the acquisition.

Investments and cash and cash equivalents	$71,060
Premiums and other receivables	23,563
Property and equipment	1,665
Intangible assets	33,660
Other assets	10,746
Claim liabilities	(43,047)
Accounts payable and accrued liabilities	(27,770)
Deferred tax liability	(10,098)

Total net assets	$59,779

Goodwill	$24,971

At January 31, 2011, we recognized intangible assets of $33,660 which are included within the consolidated other assets. During the years ended December 31, 2012 and 2011, we recognized amortization expense related to the intangible assets resulting from the AH transaction of $7,181 and $7,623, respectively.

The consolidated statement of earnings for year ended December 31, 2011 includes $433,112 and $1,154 related to AH operating revenues and net income, respectively. The following unaudited pro forma financial information presents the combined results of operations of the Company and AH as if the acquisition had occurred at the beginning of 2010. The unaudited pro forma financial information is not intended to represent or be indicative of the Company’s consolidated results of operations that would have been reported had the acquisition been completed as of the beginning of the periods presented and should not be taken as indicative of the Company’s future consolidated results of operations.

	2011	2010
	(unaudited)
Operating revenues	$2,181,390	$2,373,261
Net Income	$61,611	$77,285
Basic net income per share	$2.15	$2.66
Diluted net income per share	$2.14	$2.64

The above unaudited pro forma operating revenues and net income considers the following estimated acquisition adjustments:

•

Amortization of intangible assets—based on the estimated fair value of the tangible net assets acquired from AH, we estimate that we will recognize in our consolidated balance sheet intangible assets of approximately $58,631, including goodwill. We considered an amortization expense of $7,005 and $8,315, for the years ended December 31, 2011 and 2010, respectively.

•

Interest expense—represents the interest expense related to the short-term reverse repurchase agreements amounting to $55.0 million to finance the first payment of the acquisition. This agreement was paid during the quarter of the acquisition. Total interest expense related to these reverse repurchase agreements was approximately $42.

•	Net investment income—For year ended December 31, 2011, an additional bond discount amortization of approximately $11 was recorded.

•

Current income tax expense—we recognized the tax effect of the other unaudited pro forma adjustments done to the statement of earnings. During the 2010 period the Company and AH were subject to Puerto Rico income taxes as regular corporations at the then enacted tax rate of 39% plus a temporary surtax of 5%. The enacted tax rate for the 2011 period was 30%.

28.    Segment Information

The operations of the Company are conducted principally through three business segments: Managed Care, Life Insurance, and Property and Casualty Insurance. Business segments were identified according to the type of insurance products offered and consistent with the information provided to the chief operating decision maker. These segments and a description of their respective operations are as follows:

•

Managed Care segment—This segment is engaged in the sale of managed care products to the Commercial, Medicare and Medicaid market sectors. The Commercial accounts sector includes corporate accounts, U.S. federal government employees, individual accounts, local government employees, and Medicare supplement. The following represents a description of the major contracts by sector:

•

The segment is a qualified contractor to provide health coverage to federal government employees within Puerto Rico. Earned premiums revenue related to this contract amounted to $143,287, $138,004, and $130,803 for the three-year period ended December 31, 2012, 2011, and 2010, respectively (see note 11).

•

Under its commercial business, the segment also provides health coverage to certain employees of the Commonwealth of Puerto Rico and its instrumentalities. Earned premium revenue related to such health plans amounted to $46,969, $54,238, and $63,353 for the three-year period ended December 31, 2012, 2011, and 2010, respectively.

•

The segment provides services through its Medicare health plans pursuant to a limited number of contracts with CMS. Earned premium revenue related to the Medicare business amounted to $1,073,454, $896,613, and $468,401 for the three-year period ended December 31, 2012, 2011, and 2010, respectively.

•

The segment also participates in the Medicaid program to provide health coverage to medically indigent citizens in Puerto Rico, as defined by the laws of the government of Puerto Rico. Up to September 30, 2010, the segment provided managed care services to Medicaid members in the North and Southwest regions on a fully-insured basis and in the Metro-North region on an Administrative Service Only (ASO) basis. Effective November 1, 2011, after signing a new contract with the government of Puerto Rico, the segment resumed the administration of the physical health component of the miSalud program (similar to Medicaid) in designated service regions in the Commonwealth of Puerto Rico on an ASO basis, in which it receives a monthly per-member, per-month administrative fee for its services and does not bear the insurance risk of the program. Earned premium revenue related to this business amounted to $50, $2,728, and $284,815 for each of the year in the three-year period ended December 31, 2012, 2011, and 2010, respectively. Administrative service fee for each of the year in the three-year period ended December 31, 2012, 2011, and 2010 amounted to $86,565, $14,180, and $12,535, respectively.

•

Life Insurance segment—This segment offers primarily life and accident and health insurance coverage, and annuity products. The premiums for this segment are mainly subscribed through an internal sales force and a network of independent brokers and agents.

•

Property and Casualty Insurance segment—The predominant insurance lines of business of this segment are commercial multiple peril, auto physical damage, auto liability, and dwelling. The premiums for this segment are originated through a network of independent insurance agents and brokers. Agents or general agencies collect the premiums from the insureds, which are subsequently remitted to the segment, net of commissions. Remittances are due 60 days after the closing date of the general agent’s account current.

The Company evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net, administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues less operating costs.

The accounting policies for the segments are the same as those described in the summary of significant accounting policies included in the notes to consolidated financial statements. The financial data of each segment is accounted for separately; therefore no segment allocation is necessary. However, certain operating expenses are centrally managed, therefore requiring an allocation to each segment. Most of these expenses are distributed to each segment based on different parameters, such as payroll hours, processed claims, or square footage, among others. In addition, some depreciable assets are kept by one segment, while allocating the depreciation expense to other segments. The allocation of the depreciation expense is based on the proportion of asset used by each segment. Certain expenses are not allocated to the segments and are kept within TSM’s operations.

The following tables summarize the operations by operating segment for each of the years in the three year period ended December 31, 2012, 2011, and 2010.

	2012	2011	2010
Operating revenues
Managed care
Premiums earned, net	$2,031,983	$1,844,723	$1,697,083
Fee revenue	110,110	38,459	39,546
Intersegment premiums/fee revenue	6,251	6,193	6,852
Net investment income	16,349	17,543	19,799

Total managed care	2,164,693	1,906,918	1,763,280

Life
Premiums earned, net	124,279	112,704	105,437
Intersegment premiums	408	345	382
Net investment income	20,857	18,521	17,130

Total life	145,544	131,570	122,949

Property and casualty
Premiums earned, net	97,092	97,041	98,580
Intersegment premiums	613	613	613
Net investment income	8,851	9,472	10,132

Total property and casualty	106,556	107,126	109,325

Other segments*
Intersegment service revenues	15,080	16,079	45,852
Operating revenues from external sources	4,360	1,452	2

Total other segments	19,440	17,531	45,854

Total business segments	2,436,233	2,163,145	2,041,408
TSM operating revenues from external sources	729	1,238	2,082
Elimination of intersegment premiums	(7,272)	(7,151)	(7,847)
Elimination of intersegment service revenue	(15,080)	(16,079)	(45,852)

Consolidated operating revenues	$2,414,610	$2,141,153	$1,989,791

*	Includes segments that are not required to be reported separately, primarily the data processing services organization and the health clinic.

	2012	2011	2010
Operating income
Managed care	$47,025	$53,006	$63,798
Life	16,712	17,744	17,334
Property and casualty	6,760	4,544	3,579
Other segments*	(134)	671	1,161

Total business segments	70,363	75,965	85,872
TSM operating revenues from external sources	588	1,452	2,082
TSM unallocated operating expenses	(10,440)	(10,790)	(9,566)
Elimination of TSM charges	9,067	10,682	9,619

Consolidated operating income	69,578	77,309	88,007
Consolidated net realized investment gains (losses)	5,197	18,597	2,532
Consolidated net unrealized gain (loss) on trading securities	—	(7,267)	5,433
Consolidated interest expense	(10,599)	(10,855)	(12,658)
Consolidated other income (expense), net	2,196	716	889

Consolidated income before taxes	$66,372	$78,500	$84,203

	2012	2011	2010
Depreciation and amortization expense
Managed care	$21,082	$19,467	$12,282
Life	746	649	674
Property and casualty	568	1,311	1,680
Other segments*	992	—	—

Total business segments	23,388	21,427	14,636
TSM depreciation expense	854	802	864

Consolidated depreciation and amortization expense	$24,242	$22,229	$15,500

*	Includes segments that are not required to be reported separately, primarily the data processing services organization and the health clinic.

	2012	2011
Assets
Managed care	$916,712	$832,850
Life	691,425	610,118
Property and casualty	356,161	348,480
Other segments*	31,480	15,846

Total business segments	1,995,778	1,807,294

Unallocated amounts related to TSM
Cash, cash equivalents, and investments	41,334	53,172
Property and equipment, net	21,430	22,269
Other assets	29,858	27,794

	92,622	103,235

Elimination entries—intersegment receivables and others	(29,056)	(29,952)

Consolidated total assets	$2,059,344	$1,880,577

	2012	2011
Significant noncash items
Net change in unrealized gain (loss) on securities available for sale
Managed care	$11,750	$12,449
Life	15,189	21,698
Property and casualty	6,268	7,169
Other segments*	(194)	(50)

Total business segments	33,013	41,266
Amount related to TSM	1,365	(5,872)

Consolidated net change in unrealized gain on securities available for sale	$34,378	$35,394

*	Includes segments that are not required to be reported separately, primarily the data processing services organization and the health clinic.

29.    Subsequent Events

Subsequent events are events and transactions that occur after the balance sheet date but before the financial statements are issued. The effects of subsequent events and transactions are recognized in the financial statements when they provide additional evidence about conditions that existed at the balance sheet date. The Corporation has evaluated events and transactions occurring subsequent to December 31, 2012.

On March 6, 2013, the Company announced its intention to convert 7 million of the 9 million outstanding Class A shares into Class B shares and to concurrently conduct a marketed secondary public offering for all or a substantial majority of the converted shares. The Company also announced its intention to repurchase up to $30,000 of Class B shares as a purchaser in the offering.

ANNEX A

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Abreu Elias	Federico		2,000	2,000	—	—	—
Abriles Estenos	Oscar	R	18,461	18,461	—	—	—
Acevedo Guevara	Tomas		2,026	2,026	—	—	—
Acevedo Maldonado	Jaime		2,000	2,000	—	—	—
Acosta Otero	Andres		1,000	1,000	—	—	—
Acosta Ruiz	Melvyn		1,000	1,000	—	—	—
Acosta Velez	Heriberto	A	4,000	4,000	—	—	—
Aguilo Dies	William		3,000	1,025	1,975	—	1,975
Alayon	George	G	810	304	506	285	221
Alberty Figueroa	Edgardo		2,051	777	1,274	728	547
Aldrich Diaz	Ismael		2,000	1,013	987	—	987
Aleman Acevedo	Rosa	E	4,000	4,000	—	—	—
Alemañy Arana	Domingo	S	6,000	6,000	—	—	—
Alemañy Gonzalez	Alfonso		21,000	21,000	—	—	—
Alicea Cruz	Valeriano		3,355	760	2,595	712	1,883
Alicea Ortiz	Juan	R	2,000	2,000	—	—	—
Alick Otero	Theodore		3,000	1,025	1,975	—	1,975
Allende Gines	Carmen	E	1,025	1,025	—	—	—
Almodovar Acevedo	Ramon		21,538	9,601	11,937	8,994	2,943
Alonso Alonso	Jorge		6,000	3,027	2,973	2,836	137
Alonso Alonso	Jose	A	6,000	6,000	—	—	—
Alonso Alonso	Ricardo		5,000	2,017	2,983	1,890	1,093
Alvarado Jimenez	Jose	R	5,000	5,000	—	—	—
Alvarado Norat	Frankie		9,000	9,000	—	—	—
Alvarez Pont	Antolin		2,000	1,013	987	—	987
Alvarez Ramirez	Flavio	E	5,000	5,000	—	—	—
Alvarez Reus	Edwin		3,000	1,025	1,975	—	1,975
Alvarez Rivera	Carlos		3,000	1,025	1,975	—	1,975
Alvarez Ruiz	Carlos	R	6,000	2,051	3,949	—	3,949
Alvarez Sepulveda	Nereida		5,000	5,000	—	—	—
Alvarez Suarez	Maria	L	5,000	5,000	—	—	—
Alvarez Villar	Carmen	R	3,000	385	2,615	360	2,255
Amador Martinez	Mirtha		6,000	2,051	3,949	—	3,949
Amalbert Romero	Rosaura		6,000	6,000	—	—	—
Ana Seltzer Revocable Trust (Ana Sifre Rivera)			855	855	—	—	—
Andrade Cora	Estela	M	5,384	5,384	—	—	—
Andrade Cora	Jose	M	5,384	5,384	—	—	—
Andrade Cora	Marina	E	5,384	2,020	3,364	1,892	1,471
Anduze Roig	Ada		8,500	8,500	—	—	—
Angelique M Colon Irrevocable Trust			1,400	1,400	—	—	—
Ansa Vila	Ramon	M	5,000	2,229	2,771	2,088	683
Antommattei Frontera	Osvaldo		9,115	9,115	—	—	—
Anzalota Hernandez	Jose		9,000	4,224	4,776	3,957	820

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Apellaniz Barreto	Luis Francisco		2,000	2,000	—	—	—
Aponte Arroyo	Carlos	A	1,025	1,025	—	—	—
Aponte Martinez	Lydiana		1,000	1,000	—	—	—
Arboleda Osorio	Bolivar		1,000	1,000	—	—	—
Arbona Arbona	Jose	L	1,025	385	640	360	280
Arce Lopez	Emilio	A	4,000	1,912	2,088	1,791	298
Archevald Mathew	Carlos	L	21,000	10,702	10,298	10,025	273
Arguinzoni Figueroa	Paolo		1,025	501	524	469	55
Arias Benabe	Jose	E	3,000	1,025	1,975	—	1,975
Arias Maldonado	Luis	A	1,000	1,000	—	—	—
Ark	Phillip	R	1,000	1,000	—	—	—
Armstrong Mayoral	Raul	A	16,154	7,635	8,519	7,152	1,366
Arroyo Alvarez	Jorge	G	9,000	3,377	5,623	3,163	2,459
Arroyo Fernandez	Angel		1,013	1,013	—	—	—
Arroyo Marrero	Blas	C	7,179	3,001	4,178	2,811	1,366
Arroyo Rosas	Juan	G	1,000	446	554	418	137
Arroyowangen	Esther	N	5,064	2,474	2,590	2,317	273
Arsuaga Collazo	Jose		1,000	375	625	351	273
Arzeno Lopez	George		5,000	1,876	3,124	1,757	1,366
Asencio Rivera	Erasmo		6,000	2,051	3,949	—	3,949
Astor Casalduc	Frank	C	1,000	1,000	—	—	—
Avellanet Irizarry	Juan	E	1,025	1,025	—	—	—
Avila Cortes	Lynnette		5,000	5,000	—	—	—
Axtmayer Prado	Robert	W	1,025	385	640	360	280
Axtmayer Vaello	Alfred	L	21,000	10,841	10,159	10,156	3
Ayala Almodovar	Edilberto		5,128	5,128	—	—	—
Ayala Colon	Jorge	L	1,000	1,000	—	—	—
Ayala Marrero	Alfredo		5,128	5,128	—	—	—
Ayala Rivera	Marco	A	2,000	2,000	—	—	—
Baco Bague	Priscila	L	7,500	5,032	2,468	—	2,468
Badia Calderon	Jose	M	16,000	16,000	—	—	—
Badillo Echevarria	Salvador		9,000	9,000	—	—	—
Badillo Quiñones	Jose	A	12,154	12,154	—	—	—
Baez Estevensasso	Ignacio	J	16,000	16,000	—	—	—
Baez Murphy	Raymond		21,000	21,000	—	—	—
Baez Sanchez	Jose	A	1,025	1,025	—	—	—
Bajandas Daly	Ahmed		5,064	5,064	—	—	—
Balaguer Cros	Juan	L	5,000	5,000	—	—	—
Balzac Fiol	Carlos	M	2,026	2,026	—	—	—
Balzac Fiol	Isabel	M	2,026	2,026	—	—	—
Balzac Fiol	Jacqueline	M	2,000	2,000	—	—	—
Balzac Fiol	Jaime	F	2,025	2,025	—	—	—
Balzac Fiol	Rosa	A	2,025	2,025	—	—	—
Balzac Fiol	Tomas	I	2,026	2,026	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Balzac Lizardi	Rafael		21,000	21,000	—	—	—
Banchs Pieretti	Hector	L	3,077	1,155	1,922	1,082	841
Banuchi Domenech	Ivan	B	16,000	16,000	—	—	—
Barbosa Del Valle	Eugenio	R	3,000	1,025	1,975	—	1,975
Barnes Colom	Francisco	J	11,002	4,128	6,874	3,866	3,008
Barnes Español	Ricardo	R	7,090	2,660	4,430	2,492	1,937
Barreiro Lebron	Ramon	L	7,179	3,283	3,896	3,076	820
Barreto Dominguez	Armando		5,128	5,128	—	—	—
Bartolomei Tellier	Jack	A	6,000	2,051	3,949	—	3,949
Basora De Garcia	Graciela		9,000	9,000	—	—	—
Bauza Hernandez	Antonio		11,000	11,000	—	—	—
Bauza Higuera	Ana	E	2,500	2,500	—	—	—
Bayonet Rivera	Natalio	P	20,000	3,800	16,200	3,560	12,640
Beltran Fernandez	Virgilio	A	2,000	2,000	—	—	—
Benavent Rico	Carlyle		9,115	3,420	5,695	3,204	2,491
Benitez	Carmen	L	10,256	4,731	5,525	4,432	1,093
Benitez Corujo	Manuel		1,025	1,025	—	—	—
Benitez Cruz	Frank		18,726	18,726	—	—	—
Bennett	Jacqueline		4,400	4,400	—	—	—
Berio Alvarez	Angel	F	1,641	1,641	—	—	—
Berio Alvarez	Cielo	R	1,641	1,641	—	—	—
Berio Alvarez	Jose	M	3,077	3,077	—	—	—
Berio Alvarez	Marta		3,282	3,282	—	—	—
Berio Claudio	Maria	C	16,000	6,004	9,996	5,624	4,372
Berio Garces	Jose	R	1,641	1,641	—	—	—
Berlingeri Emmanuelli	Jose	A	3,000	1,025	1,975	—	1,975
Bernal Cabrero	Delfin		4,615	4,615	—	—	—
Bernal Echeandia	Delfin	V	6,355	2,735	3,620	—	3,620
Bernal Echeandia	Guillermo		1,880	1,880	—	—	—
Bernal Echeandia	Javier		1,880	1,880	—	—	—
Bernal Echeandia	Juan	V	1,880	705	1,175	661	514
Bernal Echeandia	Maria		1,880	1,880	—	—	—
Bernal Rosa	Jose	F	5,064	5,064	—	—	—
Berrios Aponte	Cruz	M	4,000	4,000	—	—	—
Berrios Delannoy	Marcos		2,051	2,051	—	—	—
Berrios Lopez	Cesar		9,000	9,000	—	—	—
Berrios Ortiz	Pedro	A	21,000	21,000	—	—	—
Berrios Pagan	Brigido	E	1,000	1,000	—	—	—
Berrios Rivera	Jorge	R	9,231	9,231	—	—	—
Berrocal Sanchez	Carlos	S	21,243	10,263	10,980	9,614	1,366
Berrocal Velez	Jose	A	5,000	2,299	2,701	2,154	547
Bertran Pasarell	Jorge	R	1,500	1,500	—	—	—
Bertran Pasarell	Juan	M	1,500	563	937	527	410
Bertran Pasarell	Maria De L		628	628	—	—	—
Bertran Pasarell	Teresita	P	1,500	1,500	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Betancourt Collazo	Justino		6,000	770	5,230	721	4,509
Bezares Torres	Nicolas		3,000	1,025	1,975	—	1,975
Bills	Zaida	R	3,000	3,000	—	—	—
Bladuell Ramos	Wallace		6,000	6,000	—	—	—
Blanco Peck	Jeanette	M	855	855	—	—	—
Blanco Peck	Richard	M	834	833	1	—	1
Blanco Plard	Jorge	L	855	855	—	—	—
Blanco Plard	Vivian	L	834	833	1	—	1
Blanco Plard	Arturo	L	1,834	1,834	—	—	—
Blanco Ramos	Carlos		17,000	17,000	—	—	—
Blasini Rivera	Marino		16,000	6,004	9,996	5,624	4,372
Blay Torres	Luis	A	3,000	1,025	1,975	—	1,975
Bocanegra Acevedo	Ubaldo		1,013	380	633	356	277
Boneta Garcia	Eliseo		21,269	21,269	—	—	—
Bongiovanni	Carmen	M	666	228	438	—	438
Bonilla Argudo	Jorge		11,141	11,141	—	—	—
Bonilla Colon	Jorge		11,000	11,000	—	—	—
Bonnet Alemar	Luis	E	2,051	2,051	—	—	—
Borras Blasco	Pedro	J	21,000	21,000	—	—	—
Borras Fernandez	Carlos	J	10,000	10,000	—	—	—
Borras Fernandez	Isabel	C	22,110	11,142	10,968	—	10,968
Borrego Cidoncha	Amalia		500	500	—	—	—
Borrego Cidoncha	Marta	I	500	500	—	—	—
Borrego Conde	Carlos	G	1,025	1,025	—	—	—
Borrego Conde	Lillian	J	1,025	402	623	377	246
Borrego Conde	Luis	G	1,025	385	640	360	280
Borrego Conde	Maria De Los A		1,025	402	623	377	246
Bosh Ramirez	Marcial	V	1,025	459	566	430	137
Botello Cabrera	Doris	E	1,000	446	554	418	137
Botello Cabrera	Lepido	E	1,000	375	625	351	273
Botello Cabrera	Maria	T	1,000	460	540	431	109
Bou Gauthier	Elias		1,000	1,000	—	—	—
Brau Ramirez	Ricardo	H	2,026	760	1,266	712	554
Bravo Castro	Jaime	J	4,000	2,026	1,974	—	1,974
Bravo Melendez	Ricardo	J	1,025	1,025	—	—	—
Bravo Nones	Alfredo	A	5,000	5,000	—	—	—
Brea Pimentel	Jose		2,000	892	1,108	835	273
Brito Arache	Rafael	A	15,000	15,000	—	—	—
Buitrago Santos	Hector	C	5,000	5,000	—	—	—
Bunker Soler	Frances	M	8,000	1,520	6,480	1,424	5,056
Bunker Soler	George	A	2,026	834	1,192	782	410
Buonomo	Emigdio	A	1,013	1,013	—	—	—
Busquets Llorens	Antonio	R	750	96	654	90	564
Busquets Llorens	Antonio	R	10,000	3,752	6,248	3,515	2,733

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Busquets Llorens	David		5,000	5,000	—	—	—
Busquets Llorens	David		256	256	—	—	—
Busquets Llorens	Miguel	S	256	256	—	—	—
Busquets Llorens	Miguel	S	5,000	5,000	—	—	—
Busquets Llorens	Salvador	J	5,000	5,000	—	—	—
Busquets Llorens	Salvador	J	750	256	494	—	494
Busquets Zalduondo	Carlos	J	6,154	2,309	3,845	2,163	1,682
Buxeda Dacri	Roberto		1,000	1,000	—	—	—
Caballero Centeno	Carmen		3,077	3,077	—	—	—
Caballero Lopez	Celso		1,006	1,006	—	—	—
Caballero Reyes	Julio	A	7,179	7,179	—	—	—
Caban Pacheco	Carlos	A	3,000	1,025	1,975	—	1,975
Cabrer Bravo	Nilda		21,538	8,082	13,456	7,571	5,886
Cabrera Aguilar	Rafael		1,000	1,000	—	—	—
Cabrera Cabrera	Maria	T	2,000	2,000	—	—	—
Cabrera De La Rosa	Fernando	J	15,000	5,128	9,872	—	9,872
Cabrera Maldonado	Nereida		6,940	6,940	—	—	—
Cabrera Otero	Sylvia		1,025	1,025	—	—	—
Cabrera Pujadas	Daniela	A	410	154	256	144	112
Cabrero Morell	Olga	P	1,025	1,025	—	—	—
Cacho Tossas	Jose	R	1,000	1,000	—	—	—
Cadilla Rebolledo	Maria	T	16,000	16,000	—	—	—
Caloca Rojas	Ivette	R	4,614	4,614	—	—	—
Calzada Santiago	Manuel	E	16,000	7,415	8,585	6,946	1,640
Campoamor Redin	Orlando		2,000	2,000	—	—	—
Campos Jovel	Jose	F	2,026	2,026	—	—	—
Canabal Lopez	Manuel	A	6,000	6,000	—	—	—
Canals Morales	Marta	I	513	513	—	—	—
Cangiano Rivera	Jose	L	9,000	9,000	—	—	—
Canino Laporte	Godofredo		2,013	2,013	—	—	—
Capella Acevedo	Antonio		15,000	10,064	4,936	—	4,936
Capo Garza	Judith	L	2,500	513	1,987	481	1,506
Capo Garza	Leticia		1,348	601	747	563	184
Capo Truyol	Enrique	R	6,038	2,266	3,772	2,122	1,650
Carazo Rodriguez	Brenda		3,000	1,025	1,975	—	1,975
Cardona Aviles	Nestor	V	2,051	918	1,133	860	273
Cardona Gonzalez	Ricardo	P	682	682	—	—	—
Cardona Martinez	Alicia		3,000	3,000	—	—	—
Cardona Ramirez	Oscar		5,000	2,158	2,842	2,022	820
Carlo Izquierdo	Jose	R	2,038	2,038	—	—	—
Carlos Ortega	Ramon		16,000	16,000	—	—	—
Caro Bonet	Armando	I	1,025	1,025	—	—	—
Carrera Baquero	Alberto	M	7,128	7,128	—	—	—
Carrera Baquero	Alberto	M	3,000	1,025	1,975	—	1,975
Carrera Baquero	Maria	I	7,128	7,128	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Carrera Baquero	Maria De Lourdes		7,128	2,675	4,453	2,505	1,948
Carrera Del Moral	Jorge	D	21,134	21,134	—	—	—
Carreras Davila	Jose	A	5,000	5,000	—	—	—
Carreras Garcia	Reinaldo	J	3,000	385	2,615	360	2,255
Carro Soto	Ana Del P		1,375	1,375	—	—	—
Carro Soto	Jose	A	1,375	1,375	—	—	—
Carro Soto	Luis	E	1,375	1,375	—	—	—
Carro Soto	Manuel	F	1,375	1,375	—	—	—
Casals	Ana		11,000	11,000	—	—	—
Casanova Casanova	Angel	S	7,000	2,768	4,232	2,593	1,640
Casanova Casanova	Jose	M	7,000	3,050	3,950	2,857	1,093
Casanova Casanova	Pedro	R	7,000	2,909	4,091	2,725	1,366
Cases Mayoral	Hector	J	9,000	4,064	4,936	—	4,936
Casillas Jimenez	Salvador		2,000	2,000	—	—	—
Castaing Lespier	Patricia	A	2,100	1,040	1,060	974	86
Castaing Lespier	Pedro	A	700	287	413	269	143
Castaner Barcelo	Juan	C	6,000	6,000	—	—	—
Castañer Gonzalez	Francisco		684	684	—	—	—
Castañer Mattei	Alberto	A	15,000	15,000	—	—	—
Castells Rodriguez	Martina		1,000	1,000	—	—	—
Castillo Diaz	Gustavo	J	1,499	512	987	—	987
Castillo Rivera	Ruben	I	5,000	5,000	—	—	—
Castillo Zayas	Javier		3,000	1,025	1,975	—	1,975
Castrillo Cruz	Rafael	H	6,000	6,000	—	—	—
Castro Borges	Jose	R	9,000	4,576	4,424	4,287	137
Castro De Suarez	Carmen		2,000	2,000	—	—	—
Castro Ramirez	Jose Juan	J	21,538	21,538	—	—	—
Catasus Zayas	Ubaldo	A	2,000	2,000	—	—	—
Cerra Fernandez	Domingo		3,000	1,126	1,874	1,054	820
Cerra Fernandez	Javier		4,000	1,501	2,499	1,406	1,093
Cerra Fernandez	Maria	D	3,000	1,126	1,874	1,054	820
Cestero Aguilar	Herman	J	5,000	2,088	2,912	1,956	956
Charneco Tifal	Jerry	C	2,051	770	1,281	721	560
Chavez Garcia	Carlos	F	3,000	1,025	1,975	—	1,975
Chico Fuertes	Francisco	J	1,025	1,025	—	—	—
Chiques Byer	Carlos	M	6,000	6,000	—	—	—
Cintron Clos	Sonia	M	1,000	1,000	—	—	—
Cintron Colon	Marie		1,000	375	625	351	273
Cintron Ortiz	Heriberto		1,025	1,025	—	—	—
Cintron Valle	Cesar		11,000	11,000	—	—	—
Cj & Hls Partnership Ltd			5,064	1,900	3,164	1,780	1,384
Claudio Villamil	Jaime		5,000	5,000	—	—	—
Clavell Rodriguez	Luis		46,228	6,461	39,767	6,052	33,715
Claverol Siaca	Pedro	J	16,410	16,410	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Cobian Tormos	Modesto	L	21,000	21,000	—	—	—
Colberg Pujadas	Pedro	N	10,000	10,000	—	—	—
Colberg Rios	Teresita		6,154	6,154	—	—	—
Coll Perez	Maria	J	2,051	2,051	—	—	—
Collazo Lizardi	Diego		9,000	3,377	5,623	3,163	2,459
Collazo Lopez	Leonardo		1,000	1,000	—	—	—
Colom Aviles	Jesus		21,013	7,885	13,128	7,386	5,742
Colom Aviles	Vicente		5,000	5,000	—	—	—
Colon	Janice		4,400	1,651	2,749	1,547	1,202
Colon Moll	Iris	J	166	166	—	—	—
Colon Morales	Miguel	A	15,194	15,194	—	—	—
Colon Pagan	Juan	R	2,000	2,000	—	—	—
Colon Perez	Jose Rolando		3,000	3,000	—	—	—
Colon Perez	Miguel		3,038	3,038	—	—	—
Colon Perez	Rene		7,500	5,032	2,468	—	2,468
Colon Rodriguez	Filiberto		4,000	2,026	1,974	—	1,974
Colon Santini	Juan Luis		1,026	459	567	430	137
Colon Trabal	Carmen		2,000	380	1,620	356	1,264
Colon Vaquer	Jose M	E	3,000	1,408	1,592	1,319	273
Comas Urrutia	Arsenio	C	2,000	2,000	—	—	—
Conde Perez	Lillian		5,128	1,970	3,158	1,846	1,312
Coppola Muñoz	Angelo		1,025	1,025	—	—	—
Cora Santiago	Virgilio		700	316	384	296	89
Cordero Casillas	Jose		2,000	2,000	—	—	—
Cordova Lopez	Arturo	R	1,013	380	633	356	277
Cordova Santiago	Gladys	J	5,128	5,128	—	—	—
Correa Agosto	Maritza		2,000	380	1,620	356	1,264
Correa Aponte	Jose	N	9,077	9,077	—	—	—
Correa Ayala	Roberto		6,000	6,000	—	—	—
Correa Jusino	Francisco		7,000	5,026	1,974	—	1,974
Corretjer Benvenutti	Otto		1,013	1,013	—	—	—
Corretjer Charneco	Rafael		5,000	1,876	3,124	1,757	1,366
Corretjer Piquer	Antonio	L	5,965	5,965	—	—	—
Corretjer Piquer	Mildred		7,652	2,871	4,781	2,690	2,091
Corretjer Piquer	Roberto		7,652	2,871	4,781	2,690	2,091
Corretjer Vicente	Ileana		1,000	375	625	351	273
Coscollano Herrero	Maria	A	9,000	9,000	—	—	—
Cotto Mojica	Juan	J	1,025	1,025	—	—	—
Crespi Borras	Jose	M	1,025	1,025	—	—	—
Crespo Roman	Carmelo		5,000	2,158	2,842	2,022	820
Cristina I Colon Irrevocable Trust			1,400	1,400	—	—	—
Cristino R Colon Arvelo & Teresita Pascual Garzon			10,500	10,500	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Cruz Cruz	Jose	R	9,000	9,000	—	—	—
Cruz Martinez	Carlos		1,025	1,025	—	—	—
Cruz Mena	Rafael		1,000	1,000	—	—	—
Cruz Vidal	Baltasar	A	3,000	1,025	1,975	—	1,975
Cruzado Perez	Enrique		10,256	10,256	—	—	—
Cuevas Brunet	Edwin		1,000	375	625	351	273
Cuevas Soldevila	Maria	C	1,000	1,000	—	—	—
Cuevas Soldevila	Mayra	M	2,000	380	1,620	356	1,264
Cuevas Soldevila	Orlando	S	1,000	1,000	—	—	—
Cummings Carrero	Luis	E	5,000	765	4,235	716	3,519
Cummings Carrero	Roberto		1,006	1,006	—	—	—
Cummings Garcia	Luis	E	19,243	19,243	—	—	—
Curbelo Piza	Pablo	G	3,000	3,000	—	—	—
Curbelo Ruiz	Rufino		3,000	1,025	1,975	—	1,975
Curet Cuevas	Jose Orlando		2,000	2,000	—	—	—
Dalmau Jimenez	Miguel	S	6,000	2,051	3,949	—	3,949
Dalmau Larriñaga	Marta		21,538	10,980	10,558	10,285	273
Davila Colon	Luis	R	5,470	5,470	—	—	—
Davila Fernandez	Mario		12,000	6,077	5,923	—	5,923
Davila La Torre	Gloria	E	5,470	5,470	—	—	—
Davila La Torre	Joselyn	E	5,470	5,470	—	—	—
Davila Lopez	Juan	A	2,000	892	1,108	835	273
Davila Marti	Miguel		1,025	1,025	—	—	—
Davila Martinez	Gladimiro		4,000	2,026	1,974	—	1,974
De Cardona Greaves	Jose	N	4,000	4,000	—	—	—
De Cardona Greaves	Richard	D	4,000	4,000	—	—	—
De Jesus	Manuel	A	42,000	9,994	32,006	9,362	22,644
De Jesus Carbonell	Ramon		1,000	375	625	351	273
De Jesus Gonzalez	Nydia	R	33,000	11,282	21,718	—	21,718
De Jesus Quiñones	Felipe	N	8,000	8,000	—	—	—
De Jesus Ramos	Nelson		3,000	1,025	1,975	—	1,975
De Jesus Rivera	Luis	G	9,231	3,464	5,767	3,245	2,523
De Jesus Toro	Jose Alberto		1,000	1,000	—	—	—
De Juan Gatell	Manuel		1,000	1,000	—	—	—
De La Rosa Costa	Pedro	U	5,128	5,128	—	—	—
De La Torre Morales	Francisco	J	6,000	2,051	3,949	—	3,949
De Paz Reyes	Bernardo	A	10,000	10,000	—	—	—
Defendini Mauras	Efrain	A	9,231	9,231	—	—	—
Del Muro Irizarri	Angela	B	6,000	918	5,082	860	4,222
Del Pozo Gomez	Huberto		6,000	770	5,230	721	4,509
Del Prado Escobar	Ramon		20,000	20,000	—	—	—
Del Toro Agrelot	Emilio		2,051	2,051	—	—	—
Del Valle Biascoechea	Carlos		2,000	2,000	—	—	—
Delgado Boneta	Norberto		1,025	1,025	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Delgado Ortiz	Blas		1,000	1,000	—	—	—
Delgado Rodriguez	Ruben	N	20,320	8,375	11,945	7,846	4,099
Delis Asmar	Cynthia	A	1,366	513	853	480	373
Delis Asmar	Efrain		5,419	4,102	1,317	—	1,317
Delis Asmar	Rosa	Y	683	683	—	—	—
Dexter	Donald	F	5,000	5,000	—	—	—
Diaz Bonnet	Victor	M	12,077	12,077	—	—	—
Diaz Canales	Fernando	L	10,000	4,034	5,966	3,779	2,186
Diaz De Fagot	Angeles		33,000	4,233	28,767	3,966	24,801
Diaz Del Campo	Santiago		6,000	770	5,230	721	4,509
Diaz Del Valle	Eduardo		2,000	2,000	—	—	—
Diaz Lugo	Maritza		1,000	1,000	—	—	—
Diaz Martinez	Hector	F	9,102	9,102	—	—	—
Diaz Mendez	Rafael	B	5,000	5,000	—	—	—
Diaz Pinto	Carlos		3,000	1,025	1,975	—	1,975
Diaz Pinto	Hector	F	4,000	2,026	1,974	—	1,974
Diaz Ramos	Nestor	E	10,000	10,000	—	—	—
Diaz Sanabia	Leonora		6,000	770	5,230	721	4,509
Diaz Sanchez	Alberto Luis		1,025	1,025	—	—	—
Diaz Sotomayor	Yanira		1,501	513	988	—	988
Diaz Torres	Heriberto		9,000	9,000	—	—	—
Diaz Torres	Porfirio	E	3,038	3,038	—	—	—
Diaz Vazquez	Ruben		1,013	452	561	424	137
Diez Cardona	Elsie	M	7,000	7,000	—	—	—
Diez Cardona	Federico		7,000	7,000	—	—	—
Diez Cardona	Juan	C	7,000	7,000	—	—	—
Dominguez Bidot	Anibal		1,025	1,025	—	—	—
Dubocq Ventura	Francisco	M	2,051	2,051	—	—	—
E Perez & M Canals Retirement Pl			513	513	—	—	—
Echeandy Abreu	Ruben		6,000	1,001	4,999	938	4,061
Echevarria Santiago	Luis	A	3,000	1,025	1,975	—	1,975
Echevarria Stuart	Edgar		1,025	385	640	360	280
Edgardo Rodriguez Julia &Ilca Lopez Torres			312	312	—	—	—
Eduardo Cerezo Magan Retirement Plan Trust			1,025	385	640	360	280
Emmanuelli La Llave	Pedro	L	1,025	385	640	360	280
Encarnacion Canino	Gaspar		12,000	12,000	—	—	—
Estate Of Ramon Emilio Figueroa Lebron			9,115	9,115	—	—	—
Etienne Pierre	Rufus		1,013	452	561	424	137
Falcon Matos	Carlos	A	1,000	1,000	—	—	—
Faura Clavell	Luis	E	5,000	5,000	—	—	—
Feijoo Gonzalez	Jose	E	2,026	760	1,266	712	554

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Feliciano Rodriguez	Hector	A	5,064	1,900	3,164	1,780	1,384
Feliciano Rodriguez	Lino		16,000	7,415	8,585	6,946	1,640
Feliciano Sepulveda	Jose	I	5,032	2,243	2,789	2,101	688
Fernandez Carbia	Alberto		1,000	1,000	—	—	—
Fernandez Cerra	Eugenio		21,000	21,000	—	—	—
Fernandez Duran	Guillermo		1,013	1,013	—	—	—
Fernandez Feliberti	Rafael		9,000	9,000	—	—	—
Fernandez Grovas	Guillermo		4,051	4,051	—	—	—
Fernandez Jaquete	Enrique		2,038	765	1,273	716	557
Fernandez Martinez	Jose		8,000	8,000	—	—	—
Fernandez Maymi	Carlos		1,000	1,000	—	—	—
Fernandez Mena	Manuel		6,154	6,154	—	—	—
Fernandez Menendez	Faustino		1,025	385	640	360	280
Fernandez Moll	Carmen	A	333	125	208	117	91
Fernandez Pedro	Cesar		6,000	6,000	—	—	—
Fernandez Pereiro	Antonio		4,615	4,615	—	—	—
Fernandez Pereyo	Jose	L	1,000	1,000	—	—	—
Fernandez Pla	Restituto		21,026	21,026	—	—	—
Fernandez Rivera	Nelson	A	2,630	2,630	—	—	—
Fernandez Rivera	Sonia		1,000	1,000	—	—	—
Fernandez Santos	Francisco	J	21,269	21,269	—	—	—
Ferre	Tiody		8,000	4,051	3,949	—	3,949
Ferreira	Miriam	A	1,173	1,173	—	—	—
Ferrer Montalvo	Norman	S	6,000	6,000	—	—	—
Ferrer Urbina	Belen	M	15,000	5,128	9,872	—	9,872
Ferrer Vicente	Ana	M	3,000	1,126	1,874	1,054	820
Ferrero Chapero	Jose	V	2,051	777	1,274	728	547
Ferriol Peña	Eduardo	M	3,000	1,025	1,975	—	1,975
Fideicomiso Familia Medina Monteserin			21,000	21,000	—	—	—
Fideicomiso Jimenez Ferrer			21,134	21,134	—	—	—
Figueroa Colon	Luz	V	400	400	—	—	—
Figueroa Gonzalez	Esther		12,000	12,000	—	—	—
Figueroa Guzman	Luz	D	3,077	1,155	1,922	1,082	841
Figueroa Longo	Juan	G	2,000	2,000	—	—	—
Figueroa Otero	Ivan		13,166	13,166	—	—	—
Figueroa Roure	Myrna	S	1,013	516	497	483	14
Fiol Lay	Carol		2,750	1,032	1,718	967	751
Fiol Lay	Gloria		2,750	1,314	1,436	1,231	205
Fiol Lay	Lidia	A	2,750	2,750	—	—	—
Fiol Lay	Mary	E	2,750	2,750	—	—	—
Flaque Comas	Jose	F	6,000	2,051	3,949	—	3,949
Flax Jaffe	Herman	J	21,499	21,499	—	—	—
Fleisher Roseman	Lawrence	T	10,000	10,000	—	—	—
Flores Cheverez	Victor	L	5,064	1,900	3,164	1,780	1,384

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Flores De Hostos	Eddy		1,013	1,013	—	—	—
Flores Gallardo	Arturo		5,000	5,000	—	—	—
Flores Santana	Hermes		2,051	2,051	—	—	—
Fontanet Perfecto	Hector	O	9,115	3,420	5,695	3,204	2,491
Fortuño Carmona	Roberto		16,205	6,081	10,124	5,696	4,428
Fortuño Moscoso	Luis		11,141	11,141	—	—	—
Fossas Feliu	Jose	A	1,000	1,000	—	—	—
Fossas Lopez-Cepero	Jose	L	9,000	9,000	—	—	—
Frame De Marie	Stephen	J	5,000	5,000	—	—	—
Franceschi Conde	Raul		10,026	4,330	5,696	4,056	1,640
Franceschini Ortiz	Rene		2,000	2,000	—	—	—
Franceschini Pascual	Carmen	N	2,000	1,013	987	—	987
Franco Linares	Alejandro	E	3,000	1,408	1,592	1,319	273
Franco Molini	Carlos	M	2,000	892	1,108	835	273
Fred Santana	Roberto	R	1,000	1,000	—	—	—
Frias Arias	Alberto	E	1,000	1,000	—	—	—
Frontera Colley	Antonio		6,000	6,000	—	—	—
Frontera Lluch	Enrique		2,000	1,013	987	—	987
Frontera Rodriguez	Herminio		2,000	2,000	—	—	—
Frontera Vicens	Miguel	A	1,000	1,000	—	—	—
Fuentes Ramos	Jose	A	3,000	1,126	1,874	1,054	820
Fumero Aguilo	Jose	O	3,000	1,126	1,874	1,054	820
Fuste Gonzalez	Mercedes Del Rosario		5,032	5,032	—	—	—
Fuster Berlingeri	Roberto		2,051	2,051	—	—	—
Galindez Antelo	William		10,000	10,000	—	—	—
Gallardo Mendez	Antonio		3,000	385	2,615	360	2,255
Gallardo Mendez	Rafael	A	2,000	750	1,250	703	547
Gamble	Elsie	G	3,000	3,000	—	—	—
Gandia Mantaras	Luis	T	5,064	5,064	—	—	—
Garau Diaz	Alexis		3,000	1,025	1,975	—	1,975
Garau Diaz	Guillermo		1,000	1,000	—	—	—
Garau Diaz	Ivan		1,000	1,000	—	—	—
Garau Diaz	Priscila		1,025	385	640	360	280
Garau Diaz	Samuel		2,051	2,051	—	—	—
Garayalde Cotroneo	Glenn	J	1,013	382	631	358	273
Garcia	Magda	L	2,629	2,629	—	—	—
Garcia Aguirre	Augusto	C	10,000	1,900	8,100	1,780	6,320
Garcia Bird	Jorge		10,000	10,000	—	—	—
Garcia Bulls	Aureo	B	1,000	1,000	—	—	—
Garcia Castillo	Armando		16,410	16,410	—	—	—
Garcia Estrada	Maria	D	10,000	10,000	—	—	—
Garcia Gonzalez	Efrain		228	228	—	—	—
Garcia Gonzalez	Modesto	E	228	228	—	—	—
Garcia Gubern	Carlos	F	6,000	6,000	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Garcia Lopez	Carlota	M	4,200	4,200	—	—	—
Garcia Lopez	Ivan	H	4,200	4,200	—	—	—
Garcia Lopez	Jose	J	4,200	4,200	—	—	—
Garcia Lopez	Luis	I	4,200	1,576	2,624	1,476	1,148
Garcia Lopez	Maria	T	4,200	1,576	2,624	1,476	1,148
Garcia Lopez	Rafael		16,410	16,410	—	—	—
Garcia Moliner	Lucio		6,000	6,000	—	—	—
Garcia Normandia	Hector Luis		1,000	1,000	—	—	—
Garcia Quiroga	Judith		21,346	8,010	13,336	7,503	5,833
Garcia Ramos	Carlos	H	4,000	4,000	—	—	—
Garcia Saavedra	Jaime		6,000	6,000	—	—	—
Garcia Santaliz	Domingo		1,000	1,000	—	—	—
Garcia Santiago	Jose	G	3,038	3,038	—	—	—
Garcia Torres	Wanda	R	2,051	2,051	—	—	—
Garcia Trias	David	E	3,019	1,168	1,851	1,094	757
Garraton Martin	Fanny	M	5,000	5,000	—	—	—
Garraton Martin	Luis		5,000	5,000	—	—	—
Garza De Capo	Judith	G	5,032	1,888	3,144	1,769	1,375
Gavillan Pabon	Pedro		9,000	3,377	5,623	3,163	2,459
Geigel De Olivieri	Ana	A	5,000	2,299	2,701	2,154	547
Geil Schulte	Kenneth	P	1,025	1,025	—	—	—
Gelabert Paredes	Raymond		2,032	979	1,053	917	137
Gerena Quiles	Luis		3,000	1,025	1,975	—	1,975
Gibbs Acosta	Lydia	M	1,025	1,025	—	—	—
Gimenez Safont	Jose	A	16,410	16,410	—	—	—
Giusti De Jesus	Juan	B	5,064	5,064	—	—	—
Godreau Negron	Miguel	F	5,128	5,128	—	—	—
Golderos Rodriguez	Carmen	G	2,013	898	1,115	841	273
Golderos Sanabria	Francisco	R	1,000	1,000	—	—	—
Gonzales Levy	Carmen	B	228	228	—	—	—
Gonzalez Badillo	Bernardino		1,266	475	791	445	346
Gonzalez Badillo	Oscar		1,266	1,266	—	—	—
Gonzalez Badillo	Teresita		1,266	475	791	445	346
Gonzalez Boneta	Benigno	T	6,000	6,000	—	—	—
Gonzalez Castrodad	Luis	R	2,051	2,051	—	—	—
Gonzalez Cruz	Julio		2,000	2,000	—	—	—
Gonzalez De Rexach	Carmen	E	1,000	1,000	—	—	—
Gonzalez De Rexach	Carmen	E	1,000	1,000	—	—	—
Gonzalez Del Rosario	Ada	L	171	171	—	—	—
Gonzalez Del Rosario	Modesto	F	500	171	329	—	329
Gonzalez Del Rosario	Modesto		3,000	1,025	1,975	—	1,975
Gonzalez Del Rosario	Segundo		171	64	107	60	47
Gonzalez Del Rosario	Segundo		2,000	750	1,250	703	547
Gonzalez Flores	Jose	R	5,000	5,000	—	—	—
Gonzalez Franco	Frederick	C	810	810	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Gonzalez Franco	Jose	M	810	810	—	—	—
Gonzalez Franco	Manuel	A	810	810	—	—	—
Gonzalez Franco	Mario	R	810	810	—	—	—
Gonzalez Garcia	Pedro	J	1,025	1,025	—	—	—
Gonzalez Gomez	Alfredo		6,000	2,051	3,949	—	3,949
Gonzalez Gonzalez	Roberto		2,051	2,051	—	—	—
Gonzalez Inclan	Carlos	A	1,000	1,000	—	—	—
Gonzalez Inclan	Carlos	A	—	—	—	—	—
Gonzalez Inclan	Eduardo	J	1,000	1,000	—	—	—
Gonzalez Inclan	Eduardo	J	1,000	1,000	—	—	—
Gonzalez Inclan	Jose	R	6,000	6,000	—	—	—
Gonzalez Inclan	Maria De L		1,000	1,000	—	—	—
Gonzalez Inclan	Maria De Lourdes		1,000	1,000	—	—	—
Gonzalez Levy	Rosario Del P		228	228	—	—	—
Gonzalez Mendez	Mabel		1,000	1,000	—	—	—
Gonzalez Navedo	Edwin		1,013	1,013	—	—	—
Gonzalez Olmo	Ana	L	684	684	—	—	—
Gonzalez Ortiz	Christian	G	4,000	1,642	2,358	1,538	820
Gonzalez Ortiz	Karen	M	10,000	4,740	5,260	4,440	820
Gonzalez Pagan	Julio	S	171	64	107	60	47
Gonzalez Ramirez	Edgardo		6,154	6,154	—	—	—
Gonzalez Ramos	Reinaldo		3,000	3,000	—	—	—
Gonzalez Robison	Hugh		334	334	—	—	—
Gonzalez Robison	Hugh		334	334	—	—	—
Gonzalez Robison	Jaime	E	334	334	—	—	—
Gonzalez Robison	Jaime	E	333	333	—	—	—
Gonzalez Rodriguez	Manuel	A	15,000	5,128	9,872	—	9,872
Gonzalez Roman	Yolanda		1,025	385	640	360	280
Gonzalez Sanchez	German		2,026	2,026	—	—	—
Gonzalez Velez	Abraham		9,115	4,408	4,707	4,129	578
Gorbea Navedo	Nilda	I	10,500	10,500	—	—	—
Guardiola Cruzado	Armando	J	6,051	6,051	—	—	—
Guerra Ibañez	Juan	C	3,019	3,019	—	—	—
Guerra Ibañez	Ricardo	J	3,000	3,000	—	—	—
Guerrero Preston	Juan	O	1,000	1,000	—	—	—
Guerrero Preston	Margarita	S	1,000	1,000	—	—	—
Guerrero Preston	Maria	E	1,000	1,000	—	—	—
Guerrero Preston	Maria Del Carmen		1,000	1,000	—	—	—
Guerrero Preston	Rafael	E	1,000	1,000	—	—	—
Guerrero Preston	Teresa	E	1,000	1,000	—	—	—
Guevara Domenech	Francisco		5,128	1,924	3,204	1,802	1,401
Guzman Rodriguez	Norma	J	2,000	1,013	987	—	987
Guzman Serrano	Angelica		1,026	1,026	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Guzman Serrano	Barbara		1,025	385	640	360	280
Guzman Serrano	Josephine		1,026	1,026	—	—	—
Guzman Serrano	Manuel		1,026	1,026	—	—	—
Guzman Serrano	Rebecca		725	332	393	311	82
Guzman Vizcarrondo	Beatriz		4,200	4,200	—	—	—
Guzman Vizcarrondo	Josefina		4,200	4,200	—	—	—
Guzman Vizcarrondo	Luis	R	4,200	4,200	—	—	—
Guzman Vizcarrondo	Maria	A	4,200	4,200	—	—	—
Guzman Vizcarrondo	Rosa	M	4,200	4,200	—	—	—
Haddad Zouain	Mario		2,000	1,013	987	—	987
Haines Lopez	Frances	D	2,848	2,848	—	—	—
Hammerschmidt	Cesar		21,000	21,000	—	—	—
Hawayek Alemañy	Jose		10,192	10,192	—	—	—
Hernadez Vicens	Julio		3,000	1,026	1,974	—	1,974
Hernandez Bonilla	Jose	E	15,000	5,628	9,372	5,272	4,099
Hernandez Colon	Angel	W	1,026	1,026	—	—	—
Hernandez Denton	Jorge	L	2,779	1,043	1,736	977	759
Hernandez Denton	Federico		7,090	2,660	4,430	2,492	1,937
Hernandez Denton	Gabriel		12,115	4,546	7,569	4,258	3,311
Hernandez Feliciano	Tomas		5,000	5,000	—	—	—
Hernandez Garcia	Cesar	R	2,000	2,000	—	—	—
Hernandez Guash	Rayda	H	1,000	1,000	—	—	—
Hernandez Lopez	Oscar	A	1,000	1,000	—	—	—
Hernandez Lopez De V	Juan	D	1,000	1,000	—	—	—
Hernandez Martinez	Pedro		7,038	2,674	4,364	2,505	1,858
Hernandez Martinez	Wilfredo	J	1,026	473	553	443	109
Hernandez Michels	Angela		11,000	5,115	5,885	4,792	1,093
Hernandez Morales	Maria Del	C	3,000	1,026	1,974	—	1,974
Hernandez Perez	Victor		5,000	5,000	—	—	—
Hernandez Ricoff	Bethzaida		7,500	5,032	2,468	—	2,468
Hernandez Rios	Pablo	J	1,000	1,000	—	—	—
Hernandez Rodriguez	Eduardo		500	500	—	—	—
Hernandez Sanchez	Manuel		3,000	1,026	1,974	—	1,974
Hernandez Trujillo	Aurelia	M	171	66	105	62	44
Hernandez Trujillo	Nairda	P	171	66	105	62	44
Hernandez Trujillo	Salvador	R	171	66	105	62	44
Hidalgo	Hector	O	7,000	2,627	4,373	2,460	1,913
Hidalgo Alvarez	Jose	R	3,000	385	2,615	361	2,254
Hidalgo Gorbea	Hector	L	7,000	2,627	4,373	2,460	1,913
Hidalgo Walker	Karen		7,000	7,000	—	—	—
Hoyos Precssas	Guillermo	J	2,000	2,000	—	—	—
Iguina Mora	Martin	A	21,272	21,272	—	—	—
Inclan De Gonzalez	Carmina		5,000	5,000	—	—	—
Infanzon	Roberto	T	6,154	6,154	—	—	—
Infanzon Olivieri	Julia		7,000	2,627	4,373	2,460	1,913

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Irizarry Bonilla	Pablo	E	1,000	1,000	—	—	—
Irizarry Colon	Nilda		5,064	2,262	2,802	2,119	683
Isales Davis	Ramon		16,000	6,004	9,996	5,624	4,372
Iturrino Rodriguez	Jose	L	21,269	21,269	—	—	—
Izquierdo Mora	Luis	A	21,000	21,000	—	—	—
Jaskille Erdmann	Francisco	M	1,000	375	625	351	273
Jimenez Amadeo	Frances Ann		5,000	5,000	—	—	—
Jimenez Barreras	Jose	L	4,500	767	3,733	718	3,015
Jimenez Ferreira	Casey		571	571	—	—	—
Jimenez Ferreira	Doriam		571	571	—	—	—
Jimenez Ferreira	Pavel		571	571	—	—	—
Jimenez Garcia	Jose	C	1,000	1,000	—	—	—
Jimenez Lopez	Roberto		33,000	11,282	21,718	—	21,718
Jimenez Melendez	Maria	S	2,279	2,279	—	—	—
Jimenez Melendez	Maria De L		2,279	2,279	—	—	—
Jimenez Melendez	Pablo	F	2,278	2,278	—	—	—
Jimenez Melendez	Teresa		2,279	855	1,424	801	623
Jimenez Mercado	Juan	F	5,000	5,000	—	—	—
Jimenez Noboa	Dora	L	571	571	—	—	—
Jimenez Rodriguez	Juan		1,013	1,013	—	—	—
Jimenez San Miguel	Jose	A	6,000	2,051	3,949	—	3,949
Jimenez Santoni	Jose	J	1,709	1,709	—	—	—
Jimenez Santoni	Lirio	M	1,710	1,710	—	—	—
Jimenez Santoni	Salvador	A	1,709	1,709	—	—	—
Joglar Cacho	Edgardo		2,051	2,051	—	—	—
Joglar Irizarry	Fernando	L	3,000	389	2,611	364	2,247
Joglar Irizarry	Nilda	M	1,026	389	637	364	273
Jorge A Meaux Pereda & Myriam Concepción Mejias			1,700	638	1,062	598	465
Juarbe Santos	Charles		1,013	380	633	356	277
Julia De Hernandez	Carmen		1,800	887	913	831	82
Jurado Perez	Juan	A	2,000	750	1,250	703	547
Justiniano Diaz	Raul	T	16,410	16,410	—	—	—
Justiniano Justiniano	Eric		2,000	521	1,479	488	991
Kareh Cordero	Pedro	M	1,026	1,026	—	—	—
Kerr Selgas	David	E	2,000	892	1,108	835	273
Kindy Schrock	Paul	E	5,000	5,000	—	—	—
Kutcher Olivo	Roberto		1,026	1,026	—	—	—
Laborde	Ida		1,688	633	1,055	593	461
Laboy Figueroa	Ernesto	R	4,026	4,026	—	—	—
Laboy Ramos	Vicente		1,000	1,000	—	—	—
Laguillo Torres	Edgardo	R	12,000	1,910	10,090	1,789	8,301
Landrau Moreno	Moraima		6,000	2,051	3,949	—	3,949
Landron Delgado	Adeline	I	8,305	3,724	4,581	3,488	1,093

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Landron Guardiola	Jose		5,000	5,000	—	—	—
Lang	Enid	M	6,154	2,309	3,845	2,163	1,682
Lao Sam	Florencio		3,000	3,000	—	—	—
Laracuente Vazquez	Pedro		1,013	1,013	—	—	—
Lasala Aleman	Javier		4,000	4,000	—	—	—
Lasala Rois	Victoria		2,000	2,000	—	—	—
Lastra Calderon	Pedro	L	1,000	1,000	—	—	—
Latimer Arzuaga	Carlos		1,026	385	641	361	280
Latimer Perez	Jose	R	6,000	2,251	3,749	2,109	1,640
Latoni Cabanillas	David		5,064	5,064	—	—	—
Lavergne Romano	Jeannette		1,709	1,709	—	—	—
Lavergne Romano	Marcelle	E	1,709	1,709	—	—	—
Lavergne Romano	Yvette	M	1,710	1,710	—	—	—
Lazaro Garcia	Pedro		6,000	2,251	3,749	2,109	1,640
Lazzarini Lugo	Sigfrido		9,000	6,038	2,962	—	2,962
Lebron De Sanz	Benicia		1,000	1,000	—	—	—
Lebron Laborde	Alexis	J	1,000	1,000	—	—	—
Lebron Mazon	Luis	D	7,179	2,694	4,485	2,523	1,962
Lebron Roman Retirement Plan			6,154	2,309	3,845	2,163	1,682
Leon Garcia De Fernandez	Ana	M	4,577	4,577	—	—	—
Lespier Santiago	Isolina		3,500	1,507	1,993	1,412	581
Lespier Santiago	Rosa	E	5,064	5,064	—	—	—
Levy Anduze	Alicia		4,250	4,250	—	—	—
Levy Anduze	Elaine	M	4,250	4,250	—	—	—
Liaño Mera	Angel Luis		1,000	375	625	351	273
Lightbourn	Evelyn		18,090	9,116	8,974	—	8,974
Lima Quiñones	Fernando	B	5,128	2,083	3,045	1,952	1,093
Lima Quiñones	Jose	T	5,000	2,564	2,436	2,401	35
Lima Quiñones	Maria De	L	5,128	1,924	3,204	1,802	1,401
Lima Quiñones	Maria Del	C	5,128	2,366	2,762	2,216	547
Linares Castro	Maximino		1,026	1,026	—	—	—
Lizardo Vidal	Francis		16,000	16,000	—	—	—
Llado Gonzalez	Ivan Jose		5,000	5,000	—	—	—
Llavona Folguera	Alexia	T	3,600	3,600	—	—	—
Llavona Folguera	Angel	M	3,600	3,600	—	—	—
Llavona Folguera	Frances	J	3,600	3,600	—	—	—
Llobet Caldeyro	Ramon	E	15,000	5,128	9,872	—	9,872
Llompart Garcia	Juan		21,000	21,000	—	—	—
Llompart Zeno	Juan		1,000	1,000	—	—	—
Llop Dapena	Jose	R	1,026	1,026	—	—	—
Llorens Perez	Santiago		1,000	1,000	—	—	—
Lluberas Gonzalez	Arturo	F	1,013	380	633	356	277
Lluberas Gonzalez	Lourdes	T	1,000	375	625	351	273
Lluberas Gonzalez	Wilma	M	1,000	375	625	351	273

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Lluberas Ortiz	Arturo	F	12,128	4,180	7,948	3,916	4,032
Longo Cordero	Rafael		16,000	16,000	—	—	—
Longo Rodriguez	Fernando	L	2,000	2,000	—	—	—
Lopez Bauza	Ana	M	1,026	1,026	—	—	—
Lopez Bauza	Jose	H	1,026	385	641	361	280
Lopez Bauza	Juan	R	1,026	1,026	—	—	—
Lopez Bauza	Rafael	J	1,000	1,000	—	—	—
Lopez Bonelli	Manuel	J	3,077	3,077	—	—	—
Lopez Bonelli	Pedro	R	3,077	1,155	1,922	1,082	841
Lopez Busquets	Roberto	H	18,000	3,420	14,580	3,204	11,376
Lopez Castañon	Luis		9,000	9,000	—	—	—
Lopez De Victoria Vicario	Manuel	A	5,032	5,032	—	—	—
Lopez Diaz	Michelle		3,077	1,155	1,922	1,082	841
Lopez Enriquez	Alberto	T	10,128	10,128	—	—	—
Lopez Enriquez	Edrick	D	2,487	192	2,295	180	2,114
Lopez Enriquez	Reynold		5,000	5,000	—	—	—
Lopez Erquicia	Maria	T	18,000	6,154	11,846	—	11,846
Lopez Hernandez	Wilfredo		4,000	2,026	1,974	—	1,974
Lopez Marquez	Jose	L	2,051	2,051	—	—	—
Lopez Nieves	Myrna	I	2,000	2,000	—	—	—
Lopez Poueymirou	Waldo	E	9,115	9,115	—	—	—
Lopez Rodriguez	Edgardo		1,026	1,026	—	—	—
Lopez Rodriguez	Jose	E	12,000	6,077	5,923	—	5,923
Lopez Sanchez	Luis	A	1,026	1,026	—	—	—
Lopez Schechter	Hilda		5,064	1,900	3,164	1,780	1,384
Lopez Somolinos	Carlos		9,000	9,000	—	—	—
Lopez Velez	Leslie	H	8,500	8,500	—	—	—
Lores Suarez	Manuel	E	3,000	1,026	1,974	—	1,974
Loubriel Jimenez	Marietta		5,128	5,128	—	—	—
Loyola Negroni	Santiago	L	9,231	9,231	—	—	—
Lugo D’Acosta	Samuel		6,000	6,000	—	—	—
Lugo Lopez	Edgard		3,000	1,026	1,974	—	1,974
Lugo Santos	Nelson		342	342	—	—	—
Lugo Santos	Raul	N	342	128	214	120	93
Lugo Santos	Raul	N	10,256	3,848	6,408	3,605	2,803
Luiggi Calcerrada	Milagros		1,026	459	567	430	137
Luis Antonio Viñas Sorba Childrens Trust			21,000	7,880	13,120	7,381	5,739
Luna Celorio	Jeannette		3,000	1,026	1,974	—	1,974
Luna Flores	Luis	A	2,013	755	1,258	708	550
Madrazo Henkel	Arthur	J	2,564	2,564	—	—	—
Madrazo Henkel	Eileen		2,564	2,564	—	—	—
Maeso Schroder	Andres		9,000	3,377	5,623	3,163	2,459
Maestre Grau	Barbara		16,184	6,804	9,380	6,374	3,006
Maestre Grau	Federico	A	2,677	1,004	1,673	941	732

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Maestre Grau	Jaime		2,677	2,677	—	—	—
Magraner Suarez	Miguel		4,000	976	3,024	914	2,111
Malaret Gonzalez	Hiram		1,026	385	641	361	280
Malaret Ponce De Leon	German	E	16,205	6,081	10,124	5,696	4,428
Malave Gomez	Angel	B	6,115	2,295	3,820	2,149	1,671
Maldonado Acevedo	Carlos	I	1,009	1,009	—	—	—
Maldonado Alejandro	Julia	H	1,026	1,026	—	—	—
Maldonado Cortes	Jose Miguel		1,026	1,026	—	—	—
Maldonado Gonzalez	Antonio		5,000	5,000	—	—	—
Maldonado Guzman	Carlos	N	21,000	21,000	—	—	—
Maldonado Lopez	Alinda		1,026	1,026	—	—	—
Maldonado Lopez	Hector		3,000	459	2,541	430	2,111
Maldonado Moll	Jose	F	67	67	—	—	—
Maldonado Moll	Luis	R	68	68	—	—	—
Maldonado Moll	Olga	O	67	67	—	—	—
Maldonado Moll	Vilma	L	68	68	—	—	—
Maldonado Moll	Jaime	L	66	25	41	23	18
Maldonado Rodriguez	Miguel	A	2,051	2,051	—	—	—
Marcano Marcano	Rafael	A	2,000	2,000	—	—	—
Marchand Boneta	Juan	R	10,623	10,623	—	—	—
Marchand Quintero	Arturo	E	10,000	1,900	8,100	1,780	6,320
Marchand Quintero	Ivonne		3,540	3,540	—	—	—
Marchand Quintero	Juan	R	3,540	3,540	—	—	—
Marcial Burgos	Victor	A	42,000	21,269	20,731	—	20,731
Marcial Rojas	Raul	A	2,013	2,013	—	—	—
Marcial Seoane	Alodia	T	1,000	1,000	—	—	—
Marcial Seoane	Ana	R	1,000	502	498	470	27
Marcial Seoane	Manuel	A	2,000	1,019	981	954	27
Margarida	Carlos	J	12,240	12,003	237	—	237
Margenat Perez	Yolanda		2,051	1,055	996	989	7
Marin Rullan	Mimosa		26,359	9,891	16,468	9,265	7,203
Marini Mir	Luis	A	1,000	375	625	351	273
Marini Roman	Grace	A	1,013	1,013	—	—	—
Marino Rodriguez	Ingrid		1,026	459	567	430	137
Marques Goyco	Cecile		1,000	1,000	—	—	—
Marques Mera	Bernardo	J	2,000	2,000	—	—	—
Marquez Hernandez	Armando	J	1,000	1,000	—	—	—
Marquez Hiraldo	Carmen	M	2,000	2,000	—	—	—
Marrero Luna	Hector	R	1,000	375	625	351	273
Marrero Perez	Gil	M	1,026	1,026	—	—	—
Marrero Porrata Doria	Ivan	F	1,026	385	641	361	280
Martell Ramos	Frank		3,000	755	2,245	708	1,537
Marti Caloca	Ivette	M	1,539	1,539	—	—	—
Marti Caloca	Jose	J	1,539	1,539	—	—	—
Marti Caloca	Juan	M	1,539	1,539	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Marti Nuñez	Rafael		27,000	9,231	17,769	—	17,769
Martin Casals	Aurelio		2,026	2,026	—	—	—
Martinez George	Jorge	L	1,000	1,000	—	—	—
Martinez Irizarry	Lorenzo		8,900	4,581	4,319	4,291	27
Martinez Martinez	Evelyn		2,000	2,000	—	—	—
Martinez Morales	Hugo	E	3,000	1,026	1,974	—	1,974
Martinez Perez	Rosendo		12,154	12,154	—	—	—
Martinez Rodriguez	Hugo		6,077	6,077	—	—	—
Martinez Sandin	Hugo	E	5,000	5,000	—	—	—
Martinez Santana	Lydia	E	1,000	1,000	—	—	—
Martinez Villafañe	Hector		17,218	17,218	—	—	—
Marty Laracuente	Emilio		1,000	1,000	—	—	—
Matos Malave	Jose	G	1,000	1,000	—	—	—
Matos Munera	Carlos	R	750	352	398	330	68
Matta De Juan	Belisario		2,000	750	1,250	703	547
Mattei Santiago	Eduardo		15,000	15,000	—	—	—
Mattos Nieves	Angel	M	6,038	6,038	—	—	—
Maymi Pagan	Gilberto		9,000	9,000	—	—	—
Mayo Suarez	Teodoro		1,026	1,026	—	—	—
Mayol Bracero	Eduardo		1,800	788	1,012	738	273
Mayol Serrano	Pedro	M	2,000	1,013	987	—	987
Mayoral Bigas	Jorge		16,000	6,004	9,996	5,624	4,372
Mcconnie Garcia	Maria	M	7,000	3,332	3,668	3,121	547
Mcconnie Garcia	Teresita	I	7,000	3,332	3,668	3,121	547
Mediavilla Carde	Carmen	L	3,000	385	2,615	361	2,254
Medina Tollinche	Jose	T	4,615	4,615	—	—	—
Medina Torres	Angel	R	5,000	5,000	—	—	—
Menchaca Martinez	Juan	A	1,000	375	625	351	273
Mendez Beauchamp	Victor	M	9,058	4,104	4,954	3,845	1,109
Mendez Rivera	Carmen	I	2,000	1,013	987	—	987
Mendez Rivera	Zenaida		4,000	2,026	1,974	—	1,974
Mendoza Ortiz	Juan	A	1,000	1,000	—	—	—
Mendoza Tesson	Mario	R	6,000	6,000	—	—	—
Mendoza Vallejo	Adalberto		1,000	1,000	—	—	—
Mennonite General Hospital			6,000	6,000	—	—	—
Mercado Jimenez	Hiram		12,000	4,102	7,898	—	7,898
Merlos Chicharro	Pascual		1,026	1,026	—	—	—
Micheo Martinez	William	F	3,000	1,026	1,974	—	1,974
Milan Amadeo	Jose	E	12,500	5,096	7,404	—	7,404
Milton & Olga Alvarez Ttees The Alvarez Revocable Trust			5,000	5,000	—	—	—
Mimoso Nuñez	Jose	J	1,026	1,026	—	—	—
Mirabal Rodriguez	Brenda		3,000	3,000	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Mirabal Rodriguez	Eduardo		3,000	3,000	—	—	—
Miranda Ferrer	Manuel		11,000	11,000	—	—	—
Miranda Miranda	Hector	J	11,000	5,679	5,321	5,320	—
Miranda Ramirez	Fernando		1,951	1,951	—	—	—
Miranda Rivera	Agapito		4,000	4,000	—	—	—
Miranda Rivera	Jose	R	1,000	1,000	—	—	—
Miranda Rivera	Manuel	N	11,000	11,000	—	—	—
Miranda Rodriguez	Ada	S	2,000	2,000	—	—	—
Miranda Santiago	Valmin		5,000	5,000	—	—	—
Miro Sotomayor	Pedro	A	2,013	2,013	—	—	—
Mocoroa De Roman	Elena		3,000	1,026	1,974	—	1,974
Modesti Tañon	Ney		12,000	2,714	9,286	2,543	6,743
Molina Adame	Clara		3,000	1,026	1,974	—	1,974
Molina Mieses	Jose	E	6,146	6,146	—	—	—
Moll Irizarry	Jaime	A	333	333	—	—	—
Moll Irizarry	Miriam	G	333	333	—	—	—
Monserrate Costa	Salomon	A	2,000	750	1,250	703	547
Montalvo Fabrellas	Eladio	F	5,000	2,158	2,842	2,022	820
Montalvo Mafuz	Gilda		2,275	2,275	—	—	—
Montalvo Mafuz	Gilda		3,051	1,152	1,899	1,079	820
Montalvo Mafuz	Ivonne		2,276	2,276	—	—	—
Montalvo Mafuz	Ivonne		3,051	3,051	—	—	—
Montalvo Marrero	Jose	C	3,000	2,013	987	—	987
Montes Burgos	Gloria	M	2,036	2,036	—	—	—
Montes Ruiz	Juan		2,500	1,220	1,280	1,143	137
Montilla Amy	Eduardo		5,000	5,000	—	—	—
Montilla Lopez	Fernando	J	21,000	21,000	—	—	—
Morales Cabranes	Manuel	C	2,000	1,004	996	941	55
Morales Carrasquillo	Ana	M	1,166	438	728	410	319
Morales Carrasquillo	Maria	V	1,166	438	728	410	319
Morales Carrasquillo	Jose	R	6,157	3,038	3,119	2,846	273
Morales Carrasquillo	Pablo	F	1,167	1,167	—	—	—
Morales Carrasquillo	Pablo		6,000	2,957	3,043	2,770	273
Morales Del Valle	Norma	I	6,077	6,077	—	—	—
Morales Lopez	Irma	I	3,000	1,026	1,974	—	1,974
Morales Otero	Luis	A	5,064	1,900	3,164	1,780	1,384
Morales Rivera	Hector	R	27,000	9,231	17,769	—	17,769
Morell Muñoz	Rafael	O	2,051	770	1,281	721	560
Moret Quesada	Rodney		3,000	1,026	1,974	—	1,974
Mulero Diaz	Manuela	M	1,519	711	808	666	142
Mulero Diaz	Maria	A	1,519	570	949	534	415
Mulero Diaz	Maria	D	3,000	570	2,430	534	1,896
Mulero Diaz	Rosa Maria Ines		1,520	644	876	603	273
Mulero Fernandez	Jose	A	6,000	6,000	—	—	—
Mulero Jimenez	Ricardo		2,051	2,051	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Muñiz Echevarria	Oscar		1,000	375	625	351	273
Muñiz Vega	Radames		21,000	7,880	13,120	7,381	5,739
Muñoz Bermudez	Armando	L	2,000	2,000	—	—	—
Muñoz Busquets	Jose	R	1,000	375	625	351	273
Muñoz Candelario	Aurea	I	5,128	5,128	—	—	—
Muñoz Dones	Eloisa		5,000	5,000	—	—	—
Muñoz Mas	Ivette	S	4,274	4,274	—	—	—
Muñoz Mattei	Jorge	C	10,128	10,128	—	—	—
Muñoz Mattei	Jose	R	21,000	21,000	—	—	—
Muñoz Melendez	Carlos	A	20,512	7,697	12,815	7,210	5,605
Muñoz Rodriguez	Carlos	M	1,000	1,000	—	—	—
Muñoz Zayas	Roberto		23,189	21,269	1,920	—	1,920
Murcia Valcarcel	Francisco		6,000	2,816	3,184	2,638	547
Naim Cobti	Wadih		1,026	1,026	—	—	—
Naredo Villar	Manuel		1,026	385	641	361	280
Navarro Porrata	Ana	A	12,000	12,000	—	—	—
Nazario Lopez	Hector	A	1,026	456	570	427	144
Nazario Perez	Ruben		51,000	17,435	33,565	—	33,565
Negron	Marlann		9,000	9,000	—	—	—
Negron Vazquez	Doralma	E	1,000	1,000	—	—	—
Nevarez Marrero	Juan	A	2,000	1,013	987	—	987
Nido Lanausse	Roque	C	3,000	1,026	1,974	—	1,974
Nido Stella	Roque	C	16,179	6,943	9,236	6,504	2,733
Nieves Diaz	Gil	A	2,000	2,000	—	—	—
Nieves Diaz	Higinio		2,000	452	1,548	424	1,124
Nieves Roman	Edward		3,000	1,026	1,974	—	1,974
Nigaglioni Loyola	Adan		6,000	6,000	—	—	—
Niggemann Zayas	Enrique	C	2,051	2,051	—	—	—
Nina De La Rosa	Emiliano		1,000	375	625	351	273
Noriega De Quintero	Elizabeth		2,026	2,026	—	—	—
Norma D Ferrer Trust			9,400	9,400	—	—	—
Noya Gonzalez	Carlos	J	1,000	1,000	—	—	—
Noya Murati	Laura		8,000	8,000	—	—	—
Nuñez Bautista	Nelson		1,000	1,000	—	—	—
Nuñez Lopez	Jose	A	2,051	2,051	—	—	—
Ocasio Cabrera	Karen	M	3,015	3,015	—	—	—
Ocasio Cabrera	Katia	M	3,015	1,131	1,884	1,060	824
Ocasio Cabrera	Kermell		5,047	2,317	2,730	2,171	559
Ocasio Cabrera	Kim	N	7,820	1,895	5,925	1,775	4,149
Ocasio Tascon	Javier	A	2,051	988	1,063	926	137
Olivencia Rabell	Humberto		4,000	2,026	1,974	—	1,974
Oms Loyola	Luis	J	2,000	2,000	—	—	—
O’Neill O’Neill	Carmen Ana		3,000	1,026	1,974	—	1,974
Oquendo Cabrera	Angel		1,000	1,000	—	—	—
Orea Vela	Juana		1,000	375	625	351	273

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Orobitg Brenes	Francisco	J	21,000	8,585	12,415	8,042	4,372
Oronoz Mendez	Joaquin		2,000	2,000	—	—	—
Orozco Bonnin	Pilar		10,000	10,000	—	—	—
Orraca Sanchez	Guillermo	E	1,026	1,026	—	—	—
Ortega Perez	Jose	L	1,000	1,000	—	—	—
Ortega Torres	Leticia		1,013	1,013	—	—	—
Ortega Torres	Maximino	R	2,000	2,000	—	—	—
Ortega Velez	Jose	M	5,128	5,128	—	—	—
Ortiz Camacho	Martin		1,000	1,000	—	—	—
Ortiz Cerezo	Armando	L	7,000	7,000	—	—	—
Ortiz Cerezo	Pablo	A	2,000	2,000	—	—	—
Ortiz Cintron	Winston	R	3,000	385	2,615	361	2,254
Ortiz Cruz	Jose	L	1,013	380	633	356	277
Ortiz Espada	Carlos	A	6,000	6,000	—	—	—
Ortiz Martinez	Edris	J	2,051	2,051	—	—	—
Ortiz Matos	Edgardo	J	5,000	5,000	—	—	—
Ortiz Matos	Grace		3,000	1,126	1,874	1,054	820
Ortiz Mcwilliams	Julio	A	2,000	1,013	987	—	987
Ortiz Pagan	Marta	R	1,000	1,000	—	—	—
Ortiz Quiñones	Julio	A	8,166	8,166	—	—	—
Ortiz Ricard	Enid		5,000	5,000	—	—	—
Ortiz Rosado	Jose	A	2,000	467	1,533	437	1,096
Ortiz Sanchez	Miguel	A	5,000	5,000	—	—	—
Ortiz Sancho	Rayda	E	3,000	1,026	1,974	—	1,974
Ortiz Serrano	Anneliese	E	7,180	7,180	—	—	—
Ortiz Serrano	Ivette De Los A		7,179	7,179	—	—	—
Ortiz Serrano	Wilma	I	7,179	7,179	—	—	—
Otaño Davila	Manuel	E	2,000	2,000	—	—	—
Otero Rodriguez	Carlos	R	6,154	2,309	3,845	2,163	1,682
Otero Viera	Angel	M	9,000	4,064	4,936	—	4,936
Otero Viera	Carlos	A	2,026	2,026	—	—	—
Otero Viera	Jose	A	4,051	4,051	—	—	—
Owen Bischoff	Clayton	E	5,000	5,000	—	—	—
Oyola Nieves	Edna		5,000	2,229	2,771	2,088	683
Pablos Duclerc	Diego		3,000	1,026	1,974	—	1,974
Pabon Vega	Angela	I	2,000	2,000	—	—	—
Pabon Vega	Hector	E	2,000	2,000	—	—	—
Pabon Vega	Maria Del Pilar		2,000	2,000	—	—	—
Pacheco Vazquez	Roberto		1,000	375	625	351	273
Padial Delgado	Luis	H	15,000	5,128	9,872	—	9,872
Padilla Comas	Alma	L	1,000	1,000	—	—	—
Padilla De Choudens	Santiago		6,154	2,754	3,400	2,580	820
Padilla Mendoza	Jose	S	21,000	21,000	—	—	—
Padilla Rosa	Eliud		5,000	5,000	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Padin Virella	Jose	D	1,026	1,026	—	—	—
Pagan Agostini	Walter		5,026	1,886	3,140	1,767	1,373
Pagan Ayala	Benjamin		2,038	2,038	—	—	—
Pagan Colon	Rafael	A	1,026	1,026	—	—	—
Pagan Gonzalez	Benjamin	P	2,013	2,013	—	—	—
Pagan Ortiz	Myrna		6,154	2,743	3,411	2,570	841
Pagani Diaz	Wilfredo		1,000	1,000	—	—	—
Pales Aguilo	Joaquin	R	5,000	5,000	—	—	—
Paravisini Figueroa	Ferdinand		1,500	1,500	—	—	—
Paravisini Figueroa	Jean	J	1,500	1,500	—	—	—
Paravisini Figueroa	Liliana		1,500	1,500	—	—	—
Paravisini Figueroa	Patricia	E	1,500	1,500	—	—	—
Parjus Chidiac	Hector	N	1,000	1,000	—	—	—
Parra Montes	Raymond	M	5,000	5,000	—	—	—
Pasarell Juliao	Enrique		1,000	1,000	—	—	—
Pasarell Ventura	Margarita		18,000	18,000	—	—	—
Passalacqua Rodriguez	Fernando		15,500	6,451	9,049	6,043	3,006
Passalacqua Rodriguez	Jose	R	5,833	2,193	3,640	2,055	1,585
Patron Perez	Daniel		3,000	3,000	—	—	—
Pavia Villamil	Antonio		21,000	21,000	—	—	—
Pedro Monzon Melendez & Carmen S Ruiz Sotomayor			11,282	11,282	—	—	—
Peguero Bodden	Digno	J	5,000	5,000	—	—	—
Peña Alvarado	Zaida		3,000	1,026	1,974	—	1,974
Perez Arzola	Miguel		9,115	9,115	—	—	—
Perez Caban	Wilfredo		5,000	5,000	—	—	—
Perez Cardona	Carlos	V	6,026	2,406	3,620	2,254	1,366
Perez Diaz	Carlos	A	21,269	21,269	—	—	—
Perez Guadalupe	Marisol	C	1,000	1,000	—	—	—
Perez Llorens	Ibrahim		5,000	5,000	—	—	—
Perez Lopez	Cielomar		10,000	5,064	4,936	—	4,936
Perez Martinez	Rafael		1,006	377	629	354	275
Perez Marzan	Julia	M	1,026	1,026	—	—	—
Perez Ojeda	Raul	A	9,000	9,000	—	—	—
Perez Ortiz	Domingo		16,032	16,000	32	—	32
Perez Prieto	Manuel		6,000	6,000	—	—	—
Perez Roig	Manuel		15,000	15,000	—	—	—
Perez Villamil	Ralph		1,000	1,000	—	—	—
Perez Vivas	Hector	F	25,000	7,899	17,101	7,399	9,702
Pesquera Garcia	Jose	R	1,000	375	625	351	273
Petrovich Monllor	Diana		11,141	4,180	6,961	3,916	3,045
Pico Alonso	Carmen		1,333	1,333	—	—	—
Pico Alonso	Guillermo		1,334	1,334	—	—	—
Pico Muñoz	Guillermo		6,363	6,363	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Pico Muñoz	Jaime	A	6,363	6,363	—	—	—
Pijem Garcia	Jesus	E	2,000	2,000	—	—	—
Piñeiro Carrero	Victor	M	30,000	3,848	26,152	3,605	22,547
Piovanetti Keelan	Yvette	L	17,051	7,111	9,940	6,661	3,279
Piovanetti Pietri	Jose	E	4,000	2,026	1,974	—	1,974
Pizarro Sevilla	Mercedes		9,000	3,077	5,923	—	5,923
Planell Porrata	Carlos		2,000	2,000	—	—	—
Polanco Rivera	Jose	E	5,064	5,064	—	—	—
Portalatin Cruz	Ruben		6,000	2,051	3,949	—	3,949
Portela Rodriguez	Ramon	M	2,000	2,000	—	—	—
Pou Lines	Angel	E	5,000	5,000	—	—	—
Poventud Tristani	Maria	R	12,307	5,253	7,054	4,921	2,133
Preston Giusti	Maria	E	5,000	5,000	—	—	—
Prieto Alustiza	Jose	R	1,000	1,000	—	—	—
Principe Lopez	Jorge	L	2,051	770	1,281	721	560
Puebla Melon	Bernardo	A	5,000	2,299	2,701	2,154	547
Pujadas De Mauret	Annette	V	820	820	—	—	—
Pujadas De Mauret	Antonio		820	820	—	—	—
Pujadas De Mauret	Desiree		820	308	512	288	224
Pujadas Rifas	Manuel		820	308	512	288	224
Quevedo Bonilla	Gerardo		8,102	3,040	5,062	2,848	2,214
Quiles Lugo	Manuel	A	3,000	1,026	1,974	—	1,974
Quincoces Hernandez	Orlando		5,064	1,900	3,164	1,780	1,384
Quiñones Jimenez	Frank		5,000	5,000	—	—	—
Quiñones Nieves	Benjamin		6,000	2,051	3,949	—	3,949
Quiñones Segarra	Jose	G	9,000	3,377	5,623	3,163	2,459
Quiñones Whitmore	Gerardo	D	1,000	481	519	451	68
Quintana	Dennis	J	1,500	633	867	593	273
Quintana	Lloyd	C	2,500	938	1,562	879	683
Quintana Irazola	Humberto		3,000	1,026	1,974	—	1,974
Quintero Aguilo	Mario	E	3,000	3,000	—	—	—
Quintero Alfaro	Jose	E	9,115	9,115	—	—	—
Quintero Morales	Braulio		1,026	385	641	361	280
Quintero Noriega	Jose	E	1,013	1,013	—	—	—
Quiros Santiago	Lida	E	21,000	7,880	13,120	7,381	5,739
Ramirez Ariza	Manuel	J	6,000	6,000	—	—	—
Ramirez Bates	Anita	M	5,641	5,641	—	—	—
Ramirez Busigo	Erick	L	2,000	380	1,620	356	1,264
Ramirez Carmoega	Mario	R	21,000	21,000	—	—	—
Ramirez De Arellano	Sergio	R	6,000	6,000	—	—	—
Ramirez Garcia	Joaquin	A	1,000	1,000	—	—	—
Ramirez Gonzalez	Carlos	E	1,006	1,006	—	—	—
Ramirez Jimenez	Aurea	S	5,000	2,229	2,771	2,088	683
Ramirez Lebron	Janice		9,231	9,231	—	—	—
Ramirez Lorenzo	Humberto		1,026	1,026	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Ramirez Martinez	Jose	R	2,474	500	1,974	—	1,974
Ramirez Ortiz	Jose	M	9,000	9,000	—	—	—
Ramirez Perez	Dennis	M	1,880	1,880	—	—	—
Ramirez Perez	Harvey	E	1,880	1,880	—	—	—
Ramirez Perez	Warren	J	1,881	706	1,175	661	514
Ramirez Ramirez	Jorge	J	18,000	4,063	13,937	3,806	10,130
Ramirez Ramirez	Ricardo		16,000	16,000	—	—	—
Ramirez Sanchez	Juan		9,231	9,231	—	—	—
Ramirez Silva	Amador		6,000	6,000	—	—	—
Ramirez Soto	Manuel		6,000	770	5,230	721	4,509
Ramirez Velez	David		3,000	385	2,615	361	2,254
Ramirez Weiser	Rafael	R	21,269	7,981	13,288	7,476	5,812
Ramos Barroso	Antonio		21,000	21,000	—	—	—
Ramos Casiano	Brenda		2,051	2,051	—	—	—
Ramos Cruz	Alberto		21,000	21,000	—	—	—
Ramos Ferreri	Luis	R	21,000	21,000	—	—	—
Ramos Gonzalez	Maria	D	9,231	9,231	—	—	—
Ramos Jimenez	Jose	A	3,140	3,140	—	—	—
Ramos Jimenez	Maria De R		4,912	4,912	—	—	—
Ramos Jimenez	Milagros		4,912	4,912	—	—	—
Ramos Marquez	Edwin		6,000	2,051	3,949	—	3,949
Ramos Perea	Carlos	D	1,026	1,026	—	—	—
Ramos Ruiz	Edwin		3,000	1,026	1,974	—	1,974
Ramos Santiago	Luis	B	6,000	2,251	3,749	2,109	1,640
Ramos Umpierre	Enrique		2,000	2,000	—	—	—
Raub Hernandez	Joseph	R	1,000	1,000	—	—	—
Reichard Zamora	Roger		21,272	21,272	—	—	—
Rengel Mosquera	Ricardo	E	6,000	6,000	—	—	—
Renta Rivera	Luis	G	1,026	385	641	361	280
Rentas Magaz	Luis		3,000	1,026	1,974	—	1,974
Reyes Laborde	Cesar		2,700	1,013	1,687	949	738
Reyes Laborde	Ida		1,709	641	1,068	601	467
Reyes Laborde	Jose		1,709	641	1,068	601	467
Reyes Laborde	Maritza		1,709	641	1,068	601	467
Reyes Laborde	Sylvia		1,709	641	1,068	601	467
Reyes Nieves	Elsa	D	2,051	2,051	—	—	—
Reyes Nieves	Felix	A	2,052	2,052	—	—	—
Reyes Nieves	Gloria	M	2,051	2,051	—	—	—
Reyes Nieves	Lidia	I	6,000	2,051	3,949	—	3,949
Reyes Nieves	Maria	T	2,051	2,051	—	—	—
Reyes Nieves	Pedro	M	2,051	2,051	—	—	—
Reyes Ortiz	Arnaldo		1,026	1,026	—	—	—
Reyes Rodriguez	Deyanira	M	684	684	—	—	—
Reyes Rodriguez	Eliot	H	684	684	—	—	—
Reyes Rodriguez	Yolanda	K	684	684	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Riefkohl Ramirez	Waldemar		5,032	1,888	3,144	1,769	1,375
Rios Roldan	Aida	M	5,000	5,000	—	—	—
Rios Rosa	Julio	D	21,000	21,000	—	—	—
Rivera Biascoechea	Zenon		1,013	1,013	—	—	—
Rivera Borges	Felix	M	6,000	2,251	3,749	2,109	1,640
Rivera Bracety	Ramon	D	5,000	5,000	—	—	—
Rivera Cecilio	Tiara		3,000	1,026	1,974	—	1,974
Rivera Chinchilla	Carlos	V	5,128	5,128	—	—	—
Rivera Del Rio	Jose	R	6,000	770	5,230	721	4,509
Rivera Gonzalez	Juan	E	2,000	2,000	—	—	—
Rivera Gutierrez	Alberto		10,128	10,128	—	—	—
Rivera Gutierrez	Manuel	Z	10,128	10,128	—	—	—
Rivera Iguina	Luis		2,051	770	1,281	721	560
Rivera Laboy	Angel	J	1,013	467	546	437	109
Rivera Mass	Enrique		1,000	375	625	351	273
Rivera Morales	Warren	C	1,000	1,000	—	—	—
Rivera Ofray	Crispulo		2,000	2,000	—	—	—
Rivera Perez	Carlos	E	15,000	5,128	9,872	—	9,872
Rivera Rodriguez	Jose		5,000	1,876	3,124	1,757	1,366
Rivera Rodriguez	Laura		3,000	1,026	1,974	—	1,974
Rivera Rodriguez	Rodolfo		6,000	6,000	—	—	—
Rivera Sanfeliz	Anamirta	M	10,500	10,500	—	—	—
Rivera Sanfeliz	Maria	L	10,500	10,500	—	—	—
Rivera Umpierre	Agnes		750	750	—	—	—
Rivera Umpierre	Astrid		750	750	—	—	—
Rivera Umpierre	Enid		750	281	469	264	205
Rivera Umpierre	Frieda		750	750	—	—	—
Roach	Eileen	C	3,000	3,000	—	—	—
Robles Mercado	Roberto		12,872	3,000	9,872	—	9,872
Roca Franceschi	Diego		1,000	1,000	—	—	—
Rodriguez Acevedo	Rafael	A	1,026	1,026	—	—	—
Rodriguez Acosta	Juan	F	1,026	385	641	361	280
Rodriguez Alejandro	Agnes	M	5,667	5,667	—	—	—
Rodriguez Alejandro	Omar	E	5,666	5,666	—	—	—
Rodriguez Alejandro	Ovidio	M	5,667	5,667	—	—	—
Rodriguez Balasquide	Victor	M	4,000	1,501	2,499	1,406	1,093
Rodriguez Barroso	Jorge		3,000	1,026	1,974	—	1,974
Rodriguez Bermudez	Victor	M	1,000	375	625	351	273
Rodriguez Casanova	Luis	R	5,128	5,128	—	—	—
Rodriguez Cepeda	Aristides		5,000	2,441	2,559	2,286	273
Rodriguez Christensen	James	A	5,000	5,000	—	—	—
Rodriguez Colom	Jose	A	3,000	1,026	1,974	—	1,974
Rodriguez Diaz	Oscar	A	2,051	2,051	—	—	—
Rodriguez Fernandez	Hector	L	2,000	750	1,250	703	547
Rodriguez Fernandez	Jorge		6,000	2,051	3,949	—	3,949

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Rodriguez Frontera	Jose	G	11,022	5,115	5,907	4,792	1,115
Rodriguez Garcia	Jesus		6,000	6,000	—	—	—
Rodriguez Ginorio	Henry	A	2,000	380	1,620	356	1,264
Rodriguez Gomez	Jose		6,077	2,280	3,797	2,136	1,661
Rodriguez Gonzalez	Hilda	R	228	228	—	—	—
Rodriguez Gonzalez	Maria	B	228	228	—	—	—
Rodriguez Gonzalez	Benjamin		1,000	1,000	—	—	—
Rodriguez Hernandez	Luis	E	1,013	1,013	—	—	—
Rodriguez Irizarry	Jose	G	2,000	1,013	987	—	987
Rodriguez Luccas	Remy		6,000	6,000	—	—	—
Rodriguez Martinez	Hector		1,013	1,013	—	—	—
Rodriguez Martinez	Roberto		9,038	9,038	—	—	—
Rodriguez Morales	Gilberto		6,000	770	5,230	721	4,509
Rodriguez Nazario	Rafael	A	1,026	1,026	—	—	—
Rodriguez Olazagasti	Herman	A	9,115	9,115	—	—	—
Rodriguez Perez	David	T	10,256	3,848	6,408	3,605	2,803
Rodriguez Poventud	Alberto	S	4,000	513	3,487	480	3,007
Rodriguez Poventud	Roberto	C	1,367	1,367	—	—	—
Rodriguez Quiñones	Jose	A	5,000	5,000	—	—	—
Rodriguez Ramon	Andres		6,000	6,000	—	—	—
Rodriguez Ramos	Ramon		6,000	5,013	987	—	987
Rodriguez Rios	Manuel	A	15,000	5,128	9,872	—	9,872
Rodriguez Rivera	Rafael	A	100	38	62	35	27
Rodriguez Rivera	Gilberto	L	16,000	16,000	—	—	—
Rodriguez Rodriguez	Ernesto		2,000	2,000	—	—	—
Rodriguez Rodriguez	Julio	H	2,000	2,000	—	—	—
Rodriguez Rodriguez	Ramona		1,026	385	641	361	280
Rodriguez Rosa	Nidza	M	2,000	1,019	981	954	27
Rodriguez Ruiz	Jose	A	4,000	2,026	1,974	—	1,974
Rodriguez Segarra	Hector	M	9,115	9,115	—	—	—
Rodriguez Silva	Wilmer		15,192	6,715	8,477	6,291	2,186
Rodriguez Torres	Luis	N	2,000	2,000	—	—	—
Rodriguez Torres	Miguel	A	1,026	1,026	—	—	—
Rodriguez Vallecillo	Edgardo		4,020	2,026	1,994	—	1,994
Rodriguez Velez	Jose	A	1,026	1,026	—	—	—
Rojas Davis	Carlos		9,000	9,000	—	—	—
Rojas Diaz	Eli	S	9,000	9,000	—	—	—
Rojas Diaz	Fernando		5,000	5,000	—	—	—
Rojo Gaztambide	Julio	R	1,026	1,026	—	—	—
Rolon Rivera	Eduardo	J	2,038	765	1,273	716	557
Roman Carlo	Jose	C	1,026	385	641	361	280
Roman De Jesus	Jose	C	20,000	10,128	9,872	—	9,872
Roman Diaz	Ramiro		2,000	892	1,108	835	273
Roman Lopez	Maria	M	3,000	2,013	987	—	987
Roman Morales	Reinaldo	L	10,000	5,022	4,978	4,705	273

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Roman Orta	Maria	L	1,026	385	641	361	280
Roman Roca	Gil	M	2,000	2,000	—	—	—
Roman Velez	Angel		6,000	2,051	3,949	—	3,949
Romano Moore	Marcela		5,128	5,128	—	—	—
Romero Basso	Juan	L	42,000	7,981	34,019	7,476	26,543
Romero Perez	Carmen	A	2,000	2,000	—	—	—
Romero Veintidos	Iraida		2,000	2,000	—	—	—
Roques Ortiz	Eliseo		5,218	1,989	3,229	1,863	1,366
Rosa Martinez	Evelyn		5,128	5,128	—	—	—
Rosa Mendez	Elias	R	18,000	9,115	8,885	—	8,885
Rosa Perez	Cesar	E	21,000	21,000	—	—	—
Rosario Cardona	Regino		2,000	2,000	—	—	—
Rosario Sanchez	Francisco		5,000	5,000	—	—	—
Rosso Dominguez	Manuel	A	2,000	1,013	987	—	987
Roure Florit	Jose	À	48,000	16,410	31,590	—	31,590
Ruiz Cestero	Sarabel		5,000	1,918	3,082	1,797	1,284
Ruiz Cruz	Ismael		3,000	1,026	1,974	—	1,974
Ruiz Diaz	Nestor		1,000	1,000	—	—	—
Ruiz Lopez	Roberto		3,000	1,026	1,974	—	1,974
Ruiz Rodriguez	Jaime	F	5,128	5,128	—	—	—
Rullan Hryhorczuck	Pedro		3,000	385	2,615	361	2,254
Rullan Hryhorczuck	Johnny		10,000	3,752	6,248	3,515	2,733
Saade Schmidt	Alfredo	J	1,800	1,800	—	—	—
Saade Schmidt	Guillermo	J	1,800	1,800	—	—	—
Saade Schmidt	Jose	M	1,800	1,800	—	—	—
Saade Schmidt	Jose	P	1,800	915	885	857	27
Saade Schmidt	Rosalma		1,800	788	1,012	738	273
Saavedra Amador	Armando		5,128	5,128	—	—	—
Sabater Quintana	Amelia		10,000	1,900	8,100	1,780	6,320
Saez Fontany	Florencio		21,000	7,880	13,120	7,381	5,739
Sainz De La Peña Bauza	Diego		2,000	1,013	987	—	987
Sais	Carlos	J	21,154	7,938	13,216	7,436	5,781
Sala	Luis	F	21,000	7,179	13,821	—	13,821
Salamone Velilla	Lawrence	F	15,000	5,128	9,872	—	9,872
Saldaña Sepulveda	Jose	M	10,000	10,000	—	—	—
Salgado Rodriguez	Carlos	A	2,000	2,000	—	—	—
Salichs Sotomayor	Orlando		21,000	7,880	13,120	7,381	5,739
Sanabria Torres	Olga	T	3,000	457	2,543	428	2,114
Sanchez Borrero	Rene		2,000	2,000	—	—	—
Sanchez Colon	Jesus	R	11,828	380	11,448	356	11,092
Sanchez Longo	Luis	P	6,000	6,000	—	—	—
Sanchez Martinez	Rafael	A	5,000	5,000	—	—	—
Sanchez Ocasio	Jose	F	1,000	1,000	—	—	—
Sanchez Olmo	Ezequias		6,154	6,154	—	—	—
Sanchez Quiñones	Alberto	E	20,134	20,134	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Sanchez Rossetti	Jorge		6,000	2,051	3,949	—	3,949
Sanchez Valentin	Rafael	A	9,000	9,000	—	—	—
Santaella Pares	Gloria	M	6,154	6,154	—	—	—
Santana Morales	Sigfredo		6,000	2,051	3,949	—	3,949
Santiago Acevedo	Nancy		9,115	3,420	5,695	3,204	2,491
Santiago Alvarado	Jose	O	1,025	1,025	—	—	—
Santiago Alvarez	Jose	A	1,026	1,026	—	—	—
Santiago Correa	Pedro	O	9,000	9,000	—	—	—
Santiago De Lopez De Victoria	Olvido		4,051	1,520	2,531	1,424	1,107
Santiago Diaz	Carlos	M	5,128	5,128	—	—	—
Santiago Martinez	Myrta		2,013	2,013	—	—	—
Santiago Perez	Dwight	M	14,000	14,000	—	—	—
Santoni Garcia	Lirio	B	5,128	5,128	—	—	—
Santos Fernandez	Julio	A	19,000	19,000	—	—	—
Santos Lebron	Iris	M	5,000	5,000	—	—	—
Santos Reyes	Hector	O	1,026	1,026	—	—	—
Santos Vazquez	Alberto	D	5,000	5,000	—	—	—
Sanz Gonzalez	Elias		12,000	12,000	—	—	—
Sanz Lebron	Carmen		2,000	1,013	987	—	987
Sarraga Audinot	Jose	A	21,000	21,000	—	—	—
Scarano Garcia	Carlos	F	8,102	8,102	—	—	—
Scarano Garcia	Jenaro		8,102	8,102	—	—	—
Scott Cora	Ivadnia	E	5,384	2,020	3,364	1,892	1,471
Seda Ramirez	Jesus		5,064	5,064	—	—	—
Segura Marquez	Kathleen	L	2,000	2,000	—	—	—
Segura Marquez	Mireya		2,000	2,000	—	—	—
Sein Siaca	Rafael		21,000	21,000	—	—	—
Señeriz Rodriguez	Rafael		2,000	2,000	—	—	—
Sepulveda Pellicier	Domingo		2,000	2,000	—	—	—
Serrano Gonzalez	Roberto		3,000	385	2,615	361	2,254
Serrano Millan	Rosa	A	21,269	21,269	—	—	—
Shepard Baez	Jack		15,000	5,128	9,872	—	9,872
Sheplan Wolpert	Bruce	R	21,371	8,019	13,352	7,512	5,840
Sierra Acevedo	Olga	L	570	570	—	—	—
Sierra Garcia	Radames		5,000	5,000	—	—	—
Sierra Zorita	Radames		1,000	1,000	—	—	—
Sifre Rivera	Cecilia		855	321	534	301	234
Sifre Rivera	Juan	C	855	855	—	—	—
Sifre Rivera	Maria		855	321	534	301	234
Sifre Rivera	Nilda		855	321	534	301	234
Sifre Rivera	Ramon		855	855	—	—	—
Silva Bonar	Jose	M	5,064	5,064	—	—	—
Silva Iglecia	Antonio	R	1,000	1,000	—	—	—
Silva Rivera	Hector	L	1,025	385	640	360	280

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Snyder Calderon	Lawrence	J	5,000	5,000	—	—	—
Sojo Morales	Luis	A	1,000	1,000	—	—	—
Soler	Hiram	R	2,000	2,000	—	—	—
Sosa Padro	Maria De Los Angeles		5,064	2,474	2,590	2,317	273
Soto Assiego	Ana		5,500	5,500	—	—	—
Soto Balbas	Jose	L	500	500	—	—	—
Soto Balbas	Juan	B	500	500	—	—	—
Soto Balbas	Maria	A	500	500	—	—	—
Soto Balbas	Maria De L		500	500	—	—	—
Soto Gautier	Cesar		2,000	2,000	—	—	—
Soto Planas	David		2,051	2,051	—	—	—
Soto Sola	Jose	J	18,000	9,115	8,885	—	8,885
Soto Tapia	Edwin		10,000	5,064	4,936	—	4,936
Sotomayor	Zoilo	R	8,000	8,000	—	—	—
Sotomayor Sierra	Antonio		3,000	1,026	1,974	—	1,974
Sotomayor Sifontes	Iris	J	6,000	6,000	—	—	—
Sotomayor Vicenty	Carlos		10,000	5,064	4,936	—	4,936
St Edward Llc			11,000	4,128	6,872	3,866	3,006
Stacholy Hernandez	Pedro	A	2,000	2,000	—	—	—
Stella Arrillaga	Hector	R	2,000	2,000	—	—	—
Stella Perez	Edgar		5,000	5,000	—	—	—
Suarez Alejandro	Ana	D	4,000	761	3,239	712	2,527
Suarez Benitez	Ramon	M	16,000	16,000	—	—	—
Suarez Castro	Jose	E	23,000	21,026	1,974	—	1,974
Suasnavar Sandoval	Enio		1,026	1,026	—	—	—
Sucesion Carlos R Romaguera Martinez			36,000	12,307	23,693	—	23,693
Suria Colon	Jorge	L	5,000	5,000	—	—	—
Surillo Feliciano	Santiago		10,026	10,026	—	—	—
Taffanelli Hernandez	Olga	M	1,026	1,026	—	—	—
Tañon Rodriguez	Rafael		2,051	2,051	—	—	—
Tavares Valle	Jose	A	10,128	4,524	5,604	4,238	1,366
The Luis A Tur Revocable Living Trust			48,000	6,158	41,842	5,768	36,074
Timothee Rios	Miguel	A	21,000	7,880	13,120	7,381	5,739
Tirado Gracia	Raul		1,000	1,000	—	—	—
Tome Diaz	Jose	M	10,000	5,064	4,936	—	4,936
Toro Arsuaga	Rafael	A	2,000	750	1,250	703	547
Toro Font	Jose	A	21,000	21,000	—	—	—
Toro Green	Jaime		11,282	4,233	7,049	3,966	3,083
Toro Ramirez	Vanessa De L		2,000	2,000	—	—	—
Toro Torres	Pedro	M	2,026	2,026	—	—	—
Torre Nieves	Hector		10,256	10,256	—	—	—
Torrech Sierra	Manuel		1,026	1,026	—	—	—

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Torres Borges	Arturo	J	2,000	2,000	—	—	—
Torres Castro	Efrain		1,000	1,000	—	—	—
Torres Figueroa	William		1,026	1,026	—	—	—
Torres Machin	Arturo		10,000	10,000	—	—	—
Torres Maldonado	Jose	R	21,215	21,215	—	—	—
Torres Ramos	Jose	M	16,004	16,004	—	—	—
Torres Rivera	Rolando		1,006	1,006	—	—	—
Torres Rodriguez	Leonardo		12,307	12,307	—	—	—
Torres Rodriguez	Victor	M	10,000	5,064	4,936	—	4,936
Torres Vega	Jose	E	2,051	770	1,281	721	560
Torros Romeu	Salvador		2,000	2,000	—	—	—
Tossas Vega	Alberto		1,000	1,000	—	—	—
Trautmann Peters	Mark	E	5,064	5,064	—	—	—
Trinidad Vidalor	Rhadames		5,000	2,038	2,962	—	2,962
Trujillo Gerena	Providencia		513	194	319	182	137
Umpierre Zamora	Frieda		6,000	6,000	—	—	—
Urena Cruz	Miguel	A	3,000	3,000	—	—	—
Urrutia Santiago	Carlos	R	5,000	1,876	3,124	1,757	1,366
Valdes Melendez	Jorge		3,000	1,026	1,974	—	1,974
Valdes Menendez	Leoncio		10,000	1,900	8,100	1,780	6,320
Valdes Vaquero	Maritza	A	1,013	1,013	—	—	—
Van Daalen Badillo	Larry	J	6,000	3,038	2,962	—	2,962
Van Daalen Badillo	Marylin		2,000	962	1,038	901	137
Varela Fernandez	Alberto		5,000	5,000	—	—	—
Varela Rosa	Yolanda		1,026	1,026	—	—	—
Vargas Gonzalez	Oscar		10,000	5,064	4,936	—	4,936
Vargas Rivera	Abelardo		16,000	6,004	9,996	5,624	4,372
Vazquez Alvarez	Angel	M	1,000	1,000	—	—	—
Vazquez Cruz	Donald	J	345	345	—	—	—
Vazquez Garcia	Ivelisse		4,000	4,000	—	—	—
Vazquez Garcia	Jose	O	4,000	4,000	—	—	—
Vazquez Garcia	Maritza	M	4,000	4,000	—	—	—
Vazquez Matienzo	Lourdes		2,042	2,042	—	—	—
Vazquez Matienzo	Magda		345	345	—	—	—
Vazquez Matienzo	Sandra		345	345	—	—	—
Vazquez Ramil	Martha		1,026	1,026	—	—	—
Vega Cortes	Carlos	F	21,000	21,000	—	—	—
Vega Soto	Jose	R	6,000	6,000	—	—	—
Vega Torres	Janice De L		1,500	563	937	527	410
Vega Torres	Jose	I	1,500	704	796	659	137
Vega Torres	Rafael	A	1,500	669	831	626	205
Vega Torres	Wanda Del C		1,500	718	782	673	109
Vega Vidal	Mercedes		3,000	1,026	1,974	—	1,974
Vela Piñero	Rosendo	E	6,012	2,251	3,761	2,109	1,652
Velasco Santos	Jaime	L	6,000	5,013	987	—	987

Last Name	First Name	MI	Shares of Class B Beneficially Owned before this Offering	Shares of Class B Sold in this Offering	Shares of Class B Beneficially Owned after this Offering	Additional Shares of Class B to be Sold Assuming Full- Exercise of Over- Allotment Option	Shares of Class B Beneficially Owned after Full- Exercise of Over- Allotment Option
Velazquez Cabrera	Esther		2,038	911	1,127	854	273
Velazquez Ramon	Jorge	A	6,000	2,051	3,949	—	3,949
Velez Andujar	Wanda	G	5,000	5,000	—	—	—
Velez Delgado	Adali Efrain		3,000	1,026	1,974	—	1,974
Velez Nater	Luis	M	3,077	3,077	—	—	—
Velez Nater	Rafael	A	3,077	1,155	1,922	1,082	841
Velilla Iglesias	Manuel		2,000	2,000	—	—	—
Vendrell	Nancy	W	5,032	1,888	3,144	1,769	1,375
Vendrell Benito	Gerardo	J	3,019	3,019	—	—	—
Vendrell Benito	Margarita	M	2,000	2,000	—	—	—
Vendrell Benito	Pedro	J	9,000	1,155	7,845	1,082	6,764
Vendrell Martin	Jorge		5,032	1,888	3,144	1,769	1,375
Vendrell Martin	Pedro	J	1,500	1,006	494	—	494
Viana Santos	Cesar		1,026	516	510	483	27
Vicens Sastre	Enrique	A	21,000	9,855	11,145	9,232	1,913
Vidal Family Trust			5,000	5,000	—	—	—
Viera Castro	Hector	J	1,000	1,000	—	—	—
Vila Sotomayor	Guillermo	I	2,000	892	1,108	835	273
Vilar Porrata	Ismael		6,000	6,000	—	—	—
Vilaro Nelms	Charles	E	2,286	2,286	—	—	—
Vilaro Nelms	Gloria	E	2,286	2,286	—	—	—
Vilaro Nelms	James	F	2,286	2,286	—	—	—
Vilaro Nelms	Juan	R	2,286	2,286	—	—	—
Vilaro Nelms	Maria	L	2,285	2,285	—	—	—
Vilaro Nelms	Patricia	A	2,285	2,285	—	—	—
Vilaro Nelms	Paul	M	2,286	2,286	—	—	—
Villafañe Hernandez	Juan	A	1,006	1,006	—	—	—
Villanueva Arce	Jose	E	5,000	5,000	—	—	—
Vives Pagan	Juan	R	5,000	5,000	—	—	—
Vizcarrondo Pine	Michelle	M	3,080	1,167	1,913	1,094	819
Walsh Davila	Alberto		3,000	1,126	1,874	1,054	820
Walsh Davila	Carmen	R	3,000	3,000	—	—	—
Walsh Davila	Frances		3,000	1,126	1,874	1,054	820
Walsh Davila	Mercedes		3,000	1,126	1,874	1,054	820
Weeks	Maria	T	5,128	1,924	3,204	1,802	1,401
Wiltz Genova	Othon		2,000	750	1,250	703	547
Ysern Borras	Fernando	J	1,000	1,000	—	—	—
Yumet Chacon	Angel	M	12,240	5,351	6,889	5,012	1,877
Zayas Soto	Gladys	M	6,000	6,000	—	—	—
Zayas Toro	Ilia	E	1,026	1,026	—	—	—
Zegarra Paz	Myrna		1,000	1,000	—	—	—
Zerbi Ortiz	Alfonso		9,090	9,090	—	—	—
Zorrilla Lassus	Ramon		4,000	1,924	2,076	1,803	273

Total			7,675,554	5,400,368	2,275,186	810,055	1,465,131

PROSPECTUS

TRIPLE-S MANAGEMENT

CORPORATION

CLASS B COMMON STOCK

Certain selling shareholders to be identified in one or more supplements to this prospectus may offer and sell our Class B common stock (the “Shares”) from time to time, in amounts, at prices and on terms that will be determined at the time such securities are offered.

Specific terms of these securities will be provided in one or more supplements to this prospectus. You should read this prospectus and any supplements thereto carefully before you invest.

The Shares are traded on the New York Stock Exchange under the symbol “GTS”.

Investing in the Shares involves certain risks. See “Risk Factors” beginning on page 29 of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference herein.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2013

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, one or more selling shareholders may sell the Shares described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the Shares. Each time any selling shareholder sells Shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the identity of the selling shareholders. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. No offer of these securities is being made in any jurisdiction where such offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

The terms “Triple-S,” “TSM,” the “Company,” the “Corporation,” “we,” “us,” and “our” refer to Triple S- Management Corporation.

i

THE COMPANY

We are one of the most significant players in the managed care industry in Puerto Rico, serving approximately 1,721,000 members across all regions, with a 28% market share in terms of premiums written in Puerto Rico for the nine-month period ended September 30, 2012. We have the exclusive right to use the Blue Cross and Blue Shield (“BCBS”) name and mark throughout Puerto Rico and the U.S. Virgin Islands and over 50 years of experience in the managed care industry. We offer a broad portfolio of managed care and related products in the commercial and Medicare markets. Until September 30, 2010 we provided managed care services to the Puerto Rico Health Insurance Plan (similar to Medicaid) (“HIP” or “Medicaid”) and beginning on November 1, 2011 we resumed our participation in this sector as an Administrative Service Only (“ASO”) provider.

Our principal executive offices are located at 1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920, and our telephone number is (787) 749-4949. We maintain a website at www.triplesmanagement.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

THE CLASS A COMMON STOCK CONVERSION

We intend to allow the conversion of seven million of our remaining nine million shares of Class A common stock into Shares (the “Conversion”) and concurrently conduct a marketed secondary public offering for all or a substantial majority of the converted shares (the “Offering”). The Company, in its sole discretion, may allow shareholders to retain a portion of the converted shares rather than including them in the Offering, provided that each holder of such converted shares agrees not to offer, sell, contract to sell, pledge or otherwise dispose of such shares, directly or indirectly, for a period of 180 days following the completion of the Offering. The amount of converted shares included in the Offering and the amount retained by holders, if any, is at the Company’s sole discretion.

Our board of directors has authorized us to purchase up to $30 million of Shares in the Offering. Pursuant to the board resolutions authorizing the Conversion and the Offering, management has discretion whether or not to cause the Company to purchase any Shares in the Offering and, if it does purchase Shares, the amount of such purchase (up to $30 million). Whether or not the Company will act as a purchaser in the Offering, and the amount of Shares the Company purchases in such Offering will be determined at a later date following consideration of, among other factors, the number of Shares submitted for sale in the Offering by holders of Class A common stock and market conditions at the time of the Offering.

Unless waived by our board of directors, the Conversion is conditioned on the submission of at least seven million shares of Class A common stock for conversion into Shares, the successful completion of the Offering and final board approval.

The specific terms of the Offering, including the identification of the selling shareholders, the number of shares to be sold by each selling shareholder and the extent to which the Company will be acting as a purchaser in the Offering will be set forth in a supplement to this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Annual Report on Form 10-K for the year ended December 31, 2012;

(b)	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 15, 2013 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2012);

(c)	Current Report on Form 8-K dated March 6, 2013; and

(d)	the description of our Shares set forth in our registration statement on Form 8-A (File No. 001-33865) filed on December 3, 2007 including any amendment for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning the office of Triple-S Management Corporation, 1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920, (787) 749-4949.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Statements that use the terms “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this prospectus and the documents incorporated by reference herein reflect, when made, our current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed under the captions “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in any updates included in our Quarterly Reports on Form 10-Q filed after the date hereof.

In addition, we operate in a highly competitive, constantly changing environment that is significantly influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors and regulatory oversight. The following is a summary of factors that either individually or in combination, if markedly different from our planning assumptions, could cause our results to differ materially from those expressed in any forward-looking statements contained in this prospectus and the documents incorporated by reference herein:

•	trends in health care costs and utilization rates;

•	ability to secure sufficient premium rate increases;

•	competitor pricing below market trends of increasing costs;

•	re-estimates of our policy and contract liabilities;

•	changes in federal or Puerto Rico government regulation of managed care, life insurance or property and casualty insurance;

•	significant acquisitions or divestitures by major competitors;

•	introduction and use of new prescription drugs and technologies;

•	a downgrade in our financial strength ratings;

•	litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies;

•	ability to contract with providers and government agencies consistent with past practice;

•	ability to successfully implement our disease management and utilization management programs;

•	volatility in the securities markets and investment losses and defaults;

•	general economic downturns, major disasters and epidemics.

The foregoing list should not be construed to be exhaustive. We believe the forward-looking statements in this prospectus and the documents incorporated by reference herein are reasonable; however, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our expectations at the time such statements are made. Further, forward-looking statements speak only as of the date they are made, and, other than as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any of them in light of new information or future events.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in any updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Shares by selling shareholders.

SELLING SHAREHOLDERS

This prospectus relates to the possible resale by certain shareholders of Shares resulting from the conversion of Class A common stock currently held by such shareholders. Such Class A common stock is convertible into Shares pursuant to a resolution of our Board of Directors dated March 5, 2013 that authorized the transaction described under the caption “THE CLASS A COMMON STOCK CONVERSION.” All of the Class A common stock to be converted was issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. All of the selling shareholders acquired their Class A common stock from us in transactions exempt from the registration requirements of the Securities Act. Information about the selling shareholders, where applicable, including their identities and the number of Shares to be registered on their behalf, will be set forth in an applicable prospectus supplement. No selling shareholder will sell any Shares pursuant to this prospectus until we have identified such selling shareholder and the Shares being offered for resale by such selling shareholder in a prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their Shares pursuant to an available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our articles of incorporation, our bylaws and applicable provisions of law. We have summarized certain portions of our articles of incorporation and bylaws below. The summary is not intended to be a complete description. Our articles of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read our articles of incorporation and bylaws for the provisions that are important to you.

Our articles provide that we have two classes of common stock: Class A common stock and Class B common stock. Except for the conversion provision applicable to shares of Class A common stock as described under “—Description of Common Stock—Conversion” below, and the anti-dilution rights of the Class B shareholders, as described under “—Anti-Dilution Rights” below, the rights of the two classes of common stock are identical. Shares of Class A common stock are not listed on the New York Stock Exchange, although they may under some circumstances be converted into Class B common stock.

Our authorized capital stock consists of 100,000,000 shares of Class A common stock, $1.00 par value per share, 100,000,000 shares of Class B common stock, $1.00 par value per share and 100,000,000 shares of preferred stock, $1.00 par value per share.

As of February 26, 2013, we had outstanding 9,042,809 shares of Class A common stock and 19,321,944 shares of Class B common stock. At such date, our shares of Class A common stock were held of record by 2,110 shareholders and our shares of Class B common stock were of record held by 2,788 shareholders. We expect that all shares issued by us in the future, including pursuant to our equity compensation plan, will be shares of Class B common stock. As discussed under “—Description of Common Stock—Conversion” below, subject to the approval of our board of directors, all of the remaining shares of Class A common stock may be converted into shares of Class B common stock. There were no shares of preferred stock outstanding as of December 31, 2012.

We refer you to our articles and bylaws, both of which have been filed as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the Puerto Rico General Corporations Law (PRGCL).

Certain provisions of Puerto Rico law and our articles and bylaws discussed below could make it more difficult to acquire our company by means of a tender offer, a proxy contest or otherwise or to effect other change in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that shareholders may otherwise consider to be in their best interests or our best interests.

Anti-Dilution Rights

We may be subject to claims by providers who entered into share acquisition agreements with us and/or by certain non-medical heirs of former shareholders. These claimants may seek to require us to issue shares of our common stock or common stock of our managed care subsidiary, Triple-S, Inc. (“TSI”), at a discount to market or fair value. We believe that we should prevail in litigation of any judicial claims that are commenced with respect to these matters; however, we cannot predict the outcome of any such litigation, including with respect to the magnitude of any claims that may be asserted by any plaintiff, and the interests of our shareholders could be materially diluted to the extent that any of these potential claims is successful.

In order to seek to protect investors in the Class B common stock from the potentially dilutive effect of any such issuance of shares at a discount to market or fair value, we have adopted a dual class structure for our common stock. The purpose of the dual class structure is to minimize the dilution risk to the Class B shareholders arising out of such an issuance.

Upon the issuance of any of our shares of common stock (each a “claimant share”) for a purchase price of less than the closing sale price of a share of Class B common stock on the NYSE on the trading day next preceding our first public announcement that such claimant share would be issued (i) in respect of a claim against us under any share acquisition agreement or (ii) to any purported non-medical heir of one of our predecessor entities’ or TSI’s predecessor entities’ former shareholders whose shares were cancelled following the holder’s death, in respect of any purported right of such non-medical heir to receive, by way of testate or intestate transfer or otherwise, the shares owned by such shareholder at the time of his or her death, each holder of a share of Class B common stock immediately prior to such issuance (an “original share of Class B common stock”) shall be entitled to receive as a distribution from us such number of newly-issued or treasury fully paid and non-assessable shares of Class B common stock as is necessary to maintain ownership of the approximate market value represented by the original share of Class B common stock immediately prior to our first public announcement of the planned issuance of the claimant share.

The number of new or treasury shares of Class B common stock issued in respect of each original share of Class B common stock shall be determined according to the following formula:

DR =	(CAO + X)
(CAO + Y)

Where:

DR = the number of shares of Class B common stock that a holder of one original share of Class B common stock would be entitled to hold following the issuance of one or more claimant shares;

CAO = the number of shares of Class A common stock outstanding immediately prior to the date on which such claimant shares are issued;

X = the aggregate number of such claimant shares issued; and

Y = the number of shares of common stock equal to the quotient of (a) the aggregate consideration paid for such claimant shares and (b) the average of the closing sale prices of shares of Class B common stock on the NYSE for the 10 consecutive trading days ending on the NYSE trading day immediately preceding the date on which the planned issuance of the claimant shares was first publicly announced by us.

For purposes of the foregoing, our board of directors shall determine in its sole discretion all matters of fact relevant to the application of the previously described anti-dilution rights, including, but not limited to, (i) the date of our first public announcement of any issuance of a claimant share, (ii) whether any claimant share was issued for less than the applicable closing sale price of our shares of Class B common stock, and (iii) the value of the consideration paid, if other than cash, in respect of claimant shares issued.

It is our expectation and assumption that any claimant shares issued shall be shares of Class A common stock; however, there can be no assurance that claimants will not seek and obtain shares of Class B common stock.

Upon the issuance of any share of TSI (a “TSI claimant share”) for a purchase price of less than the fair value of such share in respect of a claim against TSI under any share acquisition agreement, each holder of a share of Class B common stock at the close of business on the trading day immediately prior to such issuance (a “pre-TSI issuance share of Class B common stock”) shall be entitled to receive as a distribution from us such number of newly-issued or treasury fully paid and non-assessable shares of Class B common stock as is necessary to maintain the value of the ownership interest in us represented by the pre-TSI issuance share of Class B common stock immediately prior to our first public announcement of the planned issuance of the TSI claimant share.

The number of new or treasury shares of Class B common stock issued in respect of each pre-TSI issuance share of Class B common stock shall be determined according to the following formula:

X =	OA (MC – VA)
OB (VA – VO)

Where:

X = the number of shares of Class B common stock a holder of one pre-TSI issuance share of Class B common stock would be entitled to hold following the issuance of one or more TSI claimant shares;

OA= the number of shares of Class A common stock outstanding immediately prior to such issuance;

OB = the number of shares of Class B common stock outstanding immediately prior to such issuance;

MC = our market capitalization immediately prior to the first public announcement of such issuance, calculated as the closing price per share of Class B common stock on the NYSE on the NYSE trading day next preceding such announcement, multiplied by the total number of shares of Class B common stock and Class A common stock outstanding on that day;

VA = MC multiplied by the percentage of our common stock capital represented by the shares of Class A common stock; and

VO = the difference between the fair value of the TSI claimant shares issued and the total consideration paid for such TSI claimant shares.

Provided, that in any case in which VA – VO is less than $0.01, VA – VO shall be deemed to be $0.01.

For purposes of the foregoing, our board of directors shall determine, in its sole discretion, all matters of fact relevant to the application of the previously described anti-dilution rights, including, but not limited to, (i) each of the values in the foregoing formula, (ii) whether a TSI claimant share was issued for less than fair value and (iii) the value of the consideration paid, if other than cash, in respect of TSI claimant shares issued.

In the event that claimants are issued shares of our managed care subsidiary, TSI, at less than fair value, we will not be able to prevent dilution of the value of the Class B shareholders’ ownership interest in us to the extent that the net value received by such claimants exceeds the value of our outstanding shares of Class A common stock.

Any fractional shares of Class B common stock resulting from any issuance of shares pursuant to the anti-dilution rights of the Class B common stock shall be aggregated with all other fractional shares resulting from the issuance of shares pursuant to such rights on the same day and sold on the open market by the transfer agent for the shares of Class B common stock or such other agent as may be designated by the board of directors in its sole discretion. The proceeds of such sale will be distributed to the registered holders of shares of Class B common stock to whom such fractional shares would have been issued, in proportion to such holders’ entitlement to such fractional shares.

There can be no assurance that these provisions will successfully protect holders of shares of Class B common stock from the material dilution that may result from judicial claims.

Description of Common Stock

Holders of our common stock do not have any preemptive rights to become subscribers or purchasers of additional shares of any class of our capital stock. The rights and preferences of holders of our common stock will be junior to the rights of holders of any series of preferred stock that we may designate and issue in the future.

Voting Rights. Each share of common stock is entitled to one vote on every matter properly submitted to the shareholders for their vote. There shall be no cumulative voting of a class or series of capital stock in the election of our directors.

Dividends. Subject to the preferential rights, if any, of holders of any outstanding shares of preferred stock, the holders of common stock are be entitled to receive ratably such dividends, if any, as the board of directors may declare on the common stock out of funds legally available for that purpose.

Conversion. All or any portion of our Class A common stock may, at the sole discretion of our board of directors and after considering relevant factors, including market conditions at the time, be converted to Class B common stock. Our Class B common stock is not convertible into any other shares of our capital stock.

Liquidation. Subject to the preferential rights, if any, of any outstanding shares of preferred stock, upon our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in that portion of our assets that shall be available for distribution to the holders of such class or series.

Special Meetings of Shareholders. Special meetings of our shareholders may be called by the Chairman of the board or a majority of the whole board of directors.

Advance Notice Requirements for Shareholder Proposals Other than Nomination of Directors. Our bylaws provide that shareholders must deliver a written notice to our corporate secretary regarding proposals to be voted on by the shareholders, in the case of an annual meeting, not later than 120 days nor earlier than 150 days prior to the first anniversary of the preceding year’s annual meeting; provided that if the date of the annual meeting is more than 30 days before or more than 60 days after this anniversary date, the proposing shareholder must deliver the notice not later than the 10th day following the day on which we announce the date of the annual meeting.

Advance Notice Requirements for Director Nominations. Our bylaws provide that in order for an individual who is not nominated for election as a director by the nominations committee of our board of directors to be a qualified candidate:

•	the individual must be nominated for an election to be held at a meeting of shareholders;

•	the individual must be nominated by a shareholder of record on the record date for the meeting;

•	the individual must be less than 72 years old; and

•

the nominating shareholder must have written notice delivered to or mailed and received at our principal executive offices, in the case of an annual meeting, not later than 120 days nor earlier than 150 days prior to the first anniversary of the preceding year’s annual meeting; provided that if the date of the annual meeting is more than 30 days before or more than 60 days after this anniversary date, the proposing shareholder must deliver the notice not later than the 10th day following the day on which we announce the date of the annual meeting.

Amendments; BCBSA Approval Requirement. Our board of directors shall have the power to amend our bylaws by the vote of a majority of the whole board of directors. Our shareholders shall have the power to amend our bylaws by the vote of at least a majority of the holders of the then issued and outstanding shares of capital stock entitled to vote thereon. Notwithstanding anything contained in the bylaws to the contrary, the approval of Blue Cross and Blue Shield Association (the “BCBSA”) (unless each and every License Agreement with BCBSA to which we shall be subject shall have been terminated) shall be required to amend (i) the prohibition on cumulative voting in the election of directors, (ii) the requirement that directors comply with BCBSA rules, (iii) the requirement that the members of certain committees not be employees of us or our subsidiaries as required by BCBSA, (iv) the provision that failure to comply with BCBSA rules will be considered just cause for the removal of a director and (v) this approval requirement. The term “whole board of directors” means the total number of Directors which we would have as of the date of such determination if the board of directors had no vacancies.

Cumulative Voting. Our articles and bylaws prohibit cumulative voting for the election of directors.

Board of Directors

Classification. Our board of directors is divided into three classes serving staggered three year terms.

Limitations on Ownership of Common Stock in Our Articles

Our license agreements with BCBSA require, as a condition to our retention of the licenses, that our articles contain certain provisions, including limitations on the ownership of our common stock. Our articles provide that no person may beneficially own shares of our voting capital stock in excess of the specified BCBSA ownership limit (the BCBSA ownership limit). The BCBSA ownership limit, which may not be exceeded without prior approval of the BCBSA, is the following:

•	for any “Institutional Investor”, one share less than 10% of our outstanding voting securities;

•	for any “Noninstitutional Investor”, one share less than 5% of our outstanding voting securities; and

•	for any person, one share less than 20% of the number of shares of common stock issued or outstanding or any combination of shares that represents 20% or more of the ownership interest in our company.

“Institutional Investor” means any person if (but only if) such person is identified in Rule l3d-l(b)(l)(ii) under the Exchange Act, provided that every filing made by such person with the SEC under Regulation 13D-G (or any successor Regulation) under the Exchange Act with respect to such person’s beneficial ownership of capital stock by such person shall have contained a certification identical to the one required by Item 10 of Schedule 13G, or such other affirmation as shall be approved by the BCBSA and the board of directors.

“Noninstitutional Investor” means any person that is not an Institutional Investor.

Any transfer of stock that would result in any person beneficially owning shares of capital stock in excess of the ownership limit will result in the intended transferee acquiring no rights in such shares (with certain exceptions) and the person’s shares will be deemed transferred to an escrow agent to be held until the shares are transferred to a person whose ownership of shares will not violate the ownership limit. These provisions prevent a third party from obtaining control of our company without obtaining the prior approval of our continuing directors and the 75% supermajority vote of our shareholders required to amend these provisions of our articles and may have the effect of discouraging or even preventing a merger or business combination, a tender offer or similar extraordinary transaction involving us.

Limitation of Liability of Directors and Officers.

Our articles provide that the personal liability of our directors for monetary damages due to breaches of their fiduciary duties will be eliminated, except for liability:

•	for any breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for an improper payment of a dividend or an improper purchase or redemption of our stock, in contravention of the PRGCL; and

•	for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers.

The PRGCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Puerto Rico corporations against expenses, judgments, fines and settlements in connection with litigation. Under the PRGCL, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our articles provide that every person who:

•	is or was a director, officer or employee; or

•	is or was a director, officer, employee or agent of any other enterprise, serving as such at our request;

will be indemnified to the fullest extent permitted by law for all expenses and liabilities in connection with any proceeding involving the person in this capacity.

Our articles also permit us to secure insurance on behalf of any officer, director or employee for any liability asserted against or incurred by these individuals in their capacity, or arising out of their status, regardless of whether other provisions of our articles would permit indemnification. However, we do not have to indemnify for any amounts which have been paid directly to such person by insurance maintained by us, and any indemnification provided pursuant to the indemnification section of our articles cannot be used as a source of contribution to, or as a substitute for, any indemnification obligation available from another entity. Indemnification will not be given if the amounts are covered by another indemnification obligation or by insurance coverage.

Advancement of Expenses; Reimbursement of Expenses. To the extent permitted by the PRGCL, our articles provide that we may advance certain expenses incurred in defending various types of claim. In addition, we will reimburse attorney’s fees incurred by any of our directors or officers in enforcing any such person’s indemnification rights if it is ultimately determined that they were entitled to indemnification by us.

Listing

Our Class B common stock is listed on the NYSE under the symbol “GTS”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, New York, New York 10038 and its telephone number at this location is (212) 936-5100.

PLAN OF DISTRIBUTION

A selling shareholder may sell the Shares in any of three ways (or in any combination) from time to time:

•	through underwriters, brokers or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The applicable prospectus supplement will set forth the terms of any offering of such Shares, including:

•	the name or names of any underwriters, dealers or agents and the amounts of Shares underwritten or purchased by each of them; and

•	the public offering price of the Shares and the proceeds to the selling shareholders, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The selling shareholders may effect the distribution of the Shares from time to time in one or more transactions either:

•	at a fixed price or at prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

The selling shareholders may sell the Shares through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the Shares and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We expect that the Offering, if it occurs, will be conducted through underwriters at a fixed price agreed upon between the underwriters in the Offering and the Company. The names of the underwriters, the amounts of Shares underwritten by each such underwriter, the public offering price and the discounts, commissions or concessions for the underwriters will be set forth in a supplement to this prospectus in connection with the Offering.

If underwriters are used in the sale of any Shares, the Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Shares if they purchase any of the Shares (other than any Shares purchased pursuant to the exercise of any over-allotment option).

Any underwriters, broker-dealers and agents that participate in the distribution of the Shares may be deemed to be “underwriters” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the Shares, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement. Maximum compensation to any underwriters, dealers or agents will not exceed 8% of the maximum aggregate offering proceeds.

Underwriters or agents may purchase and sell the Shares in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the Shares and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the Shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Shares, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the Shares are traded, in the over-the-counter market or otherwise. Any such activities would be conducted in compliance with Regulation M.

Our Shares are listed on the New York Stock Exchange under the symbol “GTS.”

Agents and underwriters may be entitled to indemnification by us and, if applicable, the selling shareholders, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of the common stock in respect of which this prospectus is being delivered will be passed on for us by Pietrantoni Méndez & Alvarez LLC.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of a Puerto Rico health clinic from our audit of the internal control over financial reporting), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.